As filed with the Securities and Exchange Commission on May 4, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0557266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10188 Telesis Court, Suite 100

San Diego, California 92121

(858) 799-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Max Carnecchia

President and Chief Executive Officer

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, California 92121

(858) 799-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl R. Sanchez, Esq. Paul, Hastings, Janofsky & Walker LLP 4747 Executive Drive, 12th Floor San Diego, CA 92121 (858) 458-3000	Charles Haley Symyx Technologies, Inc. 3100 Central Expressway Santa Clara, CA 95051 (408) 764-2000	Timothy J. Moore Barbara Borden Brett White Cooley LLP 5 Palo Alto Square 3000 El Camino Real Palo Alto, CA 94036 (650) 843-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common stock, par value $0.0001 per share	30,121,790	N/A	$167,326,544	$11,930.38

(1)	This Registration Statement relates to shares of common stock, par value $0.0001 per share, of Accelrys, Inc., a Delaware corporation (“Accelrys”), issuable to holders of common stock, par value $0.001 per share, of Symyx Technologies, Inc., a Delaware corporation (“Symyx”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2010 (the “Merger Agreement”), by and among Accelrys, Symyx and Alto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Accelrys.
(2)	Based on the maximum number of shares of Accelrys common stock to be issued in connection with the transactions contemplated by the Merger Agreement, calculated as the product obtained by multiplying (i) the exchange ratio set forth in the Merger Agreement of 0.7802 shares of Accelrys common stock for each share of Symyx common stock, by (ii) 38,607,780, the estimated maximum number of shares of Symyx common stock that could be exchanged for shares of Accelrys common stock pursuant to the Merger Agreement, including shares of Symyx common stock issuable upon exercise of outstanding stock options or upon vesting of outstanding restricted stock units or other securities to acquire Symyx common stock expected to be converted to shares of Symyx common stock in connection with the transactions contemplated by the Merger Agreement.
(3)	Each share of Accelrys common stock includes the right to purchase shares of Accelrys’s Series A junior participating preferred stock pursuant to the Rights Agreement, dated as of September 6, 2002 (the “Rights Agreement”), as amended, by and between Accelrys and American Stock Transfer & Trust Company, as rights agent. The purchase rights are not exercisable until the occurrence of certain events specified in the Rights Agreement and are transferable solely with the associated Accelrys common stock. The value attributable to the purchase rights, if any, is reflected in the value of the associated Accelrys common stock.
(4)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to the market value of shares of Symyx common stock (i.e., the securities to be cancelled in connection with the merger), calculated as follows (i) $5.56, the average of the high and low prices per share of Symyx common stock on April 30, 2010, as reported on the NASDAQ Global Select Market, multiplied by (ii) 27,456,498, the estimated maximum number of shares of Symyx common stock computed as described in footnote (2) above.
(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. Accelrys may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 4, 2010

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Accelrys, Inc. (“Accelrys”) and Symyx Technologies, Inc. (“Symyx”) entered into a merger agreement on April 5, 2010, pursuant to which a wholly-owned subsidiary of Accelrys will merge with and into Symyx and Symyx will become a wholly-owned subsidiary of Accelrys upon completion of the merger. The board of directors of each of Accelrys and Symyx have approved the merger agreement and the merger.

If the merger is completed, holders of Symyx common stock will be entitled to receive 0.7802 shares of Accelrys common stock for each share of Symyx common stock they own. This exchange ratio will not be adjusted for changes in the stock price of either company before the merger is completed. Accelrys common stock is listed on the NASDAQ Global Market and trades under the symbol “ACCL”. Symyx common stock is listed on the NASDAQ Global Select Market and trades under the symbol “SMMX”.

Based on the closing price of Accelrys common stock on April 1, 2010, the last trading day before public announcement of the merger, the 0.7802 exchange ratio represented an implied value of approximately $5.07 per share of Symyx common stock, as compared to the closing price of Symyx common stock of $4.47 per share on that date. Based on the closing price of Accelrys common stock on                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the 0.7802 exchange ratio represented an implied value of approximately $         per share of Symyx common stock, as compared to the closing price of Symyx common stock of $         per share on that date. You are urged to obtain current market quotations for Accelrys and Symyx common stock.

The boards of directors of Accelrys and Symyx believe that the combination of the two companies will produce a financially strong, well-diversified combined company that will be better positioned to enhance stockholder value by establishing itself as a leading scientific informatics software company.

Accelrys is soliciting proxies for use at the Accelrys annual meeting of stockholders to consider and vote upon (i) a proposal to approve the issuance of shares of Accelrys common stock to the Symyx stockholders in connection with the merger, (ii) a proposal to approve an amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of Accelrys common stock to 100,000,000 shares, (iii) a proposal to elect two Class III directors, (iv) a proposal to ratify the selection of Ernst & Young LLP as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and (v) an adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals referred to in clauses (i) and (ii). The Accelrys board of directors recommends that Accelrys stockholders vote “FOR” each of the foregoing proposals. Approval of the issuance of Accelrys common stock in connection with the merger and the amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of common stock are necessary to complete the merger.

Symyx is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the merger agreement with Accelrys and (ii) an adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement with Accelrys. The Symyx board of directors recommends that Symyx stockholders vote “FOR” each of the foregoing proposals. Approval of the adoption of the merger agreement is necessary to complete the merger.

Your vote is very important. The merger cannot be completed unless (i) the Accelrys stockholders approve the issuance of Accelrys common stock in connection with the merger and the amendment to the Accelrys restated certificate of incorporation and (ii) the Symyx stockholders adopt the merger agreement. Whether or not you plan to attend your respective company’s annual or special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

This joint proxy statement/prospectus provides you with detailed information about the Accelrys annual meeting, the Symyx special meeting, the merger and the other business to be considered by each company’s stockholders. In addition to being a proxy statement for both Accelrys and Symyx, this document is also a prospectus to be used by Accelrys when issuing Accelrys common stock to Symyx stockholders in connection with the merger. Accelrys and Symyx encourage you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 33 for a discussion of the risks related to the merger and to ownership of Accelrys common stock after the merger is completed.

Max Carnecchia	Isy Goldwasser
President and Chief Executive Officer	Chief Executive Officer
Accelrys, Inc.	Symyx Technologies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                 , 2010 and is first being mailed to stockholders of Accelrys and Symyx on or about                 , 2010.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Accelrys and Symyx from other documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” beginning on page 173. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below.

Accelrys will provide you with copies of such documents relating to Accelrys (excluding all exhibits unless Accelrys has specifically incorporated by reference an exhibit into this joint proxy statement/prospectus), without charge, upon written or oral request to:

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, California 92121

Attn: Corporate Secretary

(858) 799-5000

Symyx will provide you with copies of such documents relating to Symyx (excluding all exhibits unless Symyx has specifically incorporated by reference an exhibit into this joint proxy statement/prospectus), without charge, upon written or oral request to:

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, California 95051

Attn: Corporate Secretary

(408) 764-2000

In order for you to receive timely delivery of the documents in advance of the Accelrys annual meeting or the Symyx special meeting, you must request the information no later than                 , 2010.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Accelrys (File No.         ), constitutes a prospectus of Accelrys under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Accelrys common stock to be issued to Symyx stockholders in connection with the merger.

This joint proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, (i) with respect to the Accelrys annual meeting, at which Accelrys stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the issuance of shares of Accelrys common stock in connection with the merger and an amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of common stock and (ii) with respect to the Symyx special meeting, at which Symyx stockholders will be asked to consider and vote upon certain proposals, including a proposal to adopt the merger agreement.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2010

To the Stockholders of Accelrys, Inc.:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held on                 , 2010, at         , local time, at the principal offices of Accelrys located at 10188 Telesis Court, Suite 100, San Diego, California 92121, for the following purposes:

1.	To approve the issuance of Accelrys common stock, par value $0.0001 per share, in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2010, by and among Accelrys, Symyx and Alto Merger Sub, Inc., a wholly-owned subsidiary of Accelrys;

2.	To amend the Accelrys restated certificate of incorporation to increase the number of authorized shares of Accelrys common stock from 60,000,000 to 100,000,000 shares;

3.	To elect two Class III directors, Kenneth L. Coleman and Ricardo B. Levy, to hold office until the Accelrys 2013 annual meeting of stockholders and until their respective successors have been elected and qualified;

4.	To ratify the selection of Ernst & Young LLP as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011;

5.	To approve the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Accelrys Proposal Nos. 1 and 2; and

6.	To conduct any other business as may properly come before the Accelrys annual meeting or any adjournment or postponement thereof.

The Accelrys board of directors recommends that Accelrys stockholders vote “FOR” each of the foregoing proposals.

The Accelrys board of directors has fixed                 , 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Accelrys annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Accelrys common stock at the close of business on the record date are entitled to notice of, and to vote at, the Accelrys annual meeting. At the close of business on the record date, Accelrys had outstanding and entitled to vote                  shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting is required for approval of Accelrys Proposal Nos. 1, 4 and 5. The affirmative vote of the holders of a majority of the shares of Accelrys common stock outstanding and entitled to vote is required for approval of Accelrys Proposal No. 2. Accelrys Proposal No. 3 will be decided by a plurality of the votes cast at the Accelrys annual meeting.

All Accelrys stockholders are cordially invited to attend the Accelrys annual meeting in person. However, even if you plan to attend the Accelrys annual meeting in person, Accelrys requests that you sign and return the enclosed proxy card to ensure that your shares of Accelrys common stock will be represented at the Accelrys annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “for” Accelrys Proposal Nos. 1, 2, 3, 4 and 5. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Accelrys annual meeting and will have the same effect as an “against” vote with respect to Accelrys Proposal No. 2 but no effect with respect to Accelrys Proposal Nos. 1, 3, 4 and 5. If you do attend the Accelrys annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to rules adopted by the Securities and Exchange Commission, Accelrys has elected to provide access to the proxy materials of Accelrys both by sending you this full set of proxy materials, including a proxy card, and by making a copy of the proxy materials available to you on the Internet. This joint proxy statement/prospectus and the Accelrys 2009 Annual Report on Form 10-K are available at Accelrys’s website at www.accelrys.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access Accelrys’s proxy statement at                 , which does not use “cookies” to identify visitors to the site.

This joint proxy statement/prospectus provides you with detailed information about the merger and the other business to be considered by the Accelrys stockholders at the Accelrys annual meeting. Accelrys encourages you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 33 for a discussion of the risks related to the merger and to ownership of Accelrys common stock after the merger is completed.

By Order of the Board of Directors,

David R. Mersten Secretary

                , 2010

IMPORTANT: Whether or not you expect to attend the Accelrys annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure that your shares of Accelrys common stock will be represented at the Accelrys annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you withdraw your proxy and attend the Accelrys annual meeting. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the Accelrys annual meeting, you must obtain a proxy issued in your name from that record holder prior to the Accelrys annual meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2010

To the Stockholders of Symyx Technologies, Inc.:

You are invited to attend the special meeting of stockholders of Symyx Technologies, Inc., a Delaware corporation, which will be held on                 , 2010 at         , local time, at 2440 Camino Ramon, Suite 300, San Ramon California 94583 for the following purposes:

1.	To approve a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2010, by and among Accelrys, Symyx and Alto Merger Sub Inc., a wholly-owned subsidiary of Accelrys;

2.	To approve the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Symyx Proposal No. 1; and

3.	To conduct any other business as may properly come before the Symyx special meeting or any adjournment or postponement thereof.

The Symyx board of directors recommends that Symyx stockholders vote “FOR” each of the foregoing proposals.

The Symyx board of directors has fixed                 , 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Symyx special meeting and any adjournment or postponement thereof. Only holders of record of shares of Symyx common stock at the close of business on the record date are entitled to notice of, and to vote at, the Symyx special meeting. At the close of business on the record date, Symyx had outstanding and entitled to vote          shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Symyx common stock outstanding and entitled to vote is required for approval of Symyx Proposal No. 1. The affirmative vote of the holders of a majority of the shares of Symyx common stock present and entitled to vote either in person or by proxy at the Symyx special meeting is required for approval of Symyx Proposal No. 2.

All Symyx stockholders are cordially invited to attend the Symyx special meeting in person. However, even if you plan to attend the Symyx special meeting in person, Symyx requests that you sign and return the enclosed proxy card or vote over the Internet or by telephone as instructed on the enclosed proxy card and thus ensure that your shares of Symyx common stock will be represented at the Symyx special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “for” Symyx Proposal Nos. 1 and 2. If you fail to return your proxy card or to vote by telephone or over the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Symyx special meeting and will have the same effect as an “against” vote with respect to Symyx Proposal No. 1 but no effect with respect to Symyx Proposal No. 2. If you do attend the Symyx special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Symyx intends to mail these proxy solicitation materials on or about                 , 2010 to all stockholders of record entitled to vote at the Symyx special meeting.

This joint proxy statement/prospectus provides you with detailed information about the merger and the other business to be considered by the Symyx stockholders at the Symyx special meeting. Symyx encourages you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 33 for a discussion of the risks related to the merger and to ownership of Accelrys common stock after the merger is completed.

By Order of the Board of Directors,

Isy Goldwasser Chief Executive Officer

                , 2010

IMPORTANT: Whether or not you expect to attend the Symyx special meeting, Symyx urges you to mark, sign, date and return the proxy card, or vote over the Internet or by telephone as instructed in these materials, as promptly as possible to ensure your representation at the Symyx special meeting. Even if you have voted by proxy, you may still vote in person if you withdraw your proxy and attend the Symyx special meeting. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the Symyx special meeting, you must obtain a proxy issued in your name from that record holder prior to the Symyx special meeting.

i

(continued)

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Page
INFORMATION ABOUT THE COMPANIES	107

Accelrys, Inc.	107

Symyx Technologies, Inc.	107

Alto Merger Sub, Inc.	107

THE ANNUAL MEETING OF ACCELRYS STOCKHOLDERS	108

Date, Time and Place	108

Purpose of the Accelrys Annual Meeting	108

Accelrys Record Date; Shares Entitled to Vote	108

Quorum	108

Required Vote	108

Counting of Votes; Treatment of Abstentions and Incomplete Proxies	109

Voting by Accelrys Directors and Executive Officers	109

Voting of Proxies by Registered Holders	110

Shares Held in Street Name	110

Revocability of Proxies and Changes to an Accelrys Stockholder’s Vote	111

Solicitation of Proxies	111

Delivery of Proxy Materials to Households Where Two or More Accelrys Stockholders Reside	111

Attending the Accelrys Annual Meeting	112

ACCELRYS PROPOSALS	113

Accelrys Proposal No. 1: Approval of the Issuance of Accelrys Common Stock in Connection with the Merger	113

Accelrys Proposal No. 2: Approval of an Amendment to Accelrys’s Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance from 60,000,000 to 100,000,000	113

Accelrys Proposal No. 3: Election of Directors	114

Accelrys Proposal No. 4: Ratification of the Selection of Ernst & Young as Accelrys’s Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2011	119

Accelrys Proposal No. 5: Approval of the Adjournment of the Accelrys Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Accelrys Merger Proposals	122

ACCELRYS CORPORATE GOVERNANCE	123

Key Corporate Governance Initiatives	123

Nomination of Directors	123

Stockholder Communications with the Board	124

(continued)

v

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Page
SYMYX PROPOSALS	153

Symyx Proposal No. 1: Adoption of the Merger Agreement	153

Symyx Proposal No. 2: Approval of the Adjournment of the Symyx Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Symyx Merger Proposal	153

SYMYX SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	154

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	156

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2009	157

Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended December 31, 2009	158

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended March 31, 2009	159

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	160

COMPARISON OF RIGHTS OF HOLDERS OF ACCELRYS COMMON STOCK AND SYMYX COMMON STOCK	165

General	165

Certain Differences Between the Rights of Accelrys Stockholders and Symyx Stockholders	165

LEGAL MATTERS	172

EXPERTS	172

FUTURE STOCKHOLDER PROPOSALS	172

Accelrys	172

Symyx	172

WHERE YOU CAN FIND ADDITIONAL INFORMATION	173

ANNEXES

Annex A	–	The Merger Agreement
Annex B	–	Amendment to Rights Agreement
Annex C	–	Form of Accelrys Stockholder Voting Agreement
Annex D	–	Form of Symyx Stockholder Voting Agreement
Annex E	–	Employment Agreement with Isy Goldwasser
Annex F	–	Employment Agreement with Rex Jackson
Annex G	–	Employment Agreement with Richard Rosenthal
Annex H	–	Employment Agreement with Charles Haley
Annex I	–	Opinion of Jefferies & Company, Inc.
Annex J	–	Opinion of UBS Securities LLC
Annex K	–	Form of Certificate of Amendment

QUESTIONS AND ANSWERS ABOUT THE MERGER,

THE ACCELRYS ANNUAL MEETING AND THE SYMYX SPECIAL MEETING

The following are some questions that you, as a stockholder of Accelrys, Inc. (“Accelrys”) and/or Symyx Technologies, Inc. (“Symyx”), may have regarding the Merger (as defined below), the Accelrys annual meeting or the Symyx special meeting, together with brief answers to those questions. Accelrys and Symyx urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes and other documents referred to in this joint proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you with respect to the Merger, the Accelrys annual meeting or the Symyx special meeting.

Q:	What is the Merger?

A:	Accelrys and Symyx have entered into an Agreement and Plan of Merger and Reorganization, dated April 5, 2010 (the “Merger Agreement”), that contains the terms and conditions of the proposed business combination of Accelrys and Symyx. Under the Merger Agreement, Alto Merger Sub, Inc., a wholly-owned subsidiary of Accelrys (“Merger Sub”), will merge with and into Symyx, with Symyx surviving as a wholly-owned subsidiary of Accelrys (the “Merger”). A full copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Q:	Why are Accelrys and Symyx proposing to effect the Merger?

A:	Both Accelrys and Symyx believe that the combination resulting from the Merger will create significant annual net operating synergies and will establish the combined company as a leading scientific informatics software company.

Q:	Why am I receiving these materials?

A:	Accelrys and Symyx are sending these materials to their respective stockholders to help them decide how to vote their shares of Accelrys or Symyx common stock, as the case may be, with respect to the proposed Merger and the other matters to be considered at their respective stockholder meetings.

This document constitutes both a joint proxy statement of Accelrys and Symyx and a prospectus of Accelrys. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective stockholders. It is a prospectus of Accelrys because Accelrys will use it in connection with the issuance of shares of its common stock in exchange for shares of Symyx common stock in connection with the Merger. This document contains important information about the Merger, the Accelrys annual meeting and the Symyx special meeting, and you should read it carefully.

Q:	What will Symyx stockholders receive in the Merger?

A:	As a result of the Merger, holders of Symyx common stock will have the right to receive 0.7802 shares of Accelrys common stock in exchange for each share of Symyx common stock they own (the “Exchange Ratio”). For example, if you own 1,000 shares of Symyx common stock, upon completion of the Merger, you will have the right to receive 780 shares of Accelrys common stock in exchange for your Symyx shares. Based on the number of shares of Accelrys common stock and Symyx common stock outstanding as of , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of Symyx common stock would have been entitled to receive shares of Accelrys common stock representing approximately % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. Accelrys stockholders would have continued to own their existing shares, which would not be affected by the Merger, and such shares would have represented approximately % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger.

No fractional shares of Accelrys common stock will be issued to Symyx stockholders in connection with the Merger. Instead, Symyx stockholders will receive cash in lieu of any fractional share of Accelrys common stock that they would otherwise be entitled to receive in connection with the Merger. For a more complete discussion of what Symyx stockholders will receive in connection with the Merger, see the sections entitled “The Merger—What Symyx Stockholders Will Receive in the Merger” and “The Merger—Ownership of Accelrys After the Completion of the Merger” beginning on pages 40 and 41, respectively.

Q:	Is the Exchange Ratio subject to adjustment based on changes in the prices of Accelrys and/or Symyx common stock?

A:	No. The Exchange Ratio is fixed and no adjustments to the Exchange Ratio will be made based on changes in the price of either the Accelrys common stock or Symyx common stock prior to the completion of the Merger. As a result of any such changes in stock price, the aggregate market value of the shares of Accelrys common stock that the Symyx stockholders are entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Accelrys annual meeting, the date of the Symyx special meeting or the date on which the Symyx stockholders actually receive their shares of Accelrys common stock.

For a more complete discussion of the Exchange Ratio, see the section entitled “The Merger—What Symyx Stockholders Will Receive in the Merger” beginning on page 40.

Q:	How does the Exchange Ratio impact the ownership of Accelrys after the completion of the Merger?

A:	Because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding Accelrys common stock or Symyx common stock changes prior to the completion of the Merger, whether due to any new issuance of shares of Accelrys common stock or Symyx common stock, any exercise of any outstanding options or other rights to purchase shares of Accelrys common stock or Symyx common stock or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the current Accelrys stockholders and the current Symyx stockholders of the combined company.

For a more complete discussion of the ownership of Accelrys after the completion of the Merger, see the section entitled “The Merger—Ownership of Accelrys After the Completion of the Merger” beginning on page 41.

Q:	What will holders of Symyx stock options and restricted stock units receive in the Merger?

A:	Upon completion of the Merger, each Symyx stock option that is outstanding and unexercised immediately prior to the completion of the Merger will be converted into an option to purchase Accelrys common stock (with the number of shares subject to such option and the exercise price applicable to such option adjusted to give effect to the Exchange Ratio). Accelrys will assume each such stock option in accordance with the terms and conditions of the applicable Symyx stock option plan and stock option agreement relating to such Symyx stock option, subject to certain adjustments as described in the preceding sentence.

For example, if you hold an option to purchase up to 1,000 shares of Symyx common stock at an exercise price of $12.00 per share, upon completion of the Merger such option will be converted into an option to purchase up to 780 shares of Accelrys common stock at an exercise price of $15.38 per share.

Upon completion of the Merger, all outstanding restricted stock units (“RSUs”) representing rights to receive Symyx common stock will automatically vest in full and will entitle the holders thereof to receive shares of Accelrys common stock in accordance with the Exchange Ratio.

For a more complete discussion of what holders of Symyx stock options and RSUs will receive in connection with the Merger, see the section entitled “The Merger—Treatment of Symyx Stock Options and Restricted Stock Units” beginning on page 41.

Q:	What is required to complete the Merger?

A:	Accelrys Stockholder Approval. To complete the Merger, Accelrys stockholders must approve (i) the issuance of Accelrys common stock in connection with the Merger (the “Share Issuance Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting and (ii) an amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of Accelrys common stock from 60,000,000 to 100,000,000 shares (the “Certificate of Amendment Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock outstanding and entitled to vote. The Share Issuance Proposal and the Certificate of Amendment Proposal are collectively referred to herein as the “Accelrys Merger Proposals”.

Symyx Stockholder Approval. To complete the Merger, Symyx stockholders must approve the adoption of the Merger Agreement (the “Symyx Merger Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of Symyx common stock outstanding and entitled to vote.

In addition to the receipt of the foregoing stockholder approvals, each of the other conditions to the completion of the Merger contained in the Merger Agreement must be satisfied or waived. For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95.

Q:	What stockholder approvals are required for the adjournment of the Accelrys annual meeting or the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals or the Symyx Merger Proposal?

A:	The holders of a majority of the shares of Accelrys common stock or Symyx common stock, as the case may be, present and entitled to vote either in person or by proxy at the Accelrys annual meeting or Symyx special meeting, as applicable, must vote in favor of any adjournment of the Accelrys annual meeting or Symyx special meeting, as applicable.

Q:	Why is Accelrys seeking to amend its restated certificate of incorporation to increase the number of authorized shares of its common stock?

A:	Without an increase in the number of authorized shares of Accelrys common stock, Accelrys will not have a sufficient number of authorized shares to effect the Merger and to issue the shares of Accelrys common stock to the Symyx stockholders in connection with the Merger. Accordingly, the approval of an amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of Accelrys common stock (which is the subject of the Certificate of Amendment Proposal) is one of the conditions to the completion of the Merger.

Q:	How will Accelrys stockholders be affected by the Merger and the issuance of shares of Accelrys common stock to Symyx stockholders in connection with the Merger?

A:	After the completion of the Merger, each Accelrys stockholder will have the same number of shares of Accelrys common stock that such stockholder held immediately prior to the completion of the Merger. However, upon issuance of the shares of Accelrys common stock to Symyx stockholders in connection with the Merger, each share of Accelrys common stock outstanding immediately prior to the completion of the Merger will represent a smaller percentage of the aggregate number of shares of Accelrys common stock outstanding after the completion of the Merger. On the other hand, each share of Accelrys common stock will then represent an interest in a company with more assets.

Q:	When do Accelrys and Symyx expect to complete the Merger?

A:	Accelrys and Symyx currently expect to complete the Merger in the third quarter of 2010. Completion of the Merger will only be possible, however, after all conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, including after stockholder approvals are received at the Accelrys annual meeting and the Symyx special meeting and all required regulatory approvals are received. It is possible, therefore, that factors outside of either company’s control could require them to complete the Merger at a later time or not complete it at all.

Q:	How does the Accelrys board of directors recommend that Accelrys stockholders vote with respect to each of the Accelrys Merger Proposals and the adjournment of the Accelrys annual meeting?

A:	The Accelrys board of directors recommends that the Accelrys stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Certificate of Amendment Proposal and “FOR” the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals.

Q:	How does the Symyx board of directors recommend that Symyx stockholders vote with respect to the Symyx Merger Proposal and the adjournment of the Symyx special meeting?

A:	The Symyx board of directors recommends that Symyx stockholders vote “FOR” the Symyx Merger Proposal and “FOR” the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal.

Q:	What risks should I consider in deciding whether to vote in favor of the Accelrys Merger Proposals or the Symyx Merger Proposal?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 33, which presents risks and uncertainties related to the Merger, the combined company and the business and operations of each of Accelrys and Symyx.

Q:	What are the material federal income tax consequences of the Merger to me?

A:	The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the completion of the Merger that Accelrys and Symyx each receive written opinions from their respective outside legal counsel regarding such qualification. Assuming the Merger qualifies as a reorganization, Symyx stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Symyx common stock for shares of Accelrys common stock in connection with the Merger. However, if a Symyx stockholder receives cash in lieu of a fractional share of Accelrys common stock, then such stockholder generally will recognize gain or loss equal to the difference between such stockholder’s basis in the fractional share and the amount of cash received. Accelrys stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Accelrys or Symyx stockholder will depend in part on such stockholder’s circumstances. Accordingly, Accelrys and Symyx urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material federal income tax consequences of the Merger, see the section entitled, “Material United States Federal Income Tax Consequences of the Merger” beginning on page 81.

Q:	Do I have appraisal rights in connection with the Merger?

A:	No. Under Delaware law, neither Accelrys stockholders nor Symyx stockholders will be entitled to exercise any appraisal rights in connection with the Merger.

Q:	What other matters will be voted on at the Accelrys annual meeting and the Symyx special meeting?

A:	Accelrys Annual Meeting. In addition to the Accelrys Merger Proposals and the adjournment proposal described above, Accelrys stockholders will be asked to elect two Class III directors to the Accelrys board of directors and to ratify the selection of Ernst & Young LLP (“Ernst & Young”) as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Symyx Special Meeting. Other than the Symyx Merger Proposal and the adjournment proposal described above, Symyx stockholders will not be asked to vote on any other matter at the Symyx special meeting.

Q:	Who are the directors being nominated for election at the Accelrys annual meeting?

A:	The Accelrys board of directors has nominated Kenneth L. Coleman and Ricardo B. Levy (each of whom is currently a director of Accelrys) for election to Class III of the Accelrys board of directors at the Accelrys annual meeting.

Q:	What vote is required to approve the other proposals to be considered at the Accelrys annual meeting?

A:	To elect Accelrys directors. Election of the Class III directors of Accelrys will be decided by a plurality of the votes cast at the Accelrys annual meeting. Accordingly, the two director nominees receiving the highest number of votes will be elected.

To ratify the selection of Ernst & Young. Ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting.

Q:	How does the Accelrys board of directors recommend that Accelrys stockholders vote with respect to the election of directors and the ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011?

A:	The Accelrys board of directors recommends that Accelrys stockholders vote “FOR” the election of each of the nominated directors and “FOR” the ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Q:	When and where will the Accelrys annual meeting take place?

A:	The Accelrys annual meeting will be held on , , 2010 at , local time, at 10188 Telesis Court, Suite 100, San Diego, California 92121.

Q:	When and where will the Symyx special meeting take place?

A:	The Symyx special meeting will be held on , , 2010 at , local time, at 2440 Camino Ramon, Suite 300, San Ramon, California 94583.

Q:	Who can attend and vote at the stockholder meetings?

A:	Accelrys. All Accelrys stockholders of record as of the close of business on , 2010, the record date for the Accelrys annual meeting, are entitled to receive notice of and to vote at the Accelrys annual meeting.

Symyx. All Symyx stockholders of record as of the close of business                 , 2010, the record date for the Symyx special meeting, are entitled to receive notice of and to vote at the Symyx special meeting.

Q:	What do I need to do now and how do I vote?

A:	Accelrys and Symyx urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the Merger may affect you.

If you are an Accelrys stockholder, you may vote by completing and signing the Accelrys proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Accelrys annual meeting.

If you are a Symyx stockholder, you may provide your proxy instructions in three different ways. First, you can mail your signed Symyx proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions by calling the toll-free call center set up for this purpose indicated on the enclosed Symyx proxy card and following the instructions provided. Please have your Symyx proxy card available when you call. Finally, you can provide your proxy instructions over the Internet by accessing the website indicated on the enclosed Symyx proxy card and following the instructions provided. Please have your Symyx proxy card available when you access the web page. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Symyx special meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

A:	If you are an Accelrys stockholder and you do not submit a proxy card or vote at the Accelrys annual meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Accelrys annual meeting, and your actions will have no effect on the outcome of Accelrys Proposal Nos. 1 (Share Issuance Proposal), 3 (election of directors), 4 (ratification of the selection of Ernst & Young) and 5 (adjournment to solicit additional proxies, if necessary). However, any of those actions will have the same effect as voting “AGAINST” Accelrys Proposal No. 2 (Certificate of Amendment Proposal).

If you are an Accelrys stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Accelrys annual meeting and all of your shares will be voted “FOR” Accelrys Proposal Nos. 1, 2, 3, 4 and 5. However, if you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Accelrys annual meeting, but will not be voted at the Accelrys annual meeting. As a result, your abstention will have no effect on the outcome of Accelrys Proposal No. 3, but will have the same effect as voting “AGAINST” Accelrys Proposal Nos. 1, 2, 4 and 5.

If you are a Symyx stockholder and you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote at the Symyx special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Symyx special meeting, and your actions will have no effect on the outcome of Symyx Proposal No. 2 (adjournment to solicit additional proxies, if necessary). However, any of those actions will have the same effect as voting “AGAINST” Symyx Proposal No. 1 (Symyx Merger Proposal).

If you are a Symyx stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Symyx special meeting and all of your shares will be voted “FOR” Symyx Proposal Nos. 1 and 2. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Symyx special meeting, but will not be voted at the Symyx special meeting. As a result, your abstention will have the same effect as voting “AGAINST” Symyx Proposal Nos. 1 and 2.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Accelrys or Symyx or by voting in person at your annual or special meeting, as the case may be, unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from the beneficial owner. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the applicable annual or special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares how to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

Accelrys believes that brokers or other nominees do not have discretionary authority to vote on the Share Issuance Proposal, Certificate of Amendment Proposal or the election of the two Class III directors. Therefore, if you are an Accelrys stockholder and you do not instruct your broker or other nominee on how to vote your shares:

•	your broker or other nominee may not vote your shares on the Share Issuance Proposal, and the resulting broker non-vote will have no effect on this proposal;

•	your broker or other nominee may not vote your shares on the Certificate of Amendment Proposal, and the resulting broker non-vote will have the same effect as a vote “AGAINST” this proposal;

•	your broker or other nominee may not vote your shares for the election of the two Class III director nominees, and the resulting broker non-vote will have no effect on the vote on this proposal; and

•

your broker or other nominee may vote your shares on the proposal to ratify the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and the proposal to adjourn the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals.

Symyx believes that brokers or other nominees do not have discretionary authority to vote on the Symyx Merger Proposal. Therefore, if you are a Symyx stockholder and you do not instruct your broker or other nominee on how to vote your shares:

•	your broker or other nominee may not vote your shares on the Symyx Merger Proposal, and the resulting broker non-vote will have the same effect as a vote “AGAINST” this proposal; and

•

your broker or other nominee may vote your shares on the proposal to adjourn the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal.

Q:	May I vote in person?

A:	If your shares of Accelrys common stock or Symyx common stock are registered directly in your name with Accelrys’s or Symyx’s transfer agent, respectively, you are considered, with respect to those shares, the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by Accelrys or Symyx, as applicable. If you are an Accelrys stockholder of record, you may attend the Accelrys annual meeting and vote your shares in person, rather than signing and returning your proxy card. If you are a Symyx stockholder of record, you may attend the Symyx special meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions by telephone or over the Internet.

If your shares of Accelrys common stock or Symyx common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Accelrys annual meeting or the Symyx special meeting, as applicable. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Accelrys annual meeting or Symyx special meeting, as applicable, unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the applicable stockholder meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the Accelrys annual meeting or Symyx special meeting, as applicable. You can do this in one of three ways. First, you can send a written notice to Accelrys or Symyx, as applicable, stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or over the Internet, as and if applicable. Third, you can attend the Accelrys annual meeting or Symyx special meeting, as applicable, and vote in person. Your attendance alone at the applicable stockholder meeting will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	What constitutes a quorum?

A:	Stockholders who hold a majority of the shares of Accelrys common stock outstanding as of the close of business on the record date for the Accelrys annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Accelrys annual meeting.

Stockholders who hold a majority of the shares of Symyx common stock outstanding as of the close of business on the record date for the Symyx special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Symyx special meeting.

Q:	Who is paying for this proxy solicitation?

A:	Accelrys and Symyx will generally share the cost and expense of preparing, filing, assembling, printing and mailing this joint proxy statement/prospectus, and any amendments thereto, the proxy card and any additional information furnished to Accelrys stockholders and Symyx stockholders, as well as any fees paid to the Securities and Exchange Commission (“SEC”). Accelrys and Symyx may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this joint proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of Accelrys and Symyx by mail, telephone, fax, or other methods of communication. Accelrys may also retain the services of a professional proxy solicitor and, if so, will pay for the fees and expenses of its services. Symyx has retained MacKenzie Partners, Inc. to act as proxy solicitors for aggregate total fees estimated to be $25,000, plus reimbursement of out of pocket expenses.

Q:	Whom should I contact if I have any questions about the Merger, the Accelrys annual meeting or the Symyx special meeting?

A:	If you have any questions about the Merger, the Accelrys annual meeting or the Symyx special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Accelrys, Inc. 10188 Telesis Court, Suite 100 San Diego, California 92121 Attention: Investor Relations (858) 799-5005	Symyx Technologies, Inc. 3100 Central Expressway Santa Clara, California 95051 Attention: Investor Relations (408) 764-2000

Q:	What if I hold stock of both Accelrys and Symyx?

A:	If you are a stockholder of both Accelrys and Symyx, you will receive two separate packages of proxy materials. A vote as a Symyx stockholder for the Symyx Merger Proposal will not constitute a vote as an Accelrys stockholder for the Accelrys Merger Proposals, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Accelrys or Symyx, or submit separate proxies as a stockholder of both Accelrys and Symyx over the Internet or by telephone, as and if applicable.

Q:	What happens if I sell my shares after the applicable record date but before the applicable annual or special meeting?

A:	If you transfer your Accelrys common stock or Symyx common stock after the applicable record date but before the date of the applicable meeting, you will retain your right to vote at the applicable annual or special meeting (provided that such shares remain outstanding on the date of the applicable meeting). However, if you are a Symyx stockholder you will not have the right to receive any shares of Accelrys common stock in exchange for your former shares of Symyx common stock if and when the Merger is completed. In order to receive shares of Accelrys common stock in exchange for your shares of Symyx common stock, you must hold your Symyx common stock through the completion of the Merger.

Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, or if you hold both shares of Accelrys common stock and Symyx common stock, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the Accelrys annual meeting or Symyx special meeting, as applicable. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send any stock certificates with your proxy card.

If you are a holder of Symyx common stock, you will receive written instructions from American Stock Transfer & Trust Co., the exchange agent, after the Merger is completed regarding how to exchange your Symyx stock certificates for certificates representing shares of Accelrys common stock.

Accelrys stockholders will not be required to exchange their stock certificates in connection with the Merger and should keep their stock certificates both now and after the Merger is completed.

SUMMARY

This joint proxy statement/prospectus is being sent to Accelrys stockholders and Symyx stockholders. This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you with respect to the Accelrys Merger Proposals, the Symyx Merger Proposal or any other matter described in this joint proxy statement/prospectus. Accelrys and Symyx urge you to read carefully this joint proxy statement/prospectus, as well as the documents attached to and referenced in this joint proxy statement/prospectus, to fully understand the Merger. In particular, you should read the Merger Agreement, the amendment to the Accelrys rights agreement, the forms of voting agreements and the employment agreements, which are described elsewhere in this joint proxy statement/prospectus and attached as Annexes A, B, C and D and E through H, respectively. In addition, Accelrys and Symyx encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Accelrys and Symyx that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 173.

When this joint proxy statement/prospectus refers to the “combined company,” it means Accelrys and its subsidiaries and Symyx and its subsidiaries, collectively.

The Companies

Accelrys, Inc.

Accelrys develops and commercializes scientific business intelligence software and solutions that enable its customers to accelerate the discovery and development of new drugs and materials. Accelrys’s customers include pharmaceutical, biotechnology and other life science companies, as well as companies that are in the energy, chemicals, aerospace and consumer packaged goods markets. Accelrys’s software and service solutions are used by its customers’ scientists, biologists, chemists and information technology professionals in order to aggregate, mine, integrate, analyze, simulate, manage and interactively report scientific data.

Accelrys is headquartered in San Diego, California and was incorporated in Delaware in 1993. Accelrys’s principal offices are located at 10188 Telesis Court, Suite 100, San Diego, California, 92121 and its telephone number is (858) 799-5000. Accelrys’s principal website is www.accelrys.com. Accelrys common stock is listed on the NASDAQ Global Market and trades under the symbol “ACCL”. Additional information about Accelrys and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Symyx Technologies, Inc.

Symyx provides a suite of scientific software, content and technology, as well as associated professional services, to support R&D information lifecycle management across the enterprise. Symyx’s customers include R&D-based companies in the life sciences, chemicals, energy and consumer and industrial products industries. Symyx’s products, including a market-leading electronic laboratory notebook, decision support software, chemical informatics and sourcing databases, improve scientists’ ability to search, develop, manage, manipulate and store research data and to manage intellectual property.

Symyx is headquartered in Sunnyvale, California and was incorporated in California in 1994 and reincorporated in Delaware in 1999. Symyx’s principal offices are located at 1263 East Arques Avenue, Sunnyvale, California 94085 and its telephone number is (408) 764-2000. Symyx’s principal website is www.symyx.com. Symyx common stock is listed on the NASDAQ Global Select Market and trades under the symbol “SMMX”. Additional information about Symyx and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Alto Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Accelrys and was incorporated in Delaware in April 2010, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

Each of the boards of directors of Accelrys and Symyx has approved the combination of the businesses of Accelrys and Symyx in what the parties intend to be a “merger of equals.” Accelrys and Symyx have entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), upon completion of the Merger, Merger Sub will merge with and into Symyx, with Symyx continuing as the surviving entity and as a wholly-owned subsidiary of Accelrys.

What Symyx Stockholders Will Receive in the Merger

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holders of Symyx common stock, each share of Symyx common stock that is issued and outstanding immediately prior to the completion of the Merger (other than any shares of Symyx common stock held by Accelrys, Merger Sub, Symyx or any subsidiary of Accelrys or Symyx, which will be cancelled upon completion of the Merger) will be converted into the right to receive 0.7802 shares of Accelrys common stock. The Exchange Ratio is fixed and will not be adjusted based upon changes in the price of Symyx common stock or Accelrys common stock prior to the completion of the Merger. As a result, the value of the shares of Accelrys common stock that Symyx stockholders will receive in connection with the Merger will not be known before the Merger is completed and will fluctuate as the price of Accelrys common stock fluctuates. No fractional shares of Accelrys common stock will be issued to Symyx stockholders in connection with the Merger. Instead, Symyx stockholders will be entitled to receive cash in lieu of any fractional shares of Accelrys common stock that they would otherwise be entitled to receive.

For a more complete discussion of what Symyx stockholders will receive in connection with the Merger, see the section entitled “The Merger—What Symyx Stockholders Will Receive in the Merger” beginning on page 40.

Ownership of Accelrys After the Completion of the Merger

Based on the number of shares of Accelrys common stock and Symyx common stock outstanding as of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of Symyx common stock would have been entitled to receive shares of Accelrys common stock representing approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. Accelrys stockholders would have continued to own their existing shares, which would not be affected by the Merger, and such shares would have represented approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding common stock of either Accelrys or Symyx changes prior to the completion of the Merger, whether due to any new issuance of shares of Accelrys common stock or Symyx common stock, any exercise of any outstanding options or other rights to purchase shares of Accelrys common stock or Symyx common stock or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the current Accelrys stockholders and the current Symyx stockholders of the combined company. Though it is theoretically possible that this change in relative ownership percentages could result in Symyx stockholders holding more than a majority of the outstanding shares of Accelrys common stock upon completion of the Merger, each of

Accelrys and Symyx believes that the probability of such outcome is highly unlikely. Accordingly, the disclosure relating to the effects of the Merger assumes that the Symyx stockholders are issued shares of Accelrys common stock representing less than 50% of the combined company upon completion of the Merger.

For a more complete discussion of the ownership of Accelrys after the completion of the Merger, see the section entitled “The Merger—Ownership of Accelrys After the Completion of the Merger” beginning on page 41.

Treatment of Symyx Stock Options and Restricted Stock Units

Upon completion of the Merger, each Symyx stock option that is outstanding and unexercised immediately prior to the completion of the Merger will be converted into an option to purchase shares of Accelrys common stock (with the number of shares subject to such option and the exercise price applicable to such option adjusted to give effect to the Exchange Ratio). Accelrys will assume each such stock option in accordance with the terms and conditions of the applicable Symyx stock option plan and stock option agreement relating to such Symyx stock option, subject to the adjustments described in the preceding sentence.

Upon completion of the Merger, all outstanding RSUs representing rights to receive Symyx common stock will automatically vest in full and will entitle the holders thereof to receive shares of Accelrys common stock in accordance with the Exchange Ratio.

For a more complete discussion of the treatment of Symyx stock options and RSUs, see the section entitled “The Merger—Treatment of Symyx Stock Options and Restricted Stock Units” beginning on page 41.

What Accelrys Stockholders Will Receive in the Merger

Accelrys stockholders will not receive any additional shares of Accelrys common stock as a result of the Merger, and the rights associated with their shares of Accelrys common stock will remain unchanged, except insofar as the relative voting power associated with such shares will be diluted as a result of the issuance of additional shares of Accelrys common stock to Symyx stockholders in connection with the Merger.

Treatment of Accelrys Stock Options and Restricted Stock Units

Except as otherwise provided under individual employment and equity award grant agreements, Accelrys equity awards will remain outstanding and generally will not be affected by the Merger.

Board of Directors and Executive Officers of Accelrys After the Completion of the Merger

As provided in the Merger Agreement, upon completion of the Merger, the Accelrys board of directors will be made up of 10 directors, initially consisting of the six current members of the Accelrys board of directors and four of the current members of the Symyx board of directors. The current members of the Accelrys board of directors are Kenneth L. Coleman and Ricardo Levy, each of whom is up for election at the Accelrys annual meeting, Max Carnecchia, Larry Ferguson, Jeffrey Rodek and Christopher Steffen. The current members of the Symyx board of directors who will be appointed to the Accelrys board of directors upon completion of the Merger are Steven Goldby, Timothy Harkness, Bruce Pasternack and Chris van Ingen.

Following the completion of the Merger, the Accelrys board of directors will continue to be divided into three classes. The members of Class I will consist of Jeffrey Rodek and Larry Ferguson, current directors of Accelrys, and Steven Goldby, a current director of Symyx. The term of the Class I directors will expire at the 2011 annual meeting of Accelrys stockholders. The members of Class II will consist of Max Carnecchia and Christopher Steffen, current directors of Accelrys, and Timothy Harkness, a current director of Symyx. The term of the Class II directors will expire at the 2012 annual meeting of Accelrys stockholders. The members of Class III will consist of Kenneth L. Coleman and Ricardo Levy, current directors of Accelrys who are up for election at the Accelrys annual meeting, and Chris van Ingen and Bruce Pasternack, current directors of Symyx. The term of the Class III directors will expire at the 2013 annual meeting of Accelrys stockholders. The four current directors of Symyx who will join the Accelrys board of directors will be appointed to the Accelrys board of directors upon completion of the Merger and are not up for election at either the Accelrys annual meeting or the Symyx special meeting to which this joint proxy statement/prospectus relates.

Upon completion of the Merger, the current President and Chief Executive Officer of Accelrys, Max Carnecchia, will continue to serve as the President and Chief Executive Officer of the combined company, and Michael Piraino, the current Senior Vice President and Chief Financial Officer of Accelrys, will continue to serve as the Senior Vice President and Chief Financial Officer of the combined company.

For a more complete discussion of the directors and executive officers of Accelrys after the completion of the Merger, see the section entitled “The Merger—Board of Directors and Executive Officers of Accelrys After the Completion of the Merger” beginning on page 74.

Employment Agreements Between Accelrys and Certain Executive Officers of Symyx

On April 4, 2010, in anticipation of the execution of the Merger Agreement, Accelrys entered into short-term employment agreements with certain executive officers of Symyx. These employment agreements cover a transition period of six to nine months and will become effective only upon completion of the Merger. For a more complete discussion of the employment agreements entered into between Accelrys and certain executive officers of Symyx, see the section entitled “The Employment Agreements with Certain Executive Officers of Symyx” beginning on page 104.

Recommendations of the Accelrys Board of Directors and its Reasons for the Merger

The Accelrys board of directors has approved the Merger Agreement and the Merger. The Accelrys board of directors has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Accelrys and its stockholders, and therefore recommends that Accelrys stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Certificate of Amendment Proposal as contemplated by the Merger Agreement. In reaching these decisions, the Accelrys board of directors considered a number of factors. See the section entitled “The Merger—Recommendations of the Accelrys Board of Directors and its Reasons for the Merger” beginning on page 53.

Recommendation of the Symyx Board of Directors and its Reasons for the Merger

The Symyx board of directors has approved the Merger Agreement and the Merger. The Symyx board of directors has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Symyx and its stockholders, and therefore recommends that Symyx stockholders vote “FOR” the Symyx Merger Proposal. In reaching these decisions, the Symyx board of directors considered a number of factors. See the section entitled “The Merger—Recommendation of the Symyx Board of Directors and its Reasons for the Merger” beginning on page 55.

Opinions of Financial Advisors

Accelrys’s Financial Advisor

In connection with the Merger, the Accelrys board of directors received a written opinion, dated April 4, 2010, from Accelrys’s financial advisor, Jefferies & Company, Inc. (“Jefferies”) as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to Accelrys, subject to the assumptions, limitations, qualifications and factors contained in its opinion. The summary of the Jefferies opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Jefferies provided its opinion solely for the use and benefit of the Accelrys board of directors in connection with its consideration of the Merger Agreement and the Merger. The Jefferies opinion was not intended to be and does not constitute a recommendation to any Accelrys stockholder as to how that stockholder should vote or act with respect to the Accelrys Merger Proposals.

For a more complete discussion of the Jefferies opinion, see the section entitled “The Merger—Opinion of Accelrys’s Financial Advisor” beginning on page 57. See also Annex I to this joint proxy statement/prospectus, which includes the full text of the Jefferies opinion.

Symyx’s Financial Advisor

In connection with the Merger, the Symyx board of directors received a written opinion, dated April 4, 2010, from Symyx’s financial advisor, UBS Securities LLC (“UBS”), as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Symyx common stock. Holders of Symyx common stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion was provided for the benefit of the Symyx board of directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio from a financial point of view and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Symyx or Symyx’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any Symyx stockholder as to how to vote or act with respect to the Merger.

For a more complete discussion of UBS’ opinion, see the section entitled “The Merger—Opinion of Symyx’s Financial Advisor” beginning on page 63. See also Annex J to this joint proxy statement/prospectus, which includes the full text of UBS’ opinion.

Interests of Directors and Executive Officers in the Merger

You should be aware that certain directors and executive officers of Accelrys and Symyx have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Accelrys and Symyx generally.

Accelrys Directors and Executive Officers

Interests of the Accelrys directors and executive officers relate to (i) the continuing service of each of Accelrys’s current President and Chief Executive Officer, Max Carnecchia, and current Senior Vice President and Chief Financial Officer, Michael Piraino, as President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively, of the combined company after the Merger is completed and (ii) the continuing service of Kenneth L. Coleman, Max Carnecchia, Larry Ferguson, Ricardo Levy, Jeffrey Rodek and Christopher Steffen as directors of Accelrys after the Merger is completed.

For a more complete discussion of the interests of the directors and executive officers of Accelrys in the Merger, see the section entitled “The Merger—Interests of Accelrys Directors and Executive Officers in the Merger” beginning on page 75.

Symyx Directors and Executive Officers

Interests of the Symyx directors and executive officers relate to (i) the appointment of Steven Goldby, Timothy Harkness, Bruce Pasternack and Chris van Ingen (each of whom are current members of the Symyx board of directors) as directors of Accelrys in connection with the completion of the Merger, (ii) existing employment agreements between Symyx and certain officers that provide for severance benefits upon qualifying terminations that could occur in connection with the Merger, (iii) new short-term employment agreements between Accelrys and certain executive officers of Symyx that provide for base salaries, bonuses, benefits and severance payments that will become effective upon completion of the Merger and (iv) the right to continued indemnification and insurance coverage for directors and executive officers of Symyx after the Merger is completed pursuant to the terms of the Merger Agreement.

For a more complete discussion of the interests of the directors and executive officers of Symyx in the Merger, see the sections entitled “The Merger—Interests of Symyx Directors and Executive Officers in the Merger” and “The Employment Agreements with Certain Executive Officers of Symyx” beginning on pages 75 and 104, respectively.

Anticipated Accounting Treatment of the Merger

Although management of Accelrys and Symyx consider the Merger to be a “merger of equals,” the Merger will be accounted for as a business combination under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Under GAAP, Accelrys will be the deemed accounting acquirer and Symyx will be the deemed accounting acquiree. For a more complete discussion of the accounting treatment of the Merger, see the section entitled “The Merger—Anticipated Accounting Treatment” beginning on page 78.

Material United States Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that Accelrys and Symyx each receive written opinions from their respective outside legal counsel regarding such qualification. Assuming the Merger qualifies as a reorganization, Symyx stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Symyx common stock for shares of Accelrys common stock in connection with the Merger. However, if a Symyx stockholder receives cash in lieu of a fractional share of Accelrys common stock, then such stockholder generally will recognize gain or loss equal to the difference between such stockholder’s basis in the fractional share and the amount of cash received. Accelrys stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Accelrys or Symyx stockholder will depend in part on such stockholder’s circumstances. Accordingly, Accelrys and Symyx urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 81.

No Appraisal Rights

Neither Accelrys stockholders nor Symyx stockholders stock will be entitled to exercise any appraisal rights in connection with the Merger.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, the Merger may not be completed until the required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”), and until certain waiting period requirements have expired or been earlier terminated.

For a more complete discussion of the regulatory approvals relating to the Merger, see the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 79.

Conditions to the Completion of the Merger

The parties currently expect to complete the Merger in the third quarter of 2010. Completion of the Merger will only be possible, however, after all conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, including after Accelrys and Symyx receive stockholder approvals at their respective annual and special meetings and receive all required regulatory approvals. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.

The obligations of Accelrys and Symyx to complete the Merger are each subject to the satisfaction of the following conditions, subject, in some cases, to the exceptions or limitations contained in confidential disclosure schedules delivered to each party by the other:

•

accuracy of the other party’s representations and warranties contained in the Merger Agreement (in some instances without giving effect to materiality qualifications), provided that inaccuracies in certain representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on such other party;

•	prior performance by the other party, in all material respects, of all of its obligations under the Merger Agreement;

•	approval by the Symyx stockholders of the Symyx Merger Proposal;

•	approval by the Accelrys stockholders of the Accelrys Merger Proposals;

•

absence of any event or development as of the date of the Merger Agreement that has had or would reasonably be excepted to have, individually or in the aggregate, a material adverse effect on the other party;

•

absence of any injunctions or other legal restraints, or action taken by any governmental body, preventing the completion of the Merger or legal requirements enacted that would make the completion of the Merger illegal;

•	timely filing of the other party’s reports and other documents required to be filed with the SEC;

•	receipt of a certificate executed by an executive officer of the other party as to the satisfaction of the conditions described in the preceding bullets;

•	effectiveness of this joint proxy statement/prospectus and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	receipt of an opinion from that party’s outside legal counsel to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code;

•	absence of certain pending or threatened legal proceedings by a governmental body;

•	termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and receipt of certain other required regulatory approvals or consents; and

•	authorization of the listing of the shares of Accelrys common stock to be issued in connection with the Merger on the NASDAQ Global Market, subject to notice of issuance.

For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95.

No Solicitations

In the Merger Agreement, each of Accelrys and Symyx has agreed that it will not directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate an alternative acquisition proposal with respect to it;

•	furnish any information regarding itself or its subsidiaries to any person or entity in connection with or in response to an acquisition proposal with respect to it;

•

engage in discussions or negotiations regarding, or that prior to such discussions or negotiations, would reasonably be expected to give rise to, an alternative acquisition proposal with respect to it;

•	approve or recommend any alternative acquisition proposal; or

•	enter into any letter of intent or similar document contemplating or relating to an alternative acquisition transaction with respect to it.

The Merger Agreement does not, however, prohibit either Accelrys or Symyx from considering a bona fide written alternative acquisition proposal from a third party prior to obtaining the requisite stockholder approval of the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, if specified conditions are met. For further discussion of the prohibition on solicitation of acquisition proposals from third parties, see the section entitled “The Merger Agreement—No Solicitations” beginning on page 90.

Termination of the Merger Agreement

Generally and except as specified below, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after the required Accelrys stockholder approval and/or Symyx stockholder approval is obtained:

•	by mutual written consent of Accelrys and Symyx; or

•	by either party, if:

¡	the Merger has not been completed by December 31, 2010, subject to certain exceptions;

¡	a governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

¡

after a vote duly taken, the required approval of the Accelrys Merger Proposals and the Symyx Merger Proposal by the respective stockholders of Accelrys or Symyx has not been obtained at the respective stockholders meeting (or at any adjournment or postponement thereof);

¡

subject to cure periods, the other party’s representations and warranties are inaccurate or the other party fails to comply with its covenants, in each case, such that the closing conditions relating to the accuracy of the other party’s representations and warranties or relating to the performance of the other party’s covenants, as applicable, would not be satisfied;

¡

the other party’s board of directors (i) fails to recommend that its stockholders approve the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, (ii) has withdrawn its recommendation in a manner adverse to the other party or (iii) fails to reaffirm its recommendation upon request of the other party; or

¡

the other party (i) breaches the no-solicitation provision of the Merger Agreement (subject to materiality qualifications), (ii) fails to conduct its stockholder meeting in accordance with the terms of the Merger Agreement (subject to materiality qualifications), (iii) fails to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, (iv) enters into a letter of intent relating to an alternative acquisition proposal or (v) fails to publicly reject any third-party tender offer or other third-party acquisition proposal.

For further discussion of termination of the Merger Agreement, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 96.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses. However, Accelrys and Symyx will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus and (ii) the filing by the parties of any notice or other document under any applicable antitrust or similar legal requirement.

A reciprocal termination fee of $7.5 million may be payable by either Accelrys or Symyx to the other party upon the termination of the Merger Agreement under certain circumstances. Additionally, under certain circumstances, either Accelrys or Symyx may be required to pay to the other party after termination of the Merger Agreement the other party’s expenses in connection with the Merger in the amount of $1 million, which expenses will be credited against the termination fee described above, if applicable.

For a more complete discussion of termination fees and expenses, see the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 98.

Agreements Related to the Merger

Voting Agreements

In connection with the execution of the Merger Agreement, the directors and certain executive officers of each of Accelrys and Symyx entered into stockholder voting agreements, whereby each such individual has agreed to vote his shares of Accelrys common stock or Symyx common stock, as applicable, in favor of the Accelrys Merger Proposals, in the case of Accelrys’s directors and executive officers, and in favor of the Symyx Merger Proposal, in the case of Symyx’s directors and executive officers. As of the date of the Merger Agreement, the shares of Accelrys common stock and Symyx common stock beneficially owned by the directors and certain executive officers of each of Accelrys and Symyx (including all shares of Accelrys or Symyx common stock underlying options and RSUs that are exercisable within 60 days following such date, as applicable) and thus subject to the voting agreements constituted approximately 1.2% of the total issued and outstanding shares of Accelrys common stock and approximately 4.2% of the total issued and outstanding shares of Symyx common stock, respectively. As of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the shares of Accelrys common stock and Symyx common stock beneficially owned by the directors and certain executive officers of each of Accelrys and Symyx (including all shares of Accelrys or Symyx common stock underlying options and RSUs that are exercisable within 60 days following such date, as applicable) and thus subject to the voting agreements constituted approximately         % of the total issued and outstanding shares of Accelrys common stock and approximately         % of the total issued and outstanding shares of Symyx common stock, respectively.

Additionally, the directors and certain executive officers of both Accelrys and Symyx have agreed to vote their shares of common stock against any alternative acquisition proposal related to Accelrys or Symyx, as applicable, and against any action that would in any manner interfere with or impede the Merger or the Merger Agreement.

The stockholder voting agreements also provide that the directors and certain executive officers of Accelrys and Symyx will not, among other things, sell, pledge, transfer or otherwise dispose of, or enter into any contract or other agreement with respect to the transfer of, any shares of Accelrys common stock or Symyx common stock, as applicable, beneficially owned by them, or grant any proxies with respect to such shares. Such stockholders have also agreed not to take any actions that either Accelrys or Symyx, as applicable, is prohibited from taking pursuant to the “no solicitation” provisions contained in the Merger Agreement.

The stockholder voting agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the completion of the Merger and (iii) the date on which an amendment to the Merger Agreement is effected without the consent of the applicable (a) Symyx stockholders, to the extent that such amendment decreases the Exchange Ratio or materially and adversely effects such Symyx stockholders or (b) Accelrys stockholders, to the extent that such amendment increases the Exchange Ratio or materially and adversely effects such Accelrys stockholders.

For a more complete discussion of the voting agreements, see the section entitled “The Voting Agreements” beginning on page 101.

Amendment to Rights Agreement

In connection with execution of the Merger Agreement, Accelrys and American Stock Transfer & Trust Co. (the “Rights Agent”) entered into an amendment to the Rights Agreement, dated as of September 6, 2002 (the “Rights Agreement”), between Accelrys and the Rights Agent. Pursuant to the amendment, the Rights Agreement has been amended to provide that neither the execution and delivery of the Merger Agreement or the voting agreements entered into with the directors and certain executive officers of Symyx, nor the completion of the Merger or the transactions contemplated by the Merger Agreement, will be deemed to result in the occurrence of a “Stock Acquisition Date” (as defined in the Rights Agreement) or the classification of Symyx, any Symyx stockholder or any of their respective affiliates or associates as an “Acquiring Person” (as defined in the Rights Agreement). For a more complete discussion of the amendment to the Rights Agreement, see the section entitled “Amendment to Rights Agreement” beginning on page 100.

Voting by Accelrys and Symyx Directors and Executive Officers

As of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of each of (i) Accelrys, and its affiliates, beneficially owned and were entitled to vote          shares of Accelrys common stock, or approximately         % of the shares of Accelrys common stock outstanding on that date and (ii) Symyx, and its affiliates, beneficially owned and were entitled to vote          shares of Symyx common stock, or approximately         % of the shares of Symyx common stock outstanding on that date.

Pursuant to the voting agreements described above that were entered into between Accelrys and the directors and certain executive officers of Symyx, such directors and officers of Symyx will vote their respective shares of Symyx common stock in favor of the Symyx Merger Proposal. Likewise, Symyx and the directors and certain executive officers of Accelrys entered in voting agreements and such directors and officers of Accelrys will vote their respective shares of Accelrys common stock in favor of the Accelrys Merger Proposals. The directors and applicable executive officers of each of Accelrys and Symyx subject to such voting agreements collectively hold         % of the shares of Accelrys common stock and         % of the shares of Symyx common stock, respectively, outstanding as of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus.

Rights of Symyx Stockholders Will Change as a Result of the Merger

Due to differences between the governing documents of Accelrys and Symyx, Symyx stockholders receiving Accelrys common stock in connection with the Merger will have different rights once they become Accelrys stockholders. The material differences are described in detail under the section entitled “Comparison of Rights of Holders of Accelrys Common Stock and Symyx Common Stock” beginning on page 165.

Risk Factors

In evaluating the Merger Agreement and the Merger, you should consider certain risks discussed in the section entitled “Risk Factors” beginning on page 33.

Matters to Be Considered at the Accelrys Annual Meeting and Symyx Special Meeting

Accelrys Annual Meeting

Date, Time and Place. The Accelrys annual meeting will be held on                      , 2010 at                 , local time, at the executive offices of Accelrys located at 10188 Telesis Court, Suite 100, San Diego, California 92121.

Matters to be Considered at the Accelrys Annual Meeting. At the Accelrys annual meeting, and any adjournments or postponements thereof, Accelrys stockholders will be asked to:

•	approve the Share Issuance Proposal;

•	approve the Certificate of Amendment Proposal;

•	elect two Class III directors to hold office until the Accelrys 2013 annual meeting of stockholders and until their respective successors have been elected and qualified;

•	ratify the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011;

•	approve the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals; and

•	conduct any other business as may properly come before the Accelrys annual meeting or any adjournment or postponement thereof.

Record Date. The Accelrys board of directors has fixed the close of business on                 , 2010 as the record date for determination of Accelrys stockholders entitled to notice of and to vote at the Accelrys annual meeting and any adjournment thereof.

Required Vote. Approval of the Share Issuance Proposal, the ratification of the selection of Ernst & Young and the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals, require the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting. Approval of the Certificate of Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock outstanding and entitled vote at the Accelrys annual meeting. The election of directors will be decided by a plurality of the votes cast at the Accelrys annual meeting. Accordingly, the two director nominees receiving the highest number of votes will be elected. As of the close of business on the record date for the Accelrys annual meeting, there were          shares of Accelrys common stock outstanding.

For additional information about the Accelrys annual meeting, see the section entitled “The Annual Meeting of Accelrys Stockholders” beginning on page 108.

Symyx Special Meeting

Date, Time and Place. The Symyx special meeting will be held on                 ,     , 2010 at                 , local time, at 2440 Camino Ramon, Suite 300, San Ramon, California 94583.

Matters to be Considered at the Symyx Special Meeting. At the Symyx special meeting, and any adjournments or postponements thereof, Symyx stockholders will be asked to:

•	approve the Symyx Merger Proposal;

•	approve the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal; and

•	conduct any other business as may properly come before the Symyx special meeting or any adjournment or postponement thereof.

Record Date. The Symyx board of directors has fixed the close of business on                 , 2010 as the record date for determination of Symyx stockholders entitled to notice of and to vote at the Symyx special meeting and any adjournment thereof.

Required Vote. Approval of the Symyx Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Symyx common stock outstanding and entitled to vote at the Symyx special meeting. Approval of a proposal to adjourn or postpone the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal, requires the affirmative vote of the holders of a majority of the shares of Symyx common stock present and entitled to vote either in person or by proxy at the Symyx special meeting. As of the close of business on the record date, there were          shares of Symyx common stock outstanding.

For additional information about the Symyx special meeting, see the section entitled “The Special Meeting of Symyx Stockholders” beginning on page 149.

Legal Proceedings Related to the Merger

Several lawsuits have been filed against Symyx, the members of the Symyx board of directors, certain executive officers of Symyx, Accelrys and Merger Sub in purported class action lawsuits brought by individual Symyx stockholders challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

The first of such lawsuits was a class action lawsuit filed in the Superior Court of the State of California, County of Santa Clara, purportedly on behalf of the stockholders of Symyx, against Symyx and its directors and chief financial officer, as well as Accelrys and Merger Sub, alleging, among other things, that Symyx’s directors breached their fiduciary duties to the stockholders of Symyx in connection with the proposed Merger. Subsequent to the filing of such lawsuit, several additional suits were filed, also in Santa Clara County, each of which is substantially similar to the first lawsuit. The lawsuits were ultimately consolidated into a single action. It is expected that the plaintiffs will file a single, consolidated complaint within 30 days of the filing of this joint proxy statement/prospectus, which will serve as the only complaint in the combined litigation going forward. The consolidated complaint, like the previously filed complaints, is expected to seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. See the section entitled “The Merger—Legal Proceedings Related to the Merger” beginning on page 80.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACCELRYS

The following table sets forth Accelrys’s selected historical consolidated financial data as of the dates and for each of the periods indicated. The selected historical consolidated financial data for each of the three years ended March 31, 2009, 2008 and 2007 and as of March 31, 2009 and 2008 is derived from Accelrys’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The financial data for the years ended March 31, 2006 and 2005 and as of March 31, 2007, 2006 and 2005 is derived from Accelrys’s audited historical consolidated financial statements, which are not included or incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data for each nine months ended and as of December 31, 2009 and 2008 is derived from Accelrys’s unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. In Accelrys’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended and as of December 31, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended March 31, 2010.

You should read the selected historical consolidated financial data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements for the year ended March 31, 2009 included in Accelrys’s Annual Report on Form 10-K and for the nine months ended December 31, 2009 included in Accelrys’s Quarterly Report on Form 10-Q, each of which has been filed with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

	Nine Months Ended December 31,		Year Ended March 31,
(in thousands, except per share data)	2009	2008	2009	2008	2007	2006	2005(1)
Consolidated Statement of Operations:
Revenue	$62,200	$61,021	$80,981	$79,739	$80,955	$82,001	$79,030
Cost of revenue	10,896	11,390	15,671	15,204	15,498	16,029	13,268

Gross margin	51,304	49,631	65,310	64,535	65,457	65,972	65,762
Operating expenses:
Product development	10,980	11,550	15,053	17,762	18,931	21,721	22,717
Sales and marketing	25,342	25,122	34,718	32,974	30,680	33,723	37,965
General and administrative	11,026	9,925	14,962	14,475	17,342	16,060	17,290
Restructuring charges (recoveries)	(90)	850	896	179	1,201	3,178	5,110
Acquired in-process product development	—	—	—	—	—	—	450

Total operating expenses	47,258	47,447	65,629	65,390	68,154	74,682	83,532
Operating income (loss) from continuing operations	4,046	2,184	(319)	(855)	(2,697)	(8,710)	(17,770)
Interest and other income, net	620	1,046	1,608	3,237	1,954	1,869	1,738

Income (loss) from continuing operations before income taxes	4,666	3,230	1,289	2,382	(743)	(6,841)	(16,032)
Income tax expense (benefit)	1,097	907	1,195	1,061	782	898	(571)

Income (loss) from continuing operations	3,569	2,323	94	1,321	(1,525)	(7,739)	(15,461)
Loss from discontinued operations	—	—	—	—	—	—	(1,117)

Net income (loss)	3,569	2,323	94	1,321	(1,525)	(7,739)	(16,578)

Basic and diluted income (loss) per share amounts:
Income (loss) from continuing operations	$0.13	$0.09	$0.00	$0.05	$(0.06)	$(0.30)	$(0.62)
Loss from discontinued operations	—	—	—	—	—	—	(0.04)

Net income (loss)	$0.13	$0.09	$0.00	$0.05	$(0.06)	$(0.30)	$(0.66)

Weighted average shares used in computing basic and diluted income (loss) per share amounts
Basic	27,470	27,049	27,093	26,692	26,351	26,116	25,137
Diluted	27,704	27,186	27,203	27,185	26,351	26,116	25,137

	Nine Months Ended December 31,		Year Ended March 31,
(in thousands, except per share data)	2009	2008	2009	2008	2007	2006	2005(1)
Consolidated Balance Sheet Data:
Cash, cash equivalents, marketable securities and restricted cash and marketable securities	$77,596	$72,459	$81,769	$76,381	$70,757	$66,022	$63,304
Total assets	164,770	157,961	160,614	156,091	154,601	146,755	152,415
Total deferred revenue	56,896	54,938	57,224	58,341	56,133	61,269	58,614
Noncurrent liabilities(2)	7,213	7,268	7,204	8,140	8,342	5,718	5,131
Accumulated deficit	(176,991)	(178,329)	(180,560)	(180,654)	(182,681)	(181,156)	(173,417)
Total stockholders’ equity	86,645	82,655	80,759	74,882	68,990	63,208	69,596

(1)	Amounts include the results of SciTegic, Inc. from September 27, 2004, the date of the acquisition.

(2)	Noncurrent liabilities primarily consist of long-term, lease-related liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYMYX

The following table sets forth Symyx’s selected historical consolidated financial data as of the dates and for each of the periods indicated. The selected historical consolidated financial data for each of the three years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 is derived from Symyx’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 is derived from Symyx’s audited historical consolidated financial statements, which are not included or incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data for each of the three months ended March 31, 2010 and 2009 and as of March 31, 2010 is derived from Symyx’s unaudited consolidated condensed financial statements incorporated by reference into this joint proxy statement/prospectus. In Symyx’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended and as of March 31, 2010 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2010.

On March 1, 2010, Symyx completed the divestiture of its tools and small molecule operations from its HPR business to FreeSlate, Inc. (formerly HPR Global, Inc.). In addition, Symyx has wound down its contract research services operations from its HPR business. As a result of the divestiture and the wind down activities, Symyx has reclassified the HPR business as discontinued operations and has reclassified certain related royalty revenue to other income. The results of these reclassifications have been reflected in the historical consolidated statements of operations of Symyx for the nine-month period ended December 31, 2009 and the year ended December 31, 2008, and in the historical consolidated balance sheet of Symyx as of March 31, 2010.

You should read the selected historical consolidated financial data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements for the year ended December 31, 2009 included in Symyx’s Current Report on Form 8-K filed with the SEC on May 4, 2010, and for the three months ended March 31, 2010 included in Symyx’s Quarterly Report on Form 10-Q filed with the SEC on May 3, 2010, each of which is incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except per share data)	2010	2009	2009	2008	2007	2006	2005
Consolidated Statements of Operations Data:
Revenue:
Service	$9,989	$10,707	$43,373	$45,016	$16,622	$10,791	$7,478
License fees, content and royalties	12,124	11,042	45,235	49,184	15,271	14,813	8,251

Total revenue	22,113	21,749	88,608	94,200	31,893	25,604	15,729
Costs:
Cost of service	3,452	3,990	15,673	18,718	8,995	6,519	3,826
Cost of license fees, content and royalties	1,657	1,281	5,649	5,876	1,773	—	—
Amortization of intangible assets	1,067	1,662	5,433	6,642	3,449	2,382	2,252

Total costs	6,176	6,933	26,755	31,236	14,217	8,901	6,078

Gross profit	15,937	14,816	61,853	62,964	17,676	16,703	9,651

Operating expenses:
Research and development	9,465	9,546	38,631	47,451	35,090	27,950	26,711
Sales, general and administrative	10,421	8,983	35,310	39,638	33,865	28,708	21,524
Restructuring charges	759	77	1,171	3,202	—	—	—
Impairment to goodwill, intangibles, and other long-lived assets	—	—	—	71,084	—	—	—
Acquired in-process research and development	—	—	—	—	2,500	—	1,590
Amortization of intangible assets	1,406	1,406	5,624	5,630	2,002	1,442	1,263

Total operating expenses	22,051	20,012	80,736	167,005	73,457	58,100	51,088

Loss from continuing operations	(6,114)	(5,196)	(18,883)	(104,041)	(55,781)	(41,397)	(41,437)
Gain from sale of equity interest in Ilypsa, Inc.	—	—	—	4,939	40,826	—	—
Interest and other income (expense), net	841	1,886	10,559	10,349	21,695	26,508	20,670

Income (loss) from continuing operations before income tax and equity loss	(5,273)	(3,310)	(8,324)	(88,753)	6,740	(14,889)	(20,767)
Income tax benefit (expense)	2,665	1,161	4,399	(2,213)	(2,220)	6,236	8,197
Equity in loss from investment in Visyx Technologies Inc.	—	—	—	—	(314)	(186)	—

Net income (loss) from continuing operations	(2,608)	(2,149)	(3,925)	(90,966)	4,206	(8,839)	(12,570)

Discontinued operations
Income (loss) from discontinued operations before income tax	(10,360)	(1,403)	2,039	(23,036)	23,056	29,741	40,910
Income tax benefit (expense)	3,491	445	748	7,386	(8,478)	(12,618)	(16,338)

Net income (loss) from discontinued operations	(6,869)	(958)	2,787	(15,650)	14,578	17,123	24,572

Net income (loss)	$(9,477)	$(3,107)	$(1,138)	$(106,616)	$18,784	$8,284	$12,002

Net income (loss) per share from continuing operations - basic	$(0.07)	$(0.06)	$(0.11)	$(2.70)	$0.13	$(0.27)	$(0.38)
Net income (loss) per share from continuing operations - diluted	$(0.07)	$(0.06)	$(0.11)	$(2.70)	$0.13	$(0.26)	$(0.36)
Net income (loss) per share from discontinued operations - basic	$(0.20)	$(0.03)	$0.08	$(0.46)	$0.44	$0.52	$0.75
Net income (loss) per share from discontinued operations - diluted	$(0.20)	$(0.03)	$0.08	$(0.46)	$0.43	$0.50	$0.71
Net income (loss) per share - basic	$(0.27)	$(0.09)	$(0.03)	$(3.16)	$0.57	$0.25	$0.37
Net income (loss) per share - diluted	$(0.27)	$(0.09)	$(0.03)	$(3.16)	$0.56	$0.24	$0.35
Shares used in computing basic net income (loss) from continuing operations per share	34,715	34,044	34,321	33,747	33,199	33,199	32,819
Shares used in computing diluted net income (loss) from continuing operations per share	34,715	34,044	34,503	33,747	33,557	34,214	34,564

	Three Months Ended March 31,	Year Ended December 31,
(in thousands)	2010	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$79,414	$81,777	$66,415	$45,472	$149,995	$168,625
Working capital	$44,713	$57,391	$41,393	$40,750	$146,180	$162,237
Long-term investments	$15,236	$15,147	$15,147	$13,500	$13,714	$—
Goodwill and intangible assets	$76,158	$80,290	$93,247	$180,515	$31,657	$32,065
Total assets	$212,818	$226,808	$227,585	$316,898	$260,006	$241,412
Total stockholders’ equity	$148,210	$156,734	$152,083	$252,241	$228,376	$218,529

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed at an earlier time and was prepared based on the historical financial results reported by Accelrys and Symyx. The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156, and the audited and unaudited consolidated financial statements of Accelrys and Symyx, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Although management of Accelrys and Symyx consider the Merger to be a “merger of equals,” the Merger will be accounted for as a business combination under the acquisition method of accounting, with Accelrys as the deemed accounting acquirer and Symyx as the deemed accounting acquiree. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 combines the historical consolidated balance sheets of Accelrys as of December 31, 2009 and Symyx as of March 31, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2009 combine the historical consolidated statements of operations of Accelrys and Symyx for their respective nine months ended December 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2009 combine the historical consolidated statements of operations of Accelrys for the year ended March 31, 2009 and Symyx for the year ended December 31, 2008.

On March 1, 2010, Symyx completed the divestiture of its tools and small molecule operations from its HPR business to FreeSlate, Inc. (formerly HPR Global, Inc.). In addition, Symyx has wound down its contract research services operations from its HPR business. As a result of the divestiture and the wind down activities, Symyx has reclassified the HPR business as discontinued operations and has reclassified certain related royalty revenue to other income. The results of these reclassifications have been reflected in the historical consolidated statements of operations of Symyx for the nine months ended December 31, 2009 and the year ended December 31, 2008, and in the historical consolidated balance sheet of Symyx as of March 31, 2010.

The historical consolidated financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the Merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements (see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the Merger.

(in thousands, except per share data)	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
Pro Forma Results of Operations Data:
Revenue	$175,181	$129,058
Operating loss	(92,088)	(1,651)
Net income (loss) from continuing operations	(76,809)	12,379
Basic net income (loss) from continuing operations per share:	$(1.41)	$0.23
Diluted net income (loss) from continuing operations per share	$(1.41)	$0.22
Weighted average common shares outstanding:
Basic:	54,478	54,855
Diluted:	54,478	55,089

(in thousands)	As of December 31, 2009
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$133,841
Total assets	393,679
Total liabilities	118,068
Total stockholders’ equity	275,611

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical, unaudited pro forma combined and pro forma combined equivalent financial information. The pro forma combined and pro forma combined equivalent income and dividend per share data assumes that the Merger was completed at the beginning of the respective periods. The Symyx pro forma equivalent data was calculated by multiplying the corresponding combined company pro forma data by the Exchange Ratio.

The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the nine months ended December 31, 2009 were prepared based on the unaudited condensed consolidated financial statements for Accelrys for the nine months ended December 31, 2009, the audited consolidated financial statements for Symyx for the year ended December 31, 2009 and the unaudited condensed consolidated financial statements for Symyx for the three months ended March 31, 2009.

The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the year ended March 31, 2009 was prepared based on the audited consolidated financial statements for Accelrys and Symyx for the years ended March 31, 2009 and December 31, 2008, respectively. The pro forma combined and pro forma combined equivalent net book value per share data was prepared based on the unaudited consolidated balance sheet of Accelrys and Symyx as of December 31, 2009 and March 31, 2010, respectively.

On March 1, 2010, Symyx completed the divestiture of its tools and small molecule operations from its HPR business to FreeSlate, Inc. In addition, Symyx has wound down its contract research services operations from its HPR business. As a result of the divestiture and the wind down activities, Symyx has reclassified the HPR business as discontinued operations and has reclassified certain related royalty revenue to other income. The results of these reclassifications have been reflected in the historical consolidated statements of operations of Symyx for the nine months ended December 31, 2009 and the year ended December 31, 2008, and in the historical consolidated balance sheet of Symyx as of March 31, 2010. Book value per share as of March 31, 2009 does not reflect the reclassifications of discontinued operations or royalty revenue.

The information below should be read in conjunction with the audited and unaudited consolidated financial statements of Accelrys and Symyx referenced above and the accompanying notes to such financial statements, all of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173. You are urged to also read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156.

	As of and for the Year Ended March 31, 2009	As of and for the Nine Months Ended December 31, 2009
Accelrys Historical Data
Basic and diluted net income per share:	$0.00	$0.13
Book value per share(1)	2.97	3.13
Cash dividends	—	—

Symyx Historical Data
Basic and diluted net loss per share:	$(2.70)	$(0.05)
Book value per share(1)	4.47	4.26
Cash dividends	—	—

Combined Company Pro Forma Data
Basic net income (loss) per share:	$(1.41)	$0.23
Diluted net income (loss) per share	$(1.41)	$0.22
Book value per share(1)	4.26	5.00
Cash dividends	—	—

Symyx Pro Forma Equivalent Data(2)
Basic net income (loss) per share:	$(1.10)	$0.18
Diluted net income (loss) per share	$(1.10)	$0.17
Book value per share(1)	3.32	3.90
Cash dividends	—	—

(1)	Book value per share as of March 31, 2009 was computed using book value attributable to Accelrys and Symyx, as applicable, divided by the number of shares of common stock outstanding as of March 31, 2009 and December 31, 2008, respectively. Book value per share as of December 31, 2009 was computed using book value attributable to Accelrys and Symyx, as applicable, divided by the number of shares of common stock outstanding as of December 31, 2009 and March 31, 2010, respectively.

(2)	Symyx pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by the Exchange Ratio of 0.7802.

As of December 31, 2009
Accelrys Historical Data
Cash and cash equivalents	$60,429
Total assets	$164,770
Total liabilities	$78,125
Total stockholders’ equity	$86,645

Symyx Historical Data
Cash and cash equivalents	$79,414
Total assets	$212,818
Total liabilities	$64,608
Total stockholders’ equity	$148,210

Combined Company Pro Forma Data
Cash and cash equivalents	$133,841
Total assets	$393,679
Total liabilities	$118,068
Total stockholders’ equity	$275,611

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Stock Prices

The tables below set forth, for the calendar quarters indicated, the high and low sales prices per share of Accelrys common stock, which trades on the NASDAQ Global Market under the symbol “ACCL”, and Symyx common stock, which trades on NASDAQ Global Select Market under the symbol “SMMX”.

Accelrys’s fiscal year ends on March 31st and Symyx’s fiscal year ends on December 31st.

	Accelrys Common Stock
	High	Low
Fiscal Year 2008
First Quarter	$6.64	$5.63
Second Quarter	$7.30	$5.95
Third Quarter	$8.24	$6.49
Fourth Quarter	$7.61	$5.32
Fiscal Year 2009
First Quarter	$7.03	$4.81
Second Quarter	$5.73	$4.24
Third Quarter	$5.63	$2.63
Fourth Quarter	$4.56	$3.05
Fiscal Year 2010
First Quarter	$6.25	$3.85
Second Quarter	$6.28	$5.43
Third Quarter	$5.88	$4.92

	Symyx Common Stock
	High	Low
Fiscal Year 2008
First Quarter	$8.26	$5.79
Second Quarter	$8.64	$6.88
Third Quarter	$12.58	$6.48
Fourth Quarter	$9.91	$2.85
Fiscal Year 2009
First Quarter	$6.18	$2.39
Second Quarter	$6.59	$3.72
Third Quarter	$7.75	$5.74
Fourth Quarter	$6.97	$3.97
Fiscal Year 2010
First Quarter	$5.73	$4.24

Dividends

Accelrys has never paid cash dividends on its common stock. Accelrys currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Symyx has never paid cash dividends on its common stock. Symyx currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Comparative Per Share Market Value Data

The following table presents the closing per share price of Accelrys common stock and Symyx common stock as reported on the NASDAQ Global Market and the NASDAQ Global Select Market, respectively, on (i) April 1, 2010, the last trading day preceding public announcement that Accelrys and Symyx had entered into the Merger Agreement and (ii)                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus.

The table also includes the equivalent closing per share price of Symyx common stock on those dates. These equivalent closing per share prices reflect the fluctuating value of the Accelrys common stock that Symyx stockholders would receive in exchange for each share of Symyx common stock if the Merger had been completed on either of these dates, applying the exchange ratio of 0.7802 shares of Accelrys common stock for each share of Symyx common stock.

	Accelrys Common Stock		Symyx Common Stock		Equivalent Symyx Price Per Share
April 1, 2010		$6.50		$4.47		$5.07
, 2010	$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Symyx stockholders in determining whether to approve the Symyx Merger Proposal. Symyx stockholders are urged to obtain current market quotations for Accelrys common stock and Symyx common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Historical stock prices are not indicative of future stock prices.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the proposed Merger, (ii) the benefits and synergies expected to result from the proposed Merger, (iii) the anticipated customer base for Accelrys and Symyx following the completion of the proposed Merger and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Accelrys and Symyx, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and those that are incorporated by reference into this joint proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	any operational or cultural difficulties associated with the integration of the businesses of Accelrys and Symyx;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•	litigation or adverse judgments relating to the proposed Merger;

•

risks relating to the completion of the proposed Merger, including the risk that the required stockholder approvals might not be obtained in a timely manner or at all or that other conditions to the completion of the Merger will not be satisfied;

•	the failure to realize anticipated annual net operating synergies from the Merger or delay in the realization thereof;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the Merger; and

•	any changes in general economic and/or industry-specific conditions.

Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” beginning on page 33, the Quarterly Report on Form 10-Q of Accelrys for the quarter ended December 31, 2009, which was filed with the SEC on February 9, 2010, under the heading “Item 1A—Risk Factors” and in the Quarterly Report on Form 10-Q of Symyx for the quarter ended March 31, 2010, which was filed with the SEC on May 3, 2010, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of Accelrys and Symyx.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Accelrys nor Symyx undertakes any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32, you should carefully consider the following risk factors before deciding how to vote your shares of Accelrys common stock at the Accelrys annual meeting and/or your shares of Symyx common stock at the Symyx special meeting. These factors should be considered in conjunction with the other information included by Accelrys and Symyx in this joint proxy statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this joint proxy statement/prospectus actually materialize, the businesses, financial condition, results of operations, prospects or stock prices of Accelrys, Symyx and/or the combined company could be materially and adversely affected. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Risks Related to the Merger

Because the Exchange Ratio is fixed and will not be adjusted in the event of changes in the price of either Accelrys’s or Symyx’s common stock, the market value of the shares of Accelrys common stock to be received by the Symyx stockholders in connection with the Merger is subject to change prior to the completion of the Merger.

The Exchange Ratio is fixed such that each share of Symyx common stock will be converted into the right to receive 0.7802 shares of Accelrys common stock in connection with the Merger. No adjustments to this Exchange Ratio will be made based on changes in the price of either the Accelrys common stock or Symyx common stock prior to the completion of the Merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Accelrys’s or Symyx’s respective businesses, operations and prospects, market assessment of the likelihood that the Merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Accelrys’s or Symyx’s control.

As a result of any such changes in stock price, the market value of the shares of Accelrys common stock that the Symyx stockholders will receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Accelrys annual meeting, the date of the Symyx special meeting or the date on which the Symyx stockholders actually receive their shares of Accelrys common stock. For example, based on the range of closing prices of Accelrys common stock during the period from April 1, 2010, the last trading day before the public announcement of the Merger, through                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $         to a high of $         for each share of Symyx common stock. Accordingly, at the time of the Accelrys annual meeting or the Symyx special meeting, as the case may be, neither the Accelrys stockholders nor the Symyx stockholders, as the case may be, will know or be able to calculate the exact market value of the consideration the Symyx stockholders will receive upon completion of the Merger.

Changes in the number of shares of outstanding common stock of either Accelrys or Symyx prior to the completion of the Merger would result in a corresponding change to the relative ownership percentages of the current Accelrys stockholders and the current Symyx stockholders of the combined company.

Based on the number of shares of Accelrys common stock and Symyx common stock outstanding as of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of Symyx common stock would have been entitled to receive shares of Accelrys common stock representing approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. Accelrys stockholders would have continued to own their existing shares, which would not be affected by the Merger, and such shares would have represented approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding common stock of either Accelrys or Symyx changes prior to the completion of the Merger, whether due to any new issuance of shares of Accelrys common stock or Symyx common stock, any exercise of any outstanding options or other rights to purchase shares of Accelrys common stock or Symyx common stock or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the current Accelrys stockholders and the current Symyx stockholders of the combined company. Though it is theoretically possible that this change in relative ownership percentages could result in Symyx stockholders holding more than a majority of the outstanding shares of Accelrys common stock following the completion of the Merger, each of Accelrys and Symyx believes that the probability of such outcome is highly unlikely. Accordingly, the disclosure relating to the effects of the Merger assumes that the Symyx stockholders are issued shares of Accelrys common stock representing less than 50% of the combined company upon completion of the Merger.

The announcement and pendency of the Merger could have an adverse effect on Accelrys’s or Symyx’s stock price, business, financial condition, results of operations or business prospects.

While there have been no significant adverse effects to date, the announcement and pendency of the Merger could disrupt Accelrys’s and/or Symyx’s businesses in the following ways, among others:

•

customers and other third-party business partners of Accelrys or Symyx may seek to terminate and/or renegotiate their relationships with Accelrys or Symyx as a result of the Merger, whether pursuant to the terms of their existing agreements with Accelrys and/or Symyx or otherwise;

•

the attention of Accelrys and/or Symyx management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to Accelrys or Symyx; and

•

current and prospective employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect Accelrys’s and/or Symyx’s ability to retain, recruit and motivate key personnel.

Should they occur, any of these matters could adversely affect the stock prices of, or harm the financial condition, results of operations or business prospects of, Accelrys and/or Symyx.

Some of the directors and executive officers of Accelrys and Symyx have interests in the Merger that are different from, or in addition to, those of the other Accelrys and Symyx stockholders.

When considering the recommendation by the Accelrys board of directors that the Accelrys stockholders vote “for” for the Accelrys Merger Proposals and the recommendation by the Symyx board of directors that the Symyx stockholders vote “for” the Symyx Merger Proposal, the Accelrys and Symyx stockholders should be aware that certain of the directors and executive officers of Accelrys and Symyx have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of Accelrys and Symyx. For instance, in connection with the Merger, each director of the Accelrys board of directors will continue to serve as a director of the combined company following the completion of the Merger. Likewise, Messrs. Carnecchia and Piraino will continue to serve as the President and Chief Executive Officer and the Chief Financial Officer, respectively, of the combined company following the completion of the Merger. See the section entitled “The Merger—Interests of Accelrys Directors and Executive Officers in the Merger” beginning on page 75.

In addition, certain directors of Symyx will serve as directors on the board of directors of the combined company following the completion of the Merger and will be entitled to receive certain cash and equity compensation as a director thereof. Likewise, certain executive officers of Symyx have entered into short-term employment agreements with Accelrys that provide such individuals with certain benefits following the completion of the Merger, including compensation that is similar to the compensation such executives currently receive as employees of Symyx, as well as the extension of certain time periods to exercise stock options after termination of their employment. In addition, the directors and certain executive officers of Symyx have RSUs that provide for accelerated vesting in connection with the Merger. The directors and executive officers of Symyx also have certain rights to indemnification and directors’ and officers’ liability insurance that will be provided by the combined company following the completion of the Merger. See the section entitled “The Merger—Interests of Symyx Directors and Executive Officers in the Merger” beginning on page 75.

The boards of directors of each of Accelrys and Symyx were aware of these potential interests and considered them in making their respective recommendations to approve the Accelrys Merger Proposals, with respect to the Accelrys stockholders, and to approve the Symyx Merger Proposal, with respect to the Symyx stockholders.

The Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire Accelrys or Symyx prior to the completion of the Merger.

The Merger Agreement contains provisions that make it difficult for Accelrys or Symyx to entertain a third-party proposal for an acquisition of Accelrys or Symyx. These provisions include the general prohibition on Accelrys’s and Symyx’s soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal, the requirement that Accelrys and Symyx pay a termination fee of $7.5 million to the other party if the Merger Agreement is terminated in specified circumstances and the requirement that Accelrys and Symyx submit the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, to a vote of their respective stockholders even if their respective board of directors changes its recommendation with respect to the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable. See the sections entitled “The Merger Agreement—No Solicitations”, “The Merger Agreement—Board Recommendations” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 90, 92 and 98, respectively.

These provisions might discourage an otherwise-interested third party from considering or proposing an acquisition of Accelrys or Symyx, even one that may be deemed of greater value than the Merger to Accelrys stockholders or Symyx stockholders, as applicable. Furthermore, even if a third party elects to propose an acquisition, the concept of a termination fee may result in that third party’s offering of a lower value to Accelrys stockholders or Symyx stockholders, as applicable, than such third party might otherwise have offered.

Failure to complete the Merger could negatively impact Accelrys’s and Symyx’s respective businesses, financial condition, results of operations or stock prices.

The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, Accelrys and Symyx will be subject to several risks, including:

•

the current prices of Accelrys and Symyx common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger could result in a decline in the price of the common stock of either or both companies;

•

Accelrys or Symyx, as the case may be, may be required to pay a termination fee of $7.5 million (or reimbursement of expenses of $1 million) to the other party if the Merger Agreement is terminated under certain circumstances;

•	Accelrys and Symyx are expected to incur substantial transaction costs in connection with the Merger whether or not the Merger is completed;

•	neither Accelrys nor Symyx would realize any of the anticipated benefits of having completed the Merger; and

•

under the Merger Agreement, each of Accelrys and Symyx is subject to certain restrictions on the conduct of its business prior to completing the Merger, which restrictions could adversely affect their ability to realize certain of their respective business strategies.

If the Merger is not completed, these risks may materialize and materially and adversely affect either or both companies’ respective businesses, financial condition, results of operations or stock prices.

Several lawsuits have been filed against Symyx, the members of its board of directors, certain of its executive officers, Accelrys and Merger Sub challenging the Merger, and an adverse judgment in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Symyx, the members of the Symyx board of directors, certain executive officers of Symyx, Accelrys and Merger Sub have been named as defendants in several purported class action lawsuits brought by individual Symyx stockholders challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. These lawsuits have been consolidated into a single action. One of the conditions to the completion of the Merger is that no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and be in effect. Consequently, if the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether). See the section entitled “The Merger—Legal Proceedings Related to the Merger” beginning on page 80.

Obtaining required approvals necessary to satisfy the conditions to the completion of the Merger may delay or prevent completion of the Merger.

The completion of the Merger is conditioned upon the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the HSR Act. Accelrys and Symyx intend to pursue all required approvals in accordance with the Merger Agreement. These approvals may impose conditions on or require divestitures relating to the operations or assets of Accelrys or Symyx and such conditions or divestitures may jeopardize or delay the completion of the Merger or may reduce the anticipated benefits of the Merger. Further, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the Merger Agreement. See the sections entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95, for a discussion of the conditions to the completion of the Merger, and “The Merger—Regulatory Approvals Required for the Merger” beginning on page 79.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Symyx may be required to pay substantial U.S. federal income taxes.

Accelrys and Symyx intend, and will be relying on the opinion of their respective tax counsel, that the Merger will qualify as a reorganization under Section 368(a) of the Code. If either Accelrys or Symyx does not receive such an opinion, Accelrys and Symyx will resolicit the approval of their respective stockholders after providing appropriate disclosure if there is a material risk that the Merger may result in the recognition of gain by Accelrys, Merger Sub, Symyx or the Symyx stockholders. Accelrys and Symyx currently anticipate that the U.S. holders of shares of Symyx common stock generally will not recognize taxable gain or loss as a result of the Merger. However, neither Accelrys nor Symyx has requested, or intends to request, a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences of the Merger and there can be no assurance that the companies’ position or the opinion of either company’s respective tax counsel would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Merger does not qualify as a reorganization under Section 368(a) of the Code and is taxable for U.S. federal income tax purposes, Symyx stockholders generally would recognize taxable gain or loss on their receipt of Accelrys common stock in connection with the Merger. For a more complete discussion of the tax consequences of the Merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 81.

Risks Related to the Combined Company if the Merger Is Completed

The failure to integrate successfully the businesses of Accelrys and Symyx in the expected timeframe would adversely affect the combined company’s future results following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company following the completion of the Merger to realize the anticipated benefits, including annual net operating synergies, from combining the businesses of Accelrys and Symyx. To realize these anticipated benefits, the combined company must successfully integrate the businesses of Accelrys and Symyx. This integration will be complex and time-consuming.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality products;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the combined company’s business will be significantly larger than the current businesses of Accelrys and Symyx. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Neither Accelrys nor Symyx can assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated to result from the Merger.

The Merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively impact the price of the common stock of the combined company following the completion of the Merger.

Accelrys and Symyx currently anticipate that the Merger will be accretive to the earnings per share (“EPS”) of the combined company during the first full calendar year after the Merger is completed. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the Merger or other factors beyond the control of Accelrys and Symyx. All of these factors could delay, decrease or eliminate the expected accretive effect of the Merger and cause resulting dilution to the combined company’s EPS or to the price of the common stock of the combined company.

The issuance of shares of Accelrys common stock to Symyx stockholders in connection with the Merger will substantially dilute the voting power of current Accelrys stockholders.

Pursuant to the terms of the Merger Agreement, and based on the number of shares of Symyx common stock and RSUs outstanding as of the date of the Merger Agreement, it is anticipated that Accelrys will issue shares of Accelrys common stock to Symyx stockholders representing slightly less than a majority of the outstanding shares of common stock of Accelrys as of immediately following the completion of the Merger. Accordingly, the issuance of shares of Accelrys common stock to Symyx stockholders in connection with the Merger will significantly reduce the relative voting power of each share of Accelrys common stock held by current Accelrys stockholders.

The Merger will result in changes to the Accelrys board of directors that may affect the combined company’s operations.

If the parties complete the Merger, the composition of the Accelrys board of directors will change in accordance with the Merger Agreement. Following the completion of the Merger, the combined company’s board of directors will consist of 10 members, including the six current directors of Accelrys and four of the current directors of Symyx. This new composition of the board of directors may affect the business strategy and operating decisions of the combined company upon completion of the Merger.

The loss of key personnel could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The success of the Merger will depend in part on the combined company’s ability to retain key Accelrys and Symyx employees who continue employment with the combined company after the Merger is completed. It is possible that these employees might decide not to remain with the combined company after the Merger is completed. If these key employees terminate their employment, the combined company’s sales, marketing or development activities might be adversely affected, management’s attention might be diverted from successfully integrating Symyx’s operations to recruiting suitable replacements and the combined company’s business, financial condition or results of operations could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of Accelrys and Symyx, which relationships may be affected by customer preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will be dependent on the ability to maintain and renew relationships with pre-existing customers and other clients of both Accelrys and Symyx and to establish new client relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing customer contracts and other business relationships, or enter into or maintain new customer contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important customer relationships could have a material adverse effect on the business, financial condition or results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy statement/prospectus and the financial forecasts prepared by Accelrys and Symyx in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this joint proxy statement/prospectus, which show only a combination of the historical results of Accelrys and Symyx, and the financial forecasts prepared by

Accelrys and Symyx in connection with discussions concerning the Merger. Accelrys expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies, the exact magnitude of which is not yet known. Furthermore, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future.

The combined company’s ability to utilize its net operating loss carryforwards in the future may be substantially limited by Section 382 of the Code.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (which is generally three years). The amount of the annual limitation is generally equal to the value of the stock of the corporation immediately prior to the ownership change, multiplied by the adjusted federal tax-exempt rate set by the IRS.

As a result of the Merger, it is possible that either or both of Accelrys and Symyx will be deemed to have undergone an “ownership change” for purposes of Section 382 of the Code. Accordingly, the combined company’s ability to utilize Accelrys’s and Symyx’s net operating loss carryforwards may be substantially limited as described in the preceding paragraph. These limitations could in turn result in increased future tax payments for the combined company, which could have a material adverse effect on the business, financial condition or results of operations of the combined company.

The price of Accelrys common stock after the Merger is completed may be affected by factors different from those currently affecting the shares of Accelrys or Symyx.

Upon completion of the Merger, holders of Symyx common stock will become holders of Accelrys common stock. The business of Accelrys differs from the business of Symyx in important respects and, accordingly, the results of operations of the combined company and the price of Accelrys common stock following the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of Accelrys and Symyx. For a discussion of the businesses of Accelrys and Symyx and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus referred to under the section entitled “Where You Can Find Additional Information” beginning on page 173.

Other Risks Related to Accelrys and Symyx

In addition to the foregoing risks, Accelrys and Symyx are, and will continue to be, subject to the risks described in (i) Accelrys’s Annual Report on Form 10-K for the year ended March 31, 2009 and all Quarterly Reports on Form 10-Q filed thereafter, in the case of Accelrys and (ii) Symyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and all Quarterly Reports on Form 10-Q filed thereafter, in the case of Symyx. All such reports are or will be filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

THE MERGER

Structure of the Merger

In accordance with the Merger Agreement and the DGCL, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Accelrys formed solely for the purpose of carrying out the Merger, will merge with and into Symyx, with Symyx continuing as the surviving corporation and a wholly-owned subsidiary of Accelrys. In connection with the Merger, all shares of Symyx common stock outstanding as of immediately prior to the completion of the Merger will be converted into the right to receive shares of Accelrys common stock based on the Exchange Ratio. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as agreed to by the parties and specified in the certificate of merger. If the Accelrys stockholders approve the Accelrys Merger Proposals and the Symyx stockholders approve the Symyx Merger Proposal, then Accelrys and Symyx expect the Merger to be completed as soon as practicable following the Accelrys annual meeting and Symyx special meeting. Upon completion of the Merger, shares of Symyx common stock will no longer be listed for trading on the NASDAQ Global Select Market and there will no longer be a public trading market for Symyx common stock.

What Symyx Stockholders Will Receive in the Merger

Upon completion of the Merger, by virtue of the Merger and without any action on the part of the holders of Symyx common stock, each then-outstanding share of Symyx common stock (other than any shares of Symyx common stock held by Accelrys, Symyx, Merger Sub or any other subsidiaries of Accelrys or Symyx, which will be cancelled upon completion of the Merger) will be converted into the right to receive 0.7802 shares of Accelrys common stock.

The Exchange Ratio may be adjusted to reflect stock splits, stock dividends or other similar transactions pertaining to the Accelrys common stock or Symyx common stock that occur prior to the completion of the Merger. However, the Exchange Ratio is otherwise fixed and no adjustments to the Exchange Ratio will be made based on changes in the price of either the Accelrys common stock or Symyx common stock prior to the completion of the Merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Accelrys’s or Symyx’s respective businesses, operations and prospects, the market assessment of the likelihood that the Merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Accelrys’s or Symyx’s control.

As a result of any such changes in the price of either the Accelrys common stock or Symyx common stock, the aggregate market value of the shares of Accelrys common stock that the Symyx stockholders will receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Accelrys annual meeting, the date of the Symyx special meeting or the date on which the Symyx stockholders actually receive their shares of Accelrys common stock. For example, based on the range of closing prices of Accelrys common stock during the period from April 1, 2010, the last trading day before the public announcement of the Merger, through                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $         to a high of $         for each share of Symyx common stock. Accordingly, at the time of the Accelrys annual meeting or the Symyx special meeting, as the case may be, neither the Accelrys stockholders nor the Symyx stockholders, as the case may be, will know or be able to calculate the exact market value of the consideration the Symyx stockholders will receive upon completion of the Merger.

No fractional shares of Accelrys common stock will be issued to Symyx stockholders in connection with the Merger. Instead, Symyx stockholders will receive cash in lieu of any fractional share of Accelrys common stock that such stockholders would otherwise be entitled to receive in connection with the Merger. For an additional description of what Symyx stockholders will receive in connection with the Merger, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84.

Ownership of Accelrys After the Completion of the Merger

Based on the number of shares of Accelrys common stock and Symyx common stock outstanding as of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of Symyx common stock would have been entitled to receive shares of Accelrys common stock representing approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. Accelrys stockholders would have continued to own their existing shares, which would not be affected by the Merger, and such shares would have represented approximately         % of all shares of Accelrys common stock outstanding as of immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding common stock of either Accelrys or Symyx changes prior to the completion of the Merger, whether due to any new issuance of shares of Accelrys common stock or Symyx common stock, any exercise of any outstanding options or other rights to purchase shares of Accelrys common stock or Symyx common stock or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the current Accelrys stockholders and the current Symyx stockholders of the combined company. Though it is theoretically possible that this change in relative ownership percentages could result in Symyx stockholders holding more than a majority of the outstanding shares of Accelrys common stock following the completion of the Merger, each of Accelrys and Symyx believes that the probability of such outcome is highly unlikely. Accordingly, the disclosure relating to the effects of the Merger assumes that the Symyx stockholders are issued shares of Accelrys common stock representing less than 50% of the combined company upon completion of the Merger.

Treatment of Symyx Stock Options and Restricted Stock Units

Stock Options

Upon completion of the Merger, all outstanding and unexercised options to purchase Symyx common stock will be assumed by Accelrys and converted into options to purchase Accelrys common stock, in each case with the number of shares subject to and the exercise price applicable to such option being appropriately adjusted based on the Exchange Ratio. Such assumed and converted options will be subject to the same vesting and other terms and conditions applicable to the original Symyx stock options. As of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, there were          options to purchase Symyx common stock outstanding. For an additional discussion of the treatment of Symyx stock options, see the section entitled “The Merger Agreement—Treatment of Symyx Stock Options” beginning on page 85.

Restricted Stock Units

In addition, upon completion of the Merger and pursuant to the terms of the applicable equity award plans and agreements, all outstanding RSUs representing rights to receive Symyx common stock will automatically vest in full and will entitle the holders thereof to receive shares of Accelrys common stock in accordance with the Exchange Ratio. As of                 , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, there were          Symyx RSUs outstanding.

What Accelrys Stockholders Will Receive in the Merger

Accelrys stockholders will not receive any additional shares of Accelrys common stock as a result of the Merger, and the rights associated with their shares of Accelrys common stock will remain unchanged, except insofar as the relative voting power associated with such shares will be diluted as a result of the issuance of additional shares of Accelrys common stock to Symyx stockholders in connection with the Merger.

Treatment of Accelrys Stock Options and Restricted Stock Units

The Merger Agreement does not provide for the modification, accelerated vesting or termination of any Accelrys stock options, Accelrys RSUs or other outstanding equity awards of Accelrys. As a result, except as otherwise provided under individual employment and equity award grant agreements, Accelrys equity awards will remain outstanding and generally will not be affected by the Merger.

Background of the Merger

Accelrys’s mission is to become the leading scientific informatics software company focused on serving clients that exploit scientific research and development data and to differentiate Accelrys from its competitors in the marketplace. To that end, the Accelrys board of directors and senior management team have regularly evaluated business development strategies, including strategic acquisitions that would enhance Accelrys’s product offerings, client services and overall financial position, thereby increasing stockholder value.

Symyx’s strategy is to help research and development-based companies in the life sciences, chemicals, energy, consumer products and industrial products industries achieve breakthroughs in innovation, productivity and return on investment through the use of Symyx’s products and professional services capabilities. As part of that strategy, the Symyx board of directors and senior management team have consistently evaluated partnership and acquisition opportunities in the fragmented research software segment to strengthen Symyx’s offerings and competitive position and to deliver value to the Symyx stockholders. In February 2008, Symyx engaged UBS to assist Symyx in evaluating Symyx’s business strategy, including potential strategic transactions and alternatives.

In December 2008 and again in early January 2009, Mr. Isy Goldwasser, Chief Executive Officer of Symyx, sent emails to Mr. Mark Emkjer, the then-current Chief Executive Officer of Accelrys, seeking to hold a meeting to discuss potential strategic opportunities between Accelrys and Symyx. Mr. Steven Goldby, Chairman of the Board of Symyx, also followed up with a telephone call to Mr. Ken Coleman, Chairman of the Board of Accelrys, on January 7, 2009. Following the announcement of his departure from Accelrys, Mr. Emkjer responded to Mr. Goldwasser’s emails, noting that while it may make sense for Accelrys and Symyx to discuss potential strategic opportunities, any such discussions would need to invlove the continuing Accelrys senior management team.

On January 6, 2009, Mr. Todd Johnson was appointed as the interim President and Chief Executive Officer of Accelrys while the Accelrys board of directors conducted a search for a new chief executive officer. In connection with such appointment, the Accelrys board of directors discussed with Mr. Johnson the company’s desire to continue to explore opportunities to grow the company, either organically or through acquisitions or other strategic alternatives.

On February 9, 2009, Mr. Goldwasser telephoned Mr. Johnson to introduce himself and to suggest that the parties discuss various potential strategic opportunities for Accelrys and Symyx, including the possibility of a strategic relationship between the companies.

During a telephonic meeting of the Accelrys board of directors held on February 23, 2009, Mr. Johnson reported to the Accelrys board of directors regarding the opportunities that the Accelrys senior management team members were focused on, including preliminary discussions with Symyx about a potential strategic relationship.

On March 12, 2009, at a regularly scheduled meeting of the Symyx board of directors, UBS reviewed with the board potential strategic alternatives for Symyx, focusing in part on life sciences software and informatics companies, including Accelrys, as potential acquisition targets. Mr. Goldwasser also updated the Symyx board of directors on the discussions held with Accelrys to date regarding a possible acquisition of Accelrys.

From March 12, 2009 until April 13, 2009, Mr. Johnson had multiple discussions with Mr. Goldwasser regarding a potential business combination involving the two companies. Among other topics, Messrs. Johnson and Goldwasser discussed the challenges each company faced as a stand-alone enterprise, the potential opportunities a combined company might be able to realize and preliminary matters that would need to be agreed upon prior to moving forward with a potential business combination of Accelrys and Symyx.

On April 13, 2009, during a telephonic meeting of the Accelrys board of directors, Mr. Johnson summarized for the board his discussions with Mr. Goldwasser over the prior several weeks. The Accelrys board of directors authorized Mr. Johnson to continue discussions regarding a potential business combination with Symyx and, on April 16, 2009, Accelrys and Symyx entered into a confidentiality agreement whereby each party agreed to keep confidential all non-public information provided to it by the other party.

On April 17, 2009, at a regularly scheduled meeting of the Symyx board of directors, Mr. Goldwasser led a discussion of various strategic alternatives available to Symyx, including potential acquisitions or a sale of all or portions of Symyx. Management reviewed two potential acquisition targets, including Accelrys, and discussed with the members of the Symyx board of directors the potential advantages and disadvantages of these targets. Following the discussion, the Symyx board of directors concluded that both of the acquisition targets were potentially attractive and requested that management pursue further discussion and evaluation of both potential transactions.

On April 20, 2009, Mr. Johnson and other members of the Accelrys senior management team met with Mr. Goldwasser and other members of the Symyx senior management team at the Hilton hotel in Santa Clara, California. At that meeting, the representatives of each company continued to discuss a potential business combination of Accelrys and Symyx and the ways in which their businesses could be expanded on a pro forma basis.

On April 24, 2009, at a regularly scheduled meeting of the Accelrys board of directors, Mr. Johnson summarized for the board the progress of discussions with Symyx and provided the board with a detailed description of Symyx’s business and historical and projected financial results, including a summary of concerns relating to Symyx’s projected annual revenue and the strategic fit of Symyx’s non-software, high productivity research (“HPR”) business with both Symyx’s and Accelrys’s software businesses. Next, representatives of Jefferies discussed with the board a number of issues that could arise in connection with any business combination of Accelrys and Symyx, including the strategic opportunities and potential challenges for a combined company, key due diligence areas relating to historical and projected software revenue growth, product integration, customer concentration and issues relating to Symyx’s HPR business. In addition, representatives of Jefferies discussed the potential merits of a transaction at this time given historical and current share prices, enterprise values and revenue scale of the two companies. Representatives of Jefferies also discussed the pros and cons of other potential strategic alternatives available to Accelrys, including strategic acquisitions by Accelrys of other scientific software informatics companies. Based upon all of the information presented to it, the Accelrys board of directors concluded that it would not be in the best interests of the Accelrys stockholders to pursue a business combination with Symyx at that time and instructed Mr. Johnson to discontinue negotiations with Symyx.

In May 2009 through early August 2009, Symyx explored a possible acquisition of two affiliated research software and services companies (collectively, the “Competitor”) as part of its consolidation strategy.

On June 15, 2009, Mr. Max Carnecchia was appointed as the President and Chief Executive Officer of Accelrys. In connection with Mr. Carnecchia’s appointment, Mr. Ken Coleman briefed Mr. Carnecchia on Accelrys’s strategic efforts, including its conversations with Symyx. On June 25, 2010, Mr. Carnecchia telephoned Mr. Goldwasser to introduce himself. During that call, Messrs. Carnecchia and Goldwasser agreed to meet in person at a later date.

On July 24, 2009, Mr. Carnecchia met with Mr. Goldwasser at Symyx’s offices in Sunnyvale, California to have a general discussion regarding the two companies. At the conclusion of the meeting, Messrs. Carnecchia and Goldwasser agreed that further discussions might be warranted later in the year after Mr. Carnecchia had an opportunity to familiarize himself with Accelrys’s business and after Symyx announced its financial results for the quarter ending September 30, 2009.

During the summer of 2009, Mr. Carnecchia also met several times with representatives of Jefferies to continue discussions regarding potential strategic opportunities for growing Accelrys’s business by virtue of potential business combinations with any of several potential strategic targets, including Symyx.

In October 2009, Symyx commenced a restructuring of its HPR business. The restructuring included an exit from its contract development and manufacturing operations business and a reduction in HPR staffing by approximately 75 employees (representing a total headcount reduction for Symyx of approximately 15%).

In early November 2009, following Symyx’s announcement of its financial results for the quarter ended September 30, 2009, Mr. Goldwasser telephoned Mr. Carnecchia and informed him that Symyx was winding down its HPR business and transitioning to a software-only business in 2010 and that, consistent with that strategy, the Symyx board of directors supported efforts led by Mr. Goldwasser to scale the software business through strategic acquisitions. Thereafter, on November 13, 2009, Messrs. Carnecchia and Goldwasser met at Symyx’s offices, where Mr. Goldwasser informed Mr. Carnecchia that Symyx was interested in acquiring Accelrys. Mr. Carnecchia told Mr. Goldwasser that Accelrys was not for sale, but that Accelrys may be interested in exploring a strategic combination of the two companies. After these discussions, Messrs. Carnecchia and Goldwasser agreed to report back to their respective boards of directors for guidance.

On November 23, 2009, Mr. Carnecchia spoke with Mr. Christopher Lane, a managing director of Jefferies, regarding engaging Jefferies to act as Accelrys’s financial advisor with respect to a potential business combination of Accelrys and Symyx. Over the next several weeks, representatives from Accelrys and Jefferies discussed the terms of the proposed engagement and, on February 3, 2010, Accelrys formally engaged Jefferies to serve as Accelrys’s financial advisor with respect to a potential business combination of Accelrys and Symyx.

On each of November 25, 2009 and November 27, 2009, Messrs. Carnecchia and Goldwasser held in-person meetings and telephonic discussions regarding a potential business combination of Accelrys and Symyx. Mr. Goldwasser told Mr. Carnecchia that before Symyx was ready to move forward with any such combination, in Mr. Goldwasser’s view, the parties would need to be in substantial agreement on certain key issues, including, among other things, (i) the exchange ratio, (ii) the name of the combined company, (iii) key structural terms, (iv) the composition of the board of directors of the combined company and (v) the composition of the senior management team of the combined company. In turn, Mr. Carnecchia informed Mr. Goldwasser that, as a condition to Accelrys’s entering into any potential business combination with Symyx, Symyx would have to divest its HPR business unit.

Throughout the remainder of November and December 2009, representatives of Symyx and Accelrys participated in numerous in-person and telephonic meetings to discuss the proposed terms of a business combination of the two companies. During this time, Accelrys and Symyx also conducted preliminary due diligence reviews of one another. The primary focus of these due diligence reviews related to the financial performance of the two companies and certain accounting matters, including net operating loss carryforward utilization and potential synergies that might be realized from a business combination of Accelrys and Symyx.

On December 16, 2009, the Symyx board of directors held a telephonic board meeting. During that meeting, Mr. Goldwasser reviewed the ongoing exploratory discussions with Accelrys regarding a potential business combination of Accelrys and Symyx, including an assessment of Accelrys’s business and organization and a financial modeling of the proposed combined company. The Symyx board of directors authorized management to proceed with such discussions and agreed that Mr. Goldby should send a letter to the Accelrys board of directors to facilitate the discussions.

Later that day, Mr. Goldby sent a letter to the Accelrys board of directors on behalf of Symyx proposing a merger involving the two companies and outlining several topics that Symyx wanted to address, including (i) the structure of the proposed merger, (ii) the composition of the board of directors and senior management team of the combined company, (iii) the retention of key employees, (iv) the expectation of a merger agreement with reciprocal representations, warranties and covenants and (v) the divestiture of the HPR business prior to signing a definitive merger agreement.

On December 17, 2009, at a telephonic meeting of the Accelrys board of directors, Mr. Carnecchia and other members of the Accelrys senior management team and representatives of Jefferies summarized the results of the due diligence review of and discussions with Symyx to date. The members of the Accelrys board of directors also discussed in detail the letter from Mr. Goldby.

Shortly following the conclusion of the December 17th meeting of the Accelrys board of directors, Mr. Coleman and Mr. Goldby met in person. At that meeting, Messrs. Coleman and Goldby agreed that both companies should continue their due diligence reviews of one another and discussed the potential composition of the senior management team for the combined company. Ultimately, Messrs. Coleman and Goldby agreed that the chief executive officers of each company should meet with members of the other company’s board of directors. As a result, Mr. Carnecchia met with all of the members of the Symyx board of directors, other than Dr. DeCherney, in December 2009 and January 2010, while Mr. Goldwasser met with three members of the Accelrys board of directors in January 2010.

Throughout January 2010, the companies continued to conduct their due diligence reviews of one another, focusing particularly on each other’s financial forecasts and on potential synergies from a potential merger. As a result of these reviews and discussions, Accelrys and Symyx agreed that any resolution regarding the pro forma ownership of the combined company would not be reached until each company announced its financial results for the quarter ended December 31, 2009 and Symyx completed the divestiture of its HPR business unit, and that other issues, including the composition of the board of directors and senior management team of the combined company, the name of the combined company and the nature of potential transition and severance arrangements with departing senior executives, would remain open until such a resolution regarding the pro forma ownership of the combined company was reached.

On January 21, 2010, at a regularly scheduled meeting of the Symyx board of directors, Mr. Goldwasser and Mr. Rex Jackson, Executive Vice President and Chief Financial Officer of Symyx, updated the board on the discussions with Accelrys, including the financial modeling for the proposed combined company.

On February 2, 2010, at a regularly scheduled meeting, the Accelrys board of directors convened to discuss, among other things, the status of the ongoing negotiations with Symyx. Representatives of management, including Mr. Carnecchia and Mr. Michael Piraino, Senior Vice President and Chief Financial Officer of Accelrys, advised the Accelrys board of directors that representatives of the two companies, along with the companies’ respective financial advisors, had held a series of discussions focused on certain financial matters, opportunities to realize annual net operating synergies and the challenges facing a potential merger involving Accelrys and Symyx. Mr. Carnecchia reported to the Accelrys board of directors that he, Mr. Piraino and Mr. Johnson had detailed discussions with the Symyx senior management team relating to revenue and income forecasts for both companies, including stand-alone financial information relating to Symyx’s HPR business unit. Mr. Carnecchia also indicated to the Accelrys board of directors that, to date, Accelrys had approached all discussions with Symyx relating to a potential merger with the understanding that the Symyx board of directors and management would support a process that would result in Mr. Carnecchia’s and Mr. Piraino’s serving as the combined company’s chief executive officer and chief financial officer, respectively, and that Symyx would divest its HPR business unit. Representatives of Jefferies also advised the Accelrys board of directors regarding the potential strategic opportunity presented by a combination of the two companies. Among other things, the representatives of Jefferies advised the Accelrys board of directors that a combined company would potentially benefit from (i) a more robust product portfolio that would allow it to become a market leader in the scientific software informatics sector, (ii) identified synergies that would drive significant margin improvement and (iii) accretion in EPS. In addition, representatives of Jefferies discussed with the board the relative contribution of each company to a combined enterprise and the potential impact on Accelrys’s equity incentive plans and prospective ability to use net operating loss carryforwards. After the discussion, the Accelrys board of directors directed the Accelrys senior management team, in consultation with representatives of Jefferies, to move forward with due diligence and negotiations with Symyx, with a focus on refining the combined company’s financial model and revenue and expense synergies analysis.

In February 2010, representatives from the Accelrys and Symyx senior management teams held a number of telephonic and in-person meetings to continue detailed due diligence with respect to the two companies. In addition, the companies began populating electronic data rooms with extensive due diligence materials based on a mutually agreed upon request list.

On February 11, 2010, Symyx publicly announced the proposed divestiture of certain of its HPR business unit assets to FreeSlate, Inc., a newly-formed company that would be managed by former Symyx employees.

On February 26, 2010, the Accelrys board of directors held a meeting at which members of the Accelrys senior management team updated the board with respect to the proposed merger involving Symyx. Mr. Carnecchia summarized for the board the status of the due diligence review conducted on Symyx to date by Accelrys and set forth a timeline for the expected completion of such review. Following Mr. Carnecchia’s presentation, representatives of Jefferies provided the Accelrys board of directors with an update on certain aspects of the proposed merger, noting to the board that both parties had provided one another with access to their respective electronic data rooms, had engaged in a series of business, financial, tax and product meetings to refine the scope of the companies’ respective due diligence efforts and had scheduled additional due diligence meetings through the first week of March 1, 2010. Mr. Johnson and Dr. Mathew A. Hahn, Senior Vice President of Research and Development of Accelrys, next made a presentation to the board regarding Accelrys’s assessment of Symyx’s products and customers from a sales and marketing standpoint and a research and development standpoint. In addition, representatives of Jefferies discussed with the Accelrys board of directors the merits of initiating a sales process with other potential third parties. The board considered the pros and cons of proceeding with the proposed merger involving Symyx and discussed whether to engage in a discreet or more public market check with respect to Accelrys. At the request of the board, a representative of Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”), outside legal counsel to Accelrys, advised the members of the Accelrys board of directors regarding their fiduciary duties in connection with the matters being discussed, including the potential merger involving Symyx and the necessity or desirability of performing a market check. In ultimately deciding to continue to pursue the proposed merger involving Symyx and not pursue a pre-signing market check, the board considered (i) the fact that no third party (other than Symyx) had recently expressed any interest in acquiring or otherwise combining with Accelrys, (ii) the limited number of potential strategic partners in the current market, none of which, in the board’s opinion, represented a better opportunity than the proposed merger involving Symyx, (iii) the lack of significant current cash flow of Accelrys to support an attractive transaction with a financial sponsor and the significant challenges a financial sponsor would face in the current credit markets when seeking financing for a proposed acquisition of Accelrys, (iv) the significant and unique synergies associated with the Symyx transaction that would not be available with other parties, (v) the fact that the Accelrys management team was only beginning to implement its strategic initiatives, (vi) the fact that the proposed merger was structured as a stock-for-stock exchange, which would not, in and of itself, be a liquidity event for current Accelrys stockholders, (vii) the fact that a merger involving Symyx would provide a larger scale and could position the combined company to attract key strategic partners that would otherwise be unavailable to Accelrys as a stand-alone company, (viii) the potential adverse impact on the existing discussions with Symyx should Accelrys elect to perform a pre-signing market check and (ix) the advice of its legal and financial advisors.

On March 2, 2010, Symyx announced the completion of the divestiture of its HPR business unit.

On March 6, 2010, the Symyx board of directors held a telephonic meeting to discuss the proposed merger involving Accelrys. At the request of the board, a representative of Cooley LLP (“Cooley”), outside legal counsel to Symyx, reviewed the fiduciary duty requirements of the directors in the context of considering a proposed stock-for-stock combination with Accelrys and potential strategic alternatives. Following that discussion, Mr. Goldwasser reviewed the scope of product, operational and financial due diligence conducted to date on Accelrys and summarized the review of Accelrys’s product lines, including benefits, synergies and risks associated with each product line. Mr. Trevor Heritage, President of Symyx Software, then presented an assessment of Accelrys’s operations and future operations, and Mr. Jackson reviewed the results to date of the financial due diligence. Representatives of Symyx’s financial advisor then joined the meeting for a discussion of financial and valuation metrics relating to establishing an exchange ratio. Mr. Goldwasser updated the board on the current discussions relating to setting the exchange ratio, including Accelrys’s position that the exchange ratio should be set based on relative market capitalizations. Mr. Goldwasser compared certain financial and valuation metrics of Symyx and Accelrys, including relative revenue, earnings before income, taxes, depreciation and amortization (“EBITDA”) and market capitalization. Symyx’s financial advisor discussed with the board the relative contributions of each company to various financial and valuation metrics of the combined company based on the companies’ respective financial forecasts, which indicated that, before giving effect to potential net synergies, Symyx would contribute more than 50% of such metrics other than market capitalization. Following a detailed discussion of the proposed merger, Symyx’s strategic alternatives and Symyx’s relative value in the proposed merger, the Symyx board of directors concluded that the exchange ratio should be set to give Symyx stockholders ownership of at least 50% of the combined company and instructed management to continue negotiations consistent with that principle. In executive session, the board also discussed appropriate transition and severance arrangements for departing senior executives of Symyx.

On March 8, 2010, the Accelrys board of directors held a telephonic meeting. Messrs. Carnecchia, Johnson and Piraino updated the board on the progress of Accelrys’s due diligence review of Symyx and summarized for the board certain matters the combined company would have to address, including finance, accounting, human resources and legal matters. Messrs. Carnecchia and Johnson also discussed with the board their assessment of the overall growth prospects for Symyx’s various products and businesses and the financial forecasts they had received from Symyx. Mr. David Mersten, Senior Vice President, Secretary and General Counsel of Accelrys, then briefed the board on Symyx’s contracting methodology and corporate governance practices. Representatives of Jefferies next discussed with the board the companies’ current market capitalizations, indicating that such capitalizations supported a transaction in which Accelrys stockholders should own approximately 53% of the combined company and Symyx stockholders should own approximately 47% of the combined company. At that point, the Accelrys board of directors instructed Mr. Carnecchia and the other representatives of Accelrys to continue discussions with Symyx, with an emphasis on discussions relating to relative valuations.

After that meeting, Mr. Carnecchia called Mr. Goldwasser and indicated that Accelrys was willing to accept a transaction that reflected the relative market capitalization of the companies, as discussed by the Accelrys board of directors. Mr. Goldwasser responded that, at that time, Symyx believed that market capitalization was not the appropriate valuation metric and that, as a result, Symyx would not agree to a transaction in which Symyx stockholders would own less than 50% of the combined company. Mr. Carnecchia noted that any such transaction would imply a double-digit premium to the current Symyx market capitalization, which would be both unusual for a transaction of this type and not acceptable to the Accelrys board of directors. Given the impasse regarding relative valuations of the companies, Symyx elected to discontinue providing due diligence information to Accelrys and, among other things, restricted all access to its electronic data room.

On March 10, 2010, Mr. Goldby contacted Mr. Coleman to discuss the disagreement regarding the relative valuations of the companies. During that discussion, Mr. Goldby indicated that Symyx might be willing to accept a transaction that reflected or approximated the relative market capitalization of the companies, provided that Symyx stockholders also received a cash dividend which, in the aggregate, would equal approximately $9.5 million. Mr. Coleman responded by reiterating Accelrys’s position that any potential merger involving the two companies should reflect the relative market capitalization of the companies.

On March 11, 2010, Mr. Goldby requested an in-person meeting with Mr. Coleman on the following day and, on March 12, 2010, Messrs. Coleman and Goldby met in person. At that meeting, Mr. Goldby communicated to Mr. Coleman that, in lieu of the payment of a cash dividend to Symyx stockholders in connection with the proposed merger, Symyx might be in a position to accept a transaction based on the relative market capitalizations of the companies (calculated using the treasury stock method) so long as Symyx’s market capitalization included a premium. Mr. Coleman noted that such a premium may be acceptable to Accelrys provided that it was set within the normal range for transactions of this type, meaning that it could not exceed high single digits. Mr. Goldby stated that he was willing to present a 9% premium to the Symyx board of directors for consideration. Mr. Goldby also indicated to Mr. Coleman that Symyx would direct its financial advisor to work with Jefferies on an exchange ratio methodology that would be based on an average closing per share price over an agreed-upon period acceptable to both parties. Finally, Mr. Goldby noted that, assuming the parties reached agreement on the exchange ratio, Symyx and Accelrys would then need to resolve matters relating to the composition of the board of directors and senior management team of the combined company and the nature of appropriate transition and severance arrangements with departing senior executives of Symyx. Mr. Coleman told Mr. Goldby that he would communicate Mr. Goldby’s points to the Accelrys board of directors.

On March 13, 2010, the Symyx board of directors held a telephonic meeting to discuss the exchange ratio. Mr. Goldby described for the board his meeting with Mr. Coleman and the proposed methodology for establishing an exchange ratio. Symyx’s financial advisor then discussed with the board Symyx’s proposal to set the exchange ratio based on a 9% premium to an average per share closing stock price of Symyx over an agreed upon period, proposed by Accelrys, through Jefferies, to be 20 trading days, including the exchange ratio that would result if the 20 trading days had ended on March 12, 2010 and the resulting relative ownership of the combined company. Symyx’s financial advisor also discussed with the board premiums paid in selected “merger of equals” transactions and the extent to which such premiums were generally less than 10%. Following a discussion of the exchange ratio, the relative financial metrics pertaining to each company, the potential strategic and financial benefits of the combination and Symyx’s strategic alternatives, the Symyx board of directors approved proceeding with the negotiation of the proposed merger, with the exchange ratio to be set based on this methodology.

On the morning of March 15, 2010, the Accelrys board of directors convened to discuss the proposed merger. Mr. Coleman described for the board the substance of his meeting with Mr. Goldby. In addition, representatives of Jefferies provided an update on other matters being negotiated with Symyx, including those relating to the proposed exchange ratio reflecting a 9% premium to Symyx’s closing stock price calculated using a 20 trading day average Symyx closing stock price versus a single-day spot closing stock price for Accelrys. In addition, representatives of Jefferies reviewed for the board data relating to Accelrys’s and Symyx’s recent stock price performance, the relative contribution analysis based on the two companies’ internal financial forecasts and the implied ownership and premium analysis based on the status of negotiations to date. After discussing the possible next steps and a proposed transaction timeline, the board directed the Accelrys senior management team and Accelrys’s legal and financial advisors to continue discussions with Symyx. In addition, the Accelrys board of directors instructed Jefferies to communicate to UBS that Accelrys would require the exchange ratio reflecting the 9% premium to be calculated using the 20 trading day average closing stock prices for both companies, as opposed to Symyx only.

Also on March 15, 2010, Symyx, through its legal counsel, Cooley, delivered an initial draft of the Merger Agreement to Accelrys and its legal counsel, Paul Hastings. The Merger Agreement presented by Cooley contained, among other deal protection measures, the concept of a termination fee in an unspecified amount, payable by either party under certain circumstances.

Over the next two weeks, representatives from Paul Hastings and Cooley negotiated the terms of the Merger Agreement. Significant attention was focused on the various deal protection measures contained in the Merger Agreement, including the termination fee, which Accelrys initially proposed to be equal to $9 million, but which Symyx stated should be lowered to $7.5 million.

During the same period, members of the senior management team for each company conducted multiple discussions relating to the nature of appropriate transition and severance arrangements for members of the Symyx senior management team who would not continue in long-term roles with the combined company. In addition, the parties discussed in detail appropriate severance arrangements for any other employees of the two respective companies who would be dismissed in connection with the proposed merger.

On March 23, 2010, the Accelrys board of directors met to discuss the proposed merger. First, representatives of Jefferies provided an update on the status of negotiations with Symyx, noting that financial, legal and technical due diligence was still proceeding by both parties. In addition, with respect to the economic terms of the proposed merger, representatives of Jefferies informed the board that Accelrys and Symyx had agreed on a valuation based on the relative market capitalizations of the companies (calculated using the treasury stock method) at each company’s 20 trading day average closing stock price, with a 9% premium in the case of Symyx. Representatives of Jefferies noted that, based upon that valuation framework, the implied exchange ratio would be 0.7634 shares of Accelrys common stock for each outstanding share of Symyx common stock and further noted the relative equity split on a fully diluted basis between Symyx and Accelrys stockholders assuming the use of that exchange ratio. Representatives of Jefferies also reported to the Accelrys board of directors that the composition of the board of directors of the combined company was still being negotiated, as were the terms of the short-term employment agreements for the departing members of the Symyx senior management team whom Accelrys believed were essential to retain for some period following the completion of the proposed merger to ensure a successful integration of the two companies.

On March 28, 2010, Cooley provided to Paul Hastings a draft of the proposed voting agreement to be entered into by the respective directors and certain executive officers of Accelrys and Symyx. Negotiations of the voting agreement took place over the next several days.

On April 2, 2010, the Symyx board of directors held a telephonic meeting. Materials relating to the proposed merger were distributed to the board of directors in advance of the meeting. Mr. Goldwasser reviewed the status of the negotiations of the Merger Agreement and the proposed timing for finalizing those negotiations. Mr. Goldwasser next reviewed the structure of the proposed merger and the synergies expected to result from the merger. Mr. Jackson then reviewed the preliminary results of operations of Symyx for its fiscal quarter ended March 31, 2010, including estimated revenue and EPS, and compared the preliminary results to the budget. Mr. Jackson also reviewed the preliminary results of operations of Accelrys for its fourth quarter ended March 31, 2010. The board determined that such results were consistent with expectations and supportive of proceeding with the proposed merger.

Also at this meeting, UBS reviewed with the board its preliminary financial analysis of the proposed exchange ratio of 0.7802 shares of Accelrys common stock for each outstanding share of Symyx common stock, based on a 9% premium to the 20 trading day average closing price of Symyx common stock for the period ended April 1, 2010 and the corresponding 20 trading day average closing price of Accelrys common stock. Mr. Goldwasser also reviewed in more detail the annual net operating synergies expected to result from the proposed merger.

Following a discussion of financial aspects of the proposed merger, Mr. Goldby discussed the proposed management and board composition of the combined company, which would result in Accelrys’s Chief Executive Officer and Chief Financial Officer continuing in the same roles with the combined company and the board of directors being comprised of 10 members, consisting of the six current members of the Accelrys board of directors plus four of the current members of the Symyx board of directors. The board discussed the proposed Symyx representatives and overall composition of the combined company’s board and stated its belief that the four Symyx directors should be slotted equally into each of the three classes of the Accelrys board of directors, with two Symyx directors in the class having a remaining term of three years. A representative of Cooley then reviewed for the board the material terms of the current draft of the proposed Merger Agreement based upon a written summary distributed prior to the meeting, including the structure of the transaction, the treatment of Symyx securities, the covenants of the parties, closing conditions, representations and warranties, deal protection provisions, including fiduciary duty exceptions, and the termination provisions and triggers for payment of the termination fee, in each case highlighting any material differences in treatment between Accelrys and Symyx. Counsel also reviewed the history of the negotiation of the reciprocal termination fee of $7.5 million and the $1.0 million expense reimbursement provision. Finally, counsel highlighted the remaining open items in the Merger Agreement. The Symyx board of directors discussed the status of due diligence and other outstanding items, including disclosure schedules, and ultimately agreed to hold another meeting on April 4, 2010 to consider the proposed merger after resolution of the outstanding items.

Negotiations of the terms and conditions of the Merger Agreement (including provisions relating to the composition of the board of directors of the combined company) and voting agreements were substantially concluded on April 3, 2010, and negotiations of the terms and conditions of the short-term employment agreements for the departing members of the Symyx senior management team were substantially concluded on April 4, 2010. Near-final drafts of the Merger Agreement and voting agreements were circulated, along with other supporting documentation (including a detailed summary of the terms of the employment agreements), to the Accelrys board of directors on April 2, 3 and 4, 2010. In addition, representatives of Jefferies provided materials to the Accelrys board regarding its financial analysis of the proposed merger involving Symyx and a draft of its related fairness opinion.

On the morning of April 4, 2010, the Symyx board of directors held a telephonic meeting. Mr. Charles Haley, General Counsel of Symyx, presented the results of the remaining legal due diligence review of Accelrys. A representative of Cooley updated the board, using a written summary, regarding the changes to the Merger Agreement since the last meeting, including the resolution of the precise structure and classification of the board of directors of the combined company. Mr. Goldwasser also updated the board on the status of negotiations between Accelrys and certain members of the Symyx senior management team, including Mr. Goldwasser, concerning the terms of short-term employment agreements for a transition period following the completion of the proposed Merger. Also at this meeting, UBS updated the board with respect to its financial analysis of the 0.7802 Exchange Ratio previously reviewed with the board on April 2, 2010 and delivered an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 4, 2010, as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Symyx common stock.

Mr. Haley then reviewed the proposed resolutions that were circulated to the board in advance of the meeting. Following a discussion, upon motion duly made, the Symyx board of directors (i) determined that the terms of the Merger Agreement were advisable and fair to, and in the best interests of, Symyx and its stockholders, (ii) approved the Merger Agreement and voting agreements, (iii) recommended that the Symyx stockholders approve the Merger Agreement and the Merger and (iv) authorized certain other matters in connection with the execution and performance of the Merger Agreement, including regulatory filings.

The Symyx board of directors then met in executive session and reviewed and approved target level annual bonuses for 2010 for specified management employees of Symyx, to be pro-rated for the portion of the year up to the date of the completion of the Merger and conditioned upon and effective as of the completion of the Merger.

On the afternoon of April 4, 2010, a meeting of the Accelrys board of directors was held to consider the Merger, the Merger Agreement, the voting agreements, the short-term employment agreements, an amendment to the Rights Agreement and an amendment to the Accelrys restated certificate of incorporation necessary in connection with the Merger. The meeting was attended by all members of the Accelrys board of directors, key members of the Accelrys senior management team and representatives of Paul Hastings and Jefferies. At this meeting, Mr. Carnecchia first updated the board on the outcome of all remaining negotiations with Symyx and reviewed for the board the results of the extensive business due diligence conducted by Accelrys on Symyx. Mr. Piraino then discussed with the board the results of Accelrys’s financial due diligence, highlighting for the board certain areas of focus around Symyx’s financial reporting, accounting, asset realization and potential tax-related exposure, including relating to the combined company’s prospective ability to utilize existing net operating loss carryforwards following the Merger. Mr. Piraino noted that the Accelrys finance team consulted with Deloitte & Touche LLP and Ernst & Young, independent registered public accounting firms, with respect to the accounting, financial and tax due diligence of Symyx. Mr. Mersten then advised the board on the results of Accelrys’s legal due diligence of Symyx. Mr. Mersten also advised the board that, while highly unlikely, the fixed Exchange Ratio could result in Accelrys’s stockholders owning less than 50% of the combined company immediately following the completion of the Merger.

Representatives of Jefferies next reviewed with the Accelrys board of directors the financial analysis of Jefferies regarding the Merger. Referring to the materials that had been previously delivered to the members of the Accelrys board of directors, representatives of Jefferies gave a transaction overview, describing the relative cash positions of each company, their respective market capitalizations and the pro forma ownership of the outstanding equity of the combined company based on the final calculated Exchange Ratio of 0.7802 shares of Accelrys common stock for each outstanding share of Symyx common stock. Several members of the board asked questions regarding the calculation of the Exchange Ratio and representatives of Jefferies explained that the updated 20 trading day average closing price of each company had caused a slight increase to the Exchange Ratio since the March 27, 2010 meeting of the board. Discussion ensued among representatives of Jefferies, the board and members of the Accelrys senior management team, during which the representatives of Jefferies described in detail the application of the treasury stock methodology and negotiated 9% premium in favor of Symyx in calculating the Exchange Ratio. After discussion, representatives of Jefferies then described the valuation methodologies used by Jefferies in connection with its analysis to support its fairness opinion. Representatives of Jefferies explained to the Accelrys board of directors the pro forma relative contribution analysis of each of Accelrys and Symyx, the premiums paid, the operating metrics of comparable companies and comparable transactions analyses. After questions from the board and considerable discussion, representatives of Jefferies delivered to the Accelrys board of directors the oral opinion of Jefferies, which was subsequently confirmed by delivery of a written opinion dated April 4, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinion, the Exchange Ratio was fair, from a financial point of view, to Accelrys.

A representative of Paul Hastings then reviewed for the Accelrys board of directors a written summary of the material terms of the Merger Agreement, which summary had been previously provided to the members of the Accelrys board of directors. Counsel explained that the Merger Agreement was structured as a “merger of equals,” with most provisions being reciprocal to each of Accelrys and Symyx. Counsel further explained the structure of the Merger, as well as the treatment of the Symyx stock options to be assumed by Accelrys in connection with the Merger. Counsel also reviewed the deal protection measures afforded by the Merger Agreement, focusing on the no-shop, the “fiduciary out” provisions relating to board recommendations and changes in recommendations and the termination and termination fee provisions. Counsel noted that the termination fee had in fact been negotiated down from $9 million to $7.5 million, and discussed with the board the circumstances pursuant to which the termination fee may become payable by each party. Counsel noted that the overall package of deal protection measures contained in the Merger Agreement afforded Accelrys with significant protection against a third-party proposal for Symyx, while still being sufficiently flexible to permit the Accelrys board of directors to discharge its fiduciary duties to the Accelrys stockholders, including in the event that Accelrys received an unsolicited third-party proposal. Counsel then summarized for the board each of the resolutions the board would need to approve if it elected to approve the Merger.

After discussion and consideration of the foregoing, the Accelrys board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms discussed at the meeting, were advisable and fair to, and in the best interests of, Accelrys and its stockholders. Accordingly, the board approved the Merger Agreement, the voting agreements, the amendment to the Accelrys restated certificate of incorporation to increase the number of authorized shares of Accelrys common stock, the amendment to the Rights Agreement and the short-term employment agreements to be entered into with the departing members of the Symyx senior management team. Finally, the board resolved to recommend that Accelrys’s stockholders approve the issuance of Accelrys common stock and the amendment to the Accelrys restated certificate of incorporation in connection with the Merger and directed that such actions be submitted to Accelrys’s stockholders for approval at the next annual meeting of Accelrys’s stockholders.

On April 5, 2010, the Merger Agreement was executed by Accelrys, Merger Sub and Symyx. In addition, each of the directors and certain executive officers of Accelrys entered into the voting agreements with Symyx, while each of the directors and certain executive officers of Symyx entered into the voting agreements with Accelrys. For an additional discussion of the Merger Agreement and the voting agreements, see the sections entitled “The Merger Agreement” beginning on page 84 and “The Voting Agreements” beginning on page 101.

Before the NASDAQ Global Market opened on April 5, 2010, Accelrys and Symyx issued a joint press release, and Accelrys conducted an investor conference call, announcing the Merger and the execution of the Merger Agreement.

On April 7, 2010, Symyx received from the Competitor an unsolicited proposal to acquire all shares of Symyx common stock at a price of $6.00 per share. The proposal stated that the transaction was fully financed with an equity commitment from a named financing source. The proposal, however, did not contain any financing commitment or other comfort regarding the availability of the funds necessary to complete the acquisition. The proposal was further subject to confirmatory due diligence and the negotiation of a definitive acquisition agreement, but the scope of diligence and the proposed definitive agreement were not included in the proposal.

After evaluating the proposal in consultation with Symyx’s management, financial advisor and outside counsel, the Symyx board of directors determined, at a meeting held on April 13, 2010, that the proposal was inadequate, from a financial point of view, considering, among other factors, (i) the terms of the proposed Merger and the long-term value that the Merger is anticipated to provide to Symyx stockholders, (ii) Symyx’s valuation as a stand-alone company based upon Symyx’s financial forecasts and Symyx’s potential valuation in a change of control transaction for cash based on purchase prices paid in selected transactions in the industry in which Symyx operates, (iii) the uncertainty of the financing for, and terms of, the proposed transaction with the Competitor and (iv) the uncertainty of completing a transaction on the proposed, unspecific terms offered by the Competitor. Accordingly, the board concluded that the Competitor’s proposal did not constitute a superior offer for purposes of the Merger Agreement and did not constitute a proposal that would reasonably be expected to result in a superior offer. Later that day, Mr. Goldwasser communicated the board’s determination to the Competitor.

On April 18, 2010, the Competitor submitted a revised proposal to acquire all of the shares of Symyx common stock for at least $6.25 per share conditioned on the Competitor’s completion of due diligence validating the Competitor’s assumptions underlying the offering price and the parties’ negotiation of a definitive agreement. The scope and timing for the due diligence requested was unclear, as the Competitor indicated the need for both “brief, confirmatory due diligence” and “customary legal and financial due diligence.” The revised proposal indicated a willingness to increase the offering price if, through the diligence process, the Competitor determined that the benefits of the proposed acquisition were greater than those assumed by the Competitor in offering $6.25 per share. The revised proposal, however, did not include the Competitor’s assumptions and stated that, in the event that Symyx did not allow the Competitor to perform its additional due diligence review, the Competitor would be unwilling to offer more than $6.00 per share. In addition, the revised proposal did not contain a financing commitment or any other comfort regarding the availability of the funds necessary to complete the acquisition. Finally, although the revised proposal contemplated a definitive agreement based “in substance” on the existing Merger Agreement, a draft agreement was not attached.

On April 21, 2010, the Symyx board of directors held a meeting to consider the revised proposal. After evaluating the revised proposal in consultation with Symyx’s management, financial advisor and outside counsel, the board determined that the revised proposal was inadequate, from a financial point of view, considering, among other factors, (i) the terms of the proposed Merger and the long-term value which the Merger could provide to Symyx stockholders, (ii) Symyx’s valuation as a stand-alone company based upon Symyx’s financial forecasts and Symyx’s potential valuation in a change of control transaction for cash based on purchase prices paid in selected transactions in the industry in which Symyx operates and (iii) that the price offered by the Competitor was not firm and that there was substantial risk that the transaction contemplated by the revised proposal would not be completed as proposed. Accordingly, the board concluded that the revised proposal did not constitute a superior offer for purposes of the Merger Agreement or a proposal that would reasonably be expected to result in a superior offer. Later that day, Mr. Goldwasser communicated the board’s determination to the Competitor, which has initiated no further communications with Symyx as of the date of this joint proxy statement/prospectus.

Recommendations of the Accelrys Board of Directors and its Reasons for the Merger

The Accelrys board of directors (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Accelrys and its stockholders (ii) has approved the Merger Agreement, the voting agreements, the amendment to the Accelrys restated certificate of incorporation and the amendment to the Rights Agreement and (iii) recommends that Accelrys stockholders vote “FOR” the Accelrys Merger Proposals. The Accelrys board of directors consulted with the Accelrys senior management team, as well as its legal counsel and accounting and financial advisors in evaluating the Merger and considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following:

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the belief that the combination of Accelrys’s and Symyx’s businesses would create more value for Accelrys stockholders in the long-term than Accelrys could create as a stand-alone business given the challenges in its business and those presented by a volatile economy;

•	the belief that the combined company would have significant opportunities to cross-sell its existing products into Accelrys’s and Symyx’s existing client bases;

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the fact that the combined company would have over 1,350 total, unique customers, including 29 of the top 30 biopharmaceutical companies, all five of the top chemical companies, all five of the top aerospace companies, three of the top five consumer packaged goods companies and numerous major government agencies and academic institutions;

•	the fact that Accelrys’s and Symyx’s product lines are generally complementary and do not create any significant areas of overlap;

•	the estimates by Accelrys that, based upon the companies’ projected operating results, the Merger would be accretive to Accelrys’s non-GAAP EPS, and thereby increase Accelrys stockholder value;

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the estimates by Accelrys of significant annual operating synergies resulting from the combination of Accelrys’s and Symyx’s businesses (including $10 million to $15 million of anticipated cost-savings in the first year following the Merger), which the Accelrys stockholders, as anticipated owners of a majority of the combined company, would benefit from;

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the fact that the Exchange Ratio is fixed and will not fluctuate based upon changes in the stock prices of Accelrys or Symyx prior to the completion of the Merger, which protects the Accelrys stockholders from any materially negative trends in the price of Accelrys common stock and any materially positive trends in the price of Symyx common stock;

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the use of Accelrys common stock as the sole consideration in the Merger, which will allow Accelrys to proceed with the Merger without having to deplete its existing cash resources or secure external financing in what is currently a difficult and expensive credit market;

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the fact that each of the directors and certain executive officers of Symyx agreed to vote their shares of Symyx common stock in favor of the Symyx Merger Proposal and against any alternative acquisition proposal, which the Accelrys board of directors viewed as sending a strong message to the market that the Symyx board of directors and senior management team was highly supportive of the Merger;

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the fact that the combined company would be well capitalized, with more than $150 million in unrestricted cash (and no outstanding long-term debt), which would be available for future investments by the combined company in its business or for future strategic transactions;

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the fact that the combined company would initially retain the Accelrys senior management team, which possesses the extensive industry knowledge and experience necessary to manage and operate the combined company;

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the fact that the board of directors of the combined company would be composed initially of all six current directors of Accelrys and four of the current directors of Symyx, which was viewed as a positive factor due to the known and proven qualifications of the members of the Accelrys board of directors;

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the opinion of Accelrys’s financial advisor, Jefferies, that as of April 4, 2010 and based upon the assumptions and qualifications set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to Accelrys;

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the fact that the Merger Agreement reflects a “merger of equals” structure, containing reciprocal representations and warranties, operational covenants, closing conditions, termination rights and termination fee provisions;

•	the belief that the $7.5 million termination fee payable by Symyx to Accelrys under certain circumstances is an appropriate deal protection measure;

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the belief that the $7.5 million termination fee payable by Accelrys to Symyx under certain circumstances does not preclude or unreasonably discourage a third party from submitting a proposal to acquire Accelrys; and

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the fact that the Merger Agreement allows the Accelrys board of directors, subject to the payment of the termination fee, to change or withdraw its recommendation to the Accelrys stockholders that they vote in favor of the Share Issuance Proposal in the event that Accelrys receives a superior offer from a third party or in response to certain material developments or changes in circumstances, if the Accelrys board of directors determines that failing to do so would reasonably be expected to result in a breach of the Accelrys board of directors’ fiduciary duties to the Accelrys stockholders.

The Accelrys board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	the risk that Symyx’s revenue forecasts are not attained at the level or within the timeframe expected;

•	the general challenges associated with successfully integrating two companies that may have significantly different corporate cultures;

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the potential diversion of management’s attention and other resources away from the continued operations of the core business of Accelrys during the period between the signing of the Merger Agreement and the completion of the Merger;

•	the potential loss of key Accelrys and Symyx employees critical to the ongoing success of the combined company’s business;

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the fact that the implied value of the Exchange Ratio, based on Accelrys’s 20 trading day average closing stock price ending on April 1, 2010 (the last trading day before the public announcement of the proposed Merger) represented a 12.4% premium to Symyx’s 20 trading day average closing stock price ending on April 1, 2010 and a 13.5% premium based on the single-day spot closing prices of Accelrys’s and Symyx’s common stock on April 1, 2010;

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the fact that, by virtue of the Exchange Ratio (which gives effect to the negotiated 9% premium), it is anticipated that the Accelrys stockholders will hold only slightly more than a majority of the outstanding shares of common stock of the combined company immediately after the completion of the Merger, despite the actual relative market capitalizations of the companies;

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the requirement under the Merger Agreement that Accelrys call and hold a vote of its stockholders to approve the Accelrys Merger Proposals, even in circumstances where the Accelrys board of directors has withdrawn or adversely changed its recommendation to the Accelrys stockholders with respect to such proposals in response to a superior offer or unanticipated material intervening event or development;

•	the substantial transaction costs to be incurred by Accelrys in connection with the Merger, even if the Merger is not completed in a timely manner or at all;

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the interests of Accelrys directors and executive officers in the Merger, including the matters described under the section entitled “The Merger—Interests of Accelrys Directors and Executive Officers in the Merger” beginning on page 75;

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the fact that certain deal protection measures contained in the Merger Agreement, including the $7.5 million termination fee, could have the effect of discouraging or devaluing proposals for alternative acquisition transactions involving Accelrys, including those that could otherwise become superior offers;

•	the potential limitations on the combined company’s utilization of net operating loss carryforwards in light of Section 382 of the Code;

•	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all; and

•	the other risks described above under the section entitled “Risk Factors” beginning on page 33.

This discussion of information and factors considered by the Accelrys board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Accelrys board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this joint proxy statement/prospectus. In view of the wide variety of factors considered by it, the Accelrys board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, the Accelrys board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for Accelrys stockholders than other strategic alternatives. Therefore, after taking into account all of the factors set forth above, the Accelrys board of directors determined that the Merger Agreement and the Merger were advisable and fair to, and in the best interests of, Accelrys and its stockholders and that Accelrys should enter into the Merger Agreement and take all actions necessary to complete the Merger.

Recommendation of the Symyx Board of Directors and its Reasons for the Merger

The Symyx board of directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Symyx and its stockholders, (ii) has approved the Merger, the Merger Agreement and the voting agreements entered into between Symyx and the directors and certain executive officers of Accelrys and (iii) recommends that Symyx stockholders vote “FOR” the Symyx Merger Proposal. The Symyx board of directors consulted with the Symyx senior management team, Symyx’s outside legal counsel and Symyx’s financial advisor in evaluating the Merger and considered a number of factors in reaching its decision to take the foregoing actions, including, but not limited to the following:

•	the potential long-term strategic benefits of the combination of Symyx and Accelrys, including:

¡

Symyx’s belief that the combination of the two companies with their complementary products, technologies and capabilities will result in a stronger combined company with a more complete set of product offerings to serve a broader customer base;

¡	Symyx’s belief that the combination of the two companies will create a leader in the scientific informatics software industry with deep domain expertise in chemistry, biology and material science;

¡

Symyx’s belief that the combination will create one of the larger vendors, from a financial perspective, in the scientific informatics software industry, leading to more customer confidence in the combined company;

¡	Symyx’s belief that the combined company would have significant opportunities to cross-sell its existing products into Accelrys’s and Symyx’s existing client bases;

¡

the net synergies expected to be realized by the combined company and the expected impact of those synergies on the operating results of the combined company (including a potential of $10 million to $15 million in anticipated cost-savings in the first year following the Merger);

¡	the fact that there is little product overlap between the businesses of Symyx and Accelrys, but that the businesses have complementary customer bases and relationships that should enable the combined company to increase revenue in excess of combined levels that would not likely be achieved as two stand-alone companies; and

¡

Symyx’s expectation that the combined company’s technological capabilities will support more rapid development of next generation products, which could improve the combined company’s competitive position in its target markets;

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the Symyx board of directors’ belief that the Exchange Ratio, which is expected to give the holders of Symyx common stock, stock options and RSUs approximately 49.6% of the combined company’s outstanding common stock and “in the money” stock options as of immediately following the completion of the Merger, is financially attractive in light of Symyx’s value as a stand-alone company, Symyx’s recent stock price performance and the potential value of the combined company’s common stock;

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the fact that the Exchange Ratio is fixed and will not fluctuate based upon changes in the stock prices of Symyx or Accelrys prior to the completion of the Merger, which protects the Symyx stockholders from any materially negative trends in the price of Symyx common stock and any materially positive trends in the price of Accelrys common stock;

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the fact that the shares of Accelrys common stock to be received by Symyx’s stockholders will be (i) received in an exchange that is intended to be tax free within the meaning of Section 368(a) of the Code (see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 81), (ii) registered under U.S. federal securities laws and (iii) freely tradable for Symyx stockholders who are not affiliates of Accelrys;

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the opinion of UBS, dated April 4, 2010, to the Symyx board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of Symyx common stock (see the section entitled “The Merger—Opinion of Symyx’s Financial Advisor” beginning on page 63);

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current and historical information concerning Symyx’s and Accelrys’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the Merger and the Merger’s potential effect on long-term stockholder value;

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the fact that the Merger is subject to the approval of the Symyx stockholders and that, if an alternative offer affording greater long-term value to Symyx’s stockholders were to be made to the stockholders prior to the completion of the Merger, the stockholders could elect not to adopt the Merger Agreement, and that the Symyx board of directors could change its recommendation regarding the Merger in certain circumstances;

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the belief that the terms and conditions of the Merger Agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature;

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the belief that the terms of the Merger Agreement and other arrangements with respect to the Symyx board of directors, management and employees are intended to maintain much of the organization of Symyx and preserve the value of Symyx prior to and following the completion of the Merger, including:

¡	the fact that four of the 10 members of the combined company board of directors will be current directors of Symyx; and

¡	the fact that all Symyx employees who continue as Accelrys employees will be provided with substantially the same benefits as similarly situated Accelrys employees;

•

the belief that the Accelrys senior management team, combined with those members of the Symyx senior management team who are continuing with the combined company, are highly skilled and capable of managing the combined company and achieving the long-term value being sought by Symyx and Accelrys stockholders.

The Symyx board of directors also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the Merger and enter into the Merger Agreement, including, but not limited to, the following:

•	the risks described under the section entitled “Risk Factors” beginning on page 33;

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the possibility that the Merger might not be completed and the potential effects of the public announcement and pendency of the Merger on management attention, Symyx’s ability to retain employees, Symyx’s relationship with certain customers, suppliers and strategic partners, Symyx’s sales, operating results and stock price and Symyx’s ability to attract and retain key management and sales, marketing and technical personnel;

•

the risks associated with integrating the businesses of the combined companies and management upon completion of the Merger, including risks of employee disruption, risks that integrating two companies’ cultures might not be accomplished quickly or smoothly and risks that, despite the efforts of the combined company, key personnel might not remain employed by the combined company;

•	the possibility that the operational and financial benefits anticipated in connection with the Merger might not be realized by the combined company;

•

the fact that, because of the fixed Exchange Ratio (of 0.7802 shares of Accelrys common stock for each share of Symyx common stock), if Accelrys’s share price declines (and does not recover) prior to the completion of the Merger, the value of the consideration to be received by Symyx stockholders in connection with the Merger would also decline;

•

the restrictions the Merger Agreement imposes on soliciting competing bids and the fact that Symyx may be obligated to pay to Accelrys a $7.5 million termination fee under specified circumstances, or reimburse expenses of Accelrys up to a maximum of $1 million in the event that the Symyx stockholders do not adopt the Merger Agreement, and the possibility that this termination fee could discourage others from submitting a competing proposal to acquire Symyx or reduce the price in an alternative transaction; and

•

the restrictions the Merger Agreement imposes on the operations of Symyx during the period between the signing of the Merger Agreement and the completion of the Merger and the fact that, should the Merger not occur, such restrictions could have an adverse effect on the operations of Symyx during and after such pre-closing period.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Symyx board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to recommend that Symyx stockholders vote in favor of the Symyx Merger Proposal. In addition, individual members of the Symyx board of directors may have given differing weights to different factors. The Symyx board of directors conducted an overall analysis of the factors described above.

Opinion of Accelrys’s Financial Advisor

Jefferies was engaged to render an opinion to the Accelrys board of directors as to whether the Exchange Ratio is fair, from a financial point of view, to Accelrys. On April 4, 2010, Jefferies delivered to the Accelrys board of directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the Exchange Ratio is fair, from a financial point of view, to Accelrys.

The full written text of the opinion of Jefferies, dated April 4, 2010, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached as Annex I to this joint proxy statement/prospectus. Accelrys encourages its stockholders to read the Jefferies opinion carefully and in its entirety. The opinion of Jefferies was provided to the Accelrys board of directors in connection with its consideration of the Merger and addresses only the fairness, from a financial point of view and as of the date of the opinion of Jefferies, of the consideration to be paid by Accelrys pursuant to the Merger Agreement and does not address any other aspect of the Merger. The opinion of Jefferies does not constitute a recommendation as to how any holder of shares of Accelrys common stock should vote on the Accelrys Merger Proposals. The following summary of the opinion of Jefferies is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex I.

In connection with its opinion, Jefferies, among other things:

•	reviewed a draft of the Merger Agreement dated March 31, 2010;

•	reviewed certain publicly-available financial and other information about Accelrys and Symyx;

•

reviewed certain information furnished to Jefferies by Accelrys’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Accelrys, including, among other things, certain cost-savings and operating synergies projected by Accelrys’s management to result from the Merger;

•	reviewed certain information furnished to Jefferies by Symyx’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Symyx;

•	held discussions with members of senior management of Accelrys concerning the matters described in the second and third bullet points above;

•	held discussions with members of senior management of Symyx concerning the matters described in the second and fourth bullet points above;

•	reviewed the trading price history and valuation multiples for the Symyx common stock and compared them with those of certain publicly-traded companies that Jefferies deemed comparable to Symyx;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Accelrys or Symyx or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of Accelrys and Symyx, respectively, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Accelrys or Symyx. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by it, Jefferies noted in its opinion that projecting future results of any company is inherently subject to uncertainty. Accelrys and Symyx informed Jefferies, however, and Jefferies assumed, that such financial forecasts, including synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Accelrys and Symyx, respectively, as to the future financial performance of Accelrys and Symyx, respectively. Jefferies expressed no opinion as to Accelrys’s or Symyx’s financial forecasts or the assumptions on which they were made.

The opinion of Jefferies was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of Jefferies of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Accelrys or Symyx, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Accelrys and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Accelrys and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Merger to Accelrys. Accelrys advised Jefferies that the Merger would qualify as a tax-free reorganization for federal income tax purposes. Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Accelrys, Symyx or the contemplated benefits of the Merger.

The following is a brief summary of the analyses performed by Jefferies in connection with the preparation of its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies, but includes all material factors considered by Jefferies in rendering its opinion. Jefferies drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Exchange Ratio. Each analysis performed by Jefferies is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies to arrive at its opinion.

Historical Trading Analysis

Jefferies reviewed the trading price history of both the Accelrys common stock and Symyx common stock for the last twelve month (the “LTM”) period ending April 1, 2010 on a stand-alone basis and also in relation to the NASDAQ Composite and a composite index consisting of the enterprise software and services companies listed below in the pharmaceutical IT, business intelligence and analytics and modeling and simulation industries specifically serving the life science, chemical, energy and consumer and industrial products markets. Jefferies selected the following comparable companies because their products, operating and financial characteristics and end-user markets are reasonably similar to that of Symyx and Accelrys.

• Actuate Corporation	• Medidata Solutions, Inc.

• ANSYS, Inc.	• Micro Strategy Incorporated

• Autodesk, Inc.	• Parametric Technology Corporation

• eResearchTechnology, Inc.	• Phase Forward Incorporated

• Informatica Corporation

The historical trading analysis was presented to the Accelrys board of directors solely for informational purposes to provide it with background information and perspective with respect to the relative historical trading price of the Accelrys common stock and Symyx common stock. This analysis showed that during the LTM period ending April 1, 2010, (i) the trading price of Accelrys increased 62.5%, (ii) the trading price of Symyx declined 3.0%, (iii) the NASDAQ Composite Index increased 54.8% and (iv) the composite index consisting of the selected companies increased 70.8%.

Public Company Comparables Analysis

Public company comparables analysis is a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics or servicing similar customers or markets.

Using publicly-available information and information provided by Symyx’s management, Jefferies analyzed the trading multiples of Symyx and the corresponding trading multiples of the group of companies listed above under “Historical Trading Analysis.” In its analysis, Jefferies derived and compared multiples for Symyx and the selected companies by calculating the total enterprise value as the difference of equity market capitalization minus net cash (the “TEV”) and evaluating it as a multiple of that company’s:

•	revenue for the trailing twelve month (the “TTM”) period (the “TTM Revenue”) as of December 31, 2009 (“TEV/TTM Revenue”);

•	projected revenue for the year ending December 31, 2010 (“TEV/Revenue 2010E”);

•	projected revenue for the year ending December 31, 2011 (“TEV/Revenue 2011E”);

•	TTM EBITDA as of December 31, 2009 (“TEV/TTM EBITDA”);

•	projected EBITDA for the year ending December 31, 2010 (“TEV/EBITDA 2010E”);

•	projected EBITDA for the year ending December 31, 2011 (“TEV/EBITDA 2011E”);

•	TTM price to EPS ratio (“P/E”) as of December 31, 2009 (“TEV/TTM P/E”);

•	projected P/E for the year ending December 31, 2010 (“TEV/P/E 2010E”); and

•	projected P/E as of December 31, 2011 (“TEV/P/E 2011E”).

Utilizing the most representative multiple range within the comparable public company set, Jefferies then calculated a range of implied values per share of Symyx common stock based on Symyx’s TTM Revenue, EBITDA and adjusted EPS (“Adjusted EPS”), and its projected revenue, EBITDA and Adjusted EPS for 2010 and 2011, respectively.

This analysis indicated the following:

	Comparable Public Company Multiple Range	Symyx Relevant Metrics (millions)	Implied per Share Value Range
TEV/TTM Revenue	1.25x – 1.75x	$88.6	$5.43 – $6.69
TEV/Revenue 2010E	1.0x – 1.5x	$84.9	$4.70 – $5.90
TEV/Revenue 2011E	1.0x – 1.5x	$94.2	$4.97 – $6.30
TEV/TTM EBITDA	7.0x – 9.0x	$14.0	$5.07 – $5.86
TEV/EBITDA 2010E	6.0x – 8.0x	$10.4	$4.07 – $4.66
TEV/EBITDA 2011E	5.0x – 7.0x	$15.4	$4.48 – $5.35
TEV/TTM P/E	15.0x – 19.0x	$0.36	$5.46 – $6.91
TEV/P/E 2010E	12.0x – 17.0x	$0.27	$3.22 – $4.56
TEV/P/E 2011E	10.0x – 15.0x	$0.35	$3.45 – $5.18

Jefferies then compared the ranges of implied values per share of Symyx common stock based on Symyx’s TTM Revenue, EBITDA and P/E, and its projected revenue, EBITDA and P/E for 2010 and 2011, respectively, against the implied merger consideration value of $5.07 per share of Symyx common stock based on the closing price of Accelrys common stock on April 1, 2010, the last trading day before public announcement of the Merger.

No company utilized in the public company comparables analysis is identical to Symyx. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Accelrys, Symyx and Jefferies. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis

Transaction comparables analysis is a method of valuing an entity relative to recent merger and acquisition transactions involving companies having similar products or services and servicing similar customers or markets.

Jefferies analyzed the following 14 North American transactions in the pharmaceutical IT, business intelligence and analytics and modeling and simulation industries since January 1, 2008 with TTM Revenues greater than or equal to $20 million:

Target	Acquirer	Announcement Date
Amicas, Inc.	Merge Healthcare Incorporated	February 22, 2010
Global Med Technologies, Inc.	Haemonetics Corporation	February 1, 2010
SPSS Inc.	International Business Machines Corporation	July 28, 2009
Vignette Corporation	Open Text Corporation	May 6, 2009
Emageon Inc.	Amicas, Inc.	February 23, 2009
Interwoven, Inc.	Autonomy Corporation Plc.	January 22, 2009
Pharsight Corporation	Tripos Inc.	September 9, 2008
Captaris, Inc.	Open Text Corporation	September 4, 2008
Insightful Corporation	Tibco Software Inc.	June 19, 2008
MEDecision, Inc.	Mutual Legal Reserve Company	June 18, 2008
Moldflow Corporation	Autodesk, Inc.	May 1, 2008
Ansoft Corporation	ANSYS, Inc.	March 31, 2008
Optio Software, Inc.	Bottomline Technologies (de), Inc.	March 3, 2008
CMS Inc.	Elekta AB	January 8, 2008

Using publicly-available financial information, Jefferies analyzed the transaction value in each transaction as a multiple of (i) the target’s TTM Revenue and (ii) the target’s TTM EBITDA. In each case, the transaction value was adjusted for the target’s cash and debt on the balance sheet at the time of the acquisition if such information was available. In calculating the EBITDA multiples, Jefferies adjusted for stock-based compensation and one-time items, including restructuring charges and impairment losses. Utilizing the most representative multiple range within the precedent transaction set, Jefferies then calculated a range of implied values per share of Symyx common stock based on Symyx’s TTM Revenue and TTM EBITDA.

This analysis indicated the following:

	Comparable Transaction Multiple Range	Symyx Relevant Metrics (millions)	Implied per Share Value Range
TEV/TTM Revenue	1.0x – 1.75x	$88.6	$4.81 – $6.69
TEV/TTM EBITDA	8.0x – 12.0x	$14.0	$5.46 – $7.04

This analysis indicated a range of implied values per share of Symyx common stock of approximately $4.81 to $6.69 using TTM Revenue and $5.46 to $7.04 using TTM EBITDA, compared in each case to the closing price per share of Symyx common stock of $4.47 on April 1, 2010, the last trading day before public announcement of the Merger, and the implied merger consideration value of $5.07 per share of Symyx common stock based on the closing price of Accelrys common stock on that date.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Accelrys, Symyx and Jefferies. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Premiums paid analysis is a method of valuing an entity by analyzing the premiums paid in selected public merger and acquisition transactions.

Using publicly-available information, Jefferies analyzed the premiums offered in selected public-to-public “merger of equals” transactions (i) involving stock-for-stock exchanges with values greater than $100 million where both parties would hold 40-60% ownership post transaction, (ii) where cash consideration or dividend values represented no more than 10% of the overall deal value and (iii) where at least one party was traded on a major U.S. exchange.

For each of these transactions, Jefferies calculated the premium represented by the implied merger consideration value over Symyx’s closing share price one trading day and 20 trading days prior to the public announcement of the Merger. This analysis indicated the following premiums for those time periods prior to announcement:

	1-Trading Day Prior	20-Trading Days Prior
Premium Percentage
High	54%	61%
75th Percentile	16%	16%
Median	9%	9%
25th Percentile	4%	6%
Low	1%	(11)%

Using the low and high premiums set forth above and the closing price per share of Symyx’s common stock of $4.47 on April 1, 2010, the last trading day before public announcement of the Merger, this analysis indicated a range of implied values per share of Symyx common stock of approximately $4.53 to $6.87, respectively, using the premiums one trading day prior to announcement, and approximately $4.03 to $7.25, respectively, using the premiums 20 trading days prior to announcement, compared in each case to the closing price per share of Symyx common stock of $4.47 on April 1, 2010 and the implied merger consideration value of $5.07 per share of Symyx common stock based on the closing price of Accelrys common stock on that date.

Pro Forma Relative Contribution Analysis

Pro forma relative contribution analysis is a method of valuing an entity by analyzing the relative financial metrics of the combined entity.

Based on information provided by management of each of Symyx and Accelrys, Jefferies compared the expected contribution of each of Symyx and Accelrys to the combined company against the implied relative equity ownership percentages of the stockholder bases of 48.8% and 51.2%, respectively (calculated based on the fully diluted treasury method). The implied contribution was based upon actual TTM Revenue, EBITDA and net income, and estimates of revenue, EBITDA and net income for calendar years 2010 and 2011, and net cash as of December 31, 2009. In calculating EBITDA and net income, Jefferies excluded from the historical and projected EBITDA and net income for Symyx and Accelrys, as applicable, stock-based compensation, amortization and other non-recurring expenses.

	% Contribution
Operating Metric	Accelrys	Symyx
TTM Revenue	48.1	51.9
CY2010P Revenue	49.8	50.2
CY2011P Revenue	48.9	51.1
TTM EBITDA	36.0	64.0
CY2010P EBITDA	44.6	55.4
CY2011P EBITDA	42.2	57.8
TTM Net Income	35.0	65.0
CY2010P Net Income	44.5	55.5
CY2011P Net Income	44.4	55.6
Net Cash	46.8	53.2

Conclusion

The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Accelrys, Symyx and Jefferies. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies did not recommend any specific consideration to the Accelrys board of directors or that any specific consideration constituted the only appropriate consideration with respect to the Merger Agreement and the transactions contemplated thereby.

Miscellaneous

Jefferies was engaged by Accelrys to act as financial advisor to Accelrys in connection with the Merger and will receive a fee of $1.375 million for its services, a portion of which was payable upon delivery of its opinion and a significant portion of which is payable contingent upon completion of the Merger. Jefferies also will be reimbursed for all out-of-pocket expenses incurred. Accelrys has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement.

Jefferies has not, in the past, provided financial advisory and financing services to either Accelrys or Symyx, or their respective affiliates. The Accelrys board of directors engaged Jefferies as Accelrys’s financial advisor in connection with the Merger because it is an internationally recognized financial advisor that has substantial experience in transactions similar to the Merger. In the ordinary course of business, Jefferies and its affiliates maintain a market in the securities of Accelrys and Symyx and may trade or hold securities of Accelrys or Symyx and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In the future Jefferies may seek to provide financial advisory and financing services to Accelrys, Symyx or entities that are affiliated with Accelrys or Symyx, for which Jefferies would expect to receive compensation.

Opinion of Symyx’s Financial Advisor

On April 4, 2010, at a meeting of the Symyx board of directors held to evaluate the Merger, UBS delivered to the Symyx board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 4, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Symyx common stock.

The full text of UBS’ written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached as Annex J to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of Symyx common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the Symyx board of directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio from a financial point of view and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Symyx or Symyx’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the Merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly-available business and financial information relating to Symyx and Accelrys;

•

reviewed certain internal financial information and other data relating to Symyx’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by Symyx’s management that the Symyx board of directors directed UBS to utilize for purposes of its analysis;

•

reviewed certain internal financial information and other data relating to Accelrys’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by Accelrys’s management that the Symyx board of directors directed UBS to utilize for purposes of its analysis;

•

reviewed certain estimates of synergies prepared by the managements of Symyx and Accelrys that were not publicly available that the Symyx board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of Symyx and Accelrys concerning the businesses and financial prospects of Symyx and Accelrys;

•	reviewed publicly-available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly-available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Symyx common stock and Accelrys common stock;

•

considered certain pro forma effects of the Merger on the financial statements of Accelrys for years 2010 through 2014 on a calendarized basis and certain pro forma effects of the Merger relative to the projected EPS of Symyx common stock for calendar years 2010 through 2014 on a stand-alone basis;

•	reviewed an execution version of the Merger Agreement made available to UBS on April 4, 2010; and

•	conducted such other financial studies, analyses and investigations and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Symyx board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Symyx board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Symyx or Accelrys, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, UBS assumed, at the direction of the Symyx board of directors, that such forecasts, estimates, synergies and pro forma effects had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Symyx and Accelrys as to the future financial performance of Symyx and Accelrys and such synergies and pro forma effects. In addition, UBS assumed with the approval of the Symyx board of directors that such financial forecasts and estimates, including synergies, would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the Symyx board of directors, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the Symyx board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified in its opinion, of the Merger Agreement or the form of the Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. UBS expressed no opinion as to what the value of

Accelrys common stock would be when issued pursuant to the Merger or the prices at which Accelrys common stock or Symyx common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of the Symyx board of directors, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the execution version that UBS reviewed, (ii) the parties to the Merger Agreement would comply with all material terms of the Merger Agreement and (iii) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition of the Merger Agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on Symyx, Accelrys or the Merger. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with Symyx from any party. Except as described above, Symyx imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Symyx board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Symyx, Accelrys or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Symyx and Accelrys provided by the managements of Symyx and Accelrys in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Symyx and Accelrys. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The Exchange Ratio was determined through negotiation between Symyx and Accelrys and the decision by Symyx to enter into the Merger Agreement was solely that of the Symyx board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the Symyx board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Symyx board of directors or management with respect to the Merger or the Exchange Ratio.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Symyx board of directors on April 4, 2010 in connection with UBS’ opinion relating to the Merger. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the “Selected Companies Analysis,” “Selected Transactions Analysis” and “Contribution Analysis” described below, the term “implied per share value of the merger consideration”

refers to the $5.07 implied per share value of the merger consideration based on the Exchange Ratio and the closing price of Accelrys common stock on April 1, 2010 of $6.50.

Selected Companies Analysis

UBS compared selected financial and stock market data of Symyx, Accelrys and the following six publicly-traded companies in the data integration and content management software industry:

•	Actuate Corporation

•	Informatica Corporation

•	Medidata Solutions, Inc.

•	Open Text Corporation

•	Phase Forward Incorporated

•	TIBCO Software Inc.

UBS reviewed enterprise values, calculated as equity market value based on closing stock prices on April 1, 2010, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of estimated calendar years 2010 and 2011 revenue and EBITDA. UBS also reviewed closing stock prices on April 1, 2010 as a multiple of calendar years 2010 and 2011 estimated EPS, excluding amortization and stock-based compensation expenses and one-time charges (“Cash EPS”). UBS then compared these multiples derived for the selected companies with corresponding multiples implied for Accelrys based on the closing price of Accelrys common stock on April 1, 2010 and for Symyx based both on the closing price of Symyx common stock on April 1, 2010 and the implied per share value of the merger consideration. Financial data for the selected companies were based on publicly-available research analysts’ consensus estimates, public filings and other publicly-available information. Estimated financial data for Symyx were based on internal estimates of Symyx’s management, and estimated financial data for Accelrys were based on internal estimates of Accelrys’s management. EBITDA data of Symyx and Accelrys excluded stock-based compensation expense. This analysis indicated the following implied high, median, mean and low multiples for the selected companies, as compared to corresponding multiples implied for Accelrys and Symyx:

	Implied Multiples for Selected Companies				Implied Multiples for Accelrys Based on:	Implied Multiples for Symyx Based on:
	High	Median	Mean	Low	Closing Stock Price on 4/1/10	Closing Stock Price on 4/1/10	Implied Per Share Value of Merger Consideration
Enterprise Value as Multiple of Revenue:
Calendar Year 2010E	4.3x	2.2x	2.6x	1.9x	1.1x	0.9x	1.2x
Calendar Year 2011E	3.8x	2.0x	2.3x	1.7x	1.0x	0.8x	1.1x

Enterprise Value as Multiple of EBITDA:
Calendar Year 2010E	16.3x	9.4x	10.4x	7.7x	10.8x	7.6x	9.7x
Calendar Year 2011E	14.4x	8.2x	9.0x	6.4x	8.1x	5.1x	6.5x

Closing Stock Price as Multiple of Cash EPS:
Calendar Year 2010E	26.3x	19.1x	18.9x	11.6x	24.1x	16.7x	19.0x
Calendar Year 2011E	22.2x	14.5x	15.4x	9.8x	18.7x	13.0x	14.7x

Selected Transactions Analysis

UBS reviewed transaction values in the following 11 selected transactions involving companies in the data integration and content management software industry that were primarily focused on research:

Announcement Date	Acquirer	Target
• 12/08/09	• Francisco Partners LP	• QuadraMed Corporation
• 09/09/08	• Vector Capital / Tripos, Inc.	• Pharsight Corporation
• 09/05/08	• Phase Forward Incorporated	• Clarix LLC
• 06/19/08	• TIBCO Software Inc.	• Insightful Corporation
• 06/13/08	• Parexel International Corporation	• Clinphone plc
• 11/27/07	• eResearch Technology, Inc.	• Covance Cardiac Safety Services Inc.
• 08/10/07	• Symyx	• MDL Information Systems, Inc.
• 11/20/06	• Vector Capital	• Tripos, Inc. (Discovery/Informatics Business)
• 11/13/06	• DATATRAK International, Inc.	• ClickFind, Inc.
• 10/26/06	• Clinphone plc	• Datalabs, Inc.
• 06/14/06	• Cerner Corporation	• Galt Associates, Inc.

UBS reviewed transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of, to the extent publicly available, LTM revenue and EBITDA. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for Symyx based on the implied per share value of the merger consideration. Multiples for the selected transactions were based on publicly-available information at the time of announcement of the relevant transaction. Estimated financial data for Symyx were based on internal estimates of Symyx’s management, which excluded, in the case of EBITDA, stock-based compensation expense. This analysis indicated the following implied high, median, mean and low multiples for the selected transactions (implied LTM revenue multiples that were negative or greater than 5.0x and implied LTM EBITDA multiples that were negative or greater than 25.0x were excluded as not meaningful), as compared to corresponding multiples implied for Symyx:

	Implied Multiples for Selected Transactions				Implied Multiples for Symyx Based on Implied Per Share Value of Merger Consideration
	High	Median	Mean	Low
Transaction Value as Multiple of:
LTM Revenue	2.6x	1.4x	1.5x	0.7x	1.1x
LTM EBITDA	19.0x	16.9x	14.7x	8.7x	5.0x

Accelrys Stand-Alone Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of Accelrys on a stand-alone basis utilizing, at the direction of the Symyx board of directors, financial forecasts and estimates relating to Accelrys prepared by Accelrys’s management. UBS calculated a range of implied present values (as of April 1, 2010) of (i) the stand-alone unlevered, after-tax free cash flows (giving effect to utilization of Accelrys’s net operating loss carryforwards per Accelrys’s public filings as of March 31, 2009 to reduce future federal and state income taxes payable by Accelrys) forecasted by Accelrys’s management to be generated by Accelrys from April 1, 2010 through December 31, 2014, (ii) Accelrys’s estimated net operating loss carryforwards expected by Accelrys’s management to be utilized by Accelrys to reduce future federal and state income taxes payable by Accelrys in calendar years 2015 through 2028 and (iii) terminal values for Accelrys based on Accelrys’s calendar year 2014 estimated EBITDA, excluding stock-based compensation expense. Implied terminal values were derived by applying to Accelrys’s calendar year 2014 estimated EBITDA a range of EBITDA terminal value multiples of 7.0x to 10.0x. Present values of cash flows, net operating loss carryforwards and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $6.20 to $7.45 per outstanding share of Accelrys common stock, as compared to the closing price of Accelrys common stock on April 1, 2010 of $6.50.

Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company

UBS performed separate discounted cash flow analyses of Symyx on a stand-alone basis and of Symyx and Accelrys on a combined basis in order to compare the implied present value on a stand-alone basis of an outstanding share of Symyx common stock with the implied present value on a combined basis attributable to an outstanding share of Symyx common stock based on the Exchange Ratio.

Symyx Stand-Alone Discounted Cash Flow Analysis. In its discounted cash flow analysis of Symyx on a stand-alone basis, UBS utilized, at the direction of the Symyx board of directors, financial forecasts and estimates relating to Symyx prepared by Symyx’s management. UBS calculated a range of implied present values (as of April 1, 2010) of (i) the stand-alone unlevered, after-tax free cash flows forecasted by Symyx’s management to be generated by Symyx from April 1, 2010 through December 31, 2014, (ii) royalties forecasted by Symyx’s management to be received by Symyx from The Dow Chemical Company (“Dow”) in calendar year 2015, which was expected by Symyx’s management to be the final year in which such royalties would be received and (iii) terminal values for Symyx based on Symyx’s calendar year 2014 estimated EBITDA, excluding stock-based compensation expense and royalties from Dow in that year. Implied terminal values were derived by applying to Symyx’s calendar year 2014 estimated EBITDA a range of EBITDA terminal value multiples of 7.0x to 10.0x. Present values of cash flows, calendar year 2015 royalties from Dow and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $5.80 to $7.45 per outstanding share of Symyx common stock.

Pro Forma Combined Company Discounted Cash Flow Analysis. In its discounted cash flow analysis of Symyx and Accelrys on a combined basis, UBS utilized, at the direction of the Symyx board of directors, financial forecasts and estimates relating to Symyx prepared by Symyx’s management and financial forecasts and estimates relating to Accelrys prepared by Accelrys’s management. UBS also utilized, at the direction of the Symyx board of directors, estimates prepared by the managements of Symyx and Accelrys as to potential net synergies anticipated by such managements to result from the Merger. UBS calculated a range of implied present values (as of April 1, 2010) of (i) the unlevered, after-tax free cash flows forecasted by Symyx’s and Accelrys’s managements to be generated by Symyx and Accelrys on a combined basis from April 1, 2010 through December 31, 2014, (ii) the estimated net operating loss carryforwards of Accelrys (after giving effect to statutory limitations) as of March 31, 2009 expected by the managements of Symyx and Accelrys to be utilized in the future by the pro forma combined company to reduce future federal and state income taxes payable by the pro forma combined company, (iii) royalties forecasted by Symyx’s management to be received by Symyx from Dow in calendar year 2015 and (iv) terminal values for the pro forma combined company based on the pro forma combined company’s calendar year 2014 estimated EBITDA, excluding stock-based compensation expense and Symyx’s royalties from Dow in that year. Implied terminal values were derived by applying to the pro forma combined company’s calendar year 2014 estimated EBITDA a range of EBITDA terminal value multiples of 7.0x to 10.0x. Present values of cash flows, net operating loss carryforwards, calendar year 2015 royalties from Dow and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis of the pro forma combined company resulted in a range of implied present values of approximately $6.40 to $8.30 attributable to an outstanding share of Symyx common stock based on the exchange ratio provided for in the Merger, as compared to the range of implied present values of approximately $5.80 to $7.45 per outstanding share of Symyx common stock derived from the stand-alone discounted cash flow analysis of Symyx described above under “Symyx Stand-Alone Discounted Cash Flow Analysis.”

Contribution Analysis

UBS reviewed the relative contributions of Symyx and Accelrys for calendar years 2009 through 2014 to the pro forma combined company’s:

•	Revenue

•	EBITDA

•	EBITDA excluding Symyx’s royalties from Dow

•

EBITDA after taking into account potential pre-tax net synergies anticipated by the managements of Symyx and Accelrys to result from the Merger (excluding estimated one-time costs of achieving synergies)

Estimated financial data for Symyx were based on internal estimates of Symyx’s management, and estimated financial data for Accelrys were based on internal estimates of Accelrys’s management. EBITDA data of Symyx and Accelrys excluded stock-based compensation expense. Estimated pre-tax net synergies were based on internal estimates of Symyx’s management and Accelrys’s management. UBS then compared the implied contribution percentages of Symyx based on the relative contributions of Symyx and Accelrys with the implied enterprise value percentage of the pro forma combined company attributable to Symyx in the Merger. The implied enterprise value percentage of the pro forma combined company attributable to Symyx in the Merger was derived based on the enterprise value of Accelrys (calculated as equity market value based on the closing price of Accelrys common stock on April 1, 2010, plus debt at book value, less cash and cash equivalents) and the transaction value of Symyx implied in the Merger (calculated as the purchase price paid for Symyx common stock, assuming vesting of all RSUs of Symyx, based on the implied per share value of the merger consideration, plus debt at book value, less cash and cash equivalents). As more fully reflected in the following table, this analysis indicated an implied relative contribution percentage reference range for Symyx of approximately 29.8% to 77.0%, as compared to the implied enterprise value percentage of the pro forma combined company attributable to Symyx in the Merger of approximately 52.6% (which percentage, on an equity value basis, was approximately 49.6% based on the implied per share value of the merger consideration):

	Implied Symyx Contribution Percentage		Implied Enterprise Value Percentage Attributable to Symyx in the Merger
Calendar Years 2009-2014:
Revenue	49.7	% – 51.9%	52.6%
EBITDA	64.5	% – 77.0%
EBITDA excluding Dow Royalties:	40.1	% – 64.0%
EBITDA with Pre-Tax Net Synergies:	29.8	% – 48.0%

Accretion/Dilution Analysis

UBS reviewed the potential pro forma effect of the Merger on Accelrys’s estimated EPS for years 2010 through 2014 on a calendarized basis after taking into account the potential net synergies anticipated by the managements of Symyx and Accelrys to result from the Merger (excluding estimated one-time costs of achieving synergies) and Accelrys’s net operating loss carryforwards (after giving effect to statutory limitations) per Accelrys’s public filings as of March 31, 2009 expected by the managements of Symyx and Accelrys to be utilized by the pro forma combined company to reduce future federal and state income taxes payable by the pro forma combined company. UBS also compared the combined company’s estimated EPS on a calendarized basis attributable to an outstanding share of Symyx common stock based on the Exchange Ratio with Symyx’s stand-alone estimated EPS in each of calendar years 2010 through 2014. Estimated financial data for Symyx were based on internal estimates of Symyx’s management, and estimated financial data for Accelrys were based on internal estimates of Accelrys’s management. Estimated synergies were based on internal estimates of Symyx’s management and Accelrys’s management. Based on the Exchange Ratio, this analysis indicated that the Merger would be:

•	accretive to Accelrys’s estimated EPS for years 2010 through 2014 on a calendarized basis; and

•

accretive, based on the pro forma combined company’s estimated EPS attributable to an outstanding share of Symyx common stock, relative to Symyx’s estimated EPS for calendar years 2010 through 2014 on a stand-alone basis.

Actual results may vary from projected results and the variations may be material.

Miscellaneous

Under the terms of UBS’ engagement, Symyx has agreed to pay UBS for its financial advisory services in connection with the Merger an aggregate fee of $2.5 million, a portion of which was payable in connection with the delivery of UBS’ opinion and a significant portion of which is contingent upon completion of the Merger. In addition, Symyx has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Symyx and Accelrys and, accordingly, may at any time hold a long or short position in such securities.

Symyx selected UBS as its financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger

Accelrys Financial Forecasts

Accelrys does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, and Accelrys is particularly concerned with making such forecasts and projections due to the unpredictability of the underlying assumptions and estimates. In connection with its due diligence process and evaluation of the Merger, Accelrys’s senior management prepared financial forecasts regarding Accelrys’s forecasted orders, revenue, net income and diluted EPS results for its 2010 through 2015 fiscal years. These unaudited financial forecasts were considered by the Accelrys board of directors for purposes of evaluating the Merger. The Accelrys financial forecasts were not prepared with a view toward public disclosure. However, Accelrys has included below a summary of the Accelrys financial forecasts to provide its stockholders and investors access to certain non-public information that was furnished to third parties in connection with the Merger.

In preparing the Accelrys financial forecasts, Accelrys’s senior management assumed that growth in orders would be flat in 2010, with increases of approximately 9% to 11% in orders in fiscal years 2011 through 2015. The increase in total orders is directly attributable to Accelrys’ assumptions that (i) its orders for Accelrys’s Pipeline Pilot scientific operating platform will continue to increase at a robust rate, (ii) its release of its biological registration system late in fiscal 2010 will result in sequential order and revenue growth for that product in fiscal years 2011 through 2015, (iii) orders for its Materials Studio software suite will increase slightly and (iv) such increases will be partially offset by decreases in orders for Accelrys’s Discovery Studio and Accord products. Revenue growth was assumed to lag behind orders growth because the revenue resulting from orders is generally recognized ratably over the license term. Accelrys’s senior management also generally assumed that a significant portion of Accelrys’s revenue growth will result in additional operating income and diluted EPS as its financial model assumes operating leverage. The Accelrys financial forecasts included assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions are inherently subjective and beyond the control of Accelrys.

The Accelrys financial forecasts presented below were reviewed with the Accelrys board of directors and were used by Jefferies in connection with its financial analysis of the Exchange Ratio. Accelrys also provided Symyx and its financial advisor with the Accelrys financial forecasts, which were reviewed with the Symyx board of directors and were utilized by Symyx’s financial advisor in connection with its financial analysis of the Exchange Ratio.

Neither the inclusion of the Accelrys financial forecasts nor the inclusion of the Symyx financial forecasts (as more fully described below) in this joint proxy statement/prospectus should be regarded as an indication that Accelrys or its board of directors considered, or now considers, these forecasts to be material to the Accelrys or Symyx stockholders or necessarily indicative of actual future results. You should not place undue reliance on the unaudited financial forecasts contained in this joint proxy statement/prospectus. Please read the information set forth below under the heading “Important Information About the Accelrys Financial Forecasts”.

The following tables present the Accelrys financial forecasts, as used by the Accelrys board of directors for purposes of its consideration of the Merger and by Jefferies for purposes of its financial analyses related to the Merger:

	Year Ending March 31,
($ in millions, except per share amounts)	2010E	2011E	2012E	2013E	2014E	2015E
	FY	FY	FY	FY	FY	FY
Orders	$85.6	$87.1	$94.5	$104.5	$114.7	$126.4
Revenue	$83.2	$84.1	$92.3	$101.7	$112.0	$123.2
Net Income	$2.9	$4.6	$6.0	$7.5	$8.9	$9.9
Diluted EPS	$0.10	$0.16	$0.21	$0.26	$0.31	$0.35

Symyx Financial Forecasts

In connection with discussions concerning the Merger, Symyx provided to Accelrys its financial forecasts, which included Symyx’s forecasted operating results for Symyx’s 2010 through 2014 fiscal years. During these discussions, Symyx reclassified royalties from revenue to other income as a result of the divestiture of the HPR business unit. In analyzing these forecasts, Accelrys’s senior management considered Symyx’s actual operating performance against publicly-available research analysts’ consensus estimates, Symyx-provided guidance and Symyx’s internal operating plan. Accelrys’s senior management also provided Jefferies with the Symyx financial forecasts in connection with its financial analysis of the Exchange Ratio. The Symyx financial forecasts provided to Accelrys by Symyx are more fully discussed under the section entitled “The Merger—Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 73.

Important Information About the Accelrys Financial Forecasts

While the Accelrys financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the Accelrys financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 33 and 32, respectively, all of which are difficult to predict and many of which are beyond the control of Accelrys and/or Symyx and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Accelrys financial forecasts, whether or not the Merger is completed.

The Accelrys financial forecasts summarized in this section were prepared solely for internal use by Accelrys and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. Accelrys’s senior management believes the forecasts were prepared in good faith and on a reasonable basis based on the best information available to Accelrys’s senior management at the time of their preparation. The Accelrys financial forecasts, however, are not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. None of the Accelrys financial forecasts reflects any synergies or costs related to or that may arise from the Merger.

All of the Accelrys financial forecasts summarized in this section were prepared by and are the responsibility of the management of Accelrys, as indicated. Ernst & Young, Accelrys’s independent registered public accounting firm, did not provide any assistance in preparing the Accelrys financial forecasts and has not examined, compiled or otherwise performed any procedures with respect to the Accelrys financial forecasts and, accordingly, Ernst & Young has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The Ernst & Young reports incorporated by reference into this joint proxy statement/prospectus relate solely to the historical financial information of Accelrys. Such reports do not extend to the Accelrys financial forecasts and should not be read to do so.

By including in this joint proxy statement/prospectus a summary of the Accelrys financial forecasts, neither Accelrys nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Accelrys compared to the information contained in the Accelrys financial forecasts. Accelrys has made no representation to Symyx, in the Merger Agreement or otherwise, concerning the Accelrys financial forecasts. The Accelrys financial forecasts summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of this joint proxy statement/prospectus or any actual results of operations of Accelrys, as set forth under the section entitled “Selected Historical Consolidated Financial Data of Accelrys” beginning on page 22. Neither Accelrys, Symyx nor, after completion of the Merger, the combined company undertakes any obligation, except as required by law, to update or otherwise revise the Accelrys financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The foregoing summary of the Accelrys financial forecasts is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the Accelrys Merger Proposals or any other proposals to be voted on at the Accelrys annual meeting or the Symyx Merger Proposal or any other proposals to be voted on at the Symyx special meeting.

Certain Financial Forecasts Utilized by Symyx in Connection with the Merger

Symyx made available to Accelrys and its financial advisor certain non-public business and financial information about Symyx as a stand-alone company, including financial forecasts through the fiscal year ending December 31, 2014. The financial forecasts were prepared and delivered in March 2010 and were based on numerous assumptions made at that time by Symyx’s management, including (i) Symyx’s expected revenue growth based on historical and estimated license, maintenance and content subscription renewal rates, revenue recognition, historical and estimated bookings levels, expected market growth, competition and the expected impact of the HPR divestiture on revenue, (ii) expected royalty income, net of patent portfolio costs, (iii) expected operating expenses, including headcount necessary to support ongoing product development and sales and marketing, (iv) an assumed tax rate of 39% and (v) assumed interest earned on cash balances of 0.5%. The financial forecasts were as follows:

	Year Ending December 31,
(in millions, except where noted)	2010E	2011E	2012E	2013E	2014E
Revenue	84.9	94.2	102.3	107.9	122.0
Growth (%)	(4%)	11%	9%	5%	13%
COGS	(19.2)	(21.1)	(22.3)	(23.2)	(26.2)

Gross Profit	65.7	73.1	80.0	84.8	95.8
Operating Expenses
Research & Development	(27.1)	(26.9)	(27.0)	(26.2)	(26.5)
Sales & Marketing	(20.6)	(23.8)	(25.8)	(29.8)	(34.4)
General & Administrative	(14.9)	(15.0)	(14.6)	(14.9)	(15.2)

Total Operating Expenses	62.6	65.6	67.4	70.9	76.1

Royalty Income	4.8	5.3	6.6	7.7	7.2
EBITA (excl. FAS123R Expense)	7.9	12.7	19.1	21.6	26.9
Less: FAS123R	(2.4)	(2.6)	(2.7)	(2.8)	(3.0)
Less: Amortization	(10.1)	(8.1)	(7.5)	(7.0)	(8.8)

EBIT (incl. FAS123R Expense)	(4.7)	2.1	8.9	11.8	15.2
Plus: Depreciation and Amortization	12.7	10.7	10.2	9.8	11.7

EBITDA (incl. FAS123R Expense)	8.0	12.8	19.2	21.6	26.9
EBITDA (excl. FAS123R Expense)	10.4	15.4	21.9	24.4	29.8
Growth (%)	(48%)	48%	42%	12%	22%
Margin (%)	12%	16%	21%	23%	24%
Net Interest & Other Income	(0.3)	0.4	0.5	0.6	0.7
Pre-Tax Income	(5.0)	2.5	9.5	12.4	15.9

Net (Loss) Income	(3.1)	1.6	5.8	7.6	9.7

GAAP EPS ($)	($0.09)	$0.04	$0.16	$0.21	$0.27

The operating expenses included in EBITDA exclude stock-based compensation expense and amortization and impairment of intangibles and are non-GAAP. EBIDTA referred to above as “EBIDTA (inc FAS123R Expense)” is a non-GAAP financial measure that Symyx defines as operating income, excluding, if applicable, (i) depreciation expenses, (ii) amortization and impairment of intangibles, (iii) goodwill impairment and (iv) one-time items. Adjusted EBITDA, referred to above as “EBIDTA (excl. FAS123R Expense)” is a non-GAAP financial measure that Symyx defines as EBITDA, excluding non-cash compensation expense. EBITDA and Adjusted EBITDA do not include the impact of any synergies or costs related to the Merger.

Symyx does not, as a matter of course, make public any financial forecasts as to future performance or earnings, other than annual and quarterly forecasts relating to revenue, non-GAAP EPS and Adjusted EBITDA. The financial forecasts set forth above are included in this joint proxy statement/prospectus only because this information was provided to Accelrys and its financial advisor. The Symyx financial forecasts presented above were reviewed with the Symyx board of directors and were used by Symyx’s financial advisor in connection with its financial analysis of the Exchange Ratio. Accelrys’ use of these forecasts is discussed in the section entitled “The Merger—Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 70.

The financial forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial forecasts do not purport to present operations in accordance with GAAP, and Symyx’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial forecasts and accordingly assumes no responsibility for them. Symyx’s internal financial forecasts, upon which the financial forecasts were based in part, are, in general, prepared solely for internal use, such as budgeting, strategic planning and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The financial forecasts reflect numerous assumptions made by the management of Symyx at the time they were prepared, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Symyx’s control. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts will prove accurate or that any of the financial forecasts will be realized.

There will likely be differences between actual and projected results, and actual results may be materially greater or less than those contained in the financial forecasts due to numerous risks and uncertainties, including but not limited to the important factors listed under “Risk Factors” in Symyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. All financial forecasts are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in Symyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

The inclusion of the financial forecasts herein should not be regarded as an indication that Symyx, Accelrys or any of their respective affiliates or representatives considered or consider the financial forecasts to be necessarily indicative of actual future events, and the financial forecasts should not be relied upon as such. Neither Symyx nor Accelrys intends to update or otherwise revise the financial forecasts to reflect circumstances existing or arising after the date such financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.

You are cautioned not to place undue reliance on the financial forecasts.

Board of Directors and Executive Officers of Accelrys After the Completion of the Merger

Board of Directors

Upon completion of the Merger, the Accelrys board of directors will be composed of 10 members, including the six current directors of Accelrys and four of the current directors of Symyx.

The Merger Agreement provides that the parties will take all actions necessary to ensure that, as of immediately following the completion of the Merger, the Accelrys board of directors will consist of the following members in the following director classes, each to hold office from and after the completion of the Merger until his successor is duly elected and qualified or until his death, resignation or removal:

	Current Accelrys Directors	Current Symyx Directors
Class I:	Jeffrey Rodek Larry Ferguson	Steven Goldby

Class II:	Max Carnecchia Christopher Steffen	Timothy Harkness

Class III:	Kenneth L. Coleman* Ricardo Levy	Chris van Ingen Bruce Pasternack

*	Chairman of the Accelrys Board of Directors

The term of the Class I directors will expire at the 2011 annual meeting of Accelrys’s stockholders. The term of the Class II directors will expire at the 2012 annual meeting of Accelrys’s stockholders. The term of the Class III directors will expire at the 2013 annual meeting of Accelrys’s stockholders. The current directors of Symyx set forth in the table above will be appointed to the Accelrys board of directors upon completion of the Merger and are not up for election at either the Accelrys annual meeting or the Symyx special meeting to which this joint proxy statement/prospectus relates.

Of the six current directors of Accelrys who will continue to serve on the Accelrys board of directors following the completion of the Merger, five such individuals meet the independence standards of the SEC and the NASDAQ Stock Market LLC (“NASDAQ”) with respect to Accelrys, and only one of Accelrys’s directors, Mr. Carnecchia, is employed by Accelrys. The four current Symyx directors who will be appointed to the serve on the Accelrys board of directors following the completion of the Merger meet the independence standards of the SEC and NASDAQ with respect to Accelrys.

Executive Officers

Accelrys and Symyx have agreed that, upon completion of the Merger, Accelrys’s current President and Chief Executive Officer, Mr. Carnecchia, will continue to serve as the President and Chief Executive Officer of the combined company, and the current Senior Vice President and Chief Financial Officer of Accelrys, Mr. Piraino, will continue to serve as the Senior Vice President and Chief Financial Officer of the combined company.

Interests of Accelrys Directors and Executive Officers in the Merger

In considering the recommendation of the Accelrys board of directors to vote “FOR” the Accelrys Merger Proposals, Accelrys stockholders should be aware that certain members of the Accelrys board of directors and certain executive officers of Accelrys have interests in the Merger that may be in addition to, or different from, their interests as Accelrys stockholders. These interests may create the appearance of a conflict of interest. The Accelrys board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

As described above, each of the current members of the Accelrys board of directors will continue as a director of Accelrys following the completion of the Merger, and will hold office from and after the completion of the Merger until his successor is duly elected and qualified or until his death, resignation or removal.

Additionally, as described above, Accelrys’s current President and Chief Executive Officer, Mr. Carnecchia, will continue to serve as the President and Chief Executive Officer of Accelrys, and Accelrys’s current Senior Vice President and Chief Financial Officer, Mr. Piraino, will continue to serve as Senior Vice President and Chief Financial Officer of Accelrys, in each case following the completion of the Merger.

Interests of Symyx Directors and Executive Officers in the Merger

In considering the recommendation of the Symyx board of directors to vote “FOR” the Symyx Merger Proposal, Symyx stockholders should be aware that certain members of the Symyx board of directors and certain executive officers of Symyx have interests in the Merger that may be in addition to, or different from, their interests as Symyx stockholders. These interests may create the appearance of a conflict of interest. The Symyx board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Appointment to Accelrys Board of Directors

As described above, the Merger Agreement provides that Accelrys and Symyx will take all actions necessary to ensure that, after the completion of the Merger, the following current members of the Symyx board of directors will be appointed to the Accelrys board of directors: Steven Goldby, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Each such director will hold office from and after his appointment to the Accelrys board of directors until his successor is duly elected and qualified or until his death, resignation or removal.

In connection with their appointment to the Accelrys board of directors, Messrs. Goldby, Harkness, van Ingen and Pasternack will each receive an annual retainer of $30,000 and a fee of $1,500 for each board meeting they attend. If appointed to any committees of the Accelrys board of directors, they will also receive $1,500 for each committee meeting they attend. In addition to the foregoing amounts, each such director may also receive grants of RSUs upon appointment to the Accelrys board of directors and for each year of service thereafter. While Accelrys does not have a formal policy regarding payments and equity grants to non-employee directors, the foregoing payments and equity grants are consistent with Accelrys’s standard practices.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years after the Merger is completed Accelrys will cause Symyx, as its wholly-owned subsidiary and the surviving corporation in the Merger, to indemnify each current or former director and officer of Symyx from liability to the fullest extent permitted by Delaware law. The Merger Agreement further provides that for a period of six years after the completion of the Merger, Accelrys and Symyx will maintain in place the existing policy of directors and officers liability insurance (or obtain a comparable replacement policy) in favor of the Symyx directors and officers who are covered as of the completion of the Merger under such existing policy. Such policy must cover acts or omissions occurring on or prior to the completion of the Merger and provide coverage in amounts no less favorable than in effect on the date of the Merger Agreement, except that Accelrys will not be required to incur annual premium expenses in excess of $848,000. If the annual premium payable exceeds $848,000, Accelrys will be obligated to obtain a policy providing the greatest coverage available at a cost not to exceed $848,000.

Employment Agreements with Certain Executive Officers of Symyx

On April 4, 2010, in anticipation of the execution of the Merger Agreement, Accelrys entered into short-term employment arrangements that will become effective upon completion of the Merger with each of the following executive officers of Symyx: Isy Goldwasser, Rex Jackson, Richard Rosenthal and Charles Haley. Each of the employment agreements contains provisions relating to the services of and base salaries, bonuses, benefits and certain post-termination benefits for the applicable executives. The post-termination benefits provided for under the employment agreements are, in some cases, in addition to benefits otherwise available to the applicable executive under Symyx’s Executive Change in Control and Severance Benefit Plan (the “Symyx Severance Plan”). See the section entitled “The Employment Agreements with Certain Executive Officers of Symyx” beginning on page 104 for more information on the employment agreements with the Symyx executive officers.

The following table sets forth the payments to be made to the Symyx executive officers as base salary and bonuses under the employment agreements during the full term of the employment agreements:

Name	Base Salary ($)(1)	Bonus ($)(1)
Isy Goldwasser	$315,000	$204,750
Rex Jackson	$165,000	$107,250
Richard Rosenthal	$130,200	$52,080
Charles Haley	$125,004	$50,002

(1)	Payable in equal monthly installments over the term of the employment agreement, except as described below.

In the event that an executive officer is terminated other than for cause during the term of his employment agreement, that executive officer will nonetheless be entitled to the receive a lump-sum payment equal to the remaining amount of his base salary and bonus (each as set forth above) that he would have otherwise been entitled to receive had his employment continued through the full term of the employment agreement.

Additionally, pursuant to the employment agreements each of the executive officers will be entitled to receive their pro-rata bonus earned from January 1, 2010 through the date on which the Merger is completed, which amounts are anticipated to be as set forth in the following table:

Name	Anticipated Bonus ($)
Isy Goldwasser	$
Rex Jackson	$
Richard Rosenthal	$
Charles Haley	$

Finally, the employment agreements provide that the termination of employment of the executive officer will qualify as a “covered termination” of the executive officer, thereby entitling the executive officer to the payments to which they are entitled under the Symyx Severance Plan (as described below).

Executive Change in Control and Severance Benefit Plan.

The following executive officers of Symyx are participants in the Symyx Severance Plan: Isy Goldwasser, Rex Jackson, Richard Rosenthal, Senior Vice President of Finance, Charles Haley and Trevor Heritage. The Symyx Severance Plan provides for the payment of certain benefits to plan participants, including the foregoing Symyx executive officers. Benefits are paid in exchange for an effective release of claims in the event of a constructive termination or involuntary termination without cause, in each case in connection with a change in control of Symyx, as specified in the Symyx Severance Plan. The severance benefits provided for under the Symyx Severance Plan include cash severance payments over the participant’s coverage period (which is nine months, in the case of a termination that is not a change in control termination, or 15 months, in the case of a change in control termination) equal to the participant’s monthly base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately before the termination event. Additionally, the Symyx Severance Plan provides for continued health benefit eligibility, premiums paid under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for continuation coverage (including coverage for the participant’s eligible dependents) through the participant’s coverage period and accelerated vesting and exercisability of the participant’s then-outstanding time-based equity awards for that number of shares that would have become vested and exercisable over the 24 months of service following the termination. In the event an executive officer is terminated in connection with the change in control of Symyx as a result of the Merger, such executive officer may be entitled to, among other things (including benefits provided by any new short-term employment agreement with Accelrys, if applicable), the foregoing payments and benefits under the Symyx Severance Plan.

The foregoing summary of the Symyx Severance Plan is qualified in its entirety by reference to the complete text of the Symyx Severance Plan, a copy of which has been included as Exhibit 10.39 to Symyx’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which has been filed by Symyx with the SEC. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

The following table provides information on severance benefits that would become payable under the existing employment agreements between the applicable executives and Symyx and the Symyx Severance Plan if the employment of the following Symyx executive officers were to terminate upon completion of the Merger:

	Constructive Termination or Involuntary Termination Without Cause after a Change in Control			Constructive Termination or Involuntary Termination Without Cause other than after a Change in Control
Name and Principal Position	Health Care Benefits ($)(1)	Salary ($)(2)	Equity Acceleration ($)(3)	Health Care Benefits ($)(1)	Salary ($)(2)	Equity Acceleration ($)(3)
Isy Goldwasser	$24,540	$525,000	$205,350	$14,724	$315,000	$205,350
Rex Jackson	$24,540	$412,500	$133,478	$14,724	$247,500	$133,478
Richard Rosenthal	$24,540	$325,500	$61,605	$14,724	$195,300	$61,605
Trevor Heritage	$24,540	$375,000	$120,307	$14,724	$225,000	$120,307
Charles Haley	$24,540	$312,510	$46,204	$14,724	$187,506	$46,204

(1)	Represents the full amount of premiums for continued coverage under Symyx’s group health plans for each executive officer and his eligible dependents following termination of service, provided the executive officer timely elects continued coverage under COBRA.
(2)	Represents the cash severance benefit equal to a multiple of the monthly base salary in effect as of the date of the Merger Agreement.
(3)	Represents (i) the fair market value of those shares subject to outstanding Symyx RSUs and (ii) the excess of the fair market value of those shares subject to outstanding unvested Symyx options that were “in the money” on April 5, 2010, calculated based on the closing price of Symyx’s common stock of $5.46 on such date, over the aggregate exercise price of such options, in each case with respect to Symyx stock awards that will vest as a result of the application of the accelerated vesting provided under the Symyx Severance Plan.

Anticipated Accounting Treatment

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805 (“ASC Topic 805”) requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, there are several factors in ASC Topic 805 that must also be considered to determine the acquirer, including the relative voting rights in the combined entity, the existence of a large minority voting interest in the combined entity, the composition of the governing board of the combined entity, the composition of the senior management team of the combined entity and the terms of the exchange of equity interests. Accelrys and Symyx management have considered these factors and determined that Accelrys will be the acquirer of Symyx for accounting purposes in the event that the Merger is completed as contemplated by the Merger Agreement. The total purchase price will be allocated to the identifiable assets acquired, including specific identifiable intangible assets, and liabilities assumed from Symyx based on their fair values as of the date of the completion of the Merger. Any excess of the total purchase price over the estimated fair value will be allocated to goodwill. If the estimated fair value exceeds the total purchase price, this excess will be recognized as a benefit in earnings upon completion of the Merger and no goodwill will be recognized. Reports of financial condition and results of operations of the combined company issued after the completion of the Merger will reflect both Accelrys’s and Symyx’s balances and results after the completion of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Symyx. Following the completion of the Merger, the earnings of the combined company will reflect acquisition accounting adjustments (including, for example, additional amortization of identified intangibles).

All unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final purchase price will be determined at the completion of the Merger. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

In accordance with ASC Topic 805, Intangibles—Goodwill and Other, goodwill resulting from the business combination, if any, will not be amortized but instead will be tested for impairment at least annually (or more frequently if certain indicators are present). If management of Accelrys determines that the value of goodwill has become impaired, Accelrys will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Tax Treatment of the Merger

Accelrys and Symyx intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and have agreed not to take any action or cause any action to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. For an additional description of the material U.S. federal income tax considerations of the Merger, see the section entitled, “Material United States Federal Income Tax Consequences of the Merger” beginning on page 81. It is a condition to the completion of the Merger that Accelrys obtain from its outside legal counsel, Paul Hastings, and Symyx obtain from its outside legal counsel, Cooley, an opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division and the specified waiting period has been terminated or has expired. Accelrys and Symyx each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 12, 2010. As a result, the waiting period applicable to the Merger is scheduled to expire at 11:59 p.m., Eastern Time, on May 12, 2010. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information or documentary material relevant to the Merger from Accelrys and Symyx. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, on the 30th day after substantial compliance by both Accelrys and Symyx with such request, or on the next business day following that date if the 30th day would fall on a weekend or federal holiday. Thereafter, such waiting period can be extended only by court order.

At any time before or after the completion of the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Accelrys or Symyx. The Merger also is subject to review under state antitrust laws and could be the subject of challenges by states or private parties under applicable antitrust laws. Neither Accelrys nor Symyx is aware of any foreign antitrust filings or approvals of foreign government agencies that are required to complete the Merger.

Accelrys must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Global Market in connection with the issuance of shares of Accelrys common stock in the Merger and the filing of this joint proxy statement/prospectus with the SEC.

Restrictions on Sales of Shares of Accelrys Common Stock Received in the Merger

All shares of Accelrys common stock received by Symyx stockholders in connection with the Merger will be freely tradable, except that shares of Accelrys common stock received by Symyx stockholders who become affiliates of Accelrys for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Accelrys generally include individuals or entities that control, are controlled by or are under common control with Accelrys and may include officers and directors as well as principal stockholders of Accelrys. Each director of Symyx who will serve as a director of Accelrys following the completion of the Merger will be deemed an affiliate of Accelrys for purposes of Rule 144.

Appraisal Rights

Under Delaware law, neither Accelrys stockholders nor Symyx stockholders are entitled to appraisal rights in connection with the Merger because Accelrys and Symyx are publicly-traded companies listed on the NASDAQ Global Market and NASDAQ Global Select Market, respectively.

NASDAQ Listing of Accelrys Common Stock; Delisting and Deregistration of Symyx Common Stock

Application will be made to NASDAQ to have the shares of Accelrys common stock issued in connection with the Merger approved for listing on the NASDAQ Global Market, where Accelrys common stock currently is traded under the symbol “ACCL”. If the Merger is completed, Symyx common stock will be delisted from the NASDAQ Global Select Market and there will no longer be a trading market for such stock. In addition, Symyx common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Symyx will no longer file periodic reports with the SEC.

Legal Proceedings Related to the Merger

Several lawsuits have been filed against Symyx, the members of the Symyx board of directors, certain executive officers of Symyx, Accelrys and Merger Sub in purported class action lawsuits brought by individual Symyx stockholders challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

The first of such lawsuits was a class action lawsuit filed in the Superior Court of the State of California, County of Santa Clara, purportedly on behalf of the stockholders of Symyx, against Symyx and its directors and chief financial officer, as well as Accelrys and Merger Sub, alleging, among other things, that Symyx’s directors breached their fiduciary duties to the stockholders of Symyx in connection with the proposed Merger. Subsequent to the filing of such lawsuit, several additional suits were filed, also in Santa Clara County, each of which is substantially similar to the first lawsuit. The lawsuits were ultimately consolidated into a single action. It is expected that the plaintiffs will file a single, consolidated complaint within 30 days of the filing of this joint proxy statement/prospectus, which will serve as the only complaint in the combined litigation going forward. The consolidated complaint, like the previously filed complaints, is expected to seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the Merger to Symyx stockholders who exchange their Symyx common stock for Accelrys common stock in connection with the Merger. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to Accelrys, Symyx or Symyx stockholders, as described in this summary. This summary is not binding on the IRS and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.

No attempt has been made to comment on all U.S. federal income tax consequences of the Merger that may be relevant to particular Symyx stockholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;

•

individuals who are not citizens or residents of the United States or corporations (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized outside of the United States;

•	tax-exempt entities;

•	financial institutions, mutual funds, regulated investment companies, real estate investment trusts or insurance companies;

•

partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities or an estate or trust;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares of Symyx common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold their shares of Symyx common stock as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	holders who do not hold their shares of Symyx common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset);

•	holders whose shares of Symyx common stock constitute qualified small business stock within the meaning of Section 1202 of the Code; or

•	holders who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address:

•	the tax consequences of the Merger under U.S. federal non-income tax laws or under state, local or foreign tax laws;

•

the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of Symyx common stock are acquired;

•	the tax consequences to holders of options issued by Symyx that are assumed, replaced, exercised or converted, as the case may be, in connection with the Merger;

•	the tax consequences of the receipt of shares of Accelrys common stock other than in exchange for shares of Symyx common stock;

•	the tax consequences of the ownership or disposition of shares of Accelrys common stock acquired in the Merger; or

•	the tax implications of a failure of the Merger to qualify as a reorganization within the meaning of Section 368 of the Code.

Accordingly, Symyx stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences of the Merger under U.S. federal non-income tax laws and state, local and foreign tax laws.

As a condition to the completion of the Merger, Paul Hastings must render a tax opinion to Accelrys that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and Cooley must render a tax opinion to Symyx that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Neither Accelrys nor Symyx presently intends to waive these conditions. However, in the event that either Accelrys or Symyx does so, Accelrys and Symyx will resolicit the approval of their respective stockholders after providing appropriate disclosure if there is a material risk that the Merger may result in the recognition of gain by Accelrys, Merger Sub, Symyx or the Symyx stockholders.

The tax opinions discussed in this section will be conditioned upon certain assumptions stated in the tax opinions and will be based on the truth and accuracy, as of the completion of the Merger, of certain representations and other statements made by Accelrys and Symyx in letters delivered to their respective counsel. If any such representations or other statements made in such letters are inaccurate, or by the time of the completion of the Merger have become inaccurate, then the tax opinions may no longer be valid. In addition, no ruling from the IRS has been or will be requested in connection with the Merger. Symyx stockholders should be aware that the tax opinions discussed in this section will not be binding on the IRS or any court. The IRS could adopt a contrary position and a contrary position could be sustained by a court.

Assuming the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, the following material U.S. federal income tax consequences will result:

•	Accelrys, Merger Sub, Symyx and the Accelrys stockholders generally will recognize no gain or loss solely as a result of the Merger;

•	Symyx stockholders generally will recognize no gain or loss upon the receipt of solely Accelrys common stock for their Symyx common stock;

•

the aggregate tax basis of the shares of Accelrys common stock that are received by a Symyx stockholder in the Merger (including any fractional share deemed received) will be equal to the aggregate tax basis of the shares of Symyx common stock surrendered in exchange therefor;

•

the holding period of the shares of Accelrys common stock received by a Symyx stockholder in connection with the Merger will include the holding period of the shares of Symyx common stock surrendered in exchange therefor; and

•

a Symyx stockholder who receives cash instead of a fractional share of Accelrys common stock generally will recognize a capital gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE

MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SYMYX STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SYMYX STOCKHOLDER.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of Accelrys, Merger Sub and Symyx. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Accelrys or Symyx, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by Accelrys and/or Symyx.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Accelrys, will merge with and into Symyx. Upon completion of the Merger, Symyx will continue as a wholly-owned subsidiary of Accelrys (the “Surviving Corporation”).

Completion of the Merger

The completion of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the completion of the Merger contained in the Merger Agreement, other than the conditions which by their terms can be satisfied only as of the completion of the Merger. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95.

The Merger will be effective upon the later of (i) the date and time a certificate of merger is filed with the Secretary of State of the State of Delaware and (ii) such other date and time as may be specified in such certificate of merger. Because the completion of the Merger is subject to the satisfaction of other conditions, Accelrys and Symyx cannot predict the exact time at which the Merger will become effective.

Merger Consideration

Upon completion of the Merger, each share of then-outstanding Symyx common stock (other than shares of Symyx common stock held by Accelrys, Merger Sub, Symyx or any wholly-owned subsidiaries of Accelrys or Symyx, which will be cancelled upon completion of the Merger) will be automatically converted into the right to receive 0.7802 shares of Accelrys common stock. The Merger Agreement provides that the Exchange Ratio will be adjusted if, prior to the completion of the Merger, the outstanding shares of common stock of Accelrys or Symyx are changed into a different number or class of shares by reason of any stock split, division of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or recapitalization or if a stock dividend is declared by Accelrys or Symyx. However, the Exchange Ratio is not subject to any other adjustments, including any adjustments based on fluctuations in the stock prices of Accelrys or Symyx prior to the completion of the Merger.

No fractional shares of Accelrys common stock will be issued in connection with the Merger. Instead, each Symyx stockholder who would otherwise be entitled to receive a fraction of a share of Accelrys common stock (after aggregating all fractional shares of Accelrys common stock issuable to such stockholder) will be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying the fraction of a share of Accelrys common stock that the Symyx stockholder would otherwise receive by the last reported sales price of a share of Accelrys common stock on the NASDAQ Global Market on the day on which the Merger is completed.

Treatment of Symyx Stock Options

The Merger Agreement provides that, upon completion of the Merger, each Symyx stock option that is outstanding and unexercised immediately prior to the completion of the Merger, whether or not vested, will be converted into an option to purchase Accelrys common stock and Accelrys will assume such stock option in accordance with the terms of the applicable Symyx stock option plan and the terms of the contract evidencing such Symyx stock option. The number of shares of Accelrys common stock subject to each assumed Symyx stock option will be determined by multiplying the number of shares of Symyx common stock subject to the stock option immediately prior to the completion of the Merger by the Exchange Ratio and rounding down to the nearest whole number of shares of Accelrys common stock. The per share exercise price for shares of Accelrys common stock under each assumed Symyx stock option will be determined by dividing the exercise price for the Symyx common stock subject to the stock option immediately prior to the completion of the Merger by the Exchange Ratio and rounding up to the nearest whole cent. After adjusting the assumed stock options to reflect the application of the Exchange Ratio, all other terms of the assumed stock options, including the term, exercisability and vesting schedule, will remain unchanged, except that the Accelrys board of directors or a committee thereof will succeed to the authority and responsibility of the Symyx board of directors or any applicable committee thereof with respect to such stock options.

The Merger Agreement provides that Accelrys will file a registration statement on Form S-8 (if available for use by Accelrys) within 30 days after the completion of the Merger for the shares of Accelrys common stock issuable upon exercise of the assumed Symyx stock options.

Exchange of Symyx Stock Certificates

The Merger Agreement provides that, promptly after the completion of the Merger, Accelrys’s exchange agent will mail to each Symyx stockholder a letter of transmittal and instructions for use in surrendering all shares of Symyx common stock, whether represented by stock certificates or by book entry method (shares of Symyx common stock represented by book entry method are referred to as “Book Entry Shares”). The Merger Agreement provides that, upon surrender to the exchange agent of a Symyx common stock certificate or Book Entry Share for exchange, together with a duly signed letter of transmittal and such other documents as the exchange agent or Accelrys may reasonably require, the holder of the Symyx stock certificate or Book Entry Share will be entitled to receive the following:

•	a certificate representing the appropriate number of shares of Accelrys common stock calculated based on the Exchange Ratio;

•	cash in lieu of any fractional share of Accelrys common stock; and

•

any dividends or other distributions declared or made with respect to the Accelrys common stock to the extent that the record date for such dividend or distribution occurred after the completion of the Merger and payment of such dividend or distribution occurred prior to the date the Symyx stock certificate or Book Entry Share was surrendered.

Each Symyx stock certificate and Book Entry Share so surrendered to the exchange agent will thereafter be cancelled.

Upon completion of the Merger, all holders of shares of Symyx common stock represented by stock certificates or by Book Entry Shares that were outstanding immediately prior to the completion of the Merger will cease to have any rights as stockholders of Symyx. In addition, no transfers of shares of Symyx common stock after the completion of the Merger will be registered on the stock transfer books of Symyx.

If any Symyx stock certificate has been lost, stolen or destroyed, Accelrys may, in its reasonable discretion and as a condition to the issuance of any certificate representing Accelrys common stock in exchange therefor, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit certifying that such certificate has been lost, stolen or destroyed and an indemnification obligation against any claim that may be made with respect to such certificate against Accelrys, the Surviving Corporation or the exchange agent.

From and after the completion of the Merger, until it is surrendered and exchanged, each certificate that previously evidenced Symyx common stock and each Book Entry Share will be deemed to represent only the right to receive shares of Accelrys common stock and cash in lieu of any fractional share of Accelrys common stock in accordance with the terms of the Merger Agreement. Accelrys will not pay dividends or other distributions on any shares of Accelrys common stock to be issued in exchange for any unsurrendered Symyx common stock certificate or Book Entry Share until the Symyx common stock certificate or Book Entry Share is surrendered as provided in the Merger Agreement.

Stock certificates and Book Entry Shares should not be surrendered for exchange by Symyx stockholders prior to the completion of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the Merger Agreement provides will be mailed to Symyx stockholders promptly following the completion of the Merger. In all cases, the certificates representing shares of Accelrys common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The Merger Agreement contemplates that, upon any demand by Accelrys following the first anniversary of the date on which the Merger became effective, the exchange agent will deliver to Accelrys any certificates representing Accelrys common stock and any deposited funds which have not been disbursed to holders of Symyx stock certificates or Book Entry Shares. Any holders of Symyx stock certificates or Book Entry Shares who have not surrendered such certificates or Book Entry Shares in compliance with the above-described procedures may thereafter look only to Accelrys for, and be entitled to receive from Accelrys, certificates representing shares of Accelrys common stock, cash in lieu of fractional shares and any dividends or distributions with respect to such Accelrys common stock to which they are entitled.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Symyx to Accelrys, and generally reciprocal representations and warranties made by Accelrys to Symyx. Specifically, the representations and warranties of each of Accelrys and Symyx in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged by Accelrys and Symyx) relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	constituent documents;

•	capitalization;

•	certain SEC filings, including certain financial statements contained in such filings;

•	disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the rules and regulations of the NASDAQ Global Market and certain requirements of the Sarbanes-Oxley Act of 2002, as amended, with respect to auditors;

•	certain financial statements and off-balance sheet arrangements;

•	the absence of certain changes and events since December 31, 2009;

•	title to properties, absence of liens and leasehold interests;

•	loans made to employees and other service providers and customers;

•	real and personal property;

•	intellectual property;

•	material contracts, including the effect on material contracts of entering into and completing the transactions contemplated by the Merger Agreement;

•	the absence of certain liabilities;

•	compliance with applicable legal requirements;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of each party’s business;

•	taxes;

•	labor and other employment matters, including benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	certain legal proceedings;

•	each party’s authority to enter into and to perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	the inapplicability of anti-takeover statutes;

•	the required stockholder votes necessary to adopt the Merger Agreement or to complete the transactions contemplated thereby;

•	the absence of the violation of constituent documents, material contracts or any applicable laws as a result of the Merger and other transactions contemplated by the Merger Agreement;

•	the opinion of each party’s financial advisor;

•	the absence of undisclosed brokers’ fees;

•	the absence of misstatements or omissions of material facts in information provided for inclusion in this joint proxy statement/prospectus or the associated registration statement on Form S-4; and

•	the absence of reliance on any representations or warranties of the other parties to the Merger Agreement other than the representations and warranties expressly contained in the Merger Agreement.

The Merger Agreement contains additional representations and warranties of Accelrys, regarding, among other things, the due authorization of Accelrys common stock to be issued in connection with the Merger, the amendment of the Rights Agreement to exempt the transactions contemplated by the Merger Agreement and the formation of Merger Sub.

All representations and warranties of the parties expire and will be of no further force or effect as of the completion of the Merger.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement refer to the concept of a “Material Adverse Effect”.

For purposes of the Merger Agreement, a “Material Adverse Effect” means any effect, change, claim, event or circumstance that, individually or when taken together with all other effects, changes, claims, events or circumstances, is or would reasonably be expected to have a material adverse effect on:

•	the business, financial condition or results of operations of the subject company and its subsidiaries, taken as a whole, except arising as a result of:

¡

any condition generally affecting the industries in which the subject company participates or the U.S. or global economy as a whole, to the extent that such condition does not disproportionally affect the subject company and its subsidiaries, taken as a whole;

¡

general conditions in the financial markets and changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not disproportionally affect the subject company and its subsidiaries, taken as a whole;

¡

changes in the trading price or trading volume of the subject company’s common stock, except as a result of other effects, changes, claims, events or circumstances that otherwise give rise to a Material Adverse Effect;

¡	changes in GAAP applicable to the subject company and its subsidiaries;

¡

the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, except as a result of other effects, changes, claims, events or circumstances that otherwise give rise to a Material Adverse Effect; or

¡	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

with respect to Symyx (i) the ability of Symyx to complete the Merger and the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement or (ii) the ability of Accelrys to exercise ownership rights with respect to the stock of the Surviving Corporation or to exercise its rights under the Merger Agreement or any of the voting agreements delivered to Accelrys by the directors and certain executive officers of Symyx; or

•	with respect to Accelrys, the ability of Accelrys to complete the Merger or to perform any of its obligations under the Merger Agreement.

Certain Covenants of the Parties

Affirmative Covenants

Each of Accelrys and Symyx has undertaken customary covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Merger or the earlier termination of the Merger Agreement. In general, each of Accelrys and Symyx has agreed, among other things, to, and to cause its subsidiaries to (subject in some cases to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules exchanged by Accelrys and Symyx):

•	conduct its business in the ordinary course consistent with past practices;

•

provide the other company and its representatives with reasonable access to its representatives, assets, books, records and other documents (and copies thereof), in each case as reasonably requested by the other company;

•

provide the other company with copies of any notice, report or other document filed with or sent to any governmental body on behalf of the subject company or any of its subsidiaries in connection with the Merger or the other transactions contemplated by the Merger Agreement;

•

use commercially reasonable efforts to preserve intact material components of its business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with material suppliers, customers, licensors and government organizations;

•	notify the other company with respect to claims asserted or legal proceedings commenced or, in certain instances, threatened;

•

use reasonable best efforts to file all notices, reports or other documents required to be filed by such party with any governmental body with respect to the Merger and other transactions contemplated by the Merger Agreement and to promptly submit any additional information requested by such governmental body;

•	use reasonable best efforts to do, and to assist and cooperate with the other company in doing, all things necessary to complete the Merger, including obtaining required consents;

•	consult with the other party prior to making certain public disclosures and, in the case of Symyx, certain internal communications;

•	prepare and cause this joint proxy statement/prospectus and, in the case of Accelrys, the associated registration statement on Form S-4 to be filed with the SEC;

•

in the case of Accelrys, use reasonable best efforts to cause the Accelrys common stock that will be issued in connection with the Merger, or that will be issued upon exercise of assumed and converted options to purchase Symyx common stock, to be approved for listing on the NASDAQ Global Market prior to the completion of the Merger;

•	in the case of Symyx, use its commercially reasonable efforts to obtain the resignation of each officer and director of Symyx and its subsidiaries prior to the completion of the Merger; and

•	take all steps necessary to effect appropriate Section 16 exemptions for any dispositions of Symyx common stock and acquisitions of Accelrys common stock resulting from the Merger.

Negative Covenants

Prior to the completion of the Merger or the earlier termination of the Merger Agreement, each of Symyx and Accelrys have agreed, with respect to itself and its subsidiaries, not to (unless consented to in writing by the other company), among other things (subject in some cases to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules exchanged by Accelrys and Symyx):

•

declare, set aside, make or pay any dividend or other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

•	sell, issue, grant, or authorize the sale, issuance or grant of, any of its capital stock or any other right to acquire any of its capital stock;

•	amend or waive any rights, or accelerate the vesting, under any stock plan or related agreement, or otherwise modify any of the terms of any stock option, equity award or related agreement;

•	amend, terminate or grant any waiver under any standstill agreement, or in the case of Accelrys, the Rights Agreement;

•	amend its certificate of incorporation or bylaws (or other charter or organizational documents);

•

acquire any interest in any other entity or form any subsidiary, or effect or become a party to any merger, consolidation, recapitalization, reclassification of shares, stock split or similar transaction;

•

make any capital expenditures other than (i) those provided for in the subject company’s capital expense budget and (ii) those that, when added together with all other capital expenditures made since the date of the Merger Agreement, do not exceed $100,000 in the aggregate;

•	enter into, amend in any material respect, terminate, waive or exercise any material right under any material contract, other than in the ordinary course consistent with past practices;

•

acquire, lease or license any material right or other material asset from any other person or sell or otherwise dispose of, or lease or license, any material right or other material asset to any other person other than in the ordinary course consistent with past practices;

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than immaterial encumbrances;

•	lend money other than routine travel and business expense advances or incur or guarantee any indebtedness, in each case, other than in the ordinary course consistent with past practices;

•

establish, adopt, enter into or amend any employee or similar plans or agreements, or increase the compensation or benefits of, or pay a bonus to, any current or former employee, officer, director or independent contractor;

•	hire any employee with annual non-equity compensation, including target bonus, in excess of $200,000 or promote any employee to the level of director or above;

•	other than in the ordinary course consistent with past practices or as required by changes in GAAP or SEC rules, change accounting methods or practices;

•	make any material tax election;

•	commence or settle any legal proceeding;

•	enter into any contracts or make any payments that can be characterized as “parachute payments” under the Code;

•	take any action that would be reasonably expected to cause the Merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code;

•	terminate the employment of more than five employees during any 90-day period at any single employment site; or

•	agree or commit to take any of the foregoing actions.

No Solicitations

Subject to certain exceptions described below, prior to the completion of the Merger or the earlier termination of the Merger Agreement, each of Accelrys and Symyx has agreed that it will not, and it will use commercially reasonable efforts to ensure that its subsidiaries and their respective directors, officers, employees, agents and other representatives do not, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate, the making, submission or announcement of any Acquisition Proposal (as defined below);

•	furnish any information regarding itself or its subsidiaries to any person or entity in connection with or response to an Acquisition Proposal;

•	engage in discussions or negotiations with any person or entity relating to, or that prior to such discussions or negotiations, would reasonably be expected to give rise to, any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction;

An “Acquisition Proposal” means any third-party inquiry, indication of interest, request for non-public information, offer or proposal relating to or that would reasonably be expected to lead to any Acquisition Transaction.

An “Acquisition Transaction” with respect to Symyx or Accelrys, as the case may be, means any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement) involving:

•

any merger, consolidation, issuance of securities or other similar transaction (i) that would result in a third party owning 15% or more of any class of voting securities of the subject company or any of its subsidiaries or (ii) in which the subject company or any of its subsidiaries issue securities representing 15% or more of any class of voting securities of the subject company or its subsidiary;

•

any sale, lease, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the subject company or any of its subsidiaries; or

•	any liquidation or dissolution of the subject company or any of its subsidiaries.

Prior to obtaining the requisite stockholder approval of the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, the restrictions set forth above do not prohibit either Accelrys or Symyx from furnishing information regarding itself and its subsidiaries to, or entering into discussions and negotiations with, any person if (i) it received a bona fide (and not subsequently withdrawn) Acquisition Proposal from such person that, after consultation with a nationally recognized financial advisor and outside legal counsel, its board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (as defined below), (ii) such Acquisition Proposal did not result from a breach of or actions inconsistent with the restrictions set forth above, (iii) its board of directors determines in good faith, after consultation with outside legal counsel, that failure to take action would reasonably be expected to result in a breach of its fiduciary duties under applicable laws, (iv) at least four business days prior to furnishing any information to, or entering into discussions with such person, it gives the other company written notice of the identity of the person making the Acquisition Proposal and enters into a confidentiality agreement with such person that is at least as favorable to the subject company as the confidentiality agreement between Accelrys and Symyx and (v) at least four business days prior to furnishing information to such person, it furnishes such information to the other company to the extent such information has not previously been furnished.

A “Superior Offer” with respect to either Accelrys or Symyx, as the case may be, means a bona fide written Acquisition Proposal relating to an Acquisition Transaction (except that all references to “15%” normally applicable to the definition of an Acquisition Transaction are replaced with references to “50%”) involving such party, that is determined by the board of directors of such party, in its good faith judgment and after consulting with a nationally recognized financial advisor and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal, including the likelihood and anticipated timing of completion, to be more favorable from a financial point of view and based on long-term value to the stockholders of such party than the Merger.

In addition, within 24 hours after its receipt of any Acquisition Proposal, Accelrys or Symyx, as applicable, must provide to the other (i) oral and written notice of such Acquisition Proposal, the identity of the person submitting the Acquisition Proposal and the terms of the Acquisition Proposal and (ii) a copy of any written Acquisition Proposal and all written materials received by it in connection with the Acquisition Proposal. Accelrys or Symyx, as applicable, must also keep the other company reasonably informed of the status of any Acquisition Proposal or any material modifications related thereto and must provide notice to the other company with respect to any meetings of its board of directors at which an Acquisition Proposal is reasonably expected to be considered.

Further, Accelrys and Symyx each agreed not to effect or permit the release of any person from, or effect or permit the waiver of any provision of and to enforce at the request of the other company, any confidentiality, non-solicitation, “standstill” or similar contract to which Accelrys or Symyx, or their respective subsidiaries, is a party or has any rights. Each of Accelrys and Symyx also agreed to terminate, and to cause its representatives to terminate, any discussions existing on the date of the Merger Agreement that related to an Acquisition Proposal with respect to such party.

Board Recommendations

Under the Merger Agreement, subject to the exceptions set forth below, (i) the Symyx board of directors has agreed to recommend that Symyx stockholders vote in favor of the Symyx Merger Proposal (the “Symyx Board Recommendation”) and (ii) the Accelrys board of directors has agreed to recommend that Accelrys stockholders vote in favor of the Accelrys Merger Proposals (the “Accelrys Board Recommendation”). Subject to the exceptions described below, the Merger Agreement provides that:

•	the Symyx Board Recommendation or the Accelrys Board Recommendation, as applicable, shall not be directly or indirectly withdrawn or modified in a manner adverse to the other company;

•

neither the Symyx board of directors nor the Accelrys board of directors will (i) fail to reaffirm the Symyx Board Recommendation or Accelrys Board Recommendation, as applicable, or fail to publicly state that the Merger and the Merger Agreement are in the best interests of its stockholders within 10 business days after the other company requests in writing that such action be taken, (ii) fail to publicly announce, within 10 business days after a tender offer or exchange offer relating to the securities of Symyx or Accelrys, as applicable, has been commenced, that it recommends a rejection of such tender or exchange offer or (iii) recommend, adopt or approve an Acquisition Proposal; and

•	neither the Symyx board of directors (or any committee thereof) nor the Accelrys board of directors (or any committee thereof) will resolve to take any of the actions described above.

Each of the foregoing actions is referred to as a “Recommendation Change”.

Prior to obtaining the requisite stockholder approval of the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, the restrictions set forth above will not prohibit the Accelrys board of directors or Symyx board of directors, as the case may be, from effecting a Recommendation Change if:

•	all of the following conditions are met:

¡	Symyx or Accelrys, as applicable, has received an unsolicited Acquisition Proposal;

¡	such company has not breached its obligations described under the section entitled “The Merger Agreement—No Solicitations” beginning on page 90 in connection with the Acquisition Proposal;

¡

the board of directors of such company determines in its good faith judgment, after consulting with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer;

¡

the board of directors of such company does not effect a Recommendation Change within four business days after such company notifies the other company regarding the determination that the Acquisition Proposal is a Superior Offer;

¡

if requested by the other company, such company engages in good faith negotiation with the other company during the four business day period referenced above regarding amendments to the Merger Agreement that would no longer allow for a determination that the Acquisition Proposal is a Superior Offer;

¡

at the end of the four business day period referenced above, the Acquisition Proposal has not been withdrawn and continues to be a Superior Offer (taking into account, among other things, any changes to the Merger Agreement as a result of the negotiations described in the foregoing bullet point); and

¡

the board of directors of such company determines in good faith, after consultation with outside legal counsel that, in light of the Superior Offer, a failure to make a Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable laws;

or

•	all of the following conditions are met:

¡

a material development or change in circumstance that was neither known nor reasonably foreseeable by Symyx or Accelrys, as applicable, occurs or arises after the date of the Merger Agreement and prior to the completion of the Merger (other than as relates to an Acquisition Proposal or Superior Proposal or to any adverse material development or change in circumstances for the other company unless such development or change would reasonably be expected to have a Material Adverse Effect on the other company);

¡

Symyx or Accelrys, as applicable, provides written notice to the other company at least four business days prior to any meeting of its board of directors at which a Recommendation Change will be considered;

¡

if requested by the other company, such company engages in good faith negotiations with the other company regarding amendments to the Merger Agreement that would obviate the need for a Recommendation Change; and

¡

the board of directors of such company determines in good faith, after consultation with outside legal counsel that, in light of such material development or change in circumstance, a failure to make a Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable laws.

Stockholder Meetings

Each of Accelrys and Symyx has agreed to take all action necessary to hold a meeting of its stockholders for the purpose of obtaining the required stockholder approval of the Accelrys Merger Proposals and the Symyx Merger Proposal, respectively, and not to submit any additional proposals beyond those contemplated by this joint proxy statement/prospectus for the consideration of the stockholders of Symyx or Accelrys. Each of Accelrys and Symyx has agreed that the Symyx special meeting will be held (on a date selected by Symyx in consultation with Accelrys) as promptly as practicable after this registration statement on Form S-4 is declared effective and the Accelrys annual meeting will be held on the same date (or, with the agreement of Symyx and Accelrys, as promptly as practicable thereafter). Each party’s respective obligation to hold its stockholder meeting will not be affected by any Recommendation Change by its board of directors (unless such Recommendation Change leads to a termination of the Merger Agreement).

Employee Benefits

The Merger Agreement provides that, subject to certain conditions or contractual or legal requirements:

•

Symyx will take all actions necessary to cause its 1999 Employee Stock Purchase Plan (and all offering periods and purchase periods thereunder) to terminate effective as of the last business day prior to the date on which the Merger is completed; and

•

employees of Symyx or its subsidiaries who continue to be employed with Accelrys, the Surviving Corporation or any subsidiary of the Surviving Corporation after the completion of the Merger (the “Continuing Symyx Employees”) will be eligible to participate in Accelrys’s health, vacation and 401(k) plans to substantially the same extent as similarly situated employees of Accelrys.

The Merger Agreement further provides that Accelrys shall recognize, and give credit to, all Continuing Symyx Employees for the years of continuous service with Symyx or its subsidiaries prior to the completion of the Merger for purposes of determining such employees’ eligibility, vesting and participation (but not for purposes of benefit accrual) in certain employee benefit plans of Accelrys. In addition, Accelrys will use commercially reasonable efforts to:

•

subject to certain limitations, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Symyx Employees under certain Accelrys welfare benefit plans in which such Continuing Symyx Employees may be eligible to participate after the completion of the Merger; and

•

provide each Continuing Symyx Employee with credit for co-payments and deductibles or out of pocket requirements under any benefit plan that is a welfare plan in which such Continuing Symyx Employee may be eligible to participate after the completion of the Merger.

Nothing contained in the Merger Agreement creates or shall be construed to create a right in any Symyx employee to employment with Accelrys, the Surviving Corporation or any other subsidiary of Accelrys. In addition, no Symyx employee or Continuing Symyx Employee will be deemed to be a third-party beneficiary of the Merger Agreement, except for officers and directors of Symyx to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage as described under the section entitled “The Merger Agreement—Indemnification and Insurance for Former Symyx Directors and Officers” beginning on page 94. No provision of the Merger Agreement will modify or amend any agreement, plan, program or document unless the Merger Agreement explicitly states that such agreement, plan, program or document will be so modified or amended. No Accelrys employee will be deemed to be a third-party beneficiary of the Merger Agreement.

Indemnification and Insurance for Former Symyx Directors and Officers

The Merger Agreement provides that, for a period of six years from and after the completion of the Merger, the Surviving Corporation will:

•

observe to the fullest extent permitted by Delaware law all rights to indemnification existing in favor of the directors and officers of Symyx as such rights existed on the date of the Merger Agreement, with respect to acts and omissions of such directors and officers occurring prior to the completion of the Merger, as provided in Symyx’s certificate of incorporation, bylaws and certain identified indemnification agreements; and

•

maintain the existing policy of directors’ and officers’ liability insurance (or a policy of comparable coverage) maintained by Symyx on the date of the Merger Agreement for the benefit of the directors and officers of Symyx on such date with respect to acts and omissions of such directors and officers occurring prior to the completion of the Merger, provided that the Surviving Corporation will not be required to pay annual premiums in excess of $848,000 and may, if necessary, reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Governance Matters Upon Completion of the Merger

Accelrys and Symyx have agreed to take all actions necessary to ensure that, as of immediately following the completion of the Merger, the Accelrys board of directors shall consist of the following members, each to be in the class identified below and to hold office from and after the completion of the Merger until the earliest of the appointment of his respective successor or his resignation or proper removal:

•	Class I directors shall consist of Jeffrey Rodek, Larry Ferguson and Steven Goldby;

•	Class II directors shall consist of Max Carnecchia, Christopher Steffen and Timothy Harkness; and

•	Class III directors shall consist of Kenneth L. Coleman, Ricardo Levy, Chris van Ingen and Bruce Pasternack.

The Merger Agreement also provides that Accelrys and Symyx will take all actions necessary to ensure that Mr. Carnecchia will be the President and Chief Executive Officer of Accelrys and Mr. Piraino will be the Senior Vice President and Chief Financial Officer of Accelrys as of immediately following the completion of the Merger.

Conditions to the Completion of the Merger

The obligations of each of Symyx and Accelrys to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the following conditions:

•

subject to the other company’s confidential disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by the other company in the Merger Agreement (disregarding all materiality qualifications), including those relating to capitalization, authorization to enter into the Merger Agreement and the stockholder votes required to approve the Accelrys Merger Proposals or Symyx Merger Proposal, as applicable, and with respect only to Accelrys, valid issuance of the shares to be issued in connection with the Merger and the amendment of the Rights Agreement;

•

subject to the other company’s confidential disclosure schedule, the accuracy of the remaining representations and warranties made by the other company in the Merger Agreement in all respects (disregarding all materiality qualifications), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on such other company;

•

subject to the other company’s confidential disclosure schedule, the performance in all material respects by such other company of its obligations and covenants set forth in the Merger Agreement that are required to be performed at or prior to the completion of the Merger;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•	Accelrys’s stockholders shall have approved the Accelrys Merger Proposals and Symyx’s stockholders shall have approved the Symyx Merger Proposal;

•

each party shall have received a legal opinion from its respective outside legal counsel, dated as of the date of the completion of the Merger, to the effect that the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code;

•

an executive officer of the other party, as specified in the Merger Agreement, shall have delivered a certificate to Symyx or Accelrys, as applicable, confirming that certain conditions have been duly satisfied;

•

since the date of the Merger Agreement, there shall not have occurred and be continuing any event that has a Material Adverse Effect on the other company which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect on the other company;

•	all waiting periods under applicable antitrust laws shall have expired or been terminated;

•

any governmental approvals or other consents required under any applicable antitrust laws or other legal requirements shall have been obtained (except for governmental authorizations or other consents, which, if not obtained, would not reasonably be expected to have a Material Adverse Effect on Accelrys or Symyx);

•	the shares of Accelrys common stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ Global Market;

•

there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger and no legal requirement making the completion of the Merger illegal;

•	there shall not be pending, any suit, action or judicial proceedings brought by, or overtly threatened by, a governmental body:

¡	challenging or seeking to restrain, prohibit, rescind or unwind the Merger or any of the other transactions contemplated by the Merger Agreement;

¡	seeking to prohibit or limit in any material respect Accelrys’s ability to vote or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation;

¡

subject to certain limitations set forth in the Merger Agreement, that would reasonably be expected to materially and adversely affect the right or ability of Accelrys to own any material assets or materially limit the operation of the business of Symyx or its subsidiaries;

¡	seeking to compel Symyx, Accelrys or any of their respective subsidiaries to dispose of or hold separate any material assets or businesses as a result of the Merger; or

¡	seeking to impose (or that would reasonably be expected to result in the imposition of) criminal sanctions or liability on Accelrys, Symyx or any of its subsidiaries; and

•

each party shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC pursuant to Section 13(a) of the Exchange Act since the date of the Merger Agreement.

In addition, the obligation of Accelrys to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the condition that Symyx deliver to Accelrys a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests in Symyx are not U.S. real property interests.

Termination of the Merger Agreement

The Merger Agreement provides that, at any time prior to the completion of the Merger, either before or after the requisite stockholder approvals of the Accelrys Merger Proposals and Symyx Merger Proposal have been obtained, the Merger Agreement may be terminated:

•	by mutual written consent of Accelrys and Symyx;

•

by either Accelrys or Symyx if the Merger has not been completed by December 31, 2010, provided that a party may not terminate the Merger Agreement for this reason if the failure to complete the Merger is caused by that party’s breach of an obligation to be performed prior to the completion of the Merger;

•

by either Accelrys or Symyx if a court or other governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the completion of the Merger;

•

by either Accelrys or Symyx if the Symyx special meeting (including any postponements and adjournments thereof) has been held and the Symyx stockholders have voted not to approve the Symyx Merger Proposal, provided that a party may not terminate the Merger Agreement for this reason if the failure to obtain approval of the Symyx Merger Proposal is caused by that party’s breach of an obligation to be performed prior to the completion of the Merger;

•

by either Accelrys or Symyx if the Accelrys annual meeting (including any postponements and adjournments thereof) has been held, and the Accelrys stockholders have voted not to approve either or both of the Accelrys Merger Proposals, provided that a party may not terminate the Merger Agreement for this reason if the failure to obtain approval of either or both of the Accelrys Merger Proposals is caused by that party’s breach of an obligation to be performed prior to the completion of the Merger;

•	by Accelrys if, at any time prior to the approval of the Symyx Merger Proposal, any of the following events occurs (each, a “Symyx Triggering Event”):

¡	the Symyx board of directors fails to issue the Symyx Board Recommendation or effects a Recommendation Change;

¡

Symyx fails to include in this joint proxy statement/prospectus its Symyx Board Recommendation or a statement to the effect that the Symyx board of directors has determined and believes that the Symyx Merger Proposal is advisable to, and in the best interests of, Symyx’s stockholders;

¡

the Symyx board of directors fails to reaffirm the Symyx Board Recommendation or fails to reaffirm its determination that the Symyx Merger Proposal is in the best interests of Symyx’s stockholders, within 10 business days after Accelrys requests a reaffirmation in writing;

¡	the Symyx board of directors approves, endorses or recommends any Acquisition Proposal with respect to Symyx;

¡	Symyx enters into any letter of intent or contract relating to any Acquisition Proposal with respect to Symyx;

¡

a tender or exchange offer relating to securities of Symyx is commenced and Symyx does not send to its security holders, within 10 business days, a statement to the effect that Symyx recommends the rejection of the tender or exchange offer;

¡	Symyx fails to issue a press release announcing its opposition to an Acquisition Proposal with respect to Symyx within 10 business days after such an Acquisition Proposal is publicly announced; or

¡

Symyx breaches in any material respect certain material provisions relating to its no-solicitation restrictions, its obligation to hold the Symyx stockholder meeting or its covenants not to effect a Recommendation Change;

•	by Symyx if, at any time prior to the approval of the Accelrys Merger Proposals, any of the following events occurs (each, an “Accelrys Triggering Event”):

¡	the Accelrys board of directors fails to issue the Accelrys Board Recommendation or effects a Recommendation Change;

¡

Accelrys fails to include in this joint proxy statement/prospectus its Accelrys Board Recommendation or a statement to the effect that the Accelrys board of directors has determined and believes that the Accelrys Merger Proposals are advisable to, and in the best interests of, Accelrys’s stockholders;

¡

the Accelrys board of directors fails to reaffirm the Accelrys Board Recommendation or fails to reaffirm its determination that the Accelrys Merger Proposals are in the best interests of Accelrys’s stockholders, within 10 business days after Symyx requests a reaffirmation in writing;

¡	the Accelrys board of directors approves, endorses or recommends any Acquisition Proposal with respect to Accelrys;

¡	Accelrys enters into any letter of intent or contract relating to any Acquisition Proposal with respect to Accelrys;

¡

a tender or exchange offer relating to securities of Accelrys is commenced and Accelrys does not send to its security holders, within 10 business days, a statement to the effect that Accelrys recommends the rejection of the tender or exchange offer;

¡

Accelrys fails to issue a press release announcing its opposition to an Acquisition Proposal with respect to Accelrys within 10 business days after such an Acquisition Proposal is publicly announced; or

¡

Accelrys breaches in any material respect certain material provisions relating to its no-solicitation restrictions, its obligation to hold the Accelrys stockholder meeting or its covenants not to effect a Recommendation Change;

•

subject to certain cure provisions, by either Accelrys or Symyx if the other company’s representations and warranties are inaccurate (disregarding all materiality qualifications) such that the conditions to the completion of the Merger relating to the accuracy of the other Company’s representations and warranties would not be satisfied (see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95); and

•

subject to certain cure provisions, by either Accelrys or Symyx if the other company has breached any of its covenants and obligations such that the conditions to the completion of the Merger relating to the performance of the other company’s covenants would not be satisfied (see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95).

Termination Fees and Expenses

The Merger Agreement provides that, subject to certain exceptions discussed below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

The Merger Agreement provides that Symyx must pay Accelrys a termination fee of $7.5 million if any of the following events occurs:

•	the Merger Agreement is terminated by Accelrys under the provision of the Merger Agreement permitting termination in the event of a Symyx Triggering Event; or

•

the Merger Agreement is terminated by Accelrys or Symyx under the provision of the Merger Agreement permitting termination in the event that the stockholders of Symyx voted not to approve the Symyx Merger Proposal and, on or prior to the termination date, either:

¡	a Symyx Triggering Event has occurred; or

¡	the following two conditions are met:

¡	an Acquisition Proposal with respect to Symyx has been announced, commenced, submitted or made and not subsequently withdrawn; and

¡

on or prior to the first anniversary of the termination date of the Merger Agreement, an Acquisition Transaction with respect to Symyx is completed or Symyx or any of its subsidiaries enters into a definitive agreement providing for an Acquisition Transaction with respect to Symyx.

In addition, the Merger Agreement provides that Symyx will pay Accelrys’s expenses in connection with the Merger Agreement in the amount of $1 million if the Merger Agreement is terminated by Accelrys or Symyx under the provision of the Merger Agreement permitting termination in the event that the stockholders of Symyx voted not to approve the Symyx Merger Proposal, provided that any such payment of expenses would be credited against any subsequently due $7.5 million termination fee described above.

The Merger Agreement provides that Accelrys will pay Symyx a termination fee of $7.5 million if any of the following events occurs:

•	the Merger Agreement is terminated by Symyx under the provision of the Merger Agreement permitting termination in the event of an Accelrys Triggering Event; or

•

the Merger Agreement is terminated by Accelrys or Symyx under the provision of the Merger Agreement permitting termination in the event that the stockholders of Accelrys voted not to approve either or both of the Accelrys Merger Proposals and, on or prior to the termination date, either:

¡	an Accelrys Triggering Event has occurred; or

¡	the following two conditions are met:

¡	an Acquisition Proposal with respect to Accelrys has been announced, commenced, submitted or made and not subsequently withdrawn; and

¡

on or prior to the first anniversary of the termination date of the Merger Agreement, an Acquisition Transaction with respect to Accelrys is completed or Accelrys or any of its subsidiaries enters into a definitive agreement providing for an Acquisition Transaction with respect to Accelrys.

In addition, the Merger Agreement provides that Accelrys will pay Symyx’s expenses in connection with the Merger Agreement in the amount of $1 million if the Merger Agreement is terminated by Accelrys or Symyx under the provision of the Merger Agreement permitting termination in the event that the stockholders of Accelrys voted not to approve either or both of the Accelrys Merger Proposals, provided that any such payment of expenses would be credited against any subsequently due $7.5 million termination fee described above.

Finally, Accelrys and Symyx will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus and (ii) the filing by the parties of any notice or other document under any applicable antitrust or competition legal requirement.

Amendments

The Merger Agreement may be amended at any time, whether before or after the Accelrys annual meeting or Symyx special meeting (in each case, regardless of the outcomes thereof), upon the approval of the respective board of directors of Accelrys and Symyx and execution by the parties of a written instrument. However, any amendment to the Merger Agreement following the approval of the Accelrys Merger Proposals or the Symyx Merger Proposal would require further approval of the stockholders of each applicable company under applicable law and NASDAQ rules and regulations.

Governing Law

The Merger Agreement is governed in all respects by the laws of the State of Delaware.

AMENDMENT TO RIGHTS AGREEMENT

In connection with the execution and delivery of the Merger Agreement on April 5, 2010, Accelrys entered into an amendment to the Rights Agreement (the “Rights Amendment”). The following is a summary of the material provisions of the Rights Amendment and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

On September 6, 2002, Accelrys entered into the Rights Agreement. Pursuant to the Rights Agreement, preferred stock purchase rights were granted as a dividend at a rate of one right for each share of Accelrys common stock outstanding on September 17, 2002 and each share of Accelrys common stock issued after such date. The Rights Agreement has the effect of making it difficult for third parties to acquire substantial amounts of Accelrys common stock without the consent of the Accelrys board of directors, as the preferred stock purchase rights become exercisable by the Accelrys stockholders upon the occurrence of certain events relating to a significant change in beneficial ownership of Accelrys.

On April 5, 2010, in connection with the execution and delivery of the Merger Agreement, Accelrys entered into the Rights Amendment. The Rights Amendment provides, among other things, that neither Symyx nor any of its stockholders or any of their respective affiliates or associates, either individually or in any combination, shall be deemed an “Acquiring Person” (as defined in the Rights Agreement) by virtue of, or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the execution and delivery of the voting agreements entered into by the directors and certain executive officers of Symyx in favor of Accelrys (see the section entitled “The Voting Agreements” beginning on page 101) or (iii) the performance or completion of the Merger or any of the other transactions contemplated by the Merger Agreement (the foregoing actions being referred to as the “Permitted Events”).

Additionally, the Rights Amendment provides that neither a Distribution Date nor a Stock Acquisition Date (each as defined in the Rights Agreement) shall be deemed to have occurred, and no separate Rights Certificates (as defined in the Rights Agreement) will be issued or issuable, by virtue of, or as the result of, any Permitted Event or, with respect to a Stock Acquisition Date, the public announcement of any Permitted Event. Except as expressly amended in the Rights Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

THE VOTING AGREEMENTS

The following is a summary of the material provisions of the voting agreements entered into by Symyx and the directors and certain executive officers of Accelrys, on one hand, and Accelrys and the directors and certain executive officers of Symyx, on the other hand, and is qualified in its entirety by reference to the full text of the forms of such voting agreements which are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus and are incorporated by reference into this joint proxy statement/prospectus.

In connection with the execution and delivery of the Merger Agreement, on April 5, 2010, each of Mr. Max Carnecchia, Mr. Kenneth L. Coleman, Mr. Ricardo B. Levy, Mr. Jeffrey Rodek, Mr. Christopher J. Steffen, Mr. Larry Ferguson, Mr. Michael A. Piraino and Mr. David R. Mersten (the “Key Accelrys Stockholders”) entered into a voting agreement with Symyx (collectively, the “Accelrys Stockholder Voting Agreements”). Each of the Key Accelrys Stockholders is a director and/or executive officer of Accelrys. Approximately          shares, or         %, of Accelrys common stock outstanding on the record date for the Accelrys annual meeting are held by the Key Accelrys Stockholders and subject to the Accelrys Stockholder Voting Agreements.

Also, in connection with the execution and delivery of the Merger Agreement, on April 5, 2010, each of Mr. Isy Goldwasser, Mr. Chris van Ingen, Mr. Steven D. Goldby, Mr. Timothy Harkness, Mr. Bruce Pasternack, Mr. David Hill, Mr. G. Stephen DeCherney, Mr. Rex S. Jackson and Mr. Charles Haley (the “Key Symyx Stockholders”) entered into a voting agreement with Accelrys (collectively, the “Symyx Stockholder Voting Agreements”). Each of the Key Symyx Stockholders is a director and/or executive officer of Symyx. Approximately                  shares, or         %, of Symyx common stock outstanding on the record date for the Symyx special meeting are held by the Key Symyx Stockholders and subject to the Symyx Stockholder Voting Agreements.

Accelrys Stockholder Voting Agreements

Agreement to Vote and Irrevocable Proxy

Each of the Key Accelrys Stockholders has agreed to vote all shares of Accelrys common stock owned now or in the future, whether beneficially or of record, by such Key Accelrys Stockholder (the “Subject Accelrys Shares”) at any meeting of the stockholders of Accelrys, or at any adjournment or postponement thereof, and on every action by written consent taken by the stockholders of Accelrys:

•	in favor of the approval of the Accelrys Merger Proposals;

•	against any alternative Acquisition Proposal with respect to Accelrys; and

•

against any other action, agreement, proposal or transaction involving Accelrys or any of its subsidiaries that would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

In furtherance of the foregoing, pursuant to the Accelrys Stockholder Voting Agreements, each Key Accelrys Stockholder granted to Symyx an irrevocable proxy and irrevocably appointed Symyx and Mr. Goldwasser, Mr. Jackson and Mr. Haley, solely in their capacities as executive officers of Symyx, as their proxies to vote their respective Subject Accelrys Shares in accordance with the terms of the Accelrys Stockholder Voting Agreements.

The Key Accelrys Stockholders may vote their respective Subject Accelrys Shares on all other matters not referred to in the irrevocable proxy in any manner they deem appropriate, and proxies may not exercise the proxy with respect to such other matters. The irrevocable proxy is binding upon the heirs and assigns of the Key Accelrys Stockholders, including any transferee of any of the Subject Accelrys Shares.

Transfer Restrictions on Shares Held by the Key Accelrys Stockholders

In addition to the agreement to vote and irrevocable proxy, the Key Accelrys Stockholders have agreed to certain transfer restrictions for the Subject Accelrys Shares and for all other securities of Accelrys owned now or in the future, whether beneficially or of record, by such Key Accelrys Stockholders. In particular, prior to the termination of the Accelrys Stockholder Voting Agreements, the Key Accelrys Stockholders may not directly or indirectly (i) sell, pledge, encumber, transfer or otherwise dispose of, or enter into any contract, option or other agreement with respect to the transfer of, the Subject Accelrys Shares or such other Accelrys securities or (ii) otherwise reduce their beneficial ownership of, interest in or risk relating to the Subject Accelrys Shares or such other Accelrys securities.

The foregoing requirements will not prohibit any of the Key Accelrys Stockholders from transferring their Subject Accelrys Shares to family members (either directly or via trusts established for their benefit) or upon the death of a Key Accelrys Stockholder. Any transferees will be required to agree in writing to the terms of the applicable Accelrys Stockholder Voting Agreement.

Additional Covenants in the Accelrys Stockholder Voting Agreements

Pursuant to the Accelrys Stockholder Voting Agreements, each Key Accelrys Stockholder has agreed not to take any actions that Accelrys is prohibited from taking pursuant to the no-solicitation restrictions contained in the Merger Agreement (see the section entitled “The Merger Agreement—No Solicitations” beginning on page 90). Each Key Accelrys Stockholder further agreed to promptly notify Symyx of any development occurring prior to the termination of the Accelrys Stockholder Voting Agreements that causes any breach of any of the representations and warranties of such Key Accelrys Stockholder contained in the applicable Accelrys Stockholder Voting Agreement.

Termination of the Accelrys Stockholder Voting Agreements

The Accelrys Stockholder Voting Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the completion of the Merger and (iii) the execution and delivery of any amendment to the Merger Agreement increasing the Exchange Ratio or otherwise materially and adversely affecting the Key Accelrys Stockholders.

Symyx Stockholder Voting Agreements

Agreement to Vote and Irrevocable Proxy

Each of the Key Symyx Stockholders has agreed to vote all shares of Symyx common stock owned now or in the future, whether beneficially or of record, by such Key Symyx Stockholder (the “Subject Symyx Shares”) at any meeting of the stockholders of Symyx, or at any adjournment or postponement thereof, and on every action by written consent taken by the stockholders of Symyx:

•	in favor of the approval of the Symyx Merger Proposal;

•	against any alternative Acquisition Proposal with respect to Symyx; and

•

against any other action, agreement, proposal or transaction involving Symyx or any of its subsidiaries that would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

In furtherance of the foregoing, pursuant to the Symyx Stockholder Voting Agreements, each Key Symyx Stockholder granted to Accelrys an irrevocable proxy and irrevocably appointed Accelrys and Mr. Carnecchia and Mr. Piraino, solely in their capacities as executive officers of Accelrys, as their proxies to vote their respective Subject Symyx Shares in accordance with the terms of the Symyx Stockholder Voting Agreements.

The Key Symyx Stockholders may vote their respective Subject Symyx Shares on all other matters not referred to in the irrevocable proxy in any manner they deem appropriate, and proxies may not exercise the proxy with respect to such other matters. The irrevocable proxy is binding upon the heirs and assigns of the Key Symyx Stockholders, including any transferee of any of the Subject Symyx Shares.

Transfer Restrictions on Shares Held by the Key Symyx Stockholders

In addition to the agreement to vote and irrevocable proxy, the Key Symyx Stockholders have agreed to certain transfer restrictions for the Subject Symyx Shares and for all other securities of Symyx owned now or in the future, whether beneficially or of record, by such Key Symyx Stockholders. In particular, prior to the termination of the Symyx Stockholder Voting Agreements, the Key Symyx Stockholders may not directly or indirectly (i) sell, pledge, encumber, transfer or otherwise dispose of, or enter into any contract, option or other agreement with respect to the transfer of, the Subject Symyx Shares or such other Symyx securities or (ii) otherwise reduce their beneficial ownership of, interest in or risk relating to the Subject Symyx Shares or such other Symyx securities.

The foregoing requirements will not prohibit any of the Key Symyx Stockholders from transferring their Subject Symyx Shares to family members (either directly or via trusts established for their benefit) or upon the death of a Key Symyx Stockholder. Any transferees will be required to agree in writing to the terms of the applicable Symyx Stockholder Voting Agreement.

Additional Covenants in the Symyx Stockholder Voting Agreements

Pursuant to the Symyx Stockholder Voting Agreements, each Key Symyx Stockholder has agreed not to take any actions that Symyx is prohibited from taking pursuant to the no-solicitation restrictions contained in the Merger Agreement (see the section entitled “The Merger Agreement—No Solicitations” beginning on page 90). Each Key Symyx Stockholder further agreed to promptly notify Accelrys of any development occurring prior to the termination of the Symyx Stockholder Voting Agreements that causes any breach of any of the representations and warranties of such Key Symyx Stockholder contained in the applicable Symyx Stockholder Voting Agreement.

Termination of the Symyx Stockholder Voting Agreements

The Symyx Stockholder Voting Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the completion of the Merger and (iii) the execution and delivery of any amendment to the Merger Agreement decreasing the Exchange Ratio or otherwise materially and adversely affecting the Key Symyx Stockholders.

THE EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS OF SYMYX

On April 4, 2010, Accelrys entered into short-term employment agreements that will become effective upon completion of the Merger with each of the following executive officers of Symyx: Isy Goldwasser, Rex Jackson, Richard Rosenthal and Charles Haley (each, an “Employment Agreement” and collectively, the “Employment Agreements”). The following is a summary of the material provisions of the Employment Agreements and is qualified in its entirety by reference to the full text of each Employment Agreement, copies of which are attached as Annexes E through H, to this joint proxy statement/prospectus and are incorporated by reference into this joint proxy statement/prospectus.

Employment Agreement with Isy Goldwasser

Pursuant to the terms of Mr. Goldwasser’s Employment Agreement, effective upon completion of the Merger, Mr. Goldwasser will resign as a member of the Symyx board of directors, from his position as Chief Executive Officer of Symyx and from all other offices which he currently holds. However, Mr. Goldwasser will remain employed by Symyx for a period of nine months after the completion of the Merger (the “Nine-Month Term”) to assist with the overall integration of the combined company, as well as with optimizing benefits of certain Symyx investments and divestitures, all as reasonably requested by the Chief Executive Officer of Accelrys. During the Nine-Month Term, Mr. Goldwasser will continue to receive a monthly base salary in an amount equal to one-twelfth (1/12) of his current base salary of $420,000, benefits and a guaranteed monthly bonus payable at the rate of 65% of his monthly base salary. Mr. Goldwasser’s Employment Agreement also provides that he will be eligible to receive a bonus pursuant to Symyx’s 2010 Executive Cash Incentive Plan, in an amount up to 65% of his current base salary, as determined in good faith by the Symyx board of directors and pro-rated for the period from January 1, 2010 through the completion of the Merger.

Mr. Goldwasser’s Employment Agreement further provides that if he is terminated without cause during the Nine-Month Term, he will be entitled to receive a lump-sum payment equal to his base salary plus his guaranteed monthly bonus from the date his employment is terminated through the end of the Nine-Month Term. Any stock options held by Mr. Goldwasser will be assumed by Accelrys in connection with the Merger and shall continue to vest during the Nine-Month Term. Following the Nine-Month Term, Mr. Goldwasser will be permitted to exercise any vested options during a period which shall be the greater of (i) 24 months from the completion of the Merger or (ii) 15 months from the date of termination of his employment, provided that any extended exercise period shall not exceed the term of any applicable stock option.

In addition to the benefits provided for under his Employment Agreement, as a participant in the Symyx Severance Plan, Mr. Goldwasser is also entitled to certain severance benefits and change in control payments upon termination of his employment in certain circumstances, and his employment during the Nine-Month Term will remain subject to the Symyx Severance Plan, as modified by his Employment Agreement to provide that any termination of employment will constitute a “covered termination” under the Symyx Severance Plan entitling Mr. Goldwasser to the severance benefits under the Symyx Severance Plan. For a detailed summary of the payments expected to be made to Mr. Goldwasser pursuant to his Employment Agreement and under the Symyx Severance Plan, see the section entitled “The Merger—Interests of Symyx Directors and Executive Officers in the Merger” beginning on page 75.

Employment Agreement with Rex Jackson

Pursuant to the terms of Mr. Jackson’s Employment Agreement, effective upon completion of the Merger, Mr. Jackson will resign from his position as Executive Vice President and Chief Financial Officer of Symyx and from all other offices which he currently holds. However, Mr. Jackson will remain employed by Symyx for a period of six months after the completion of the Merger (the “Six-Month Term”) to assist with overall integration, including achievement of annual net operating synergies, all as reasonably requested by the Chief Financial Officer of Accelrys. During the Six-Month Term, Mr. Jackson will continue to receive a monthly base salary in an amount equal to one-twelfth (1/12) of his current base salary of $330,000 and benefits, and will be eligible to receive a monthly bonus payable at the rate of 65% of his monthly base salary if it is determined in good faith by the Accelrys board of directors that Mr. Jackson has provided the assistance contemplated by his Employment Agreement. Mr. Jackson’s Employment Agreement also provides that he will be eligible to receive a bonus pursuant to Symyx’s 2010 Executive Cash Incentive Plan, in an amount up to 65% of his current base salary, as determined in good faith by the Symyx board of directors and pro-rated for the period from January 1, 2010 through the completion of the Merger.

Mr. Jackson’s Employment Agreement further provides that if he is terminated without cause during the Six-Month Term, he will be entitled to receive a lump-sum payment equal to his base salary plus his monthly bonus from the date his employment is terminated through the end of the Six-Month Term. Any stock options held by Mr. Jackson will be assumed by Accelrys in connection with the Merger and shall continue to vest during the Six-Month Term. Following the Six-Month Term, Mr. Jackson will be permitted to exercise any vested options during a period which shall be the greater of (i) 21 months from the completion of the Merger or (ii) 15 months from the date of termination of his employment, provided that any extended exercise period shall not exceed the term of any applicable stock option.

In addition to the benefits provided for under his Employment Agreement, as a participant in the Symyx Severance Plan, Mr. Jackson is also entitled to certain severance benefits and change in control payments upon termination of his employment in certain circumstances and his employment during the Six-Month Term will remain subject to the Symyx Severance Plan, as modified by his Employment Agreement to provide that any termination of employment will constitute a “covered termination” under the Symyx Severance Plan entitling Mr. Jackson to the severance benefits under the Symyx Severance Plan. For a detailed summary of the payments expected to be made to Mr. Jackson pursuant to his Employment Agreement and under the Symyx Severance Plan, see the section entitled “The Merger—Interests of Symyx Directors and Executive Officers in the Merger” beginning on page 75.

Employment Agreements with Richard Rosenthal and Charles Haley

Pursuant to the terms of their respective Employment Agreements, effective upon completion of the Merger, each of Mr. Rosenthal and Mr. Haley will resign from their respective positions as Senior Vice President of Finance and Senior Vice President and General Counsel of Symyx and from all other offices which they currently hold. However, both Mr. Rosenthal and Mr. Haley will remain employed by Symyx for the Six-Month Term to assist with overall integration and other tasks, all as reasonably requested by Accelrys. During the Six-Month Term, both Mr. Rosenthal and Mr. Haley will continue to receive their monthly base salaries in an amount equal to one-twelfth (1/12) of their current base salaries of $260,400 and $250,008, respectively, and benefits, and will be eligible to receive a monthly bonus payable at the rate of 40% of each of their respective monthly base salaries, if it is determined in good faith by the Accelrys board of directors that such executive officer has provided the assistance contemplated by his Employment Agreement. The Employment Agreements for each of Mr. Rosenthal and Mr. Haley also provide that they will be eligible to receive a bonus pursuant to Symyx’s 2010 Executive Cash Incentive Plan, in an amount up to 40% of their respective current base salaries, as determined in good faith by the Symyx board of directors, pro-rated for the period from January 1, 2010 through the completion of the Merger.

The respective Employment Agreements of Mr. Rosenthal and Mr. Haley further provide that if the executive is terminated without cause during the Six-Month Term, he will be entitled to receive a lump-sum payment equal to his base salary plus his monthly bonus from the date his employment is terminated through the end of the Six-Month Term in accordance with their terms. Any stock options held by Mr. Rosenthal and Mr. Haley will be assumed by Accelrys in connection with the Merger and shall continue to vest during the Six-Month Term.

In addition to the benefits provided for under their respective Employment Agreements, as participants in the Symyx Severance Plan, each of Mr. Rosenthal and Mr. Haley are entitled to certain severance benefits and change in control payments upon termination of their employment in certain circumstances and their employment during the Six-Month Term will remain subject to the Symyx Severance Plan, as modified by their respective Employment Agreements to provide that any termination of employment will constitute a “covered termination” under the Symyx Severance Plan entitling the executive officer to the severance benefits under the Symyx Severance Plan. For a detailed summary of the payments expected to be made to Mr. Rosenthal and Mr. Haley pursuant to their respective Employment Agreements and under the Symyx Severance Plan, see the section entitled “The Merger—Interests of Symyx Directors and Executive Officers in the Merger” beginning on page 75.

INFORMATION ABOUT THE COMPANIES

Accelrys, Inc.

Accelrys develops and commercializes scientific business intelligence software and solutions that enable its customers to accelerate the discovery and development of new drugs and materials. Accelrys’s customers include pharmaceutical, biotechnology and other life science companies, as well as companies that are in the energy, chemicals, aerospace and consumer packaged goods markets. Accelrys’s software and service solutions are used by its customers’ scientists, biologists, chemists and information technology professionals in order to aggregate, mine, integrate, analyze, simulate, manage and interactively report scientific data.

In addition, Accelrys designs, develops, markets and supports software-based solutions that facilitate the discovery and development of new and improved products and processes in the pharmaceutical, biotechnology, energy, chemicals, aerospace and consumer packaged goods industries. Using Accelrys’s solutions, the customers of Accelrys can create and obtain real-time access to scientific data that enables them to make informed decisions which increase the probability of success of their chosen path. Accelrys’s software and services are intended to reduce its customers’ product development costs, shorten the time to market for their new product introductions and improve their business processes. The customers of Accelrys include leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemicals, energy, aerospace and consumer packaged goods companies worldwide use Accelrys’s software. Accelrys markets its products and services worldwide, principally through its direct sales force, supplemented by the use of third-party distributors.

Accelrys is headquartered in San Diego, California and was incorporated in Delaware in 1993. Accelrys’s principal offices are located at 10188 Telesis Court, Suite 100, San Diego, California, 92121 and its telephone number is (858) 799-5000. Accelrys’s principal website is www.accelrys.com. Accelrys common stock is listed on the NASDAQ Global Market and trades under the symbol “ACCL”. Additional information about Accelrys and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Symyx Technologies, Inc.

Symyx provides a suite of scientific software, content and technology, as well as associated professional services, to support R&D information lifecycle management across the enterprise. Symyx’s customers include R&D-based companies in the life sciences, chemicals, energy and consumer and industrial products industries. Symyx’s products, including a market-leading electronic laboratory notebook, decision support software, chemical informatics and sourcing databases, improve scientists’ ability to search, develop, manage, manipulate and store research data and to manage intellectual property.

Symyx’s principal offices are located at 1263 East Arques Avenue, Sunnyvale, California 94085 and its telephone number is (408) 764-2000. Symyx’s principal website is www.symyx.com. Symyx common stock is listed on the NASDAQ Global Select Market and trades under the symbol “SMMX”. Additional information about Symyx and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Alto Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Accelrys and was incorporated in Delaware in April 2010, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE ANNUAL MEETING OF ACCELRYS STOCKHOLDERS

Date, Time and Place

The Accelrys annual meeting will be held on                 , 2010, at                 , local time, at 10188 Telesis Court, Suite 100, San Diego, California 92121.

Purpose of the Accelrys Annual Meeting

The Accelrys annual meeting will be held for the following purposes:

1.	To approve the Share Issuance Proposal;

2.	To approve the Certificate of Amendment Proposal;

3.	To elect two Class III directors, Kenneth L. Coleman and Ricardo B. Levy, to hold office until the Accelrys 2013 annual meeting of stockholders and until their respective successors have been elected and qualified;

4.	To ratify the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011;

5.	To approve the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals; and

6.	To conduct any other business as may properly come before the Accelrys annual meeting or any adjournment or postponement thereof.

Accelrys Record Date; Shares Entitled to Vote

The Accelrys board of directors has fixed                 , 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Accelrys annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Accelrys common stock at the close of business on the record date are entitled to notice of, and to vote at, the Accelrys annual meeting. At the close of business on the record date, Accelrys had outstanding and entitled to vote          shares of common stock.

The Accelrys common stock is the only class of securities entitled to vote at the Accelrys annual meeting. Each share of Accelrys common stock outstanding on the Accelrys record date entitles the holder thereof to one vote on each matter properly brought before the Accelrys annual meeting, exercisable in person or by proxy through a properly executed and delivered proxy card.

Quorum

In order to conduct the business described above at the Accelrys annual meeting, Accelrys must have a quorum present. Stockholders who hold a majority of the Accelrys common stock outstanding as of the close of business on the record date for the Accelrys annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Accelrys annual meeting. As of the Accelrys record date, there were          shares of Accelrys common stock outstanding and entitled to vote at the Accelrys annual meeting. Accordingly, the presence, in person or by proxy, of the holders of          shares of Accelrys common stock will be required in order to establish a quorum.

Required Vote

The proposals being submitted for approval by the Accelrys stockholders at the Accelrys annual meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:

•

the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting;

•	the approval of the Certificate of Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock outstanding and entitled to vote;

•

the election of the Class III directors of Accelrys will be decided by a plurality of the votes cast at the Accelrys annual meeting, such that the two director nominees receiving the highest number of votes will be elected;

•

the ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting; and

•

the approval of the adjournment of the Accelrys annual meeting, if necessary, to solicit proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals, requires the affirmative vote of the holders of a majority of the Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting.

Approval of the Share Issuance Proposal and the Certificate of Amendment Proposal are required conditions to the completion of the Merger. If either of these proposals is not approved by the holders of Accelrys common stock, the Merger will not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies

If an Accelrys stockholder does not submit a proxy card or vote at the Accelrys annual meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Accelrys annual meeting, and will have no effect on the outcome of Accelrys Proposal Nos. 1 (Share Issuance Proposal), 3 (election of directors), 4 (ratification of the selection of Ernst & Young) and 5 (adjournment to solicit additional proxies, if necessary). However, any of those actions will have the same effect as voting “AGAINST” Accelrys Proposal No. 2 (Certificate of Amendment Proposal).

If an Accelrys stockholder submits a proxy card and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the Accelrys annual meeting, but will not be voted at the Accelrys annual meeting. As a result, such abstention will have no effect on the approval of Accelrys Proposal No. 3, but will have the same effect as voting “AGAINST” Accelrys Proposal Nos. 1, 2, 4 and 5.

If an Accelrys stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of Accelrys common stock represented by that proxy will be counted as present for the purpose of determining the presence of a quorum for the Accelrys annual meeting and all of such shares will be voted “FOR” Accelrys Proposal Nos. 1, 2, 3, 4 and 5.

Voting by Accelrys Directors and Executive Officers

In connection with the execution and delivery of the Merger Agreement, on April 5, 2010, the Key Accelrys Stockholders, including each director of Accelrys, the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and General Counsel of Accelrys, entered into the Accelrys Stockholder Voting Agreements pursuant to which each Key Accelrys Stockholder has agreed to vote his Subject Accelrys Shares in favor of the Share Issuance Proposal and the Certificate of Amendment Proposal. Each of the Key Accelrys Stockholders may vote his respective Subject Accelrys Shares on all other matters in any manner they deem appropriate. The Subject Accelrys Shares represented approximately         % of Accelrys common stock outstanding on the record date for the Accelrys annual meeting.

Voting of Proxies by Registered Holders

Giving a proxy means that an Accelrys stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the Accelrys annual meeting in the manner such stockholder directs. An Accelrys stockholder may vote by proxy or in person at the Accelrys annual meeting. To vote by proxy, an Accelrys stockholder who is a registered holder (that is, such stockholder holds its stock in its own name) may submit a proxy by mail by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Every Accelrys stockholder’s vote is important. Accordingly, even if you are an Accelrys stockholder and plan to attend the Accelrys annual meeting in person, Accelrys requests that you sign, date and return the enclosed proxy card. If you do attend the Accelrys annual meeting and wish to vote in person, you may withdraw your proxy and vote in person. Proxies must be received by 11:59 p.m., Pacific Time, on                 , 2010.

Shares Held in Street Name

If your shares of Accelrys common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of Accelrys common stock held in street name by returning a proxy card directly to Accelrys or by voting in person at the Accelrys annual meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares of Accelrys common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the Accelrys annual meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

Accelrys believes that brokers or other nominees do not have discretionary authority to vote on the Share Issuance Proposal, the Certificate of Amendment Proposal or the election of the two Class III directors. Therefore, if you are an Accelrys stockholder and you do not instruct your broker or other nominee on how to vote your shares:

•	your broker or other nominee may not vote your shares on the Share Issuance Proposal, and the resulting broker non-vote will have no effect on this proposal;

•	your broker or other nominee may not vote your shares on the Certificate of Amendment Proposal, and the resulting broker non-vote will have the same effect as a vote “AGAINST” this proposal;

•	your broker or other nominee may not vote your shares for the election of the two Class III director nominees, and the resulting broker non-vote will have no effect on the vote on this proposal; and

•

your broker or other nominee may vote your shares on the proposal to ratify the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and the proposal to adjourn the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals.

Revocability of Proxies and Changes to an Accelrys Stockholder’s Vote

If you are an Accelrys stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the Accelrys annual meeting by:

•	sending a written notice stating that you would like to revoke your proxy to Accelrys’s Corporate Secretary at 10188 Telesis Court, Suite 100, San Diego, California 92121;

•	submitting new proxy instructions either on a new proxy card with a later date; or

•	attending the Accelrys annual meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are an Accelrys stockholder of record, revocation of your proxy or voting instructions by written notice must be received by 11:59 p.m., Pacific Time, on                 , 2010, although you may also revoke your proxy by attending the Accelrys annual meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker in order to change those voting instructions.

Solicitation of Proxies

Accelrys and Symyx will generally share the cost and expense of preparing, filing, assembling, printing and mailing this joint proxy statement/prospectus, any amendments thereto, the proxy card and any additional information furnished to Accelrys stockholders and Symyx stockholders, as well as any fees paid to the SEC. Accelrys and Symyx may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this joint proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of Accelrys and Symyx by mail, telephone, fax or other methods of communication. Accelrys may also retain the services of a professional proxy solicitor and, if so, will pay for the fees and expenses of its services. Symyx has retained MacKenzie Partners, Inc. to act as proxy solicitors for aggregate total fees estimated to be $25,000, plus reimbursement of out of pocket expenses.

Delivery of Proxy Materials to Households Where Two or More Accelrys Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single joint proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost-savings for companies.

In connection with the Accelrys annual meeting, a number of brokers with account holders who are Accelrys stockholders will be householding Accelrys’s proxy materials. As a result, a single joint proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once an Accelrys stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, an Accelrys stockholder no longer wishes to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, such stockholder should notify its broker or contact Accelrys’s Corporate Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). Accelrys stockholders who currently receive multiple copies of this joint proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Attending the Accelrys Annual Meeting

All Accelrys stockholders as of the Accelrys record date, or their duly appointed proxies, may attend the Accelrys annual meeting. If you are a registered Accelrys stockholder (that is, if you hold your stock in your own name) and you wish to attend the Accelrys annual meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Accelrys annual meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the Accelrys annual meeting, you need to bring a copy of a brokerage or bank statement to the Accelrys annual meeting reflecting your stock ownership as of the Accelrys record date. You should also bring valid picture identification.

ACCELRYS PROPOSALS

Accelrys Proposal No. 1: Approval of the Issuance of Accelrys Common Stock in Connection with the Merger

If the Merger is completed, each share of Symyx common stock outstanding immediately before the Merger will be converted into the right to receive 0.7802 shares of Accelrys common stock, subject to adjustment for changes in the number of outstanding shares of Accelrys common stock or Symyx common stock by reason of stock splits, stock dividends or other similar transactions occurring prior to the completion of the Merger. Under the NASDAQ Marketplace Rules, a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of Accelrys common stock to be issued in connection with the Merger will exceed 20% of the shares of Accelrys common stock outstanding before such issuance. For this reason, Accelrys must obtain the approval of the Accelrys stockholders, in accordance with the NASDAQ Marketplace Rules, for the issuance of shares of Accelrys common stock to Symyx stockholders in connection with the Merger. Accordingly, Accelrys is asking its stockholders to approve the issuance of Accelrys common stock in connection with the Merger.

Required Vote; Recommendation of the Accelrys Board of Directors

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting. A failure to submit a proxy card or vote at the Accelrys annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Accelrys annual meeting, and will have no effect on the outcome of the Share Issuance Proposal. However, for purposes of this vote, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” the Share Issuance Proposal.

The Accelrys board of directors recommends a vote “FOR” the Share Issuance Proposal.

Accelrys Proposal No. 2: Approval of an Amendment to Accelrys’s Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance from 60,000,000 to 100,000,000

Accelrys does not presently have a sufficient number of authorized but unissued shares of Accelrys common stock to effect the issuance of Accelrys common stock contemplated by the Share Issuance Proposal. Accordingly, Accelrys is asking its stockholders to approve an amendment to the Accelrys restated certificate of incorporation to increase the number of shares of common stock authorized for issuance from 60,000,000 to 100,000,000. Other than the increase in the number of authorized shares of Accelrys common stock, the amendment does not modify the Accelrys restated certificate of incorporation. The amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which would occur immediately prior to the completion of the Merger. Annex K to this joint proxy statement/prospectus contains the form of the certificate of amendment to the Accelrys restated certificate of incorporation, which you are urged to read in its entirety.

Required Vote; Recommendation of the Accelrys Board of Directors

Approval of the Certificate of Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock outstanding and entitled vote either in person or by proxy at the

Accelrys annual meeting. For purposes of this vote, an abstention or a failure to submit a proxy card or vote at the Accelrys annual meeting will have the same effect as voting “AGAINST” the Certificate of Amendment Proposal.

The Accelrys board of directors recommends a vote “FOR” the Certificate Amendment Proposal.

Accelrys Proposal No. 3: Election of Directors

Director Nominees

Accelrys is asking its stockholders to elect the following two Class III director nominees: Kenneth L. Coleman and Ricardo Levy.

The Class III directors will serve for a three-year term expiring in 2013 and until their successors are elected or their earlier death, resignation or removal. All of the Class III director nominees are current directors of Accelrys and are standing for re-election.

Although the nominees have consented to serve as directors if elected, and the Accelrys board of directors has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Accelrys board of directors.

As described under the section entitled “The Merger—Board of Directors and Executive Officers of Accelrys After the Completion of the Merger” beginning on page 74, after the completion of the Merger, the Accelrys board of directors will consist of 10 members, including the six current directors of Accelrys and four of the current directors of Symyx.

Required Vote; Recommendation of the Accelrys Board of Directors

Election of the Class III directors requires the affirmative vote of a plurality of the votes cast at the Accelrys annual meeting. Accordingly, the two director nominees receiving the highest number of votes will be elected. For purposes of this vote, an abstention or a failure to vote will have no effect on the outcome of the election of the Class III directors.

The Accelrys board of directors recommends a vote “FOR” each named director nominee.

General Information About the Accelrys Board of Directors

The Accelrys board of directors currently consists of six directors and is divided into three classes. Each class consists of one-third of the total number of directors and each class has a three-year term. The terms of office of the two Class III directors expire in 2010 on the date of the Accelrys annual meeting. The nominees listed below are currently directors of Accelrys. If elected at the Accelrys annual meeting, each nominee would serve until the 2013 annual meeting of the Accelrys stockholders and until each nominee’s successor is elected and has qualified or, if sooner, until the nominee’s death, resignation or removal. The terms of the two directors in Class I expire in 2011 and the terms of the two Class II directors expire in 2012.

The following tables set forth certain information regarding (i) Accelrys’s current directors whose terms of office are expiring and who are standing for election at the Accelrys annual meeting and (ii) Accelrys’s current directors whose terms of office extend beyond the date of the Accelrys annual meeting:

Current Directors of Accelrys Who are Standing for Election at the 2010 Accelrys Annual Meeting:

Name	Class	Age
Kenneth L. Coleman	III	67
Ricardo B. Levy	III	65

Current Directors of Accelrys Whose Term Extends Beyond the 2010 Accelrys Annual Meeting:

Name	Class	Age
Jeffrey Rodek	I	56
Larry Ferguson	I	60
Max Carnecchia	II	47
Christopher J. Steffen	II	68

Kenneth L. Coleman currently serves as Accelrys’s Chairman and previously served as Accelrys’s lead independent director. He has served as a director of Accelrys since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2000, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an Internet service provider, and of City National Bank, a commercial banking institution.

Mr. Coleman is an experienced business leader with the skills necessary to be Accelrys’s Chairman. Mr. Coleman has over 20 years of experience in various senior executive positions, including chief executive officer, at other computer software and systems companies. As a director of Accelrys for more than six years and as its non-executive Chairman since 2006, he has gained a deep understanding of Accelrys’s business. His experience on the boards of directors of other companies in the computer software industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Accelrys board of directors.

Ricardo B. Levy has served as a director of Accelrys since 2000. Mr. Levy also currently serves as Lead Director of the Board of Directors of Renegy Holding, Inc., a renewable energy company that is the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Mr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Mr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Mr. Levy is a member of the Board of Directors of Stem Cells, Inc., a public company focused on the discovery and development of stem cell therapeutics, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

As a former chief executive officer and chief operating officer with over 30 years of business experience, Mr. Levy has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on the boards of directors of both public and private companies, together with his more than nine years of service on the Accelrys board of directors, give him a broad understanding of Accelrys and its operations.

Jeffrey Rodek has served as a director of Accelrys since 2007. Mr. Rodek is currently a senior lecturer at the Fisher College of Business at The Ohio State University. Mr. Rodek served as a part-time general partner and senior advisor with Accretive, LLC, a private equity firm, from July 2007 to December 2009 and as the Executive Chairman of the Board of Directors of Hyperion Solutions Corporation, the global leader in business performance management software, from 2004 until its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services and in various capacities at FedEx Corporation. Mr. Rodek also serves on the Advisory Board of Resource Interactive, a digital marketing company located in Columbus, Ohio.

As the former Chairman and Chief Executive Officer of Hyperion Solutions Corporation, Mr. Rodek brings management experience, leadership capabilities, financial knowledge and business acumen to the Accelrys board of directors. As a faculty member at the Fisher College of Business at The Ohio State University, Mr. Rodek is a recognized expert and speaker on business performance and related topics, including corporate governance and leadership. Mr. Rodek is a valued contributor to the Accelrys board of directors.

Larry Ferguson has served as a director of Accelrys since October 2008. Between 2006 and 2008 Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly-traded provider of information technology services and products to health and life sciences organizations that was acquired by Computer Sciences Corporation in 2008. Between 2002 and 2005, Mr. Ferguson served as Chairman of the Board of Directors of Daou Systems, Inc., a publicly-traded provider of consulting and management services to healthcare organizations. Between 1997 and 2002, Mr. Ferguson served on the Board of Directors of Sunquest Information Systems, a publicly-traded healthcare information systems company. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which renders advisory services to information technology companies. He is also on the Board of Directors of Atstaff, a privately held healthcare staff scheduling software company, the University of North Carolina at Charlotte Athletic Foundation and Hooper Holmes, Inc., a publicly-traded provider of risk assessment services for the insurance industry.

With his years of experience serving in key senior executive roles (including as chief executive officer) and as a director of several publicly-traded companies, Mr. Ferguson brings to the Accelrys board of directors critical insights into the operational requirements of a public company. In addition, his service on the boards of directors of a variety of other companies and his experience as a consultant give him a deep understanding of the challenges faced by public companies and allow him to bring a variety of viewpoints and perspectives to the deliberations of the Accelrys board of directors.

Max Carnecchia currently serves as Accelrys’s President and Chief Executive Officer and has also served on the Accelrys board of directors since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Mr. Carnecchia has demonstrated significant leadership skills as President of Interwoven and Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Accelrys board of directors. Mr. Carnecchia’s extensive knowledge of the industry in which Accelrys operates, as well as his unique role in the day-to-day operations of Accelrys as its President and Chief Executive Officer, allows him to bring to the Accelrys board of directors a broad understanding of the operational and strategic issues facing Accelrys.

Christopher J. Steffen has served as a director of Accelrys since 2004. Mr. Steffen also currently serves as Non-Executive Chairman of Viasystems, Inc., a manufacturer of printed circuit boards and provider of electromechanical solutions, as a director of W.R. Grace, a specialty chemicals and materials business and Platinum Underwriters Holdings, Ltd., a leading provider of property, casualty and finite risk reinsurance coverages. He has also been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a Vice-Chairman and Director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, of Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and Director and of Chrysler Corporation as its Vice President and Controller.

As an experienced financial and operational leader with companies in a variety of industries, Mr. Steffen combines extensive general business expertise with a deep knowledge of financial matters and financial reporting. These attributes also allow him to perform an essential role on the Accelrys board of directors as its “audit committee financial expert” under applicable SEC rules and regulations. In addition, Mr. Steffen’s years at Eastman Kodak, Honeywell and Chrysler have given him an understanding of the financial and other aspects of doing business globally, which is of particular importance given that Accelrys receives more than half of its revenue from international operations.

There are no family relationships among any of Accelrys’s directors. No current disagreement exists between Accelrys and any of the current members of the Accelrys board of directors regarding Accelrys’s operations, policies or practices. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of Accelrys’s directors or director nominees.

Information Regarding the Accelrys Board of Directors and its Committees

The Accelrys board of directors met 12 times during the year ended March 31, 2010. Each member of the Accelrys board of directors attended 75% or more of the aggregate number of meetings of the Accelrys board of directors and of the committees of the Accelrys board of directors on which he served that were held during the period for which he was an Accelrys director or committee member, respectively.

The Accelrys board of directors has three committees: the Accelrys Audit Committee, the Accelrys Human Resources Committee and the Accelrys Governance and Nominating Committee. The following table provides membership and meeting information for fiscal year 2010 for each of the committees of the Accelrys board of directors:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X	*
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy	X		X	*	X
Jeffrey Rodek	X		X		X
Larry Ferguson	X		X		X
Total meetings in fiscal year 2010	5		7		4

*	Committee Chairperson
**	Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Accelrys board of directors. The Accelrys board of directors has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market, as well as applicable SEC rules and regulations, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Accelrys.

Accelrys Audit Committee

The Accelrys Audit Committee bears direct responsibility for the appointment, termination, compensation and oversight of Accelrys’s independent registered public accounting firm, who reports directly to the Accelrys Audit Committee. The committee also reviews and discusses with Accelrys’s management and independent registered public accounting firm the financial statements and disclosures in Accelrys’s quarterly financial press releases and SEC filings. Committee members periodically meet separately with Accelrys’s management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by Accelrys regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of April 1, 2010, the members of the Accelrys Audit Committee were Christopher J. Steffen, Ricardo B. Levy, Kenneth L. Coleman, Jeffrey Rodek and Larry Ferguson. Mr. Steffen serves as chairman of the Accelrys Audit Committee and the Accelrys board of directors has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Accelrys Audit Committee charter can be found in the “About Accelrys” section of Accelrys’s corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Accelrys Human Resources Committee

Pursuant to its charter, the Accelrys Human Resources Committee administers Accelrys’s executive compensation program and is responsible for establishing, implementing and monitoring adherence to Accelrys’s philosophy with respect to executive compensation. In addition, the Accelrys Human Resources Committee oversees Accelrys’s compensation and other benefit plans and policies, administers Accelrys’s stock plans (including reviewing and approving equity grants to Accelrys’s officers) and reviews and approves all compensation decisions relating to the directors and elected officers of Accelrys, including the Accelrys Named Executive Officers (as defined in the “Summary Compensation Table” for Accelrys beginning on page 138). In connection with performing their duties, the members of the Accelrys Human Resources Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of April 1, 2010, the members of the Accelrys Human Resources Committee were Ricardo B. Levy, Kenneth L. Coleman, Christopher J. Steffen, Jeffrey Rodek and Larry Ferguson. Mr. Levy serves as chairman of the Accelrys Human Resources Committee. Additionally, the Accelrys board of directors has appointed a secondary committee which has the authority to approve awards to Accelrys’s non-executive officers. The sole member of this secondary committee is Mr. Levy.

The Accelrys Human Resources Committee charter can be found in the “About Accelrys” section of Accelrys’s corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Accelrys Governance and Nominating Committee

The Accelrys Governance and Nominating Committee makes recommendations to the Accelrys board of directors regarding candidates for election to the Accelrys board of directors, as well as the composition and size of the Accelrys board of directors and its committees and qualifications for membership. In connection with performing their duties, the members of the Accelrys Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, committee structure and membership, director compensation and chief executive officer succession planning.

As of April 1, 2010, the members of the Accelrys Governance and Nominating Committee are Kenneth L. Coleman, Ricardo B. Levy, Christopher J. Steffen, Jeffrey Rodek and Larry Ferguson. Mr. Rodek serves as chairman of the Accelrys Governance and Nominating Committee.

The Accelrys Governance and Nominating Committee has adopted a charter that can be found in the “About Accelrys” section of Accelrys’s corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Board Leadership Structure

Accelrys currently has, and since April 2004 has had, an independent chairman separate from the chief executive officer. The Accelrys board of directors believes it is important to have an independent director in a board leadership position at all times. Accelrys’s Chairman provides independent leadership of the board and enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Chairman also serves as a liaison between the board and Accelrys’s senior management. The Accelrys board of directors has determined that this structure is the most appropriate structure for Accelrys at this time.

Accelrys Director Compensation

Accelrys’s Chairman receives an annual retainer of $100,000 while each non-employee director of Accelrys receives an annual retainer of $30,000. The Accelrys Audit Committee chairman receives an annual retainer of $20,000 while the chairmen of the Accelrys Human Resources Committee and the Accelrys Governance and Nominating Committee each receive annual retainers of $10,000. Additionally, non-employee directors of Accelrys receive $1,500 for each board and committee meeting they attend. Reasonable travel-related expenses are reimbursed for attendance at all Accelrys board of directors and committee meetings.

In addition to cash compensation, in fiscal year 2010, Accelrys granted Mr. Coleman 14,000 RSUs, and Mr. Levy, Mr. Steffen, Mr. Ferguson and Mr. Rodek were each granted 9,000 RSUs on August 27, 2009. The RSUs granted to Accelrys’s non-employee directors vest quarterly over three years and receipt of the common stock underlying the RSUs is deferred until the earlier of the three-year anniversary of the grant of the RSUs or such time as the director ceases providing services to Accelrys. The Accelrys Human Resources Committee is currently evaluating awards for fiscal year 2011.

The following table provides information concerning the compensation of Accelrys’s non-employee directors for fiscal year 2010. Directors of Accelrys who are employees of Accelrys receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Kenneth L. Coleman	$153,500	$82,040	$235,540
Ricardo B. Levy	83,500	52,740	136,240
Christopher J. Steffen	93,500	52,740	146,240
Jeffrey Rodek	73,500	52,740	126,240
Larry Ferguson	73,500	52,740	126,240

(1)	The amounts shown under the “Stock Awards” column are equal to the aggregate grant date fair value of RSUs granted to each director during fiscal year 2010 computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of any estimated forfeitures. As of March 31, 2010, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 22,166; Mr. Levy, 14,250; Mr. Steffen, 14,250; Mr. Rodek, 15,750; and Mr. Ferguson, 18,000. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to Accelrys’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The non-employee directors of Accelrys did not receive any option grants during the 2010 fiscal year. As of March 31, 2010, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Mr. Levy, 63,786; Mr. Steffen, 40,000; Mr. Rodek, 0; and Mr. Ferguson, 0.

Accelrys Proposal No. 4: Ratification of the Selection of Ernst & Young as Accelrys’s Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2011

The Accelrys Audit Committee has selected Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and has further directed Accelrys to submit the selection of its independent registered public accounting firm for ratification by the Accelrys stockholders at the Accelrys annual meeting. Neither Accelrys’s governing documents nor any applicable laws require Accelrys stockholder ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm. However, the Accelrys Audit Committee is submitting the selection of Ernst & Young to the Accelrys stockholders for ratification as a matter of good corporate practice. If the Accelrys stockholders fail to ratify the selection of Ernst & Young, the Accelrys Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Accelrys Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Accelrys and its stockholders.

Representatives of Ernst & Young are expected to be present at the Accelrys annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Required Vote; Recommendation of the Accelrys Board of Directors

Approval of the ratification of the selection of Ernst & Young requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting. A failure to submit a proxy card or a vote will have no effect on the outcome of the vote for this proposal. For purposes of this vote, an abstention will have the same effect as a vote “AGAINST” such proposal.

The Accelrys board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young as Accelrys’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Accelrys Independent Registered Public Accounting Firm Fee Information

In connection with the audit of Accelrys’s financial statements for the year ended March 31, 2009, Accelrys entered into an engagement agreement with Ernst & Young which set forth the terms by which Ernst & Young has performed audit services for Accelrys. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by Ernst & Young for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2008
Audit Fees(1)	$817,176	$788,442
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$817,176	$788,442

(1)	Includes fees for (i) the audit of Accelrys’s annual financial statements for the fiscal years ended March 31, 2009 and 2008 included in its annual reports on Form 10-K, (ii) the review of Accelrys’s interim period financial statements for fiscal years 2009 and 2008 included in its quarterly reports on Form 10-Q, (iii) the audit of the effectiveness of Accelrys’s internal control over financial reporting as of March 31, 2009 and 2008, (iv) statutory audits of certain of Accelrys’s foreign subsidiaries for the years ended March 31, 2009 and 2008 and (v) related services that are normally provided in connection with regulatory filings or engagements.

Accelrys Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Accelrys’s Independent Registered Public Accounting Firm

The Accelrys Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by Accelrys’s independent registered public accounting firm. Under the policies and procedures, the Accelrys Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Accelrys Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Accelrys Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Accelrys Audit Committee no later than its next meeting.

Report of the Audit Committee of the Accelrys Board of Directors

The Accelrys Audit Committee is comprised solely of independent directors, as defined by NASDAQ listing standards. In addition, at least one member of the Accelrys Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. The Accelrys Audit Committee has furnished the following report:

The purpose of the Accelrys Audit Committee is to oversee Accelrys’s financial reporting, internal controls and audit functions. The Accelrys Audit Committee operates under a written charter adopted by the Accelrys board of directors. The Accelrys Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Accelrys Audit Committee met on five occasions during the fiscal year ended March 31, 2009. The Accelrys Audit Committee met privately in executive session with Ernst & Young as a part of each regularly scheduled meeting.

The Accelrys Audit Committee has reviewed and discussed Accelrys’s audited consolidated financial statements for the fiscal year ended March 31, 2009 with management and Ernst & Young. Management is responsible for the (i) preparation, presentation and integrity of Accelrys’s financial statements, (ii) accounting and financial reporting principles, (iii) establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), (iv) establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), (v) evaluating the effectiveness of disclosure controls and procedures, (vi) evaluating the effectiveness of internal control over financial reporting and (vii) evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Accelrys Audit Committee reviewed and accepted Ernst & Young’s Report of Independent Registered Public Accounting Firm included in Accelrys’s Annual Report on Form 10-K for the year ended March 31, 2009 relating to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Accelrys Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young has provided the Accelrys Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Accelrys Audit Committee has discussed with Ernst & Young their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Ernst & Young referred to above, the Accelrys Audit Committee approved the audited financial statements for inclusion in Accelrys’s Annual Report on Form 10-K for the year ended March 31, 2009, for filing with the SEC.

Submitted by the Accelrys Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy

Kenneth L. Coleman

Jeffrey Rodek

Larry Ferguson

The foregoing Accelrys Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing of Accelrys under the Securities Act, or under the Exchange Act, except to the extent Accelrys specifically incorporates this report by reference.

Accelrys Proposal No. 5: Approval of the Adjournment of the Accelrys Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Accelrys Merger Proposals

Accelrys is asking its stockholders to vote on a proposal to approve the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals.

Required Vote; Recommendation of the Accelrys Board of Directors

Approval of the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals requires the affirmative vote of the holders of a majority of the shares of Accelrys common stock present and entitled to vote either in person or by proxy at the Accelrys annual meeting. A failure to submit a proxy card or vote will have no effect on the outcome of the vote for this proposal. For purposes of this vote, an abstention will have the same effect as a vote “AGAINST” such proposal.

The Accelrys board of directors recommends a vote “FOR” the adjournment of the Accelrys annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Accelrys Merger Proposals.

ACCELRYS CORPORATE GOVERNANCE

Key Corporate Governance Initiatives

Accelrys is committed to continuously improving its corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of Accelrys’s corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Accelrys board of directors.

Independent Directors

Five out of the six members of the Accelrys board of directors meet the independence standards of the SEC and NASDAQ, and only one of Accelrys’s directors, Max Carnecchia, is employed by Accelrys. Moreover, Accelrys’s independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Accelrys board of directors has established the position of Chairman of the Accelrys board of directors, currently held by Kenneth L. Coleman, an independent director. The Chairman presides at Accelrys board of directors’ meetings and acts as a liaison between the management and directors of Accelrys.

Code of Business Conduct and Ethics

The Accelrys board of directors has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees of Accelrys must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the “About Accelrys” section of Accelrys’s corporate website, www.accelrys.com, under “Company Leadership—Corporate Governance”.

Nomination of Directors

As mentioned above, the Accelrys Governance and Nominating Committee is charged with making recommendations to the Accelrys board of directors regarding qualified candidates to serve as directors of Accelrys. The committee’s goal is to assemble a board of directors with the skills and characteristics that, taken as a whole, will assure a strong board of directors with experience and expertise in all aspects of corporate governance. Accordingly, the Accelrys Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Accelrys Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Accelrys board of directors;

•	Accelrys’s needs with respect to the particular talents and experience of its directors; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Accelrys board of directors.

In addition to the foregoing criteria, the Accelrys Governance and Nominating Committee considers diversity of age, sex, race and ethnicity in determining the composition and size of the Accelrys board of directors, as such factors are believed to foster the effective functioning of the Accelrys board of directors and to promote the interests of Accelrys and its stockholders. The Accelrys Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Accelrys believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Accelrys board of directors to fulfill its responsibilities to Accelrys and its stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Accelrys Governance and Nominating Committee may also consider such other factors as it deems to be in the best interests of Accelrys and its stockholders. The Accelrys Governance and Nominating Committee does, however, believe it appropriate for at least one member of the Accelrys board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Accelrys board of directors to meet the definition of an “independent director” under NASDAQ listing standards. The Accelrys Governance and Nominating Committee also believes it is appropriate for Accelrys’s Chief Executive Officer to participate as a member of the Accelrys board of directors.

The Accelrys Governance and Nominating Committee identifies nominees by first evaluating the current members of the Accelrys board of directors willing to continue in service. Current members of the Accelrys board of directors with skills and experience that are relevant to Accelrys’s business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Accelrys board of directors with that of obtaining a new perspective. The Accelrys Governance and Nominating Committee annually reviews the performance of the Accelrys board of directors, its committees and each director. If any member of the Accelrys board of directors does not wish to continue in service, the Accelrys Governance and Nominating Committee’s policy is to require the member to submit a letter of resignation. In such event, or if the Accelrys Governance and Nominating Committee or the Accelrys board of directors decides not to re-nominate a member for re-election, the Accelrys Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Accelrys Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Accelrys Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

Accelrys does not have a formal policy concerning stockholder recommendations of director candidates to the Accelrys Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, Accelrys has not received any recommendations from its stockholders, including recommendations from an Accelrys stockholder that beneficially owns more than 5% of the outstanding shares of Accelrys common stock, requesting that the Accelrys Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in this joint proxy statement/prospectus. Accelrys stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Accelrys Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Stockholder Communications with the Board

Historically, Accelrys has not adopted a formal process for stockholder communications with the Accelrys board of directors. Nevertheless, every effort has been made to ensure that the views of Accelrys stockholders are heard by the Accelrys board of directors or individual directors, as applicable, and that appropriate responses are provided to Accelrys stockholders in a timely manner. Accelrys currently believes that these informal efforts to receive and respond to stockholder communications to the Accelrys board of directors have proven effective in obviating the need for any formal process.

Per Accelrys’s policy, the members of the Accelrys board of directors are invited to attend annual meetings of Accelrys stockholders. One director attended Accelrys’s 2009 annual meeting of stockholders.

Certain Relationships and Related Transactions

Transactions with Related Persons

Other than as disclosed in the “Summary Compensation Table” for Accelrys beginning on page 138 of this joint proxy statement/prospectus, Accelrys has not entered into any transactions with related persons since the beginning of fiscal year 2010 and Accelrys is not currently considering any proposed transactions with related persons.

Review, Approval or Ratification of Transactions with Related Persons

In January 2007, the Accelrys board of directors adopted a related person transaction policy. Pursuant to this policy, each of Accelrys’s officers and directors is required to report to the Accelrys board of directors any transaction which he or she believes may be a related person transaction and must obtain the approval of the Accelrys board of directors prior to entering into such transaction. For purposes of the policy, a related person transaction is any transaction in which (i) Accelrys is a participant, (ii) the amount involved exceeds $120,000 and (iii) the officer or director has a direct or indirect material interest.

ACCELRYS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information as of April 5, 2010, regarding the beneficial ownership of Accelrys common stock by (i) each person known by the Accelrys board of directors to own beneficially 5% or more of the outstanding shares of Accelrys common stock, (ii) each director of Accelrys, (iii) the Accelrys Named Executive Officers and (iv) all of Accelrys’s directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of Accelrys’s capital stock transfer records and on publicly-available filings made with the SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors set forth in the table below is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated in relation to the 27,756,493 shares of Accelrys common stock (net of treasury shares) that were outstanding as of April 5, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Accelrys common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of Accelrys common stock within 60 days of April 5, 2010. Unless otherwise indicated, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

5% Stockholders
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,102,943	(1)	7.6%
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, MD 21202	1,650,243	(2)	5.9%
Burnham Asset Management Corp. 1325 Avenue of the Americas New York, NY 10019	1,551,789	(3)	5.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,472,433	(4)	5.3%

Current Executive Officers
Max Carnecchia	—		—
Michael A. Piraino	—		—
Todd Johnson.	12,000	(5)	*
Mathew A. Hahn, Ph.D.	421,343	(6)	1.5%
Paul Burrin	—		—

Former Executive Officers
Rick E. Russo	26,086	(7)	*
Ilene Vogt.	61,112	(8)	*

Directors
Kenneth L. Coleman	49,098	(9)	*
Ricardo B. Levy	66,369	(10)	*
Christopher J. Steffen	49,583	(11)	*
Jeffrey Rodek	—		—
Larry Ferguson	—		—
Max Carnecchia	—		—
All current executive officers and directors as a group (13 persons)	1,042,872	(12)	3.7%

*	Less than one percent.

(1)	Wellington Management Company, LLP has shared voting power with respect to 1,968,043 shares and shared dispositive power with respect to all shares. This information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 12, 2010.
(2)	Brown Capital Management, Inc. has sole voting and dispositive power with respect to all shares. This information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on January 27, 2010.
(3)	Burnham Asset Management Corporation has shared dispositive power with respect to all shares and no voting power for any shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC by Burnham Asset Management Corporation on February 16, 2010.
(4)	This information is based solely upon information contained in a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010.
(5)	Represents 12,000 shares of Accelrys common stock held of record by Mr. Johnson.
(6)	Represents 250,531 shares of Accelrys common stock held of record by Dr. Hahn, options to purchase 161,979 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010 and 8,833 Accelrys RSUs that will vest within 60 days of April 5, 2010.
(7)	Represents 26,086 shares of Accelrys common stock held of record by Mr. Russo.
(8)	Represents 6,425 shares of Accelrys common stock held of record by Ms. Vogt and options to purchase 54,687 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010.
(9)	Represents options to purchase 49,098 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010.
(10)	Represents 3,000 shares of Accelrys common stock held of record by Mr. Levy, options to purchase 63,369 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010.
(11)	Represents 10,000 shares of Accelrys common stock held of record by Mr. Steffen, options to purchase 39,583 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010.
(12)	Represents 397,788 shares of Accelrys common stock held of record by Accelrys’s current executive officers and directors, options to purchase 618,752 shares of Accelrys common stock that are exercisable within 60 days of April 5, 2010 and 26,332 Accelrys RSUs that will vest within 60 days of April 5, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Accelrys’s directors, executive officers and beneficial owners of more than 10% of any class of Accelrys securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Accelrys common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish Accelrys with copies of all Section 16(a) forms that they file.

To Accelrys’s knowledge, based solely on a review of the copies of such reports furnished to Accelrys and written representations that no other reports were required during the fiscal year ended March 31, 2010, all Section 16(a) filing requirements applicable to Accelrys’s officers, directors and 10% beneficial owners were complied with, other than one Form 4 which was filed late by each of Mr. Russo and Dr. Brown.

ACCELRYS EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Accelrys Compensation Program

Pursuant to its charter, the Accelrys Human Resources Committee administers Accelrys’s executive compensation program and has responsibility for establishing, implementing and monitoring adherence to Accelrys’s philosophy with respect to executive compensation. The Accelrys Human Resources Committee seeks to ensure that the total compensation paid to the executive officers and members of the Accelrys board of directors is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Accelrys Named Executive Officers (as defined in the “Summary Compensation Table” for Accelrys beginning on page 138) are similar to those provided to all other Accelrys executive officers.

The Accelrys Human Resources Committee is comprised entirely of independent directors. The Accelrys Human Resources Committee’s Chairman is Ricardo B. Levy. The remaining Accelrys Human Resources Committee members are Jeffrey Rodek, Christopher J. Steffen, Kenneth L. Coleman and Larry Ferguson. The Accelrys board of directors has determined that each of these members is independent under NASDAQ listing standards currently in effect. In addition, the Accelrys Human Resources Committee oversees Accelrys’s compensation and other benefit plans and policies, administers Accelrys’s stock plans (including reviewing and approving equity grants to Accelrys executive officers) and reviews and approves all compensation decisions relating to Accelrys directors and executive officers, including the Accelrys Named Executive Officers. The Accelrys Human Resources Committee works with management and Accelrys’s Compensation Consultant (as defined below) to align Accelrys’s compensation structure with Accelrys’s organizational goals and market standards relevant to Accelrys. The Accelrys Human Resources Committee’s membership is determined by the Accelrys board of directors. The Accelrys Human Resources Committee met seven times during fiscal year 2010.

The Accelrys Human Resources Committee operates pursuant to a charter approved by the Accelrys Human Resources Committee and the Accelrys board of directors. The charter can be found in the “About Accelrys” section of Accelrys’s corporate website at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Compensation Objective and Philosophy

The objective of Accelrys’s compensation program is to provide total compensation packages that will enable Accelrys to:

•	attract, motivate and retain outstanding employees, including the Accelrys Named Executive Officers;

•	align the financial interests of Accelrys employees, including the Accelrys Named Executive Officers, with the interests of Accelrys stockholders;

•	provide incentives for superior company and individual Accelrys Named Executive Officer’s performance; and

•	encourage each Accelrys Named Executive Officer to have a stake in Accelrys’s long-term performance and success.

To achieve this objective, the Accelrys Human Resources Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation such as base salaries and certain other perquisites and ancillary benefits with “at-risk” forms of compensation such as performance-based cash bonuses and long-term equity incentive awards. In particular, the Accelrys Human Resources Committee believes that paying “fixed” forms of compensation that are competitive relative to Accelrys’s compensation peer group helps to ensure that Accelrys maintains its ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the Accelrys Human Resources Committee believes that awarding “at-risk” forms of compensation helps to further align Accelrys employees’ interests with those of the Accelrys stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value Accelrys’s long-term performance. Thus, Accelrys’s compensation program allows Accelrys to reward short-term achievement of objectives and to foster long-term participation in Accelrys’s success.

Accelrys utilizes four basic categories of compensation. First, Accelrys sets base salaries at levels designed to attract and retain qualified executives based on their levels of experience relevant to Accelrys’s business. Second, Accelrys offers performance-based cash bonuses meant to reward achievement of certain key financial and operational goals. Third, Accelrys grants long-term equity incentive awards, which vest over time, to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose. Finally, Accelrys may offer specific additional perquisites and ancillary benefits that the Accelrys Human Resources Committee has determined to be widely offered within Accelrys’s Compensation Peer Group (as defined below).

To date, the Accelrys Human Resources Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of personal performance with Accelrys’s corporate performance and success, a significant percentage of the total compensation for Accelrys executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses, which reward achievement of Accelrys’s fiscal year objectives, and long-term equity incentive awards, which reward increasing Accelrys’s value over the long-term. In general, the Accelrys Human Resources Committee targets all components of compensation to fall between the median and 75th percentile of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage Accelrys executives to take excessive risks in their management of Accelrys’s business.

Process for Setting Executive Compensation

The Accelrys Human Resources Committee understands that Accelrys competes with many companies for executive-level talent. Accordingly, the Accelrys Human Resources Committee strives to implement compensation packages for Accelrys executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what Accelrys refers to as its “Compensation Peer Group”. The companies within the Compensation Peer Group that the Accelrys Human Resources Committee considers when implementing compensation packages may vary depending on the nature of the executive role being considered. The companies comprising the Compensation Peer Group were selected in 2008 based upon an analysis of recent public filings performed by Frederic W. Cook & Co., Inc., Accelrys’s independent compensation consultant (the “Compensation Consultant”), of a software industry peer group as compiled by Standard & Poor’s. This group was chosen by reference to revenue, headcount, profit and loss and market capitalization within ranges believed by the Accelrys Human Resources Committee to be similar to the same attributes of Accelrys. This Compensation Peer Group was used, when available, for all executive officers, including Accelrys Named Executive Officers. However, given the wide variation in performance and limited sample size of publicly-held companies which the Accelrys Human Resources Committee considers similar for purposes of attracting talent, each company’s performance relative to Accelrys was not considered for any given criteria when determining whether the compensation offered by Accelrys is competitive. The Compensation Peer Group included 21 companies in the same Standard & Poor’s industry classification as Accelrys. When selected, the companies ranged from $43 million to $149 million in annual revenues, 101 to 761 employees, a loss of $41 million to a profit of $22 million and $82 million to $327 million in market capitalization. The table below sets forth certain reference data relating to the Compensation Peer Group and Accelrys’s relative position within the group, in each case as of April 30, 2008.

Latest Available Four Quarters ($ millions)						Market Capitalization ($ millions)
Revenues		Net Income		Employees
Sonic Solutions	$149	Actuate	$22	SumTotal Systems	761	Double-Take Software	$327
Actuate	$138	Double-Take Software	$19	Sonic Solutions	734	Smith Micro Software	$262
SumTotal Systems	$129	Symyx Tech	$19	Symyx Tech	600	Symyx Tech	$252
Symyx Tech	$125	Synplicity	$11	Actuate	581	Actuate	$250
NYFIX	$122	American Software	$8	Unica	501	Guidance Software	$242
OpenTV	$110	Sourceforge	$8	OpenTV	497	Sonic Solutions	$242
Unica	$107	Sonic Solutions	$6	OPNET Tech	490	Moldflow	$239
Callidus Software	$102	Smith Micro Software	$3	Captaris	450	ArcSight	$238
OPNET Tech	$99	ArcSight	$2	Accelrys	372	Synplicity	$212
ArcSight	$98	OPNET Tech	$2	Callidus Software	355	Demandtec	$205
Captaris	$95	Accelrys	$1	Double-Take Software	354	OPNET Tech	$186
American Software	$90	Captaris	$0	Guidance Software	350	OpenTV	$158
Double-Take Software	$88	Unica	$0	American Software	308	American Software	$158
Accelrys	$80	Scientific Learning	$(1)	Synplicity	287	Callidus Software	$156
Guidance Software	$79	Lyris	$(2)	Moldflow	267	Accelrys	$152
Synplicity	$75	Moldflow	$(2)	NYFIX	225	NYFIX	$150
Smith Micro Software	$73	Guidance Software	$(3)	Smith Micro Software	225	Unica	$142
Demandtec	$61	SumTotal Systems	$(4)	Demandtec	218	SumTotal Systems	$133
Moldflow	$61	Demandtec	$(4)	ArcSight	204	Captaris	$128
Sourceforge	$53	OpenTV	$(5)	Scientific Learning	198	Sourceforge	$123
Scientific Learning	$46	Callidus Software	$(12)	Lyris	162	Scientific Learning	$86
Lyris	$43	NYFIX	$(41)	Sourceforge	101	Lyris	$82

Source: Standard & Poor’s Compustat.

In addition to comparing compensation levels to the Compensation Peer Group, the Accelrys Human Resources Committee may, as it deems appropriate in the case of certain executive roles, refer to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to Accelrys in terms of size, location, operations and other attributes. The Accelrys Human Resources Committee also incorporates salary survey data from the Radford High Technology Survey as provided by its Compensation Consultant to determine appropriate compensation levels.

Ultimately, the Accelrys Human Resources Committee makes all compensation decisions for Accelrys executive officers. Per its charter, however, the Accelrys Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, for fiscal year 2010, the Accelrys Human Resources Committee consulted with the Compensation Consultant to advise it on matters related to the compensation and benefits of Accelrys’s Chief Executive Officer and other executives. The Compensation Consultant was engaged by, reported to and received compensation approved by the Accelrys Human Resources Committee (rather than Accelrys itself). In addition, from time to time, the Accelrys Human Resources Committee may solicit the input of Accelrys’s President and Chief Executive Officer, Max Carnecchia, Vice President of Human Resources, Judith Ohrn Hicks, and Senior Vice President and General Counsel, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation Accelrys pays to its executive officers, as well as how Accelrys generally determines the amount of each component. It also explains how each component of compensation fits into Accelrys’s overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for fiscal year 2010, the principal components of compensation for Accelrys executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

Accelrys provides its executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for fiscal year 2010, the Accelrys Human Resources Committee primarily considered:

•	Compensation Peer Group market data provided by Accelrys’s Compensation Consultant along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to Accelrys’s other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of Accelrys’s performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the Accelrys Human Resources Committee. In reviewing individual executive performance, the Accelrys Human Resources Committee considered factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results and the executive’s overall performance in his or her position. For fiscal year 2010, the Accelrys Human Resources Committee determined that base salaries would remain constant at the 2009 levels due to the overall macroeconomic climate. In reaching this decision, the Accelrys Human Resources Committee generally determined that the Accelrys executives’ and Accelrys Named Executive Officers’ current base salaries were between the median and 75th percentile of equivalent positions within the Compensation Peer Group, in alignment with the Accelrys Human Resources Committee’s targets for executive base salaries.

In June 2009, Accelrys appointed Max Carnecchia to serve as its President and Chief Executive Officer. The Accelrys Human Resources Committee set Mr. Carnecchia’s base salary at $400,000 per year after taking into consideration the base salary of Accelrys’s prior chief executive officer, Mark Emkjer, the base salaries of similarly situated executives in the Compensation Peer Group and Mr. Carnecchia’s compensation as President of Interwoven, Inc. In July 2009, Accelrys appointed Todd Johnson, its former interim President and Chief Executive Officer, as its Senior Vice President of Marketing and Operations, on a part-time basis. The Accelrys Human Resources Committee set his base salary at $111,000 per year taking into account the base salaries of Accelrys’s other executive officers and similarly situated executives in the Compensation Peer Group. In December 2009, Accelrys appointed Paul Burrin as its Senior Vice President and Chief Marketing Officer and the Accelrys Human Resources Committee set his base salary at $285,000. In January 2010, Accelrys appointed Michael A. Piraino as its Senior Vice President and Chief Financial Officer and the Accelrys Human Resources Committee set his base salary at $300,000. In determining the base salaries for Mr. Piraino and Dr. Burrin, the Accelrys Human Resources Committee considered their prior experience and compensation and the base salaries of Accelrys’s other executive officers and similarly situated executives in the Compensation Peer Group.

Performance-Based Cash Incentive Compensation

Accelrys’s Management Incentive Plan (the “Accelrys Management Incentive Plan”) is one of the key components of the “at-risk” compensation Accelrys offers to its executives. The Accelrys Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the Accelrys Human Resources Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets. In setting the corporate performance targets, the Accelrys Human Resources Committee’s goal is to set targets which are challenging, reflect the business conditions within Accelrys’s markets and are consistent with achieving Accelrys’s short- and long-term goals. By so doing, the Accelrys Human Resources Committee believes Accelrys can leverage this compensation element to align the personal performance objectives of its executive officers with its annual performance objectives. The Accelrys Management Incentive Plan also allows the Accelrys Human Resources Committee to exercise discretion over various elements of the Accelrys Management Incentive Plan, including the amounts of the awards ultimately earned under the Accelrys Management Incentive Plan. Accordingly, the Accelrys Human Resources Committee reserves the right to modify individual incentive targets, specified corporate performance targets or payment levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company or market conditions may dictate.

During the first quarter of fiscal year 2010, the Accelrys Human Resources Committee selected the specific group of employees eligible to participate in the Accelrys Management Incentive Plan, established the specific corporate performance targets for the year and set target bonus percentages for each participant. Accelrys filed the fiscal year 2010 Management Incentive Plan document as an exhibit to its Annual Report on Form 10-K for the year ended March 31, 2009. The target bonus percentage (represented as a percentage of base salary) for Accelrys’s participating executive officers was 40% with the exception of the (i) then-current President and Chief Executive Officer, whose target percentage was 100% of base salary, (ii) then-current Senior Vice President and Chief Financial Officer, whose target percentage was 50% of base salary, and (iii) then-current Senior Vice President of Worldwide Sales and Services, whose target percentage was 100% of base salary (with greater emphasis on the orders bookings target).

The Accelrys Management Incentive Plan takes into account both corporate and individual performance components. The corporate performance component consists of two equally-weighted financial metrics—non-GAAP operating income and orders bookings target—which collectively comprise 80% of the total target bonus. The individual performance component, which consists of individual performance objectives, comprises 20% of the total target bonus. Performance against individual performance objectives is determined at the sole discretion of Accelrys’s Chief Executive Officer and payment is awarded upon approval by the Accelrys Human Resources Committee. Upon completion of the fiscal year ended March 31, 2009, the Accelrys Human

Resources Committee assessed the performance of Accelrys against each corporate performance component and determined that Accelrys had overachieved against one of its targets and slightly underachieved against the other target of the Accelrys Management Incentive Plan. With respect to the individual performance components, Accelrys’s Chief Executive Officer assessed the performance of each executive officer based on achievement of the individual performance targets and made his determinations as to the 20% discretionary portion of the total target bonus, which was approved by the Accelrys Human Resources Committee. Accordingly, pursuant to the terms of the Accelrys Management Incentive Plan, the Accelrys Human Resources Committee approved bonus payments to executives in an amount of up to 82% of each executive’s target incentive amount for the fiscal year ended March 31, 2009. These payments were pro-rated for Accelrys officers who were not employed for the entire fiscal year 2009.

In connection with their appointments as executive officers of Accelrys, the Accelrys Human Resources Committee set the target bonuses for each of Messrs. Carnecchia, Piraino, Johnson and Burrin at 80%, 50%, 66.7% and 50%, respectively, of their annual base salaries, which percentages fall between the median and 75th percentile of equivalent positions within the Compensation Peer Group.

Long-Term Equity Incentive Compensation

Accelrys’s long-term equity incentive compensation program is another key component of Accelrys’s “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of Accelrys’s long-term incentive compensation program is even more directly related to the value Accelrys creates for its stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are made to the Accelrys Named Executive Officers and other eligible employees upon commencement of employment with Accelrys, promotion to a new role and/or annually thereafter following Accelrys’s earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of Accelrys’s annual prior-year performance review process. When making equity award decisions, the Accelrys Human Resources Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, Accelrys’s performance and the value of a specific position to Accelrys and individual performance criteria. All long-term equity incentive compensation awards made in fiscal year 2010 were granted pursuant to the 2004 Amended and Restated Stock Incentive Plan (the “2004 Stock Plan”). In fiscal year 2010, the Accelrys Human Resources Committee referred to relevant market data relating to the Compensation Peer Group and, in consultation with the Compensation Consultant, determined an appropriate percentage of Accelrys’s market capitalization to be utilized in connection with awarding of annual grants to Accelrys executives and other continuing employees. From this percentage, the Accelrys Human Resources Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the annual equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the Accelrys Human Resources Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the Accelrys Human Resources Committee determined that approximately 2.0% of Accelrys’s market capitalization would be utilized in connection with the annual long-term incentive compensation program for fiscal year 2010, resulting in approximately 1,550,000 shares of common stock being reserved for the 2010 annual equity incentive award pool. Such award pool fell between the median (1.9%) and the 75th percentile (3.4%) of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation programs. Based upon the Compensation Consultant’s recommendations, the Accelrys Human Resources Committee decided to award approximately 40% of this available annual equity incentive award pool for fiscal year 2010 to Accelrys’s executive officers. In deciding individual annual executive officer grants, the Accelrys Human Resources

Committee considers each executive’s existing ownership levels and equity stakes in Accelrys. In 2010, the Accelrys Human Resources Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data, together with individual performance reviews provided by Accelrys’s Chief Executive Officer, and made the resulting awards.

In connection with, and in recognition of, their appointments as executive officers of Accelrys, the Accelrys Human Resources Committee awarded Messrs. Carnecchia, Piraino and Burrin options to purchase 800,000, 125,000 and 100,000 shares of Accelrys common stock, respectively, and further awarded Mr. Piraino and Mr. Burrin RSUs representing the right to acquire 60,000 and 50,000 shares of Accelrys common stock, respectively. Such awards were made in an effort to align their respective long-term equity incentives with that of Accelrys’s other executive officers and similarly situated executives in the Compensation Peer Group.

Perquisites and Other Ancillary Benefits

Accelrys provides the Accelrys Named Executive Officers and other employees with perquisites and other ancillary benefits that the Accelrys Human Resources Committee believes are consistent with its objectives and philosophy set forth above. A description of these perquisites and other ancillary benefits, which the Accelrys Human Resources Committee periodically reviews and adjusts as deemed necessary, is set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of Accelrys common stock and to align Accelrys employees’ interests with those of the Accelrys stockholders, all employees are eligible to participate in Accelrys’s 2005 Employee Stock Purchase Plan (the “Accelrys Purchase Plan”). However, no Accelrys employee may be granted an opportunity to purchase stock under the Accelrys Purchase Plan if immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of Accelrys capital stock. The Accelrys Purchase Plan permits participants to purchase shares of Accelrys common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of Accelrys common stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of Accelrys common stock at the end of each purchase period. The price of stock purchased under the Accelrys Purchase Plan is generally 85% of the lower of the fair market value of Accelrys common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, they are paid their accumulated payroll deductions to date, without interest. Participation in the Accelrys Purchase Plan ends automatically upon termination of employment with Accelrys, at which time Accelrys refunds to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of Accelrys’s employees in the United States are eligible to participate in Accelrys’s 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Accelrys Named Executive Officers, are permitted to contribute up to the limit prescribed by the IRS to the Savings Plan on a before-tax basis. Accelrys matches 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Accelrys’s matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with Accelrys, all matching contributions, including those made by Accelrys following such three-year period, are fully vested.

Life and Long Term Disability Insurance. All of Accelrys’s Named Executive Officers and other executive officers in the United States are enrolled in Accelrys’s group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their respective annual base salary and target annual incentive in effect on the date of death, up to a maximum benefit of $1 million. The long-term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $15,000.

Tax and Accounting Implications

As part of its role in developing and overseeing Accelrys’s compensation programs, the Accelrys Human Resources Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that Accelrys may not deduct compensation of more than $1 million that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Accelrys Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Accelrys Human Resources Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Accelrys Human Resources Committee will balance the costs and burdens involved in such compliance against the value to Accelrys and its stockholders of the tax benefits that Accelrys would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the Accelrys Human Resources Committee considers the effect of ASC Topic 718, which requires companies to estimate and record as an expense the fair value of share-based payment awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs or stock appreciation rights), the Accelrys Human Resources Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of ASC Topic 718 and resulting compensation expense associated with the granting of stock awards (as discussed above), the Accelrys Human Resources Committee awarded RSUs, as well as stock options, to the Accelrys Named Executive Officers in fiscal year 2010.

Executive Employment Agreements

Accelrys has employment agreements with certain of its executives, including certain Accelrys Named Executive Officers, which provide those executives with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of Accelrys in exchange for the severance benefits that Accelrys believes provide it with significant value in prohibiting its executives from competing against it, using Accelrys’s confidential information and hiring its best talent if they wish to leave Accelrys’s employment. The agreements also provide for severance payments to be made after a change of control of Accelrys.

The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, Accelrys’s Compensation Consultant. Accelrys believes that not providing these agreements may put it at a competitive disadvantage in its ability to attract and retain qualified executives and to limit the ability of its competitors to hire away its best talent and its former employees to compete against it.

During fiscal year 2010, Accelrys entered into employment agreements with each of Mr. Carnecchia, Mr. Piraino, Mr. Johnson and Dr. Burrin. Additionally, during this time period and consistent with his employment agreement, Accelrys paid severance to Rick Russo, its former Senior Vice President and Chief Financial Officer.

For a detailed description of these employment agreements, see the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Risk Assessment

Because performance-based incentives play a large role in Accelrys’s executive compensation program, it is important to ensure that these incentives do not result in Accelrys’s executive officers taking actions that may conflict with the long-term interests of Accelrys. The Accelrys Human Resources Committee has reviewed and discussed the structure of Accelrys’s executive compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to its executive officers to take any unnecessary or inappropriate risks that could threaten Accelrys’s operating results, financial condition or impact long-term shareholder value. The Accelrys Human Resources Committee considered the findings of the assessment, which was conducted internally, and concluded that Accelrys’s compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on Accelrys.

Report of the Human Resources Committee of the Board of Directors of Accelrys

The Accelrys Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Accelrys Human Resources Committee recommended to the Accelrys board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Chairman

Kenneth L. Coleman

Christopher J. Steffen

Jeffrey Rodek

Larry Ferguson

The foregoing Accelrys Human Resources Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing of Accelrys under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent Accelrys specifically incorporates this report by reference.

Human Resources Committee Interlocks and Insider Participation

As noted above, the Accelrys Human Resources Committee consists of Messrs. Coleman, Levy, Steffen, Rodek and Ferguson. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between the Accelrys board of directors or Accelrys Human Resources Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other company.

Executive Officers of Accelrys

The current executive officers of Accelrys are:

Name	Age	Position
Max Carnecchia	47	President and Chief Executive Officer
Michael A. Piraino	56	Senior Vice President and Chief Financial Officer
Todd Johnson	47	Executive Vice President of Sales, Marketing and Services
Paul Burrin, Ph.D.	54	Senior Vice President and Chief Marketing Officer
David R. Mersten	45	Senior Vice President, General Counsel and Secretary
Frank K. Brown, Ph.D.	51	Senior Vice President and Chief Science Officer
Mathew A. Hahn, Ph.D.	49	Senior Vice President, Research and Development
Judith Ohrn Hicks	46	Vice President, Human Resources

Max Carnecchia currently serves as Accelrys’s President and Chief Executive Officer and has also served on the Accelrys board of directors since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Michael A. Piraino has served as Accelrys’s Senior Vice President and Chief Financial Officer since January 2010. Prior to joining Accelrys, he served as Co-founder and Chief Financial Officer of M2 Technology Partners, LLC, a private investment company focused on domestic and international acquisitions of software and services businesses, from May 2008 to June 2009. Before M2, from April 2003 to May 2008, he was Executive Vice President and Chief Financial Officer of Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies.

Todd Johnson has served as Accelrys’s Executive Vice President of Sales, Marketing and Services since April 2010. Mr. Johnson previously served as the Senior Vice President of Marketing and Operations of Accelrys from July 2009 through March 2010. From January 2009 through June 2009, Mr. Johnson served as Accelrys’s interim Chief Executive Officer. Prior to joining Accelrys, Mr. Johnson was Chief Executive Officer of Kontiki, Inc., prior to its acquisition by VeriSign, Inc., following which Mr. Johnson was appointed to the roles of Vice President of VeriSign’s broadband content business and Senior Vice President of Global Marketing. Mr. Johnson began his career with Hewlett Packard and spent 11 years at Silicon Graphics, Inc., where he became Senior Vice President of Worldwide Marketing.

Paul Burrin, Ph.D. has served as Accelrys’s Senior Vice President and Chief Marketing Officer since December 2009. Prior to joining Accelrys, he was responsible for sales, strategy and services in the Asia-Pacific region for Google from October 2008 to November 2009. From December 2001 to September 2008, he held senior management positions with Chordiant Software, Hyperion Solutions (subsequently acquired by Oracle Corporation) and Oracle Corporation.

David R. Mersten has served as Accelrys’s Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D. has served as Accelrys’s Senior Vice President and Chief Science Officer since 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the Chief Information Officer.

Mathew Hahn, Ph.D. has served as Accelrys’s Senior Vice President of Research and Development since 2009. From 2008 to 2009, Dr. Hahn served as Vice President of Research and Development. From 2006 to 2008, Dr. Hahn served as Vice President of Platform Strategy and Technologies, and from 2005 to 2006, Dr. Hahn served as Accelrys’s Vice President, Chief Science and Technology Officer. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly owned subsidiary of the Company that Dr. Hahn co-founded in 1999. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Judith Ohrn Hicks has served as Accelrys’s Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer of Accelrys.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation earned by Accelrys’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (including its former Senior Vice President and Chief Financial Officer, former Senior Vice President, Worldwide Sales and Services and former Chief Executive Officer, who currently serves as Executive Vice President of Sales, Marketing and Services of Accelrys) (collectively, the “Accelrys Named Executive Officers”) during its fiscal year ended March 31, 2010.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Compensation (2)	All Other Compensation		Total
Current Executive Officers

Max Carnecchia	2010	$318,205		$		$—	$2,283,200	$—	$52,363	(3)	$2,653,768
President and Chief	2009	—				—	—	—	—		—
Executive Officer	2008	—				—	—	—	—		—

Michael A. Piraino	2010	72,885				346,200	347,650	—	710	(4)	767,445
Senior Vice President	2009	—				—	—	—	—		—
and Chief Financial Officer	2008	—				—	—	—	—		—

Todd Johnson	2010	246,219				—	—	105,000	6,322	(5)	357,541
Executive Vice	2009	102,038				—	—	100,000	3,938	(6)	205,976
President of Sales, Marketing	2008	—				—	—	—	—		—
and Services

Mathew A. Hahn, Ph.D.	2010	242,667				122,200	306,120	—	9,854	(7)	680,841
Senior Vice President,	2009	208,000				170,500	249,240	68,390	10,403	(8)	706,533
Research and Development	2008	120,000				9,540	—	—	342	(9)	129,882

Paul Burrin, Ph.D.	2010	85,317				275,000	270,010	—	3,296	(10)	633,623
Senior Vice President	2009	—				—	—	—	—		—
and Chief Marketing Officer	2008	—				—	—	—	—		—

Former Executive Officers

Rick E. Russo	2010	206,250				67,210	84,183	—	450,879	(11)	808,522
Former Senior Vice	2009	275,000				243,500	—	104,775	14,423	(12)	637,698
President and Chief Financial	2008	255,000	(13)			95,400	—	127,500	11,781	(14)	489,681
Officer

Ilene Vogt (15)	2010	250,000				79,430	101,020	—	29,732	(16)	460,182
Former Senior Vice	2009	164,904			50,000	155,100	311,900	128,584	15,903	(17)	826,391
President, Worldwide Sales	2008	—				—	—	—	—		—
and Services

(1)	The amounts shown under the “Stock Awards” and “Option Awards” columns are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to Accelrys’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.
(2)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each fiscal year. With the exception of the fiscal year 2010 management incentive bonus paid to Mr. Johnson in August 2009, fiscal year 2010 management incentive bonuses have not yet been approved by the Accelrys board of directors, and as such have not been included in this Summary Compensation Table.
(3)	Represents relocation related benefits of $33,900, tax gross up of $16,734, a matching contribution of $417 under the Accelrys 401(K) plan and group term life insurance premiums of $1,312 paid on behalf of Mr. Carnecchia. Upon Mr. Carnecchia’s commencement of employment with Accelrys in 2009, Accelrys entered into an agreement with Mr. Carnecchia entitling him to be reimbursed for expenses incurred in connection with his relocation to San Diego from Menlo Park.
(4)	Represents group term life insurance premiums of $710 paid on behalf of Mr. Piraino.
(5)	Represents a matching contribution of $5,778 under the Accelrys 401(K) plan and group term life insurance premiums of $544 paid on behalf of Mr. Johnson.
(6)	Represents a matching contribution of $3,582 under the Accelrys 401(K) plan and group term life insurance premiums of $356 paid on behalf of Mr. Johnson.

(7)	Represents a matching contribution of $8,770 under the Accelrys 401(K) plan and group term life insurance premiums of $1,084 paid on behalf of Dr. Hahn.
(8)	Represents a matching contribution of $9,520 under the Accelrys 401(K) plan and group term life insurance premiums of $883 paid on behalf of Dr. Hahn.
(9)	Represents group term life insurance premiums of $342 paid on behalf of Dr. Hahn.
(10)	Represents a matching contribution of $2,850 under the Accelrys 401(K) plan and group term life insurance premiums of $446 paid on behalf of Dr. Burrin.
(11)	Represents a matching contribution of $7,050 under the Accelrys 401(K) plan, a vacation benefit payout of $25,740, group term life insurance premiums of $2,645 paid on behalf of Mr. Russo, post-employment medical insurance premiums of $2,944 paid on behalf of Mr. Russo and severance benefits of $412,500, of which $103,125 was paid during fiscal year 2010. The remaining amounts will be paid in equal monthly installments through December 2010.
(12)	Represents a matching contribution of $10,450 under the Accelrys 401(K) plan and group term life insurance premiums of $3,973 paid on behalf of Mr. Russo.
(13)	Pursuant to the Accelrys Executive Deferred Compensation Plan (the “EDC Plan”), 3% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.
(14)	Represents a matching contribution of $8,098 under the Accelrys 401(K) plan and group term life insurance premiums of $3,683 paid on behalf of Mr. Russo.
(15)	Ms. Vogt resigned as Senior Vice President of Worldwide Sales and Services on April 21, 2010. Ms. Vogt will remain employed by Accelrys through May 5, 2010 to assist Mr. Johnson in his transition to the position of Executive Vice President of Sales, Marketing and Services.
(16)	Represents a matching contribution of $9,800 under the Accelrys 401(K) plan, group term life insurance premiums of $1,932 paid on behalf of Ms. Vogt and reimbursement for car allowance of $18,000.
(17)	Represents a matching contribution of $2,500 under the Accelrys 401(K) plan, group term life insurance premiums of $1,403 paid on behalf of Ms. Vogt and reimbursement for car allowance of $12,000.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by Accelrys during the year ended March 31, 2010 to each of the Accelrys Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number Of Shares Of Stock or Units (2)	All Other Option Awards: Number Of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock And Option Awards (5)
Name	Grant Date	Target	Maximum
Current Executive Officers
Max Carnecchia	—	$253,333	$506,107	—	—	—	—
	6/15/2009	—	—	—	800,000	5.38	$2,283,200
Michael A. Piraino	—	27,500	75,000	—	—	—
	1/5/2010	—	—	60,000	—	—	346,200
	1/5/2010	—	—	—	125,000	5.77	347,650
Todd Johnson (6)	—	88,800	177,600	—	—	—	—
Mathew A. Hahn, Ph.D.	—	97,066	194,132	—	—	—	—
	7/30/2009	—	—	20,000	—	—	122,200
	7/30/2009	—	—	—	100,000	6.11	306,120
Paul J. Burrin, Ph.D.	—	41,563	83,125	—	—	—	—
	12/14/2009	—	—	50,000	—	—	275,000
	12/14/2009	—	—	—	100,000	5.50	270,010
Former Executive Officers
Rick E. Russo (7)	—	103,125	206,250	—	—	—	—
	7/30/2009	—	—	11,000	—	—	67,210
	7/30/2009	—	—	—	27,500	6.11	84,183
Ilene Vogt (8)	—	250,000	500,000	—	—	—	—
	7/30/2009	—	—	13,000	—	—	79,430
	7/30/2009	—	—	—	33,000	6.11	101,020

(1)	Executive officers are eligible to receive cash bonuses under Accelrys’s fiscal year 2010 Management Incentive Plan based on the achievement of certain corporate performance goals. Payments are based on achieving certain non-GAAP operating income and an orders bookings target, as well as certain individual performance objectives, as described in the Compensation Discussion and Analysis. The target payments are based on achieving the targeted level of performance and range from 40% to 100% of annual base salary per executive officer, pro-rated for the amount of time employed during fiscal year 2010. The maximum payments are based on achievement of the plan maximum, which allows for 200% of the target amount payable in the event of over-achievement. The actual amounts earned by each Accelrys Named Executive Officer for fiscal year 2010 have not yet been approved by the Accelrys board of directors and, as a result, are not included in the Summary Compensation Table.

(2)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.
(3)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.
(4)	In accordance with the terms of Accelrys’s stock plans, the exercise price of stock options awarded is the closing price of Accelrys common stock on the NASDAQ Global Market on the date of grant.
(5)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to the consolidated financial statements included in Accelrys’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.
(6)	Mr. Johnson was awarded a pro-rated management incentive bonus of $105,000 for his service as interim Chief Executive Officer, which was paid in August 2009. This amount is not included in the Grants of Plan-Based Awards table, but is reflected in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table.
(7)	The RSUs granted to Mr. Russo were automatically cancelled upon his termination of employment on December 31, 2009.
(8)	The RSUs granted to Ms. Vogt automatically cancel on May 5, 2010, the effective date of the termination of her employment.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan-Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during fiscal year 2010 with the Accelrys Named Executive Officers. For a description of the payments and benefits that would be provided to the Accelrys Named Executive Officers in connection with a termination of their employment or a change of control, see the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Current Accelrys Named Executive Officers

Max Carnecchia

In June 2009, Accelrys entered into an employment agreement with Max Carnecchia, its current President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Carnecchia’s annual base salary is subject to annual review by the Accelrys Human Resources Committee. He is also eligible to participate in the Accelrys Management Incentive Plan with a targeted bonus of 80% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried Accelrys employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Michael A. Piraino

In January 2010, Accelrys entered into an employment agreement with Michael A. Piraino, its current Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Piraino’s annual base salary is subject to annual review by the Accelrys Human Resources Committee. He is also eligible to participate in the Accelrys Management Incentive Plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried Accelrys employees. Mr. Piraino is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Todd Johnson

In April 2010, Accelrys entered into an employment agreement with Todd Johnson, its current Executive Vice President of Sales, Marketing and Services. Pursuant to the terms of the employment agreement, Mr. Johnson’s annual base salary is subject to annual review by the Accelrys Human Resources Committee. He is also eligible to participate in the Accelrys Management Incentive Plan with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried Accelrys employees. Mr. Johnson is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Paul Burrin, Ph.D.

In December 2009, Accelrys entered into an employment agreement with Paul J. Burrin, its current Senior Vice President and Chief Marketing Officer. Pursuant to the terms of the employment agreement, Dr. Burrin’s annual base salary is subject to annual review by the Accelrys Human Resources Committee. He is also eligible to participate in the Accelrys Management Incentive Plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried Accelrys employees. Dr. Burrin is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144.

Mathew A. Hahn, Ph.D.

In September 2004, Accelrys entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause or by him for good reason, as discussed under the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control” beginning on page 144. In June 2009, Dr. Hahn, was promoted to Senior Vice President of Research and Development. Dr. Hahn’s annual base salary is $260,000 and he is also eligible to participate in the Accelrys Management Incentive Plan with a targeted bonus of 40% of his base salary. Dr. Hahn is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried Accelrys employees.

Former Accelrys Named Executive Officers

Rick E. Russo

On December 31, 2009, Accelrys entered into a Separation Agreement and Release with Rick Russo, its former Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Russo released all claims against Accelrys. Pursuant to the terms of his employment agreement, upon separation of employment from Accelrys, Mr. Russo became entitled to severance payments in the amount of $412,500, of which $103,125 was paid during fiscal year 2010. The remaining amounts will be paid in equal semi-monthly installments through December 2010.

Ilene Vogt

On April 21, 2010, Accelrys entered into a Separation Agreement and Release with Ilene Vogt, its former Senior Vice President of Worldwide Sales and Services. Pursuant to the terms of the agreement, Ms. Vogt released all claims against Accelrys. Pursuant to the terms of her employment agreement, upon separation of employment from Accelrys, Ms. Vogt became entitled to severance payments in the amount of $250,000, which will be paid in equal semi-monthly installments through April 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Accelrys Named Executive Officers as of March 31, 2010. Each equity grant is shown separately for each Accelrys Named Executive Officer.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)
Current Executive Officers
Max Carnecchia	—	800,000	(3)	5.38	6/15/2019	—		—
Michael A. Piraino	—	125,000	(4)	5.77	1/5/2020	—		—
	—	—		—	—	60,000	(5)	369,600
Todd Johnson	—	—		—	—	—		—
Mathew A. Hahn, Ph.D.	50,000	—		5.65	9/27/2014	—		—
	50,000	—		5.35	8/29/2015	—		—
	23,437	1,563	(6)	7.09	6/20/2016	—		—
	34,375	40,625	(7)	6.82	5/19/2018	—		—
	—	100,000	(8)	6.11	7/30/2019	—		—
	—	—		—	—	500	(9)	3,080
	—	—		—	—	16,666	(10)	102,663
	—	—		—	—	20,000	(11)	123,200
Paul J. Burrin, Ph.D.	—	100,000	(12)	5.50	12/14/2019	—		—
	—	—		—	—	50,000	(13)	308,000
Former Executive Officers
Rick E. Russo (14)	—	—		—	—	—		—
Ilene Vogt	49,479	75,521	(15)	5.17	8/5/2018
	—	33,000	(15)	6.11	7/30/2019
						13,000	(16)	80,080
						20,000	(16)	123,200

(1)	One-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below.
(2)	The market value of the RSUs which have not vested is based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on March 31, 2010 ($6.16 per share).
(3)	One-quarter of the stock options vest on June 15, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on June 15, 2013.
(4)	One-quarter of the stock options vest on January 5, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on January 5, 2014.
(5)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on January 5, 2011, January 5, 2012 and January 5, 2013.
(6)	The unexercisable shares relating to the option award vest at a rate of 521 options per month and will be fully vested on June 20, 2010.
(7)	The unexercisable shares relating to the option award vest at a rate of 1,563 options per month and will be fully vested on May 19, 2012.
(8)	One-quarter of the stock options vest on July 30, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on July 30, 2013.
(9)	The unvested RSUs as of March 31, 2010 will be fully vested on June 1, 2010.
(10)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on May 19, 2010 and May 19, 2011.
(11)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on July 30, 2010, July 30, 2011 and July 30, 2012.
(12)	One-quarter of the stock options vest on December 14, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on December 14, 2013.

(13)	The unvested RSUs as of March 31, 2010 vest in equal annual installments on December 14, 2010, December 14, 2011 and December 14, 2012.
(14)	Mr. Russo’s outstanding stock options expired 90 days after his termination of employment on December 31, 2009, in accordance with the 2004 Stock Plan.
(15)	Ms. Vogt’s outstanding stock options will expire 90 days after May 5, 2010, the effective date of the termination of her employment, in accordance with the 2004 Stock Plan.
(16)	Ms. Vogt’s unvested RSUs automatically cancel on May 5, 2010, the effective date of the termination of her employment.

Option Exercises and Stock Vested

The following table sets forth information for the Accelrys Named Executive Officers for the fiscal year ended March 31, 2010 regarding exercises of stock options and vesting of restricted stock awards.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Current Executive Officers
Max Carnecchia	—		—		—		$—

Michael A. Piraino	—		—		—		—

Todd Johnson	—		—		—		—

Mathew A. Hahn, Ph.D.	—		—		500	(1)	2,340	(2)
	—		—		8,333	(3)	44,582	(4)
	—		—		8,334	(5)	38,420	(6)
Paul J. Burrin, Ph.D.	—		—		—		—

Former Executive Officers
Rick E. Russo	—		—		5,000	(7)	23,400	(2)
	—		—		8,333	(3)	45,998	(8)
	—		—		8,334	(3)	48,921	(9)
	77,205	(10)	23,983	(11)

Ilene Vogt	—		—		10,000	(12)	58,200	(13)

(1)	Included in the vested shares are 178 shares tendered to Accelrys for payment of payroll tax obligations.
(2)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on June 1, 2009, the date of vesting of the restricted stock awards ($4.68 per share).
(3)	Included in the vested shares are 2,980 shares tendered to Accelrys for payment of payroll tax obligations.
(4)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on June 20, 2009, the date of vesting of the restricted stock awards ($5.35 per share).
(5)	Included in the vested shares are 3,277 shares tendered to Accelrys for payment of payroll tax obligations.
(6)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on May 19, 2009, the date of vesting of the restricted stock awards ($4.61 per share).
(7)	Included in the vested shares are 1,787 shares tendered to Accelrys for payment of payroll tax obligations.
(8)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on October 2, 2009, the date of vesting of the restricted stock awards ($5.52 per share).
(9)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on August 7, 2009, the date of vesting of the restricted stock awards ($5.87 per share).
(10)	Options exercised after Mr. Russo’s termination of employment on December 31, 2009.
(11)	Mr. Russo sold all shares acquired on purchase immediately upon exercise. The value realized on vesting was calculated based on the actual sales price of the Accelrys common stock, less the amount paid to Accelrys upon exercise of the option.
(12)	Included in the vested shares are 3,575 shares tendered to Accelrys for payment of payroll tax obligations.
(13)	The value realized on vesting was calculated based on the closing stock price of Accelrys common stock on the NASDAQ Global Market on August 5, 2009, the date of vesting of the restricted stock awards ($5.82 per share).

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Accelrys Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements, the relevant terms of which are more fully described below.

Employment Agreements with Current Executives

Pursuant to the terms of the employment agreements with Max Carnecchia, Michael A. Piraino and Todd Johnson, Accelrys may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing 12 months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with Accelrys will be at-will, meaning that either Accelrys or such executive may terminate the employment relationship at any time. If an executive’s employment with Accelrys is terminated by Accelrys during the term without Cause (as defined below) or by the executive for Good Reason (as defined below), such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over 12 months following the date of termination, (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Accelrys Management Incentive Plan for the then-current fiscal year, payable as a lump sum, (iii) an amount equal to such executive’s then-current target bonus amount under the Accelrys Management Incentive Plan, payable in equal monthly installments over a period of 12 months following the date of termination and (iv) in some cases, reimbursements for COBRA payments made under Accelrys’s medical and dental insurance plans for a period of up to 12 months following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson do not provide for the pro-rated incentive bonuses referenced in clause (ii) of the preceding sentence.

In addition, if any of the above executives’ employment with Accelrys is terminated within the period commencing two months prior to, and extending to 18 months following, the occurrence of a Change of Control (as defined below) which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination, (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Accelrys Management Incentive Plan for the then-current fiscal year, payable as a lump sum, (iii) an amount equal to twice the amount of such executive’s then-current target bonus amount under the Accelrys Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination and (iv) in some cases, reimbursements for COBRA payments made under Accelrys’s medical and dental insurance plans for a period of up to one year following the date of termination. However, notwithstanding clause (iii) of the preceding sentence, the employment agreements for Mr. Piraino and Mr. Johnson provide for a payment in an amount equal to the amount of such executive’s then-current target bonus amount under the Accelrys Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination.

Upon a change of control, all stock options granted subsequent to the execution of the employment agreements with Mr. Carnecchia will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.

The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Payments are generally subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

In September 2004, Accelrys entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive severance payments in the amount of $125,000 in the event his employment is terminated by Accelrys without Cause or by him for Good Reason.

For purposes of the above referenced employment agreements (collectively, the “Accelrys Employment Agreements”), and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:

Cause. As defined more completely in the Accelrys Employment Agreements, “Cause” generally means the executive’s (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement, (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure the business of Accelrys and (iii) conviction of certain crimes, whether or not relating to the executive’s employment. Dr. Burrin’s employment agreement also provides that “Cause” means his failure to relocate his principal residence to San Diego within 18 months of commencement of his employment.

Good Reason. As defined more completely in the Accelrys Employment Agreements, “Good Reason” generally means (i) Accelrys’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which executive is principally employed to a location which is more than 50 miles from both the executive’s residence and the offices of Accelrys and requiring the executive to commute to such location without the executive’s consent, (ii) a material diminution in the executive’s title, duties or responsibilities or conditions of his/her employment or (iii) except in the case of Dr. Hahn’s employment agreement, a reduction of more than 10% in the executive’s annual base salary then-in-effect without the executive’s consent (other than such a reduction applicable generally to other senior executives of Accelrys). Dr. Hahn’s employment agreement also provides that “Good Reason” means Accelrys’s failure to have a successor company assume its obligations under the employment agreement.

Under the terms of both Dr. Burrin’s and Mr. Johnson’s employment agreements, “Good Reason” generally means (i) there is a material breach of Accelrys’s material obligations under the agreement, (ii) the executive’s base salary is reduced by more than 10% or (iii) in the case of Dr. Burrin, Accelrys requires him to relocate to a location other than the San Francisco Bay Area or San Diego.

As it relates to a change of control in each Accelrys Employment Agreement, other than Dr. Hahn’s employment agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without Cause or resignation for Good Reason under a Change of Control, an executive’s bonus target percentage may be modified by the Accelrys board of directors or a duly appointed committee thereof at any time at the Accelrys board of directors’ or such committee’s sole discretion.

Change of Control. As defined more completely in the Accelrys Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Accelrys Employment Agreements (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Accelrys representing 50% or more of the voting power of Accelrys’s then-outstanding securities (“Company Voting Securities”), (ii) the consummation of a share exchange or a merger or consolidation of Accelrys, where the Persons who were the beneficial owners of Company Voting Securities, outstanding immediately prior to such transaction do not beneficially own, more than 50% of the voting securities of Accelrys or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction, (iii) a sale or other disposition of all or substantially all of Accelrys’s assets or (iv) such time as the Continuing Directors (as defined in the applicable Accelrys Employment Agreements) do not constitute at least a majority of the

Accelrys board of directors (or, if applicable, of a successor to Accelrys). Under the terms of Dr. Burrin’s letter, “Change of Control” generally means the occurrence of any 50% or more change in beneficial ownership of Accelrys’s then-outstanding securities entitled to vote generally in the election of directors, which results in Dr. Burrin’s involuntary termination within two months before or 18 months after the Change of Control event.

The table below estimates the amount of compensation to be provided to each of the Accelrys Named Executive Officers in the event of termination of such Accelrys executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a Change of Control had the termination occurred on March 31, 2010. The actual amounts can only be determined at the time of such executive’s separation from Accelrys and may, as described elsewhere in this joint proxy statement/prospectus, be subject in certain circumstances to adjustment as a result of the operation of features such as the Section 280G gross-up provisions set forth in each executive’s employment agreement.

In the table below, the assumed payouts for the accelerated vesting of Accelrys RSUs upon a Change of Control were calculated by multiplying $6.16, which was the closing price of Accelrys common stock on the NASDAQ Global Market as of March 31, 2010, by the number of shares of Accelrys common stock underlying Accelrys RSUs that would have vested if the Change of Control had occurred on March 31, 2010. The assumed payouts for the accelerated vesting of stock options was calculated by taking the difference between the exercise price of the stock option and $6.16 and multiplying that by the number of stock options which would become vested if the Change of Control had occurred on March 31, 2010. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $6.16 per share on March 31, 2010, as the Accelrys Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a Change of Control and a termination of employment under circumstances specified in the applicable employment agreements. In addition, Accelrys’s various equity compensation plans pursuant to which the Accelrys Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a Change of Control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Accelrys Named Executive Officers may accelerate under such circumstances regardless of the existence of separate employment agreements.

Additionally, in accordance with SEC regulations, Accelrys does not report in the table below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of Accelrys’s executive officers and which is available generally to all salaried employees.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation by the Executive for Good Reason(1)		Change of Control Termination Without Cause or Resignation for Good Reason
Current Executive Officers

Max Carnecchia	Base Salary	400,000	(2)	800,000	(3)
	Management Incentive Compensation	320,000	(4)(14)	640,000	(5)(14)
	Equity Plans	—		624,000	(6)
	Health Benefits	12,000	(7)	12,000	(7)

Michael A. Piraino	Base Salary	300,000	(2)	600,000	(3)
	Management Incentive Compensation	150,000	(4)	150,000	(4)
	Equity Plans	—		418,350	(8)
	Health Benefits	12,000	(7)	12,000	(7)

Todd Johnson(9)	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

Mathew A. Hahn, Ph.D.	Base Salary	125,000	(10)	125,000	(10)
	Management Incentive Compensation	—		—
	Equity Plans	—		233,943	(11)
	Health Benefits	—		—

Paul J. Burrin, Ph.D.	Base Salary	285,000	(2)	285,000	(2)
	Management Incentive Compensation	—	(14)	—	(14)
	Equity Plans	—		374,000	(12)
	Health Benefits	12,000	(7)	12,000	(7)

Former Executive Officers

Rick E. Russo	Base Salary	103,125	(13)	—
	Management Incentive Compensation	—	(14)	—
	Equity Plans	—		—
	Health Benefits	2,944	(13)	—

Ilene Vogt	Base Salary	250,000	(15)	—
	Management Incentive Compensation	—	(14)	—
	Equity Plans	—		—
	Health Benefits	—		—

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.
(2)	Amount represents 100% of the executive’s current base salary.
(3)	Amounts represent twice the amount of the executive’s current base salary.
(4)	Amount represents target incentive compensation, excluding the impact of any pro-rated amounts for partial year employment.
(5)	Amount represents twice target incentive compensation, excluding the impact of any pro-rated amounts for partial year employment.
(6)	Amount represents accelerated vesting of 800,000 unvested stock options.
(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.
(8)	Amount represents accelerated vesting of 125,000 unvested stock options and the accelerated vesting of 60,000 unvested RSUs.
(9)	In April 2010, Accelrys entered into an employment agreement with Mr. Johnson which provides that he is entitled to 100% of his then- current base salary upon an involuntary termination of his employment by Accelrys without Cause or upon his resignation from Accelrys for Good Reason, and 100% of his then-current base salary and target bonus upon a Change of Control termination without Cause or resignation for Good Reason.
(10)	Pursuant to Dr. Hahn’s employment agreement, as amended, Dr. Hahn is entitled to receive $125,000 upon termination by the Company without Cause or resignation for Good Reason as discussed above.

(11)	Amount represents accelerated vesting of 100,000 unvested stock options and the accelerated vesting of 37,166 unvested RSUs.
(12)	Amount represents accelerated vesting of 100,000 unvested stock options and the accelerated vesting of 50,000 unvested RSUs.
(13)	Upon his termination of employment on December 31, 2009, Mr. Russo was awarded severance benefits of $412,500, of which $103,125 was paid during fiscal year 2010. Mr. Russo will also receive the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2010, which will be paid in fiscal year 2011. Mr. Russo is also entitled to one year of post-employment medical insurance premiums paid on his behalf, of which $2,944 was paid in fiscal year 2010.
(14)	Executive is entitled to receive the pro-rata portion of the target amount of incentive compensation earned during the fiscal year in which employment is terminated.
(15)	Upon the termination of her employment as Senior Vice President, Worldwide Sales and Services of Accelrys, Ms. Vogt became entitled to severance payments in the amount of $250,000.

Equity Compensation Plan Information

The following table sets forth certain information regarding Accelrys’s equity compensation plans as of March 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,422,925	$4.94	1,651,293
Equity compensation plans not approved by security holders (2)	1,070,312	5.35	—

Total	4,493,237		1,651,293

(1)	Securities are to be issued upon exercise of outstanding options and rights under the following Accelrys equity plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Stock Plan and the Accelrys Purchase Plan. In connection with the approval of the 2004 Stock Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 New Hire Plan”) are no longer active and have no shares available for issuance. However, awards from these plans, as well as from the 2004 Stock Plan, which terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of common stock, or are exchanged for awards not involving common stock.
(2)	The 2004 New Hire Plan allowed for the grant of stock awards to newly hired employees. In connection with the approval of the 2004 Stock Plan, the 2004 New Hire Plan, while no longer active, has 270,312 shares available for issuance. In connection with his appointment as President and Chief Executive Officer of Accelrys in June 2009, Mr. Carnecchia was granted a stand-alone option to purchase up to 800,000 shares of Accelrys common stock. This grant was made without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

THE SPECIAL MEETING OF SYMYX STOCKHOLDERS

General

The proxy is solicited on behalf of the Symyx board of directors for use at the Special Meeting of Stockholders to be held on                 , 2010, at              local time, or at any postponement or adjournment thereof, for the purposes described below and in the accompanying Notice of Special Meeting of Stockholders. The Symyx special meeting will be held at Symyx’s offices at 2440 Camino Ramon, Suite 300, San Ramon, California 94583. Symyx’s telephone number there is (925) 543-5400 and directions may be obtained on the Symyx website at www.symyx.com under “Contact” at “Locations”. You are invited to attend the Symyx special meeting to vote on the proposals described in this joint proxy statement/prospectus, but you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card, or follow the instructions below to submit your proxy by telephone or over the Internet.

Matters Scheduled for a Vote at the Symyx Special Meeting

There are two matters scheduled for a vote at the Symyx special meeting:

(1)	To consider and vote upon Symyx Proposal No. 1 to adopt the Merger Agreement.

(2)	To consider and vote upon Symyx Proposal No. 2 to adjourn the Symyx special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal.

Recommendations of the Symyx Board of Directors

The Symyx board of directors has determined and believes that the Merger is advisable and fair to, and in the best interests of, Symyx and its stockholders and has approved the Merger and the Merger Agreement. The Symyx board of directors recommends that Symyx stockholders vote “FOR” Symyx Proposal No. 1 to adopt the Merger Agreement.

The Symyx board of directors has determined and believes that the proposal to adjourn the Symyx special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal is advisable to, and in the best interests of, Symyx and its stockholders and has approved and adopted the proposal. Accordingly, the Symyx board of directors recommends that Symyx stockholders vote “FOR” Symyx Proposal No. 2 to adjourn the Symyx special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on                 , 2010 (the “Symyx Record Date”) are entitled to notice of and to vote at the Symyx special meeting. As of the Symyx Record Date,          shares of Symyx common stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

Symyx’s transfer agent is Wells Fargo Bank, N.A. If, as of the Symyx Record Date, your shares were registered directly in your name with Symyx’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Symyx special meeting or vote by proxy. Whether or not you plan to attend the meeting, Symyx urges you to fill out and return the proxy card or vote by proxy by telephone or over the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Symyx Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Symyx special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Symyx special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Symyx special meeting unless you request and obtain a valid proxy from your broker or other agent.

Voting

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Symyx board of directors for use at the Symyx special meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Symyx Record Date. For each matter scheduled for a vote at the Symyx special meeting, you may vote “For” or “Against” or you may “Abstain” from voting. The procedures for voting are as follows.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Symyx special meeting, vote by proxy by the telephone, vote by proxy over the Internet, or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the Symyx special meeting, Symyx urges you to vote by proxy to ensure that your vote is counted. You may still attend the Symyx special meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Symyx special meeting and Symyx will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Symyx special meeting, your proxy will be voted as you direct.

•

To vote by telephone, dial toll-free                  using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 12:00 p.m. Pacific Time on                 , 2010 to be counted.

•

To vote over the Internet, go to                  to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 12:00 p.m. Pacific Time on                 , 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card containing voting instructions from that organization rather than from Symyx. Simply follow the voting instructions in the voting instruction card to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Symyx special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Counting Votes

Votes will be counted by the inspector of election appointed for the Symyx special meeting, who will separately count “For,” “Against,” “Abstain” and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to how to vote on that proposal from the beneficial owner. If a broker, bank, custodian, nominee or other record holder of Symyx common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted with respect to each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Symyx special meeting.

Voting by Symyx Directors and Executive Officers

In connection with the execution and delivery of the Merger Agreement, on April 5, 2010, certain Key Symyx Stockholders, including each director of Symyx, the President and Chief Executive Officer, Chief Financial Officer and General Counsel of Symyx, entered into the Symyx Stockholder Voting Agreements pursuant to which each Key Symyx Stockholder has agreed, among other things, to vote his Subject Symyx Shares in favor of the Symyx Merger Proposal. Currently, the Key Symyx Stockholders own, whether beneficially or of record, shares of Symyx common stock representing approximately         % of the total issued and outstanding Symyx common stock.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use at the Symyx special meeting. If you are the record holder of your shares, you can revoke your proxy by delivering timely written notice to the Secretary of Symyx indicating you are revoking your proxy. You may contact the Secretary of Symyx in writing at 3100 Central Expressway, Santa Clara, California 95051. Alternatively, you may submit a duly executed proxy bearing a date later than your last executed proxy, you may grant a subsequent proxy by telephone or over the Internet or you may attend the Symyx special meeting and vote in person. Simply attending the Symyx special meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or Internet proxy is the one that will be counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Holders of a majority of the outstanding shares entitled to vote must be present, in person or represented by proxy, at the Symyx special meeting in order to have the quorum required to transact business. On the Symyx Record Date, there were          shares outstanding and entitled to vote. Thus, the holders of          shares must be present, in person or represented by proxy, to have a quorum. If the shares present, in person and by proxy, at the Symyx special meeting do not constitute the required quorum, Symyx may adjourn the Symyx special meeting to a later date in order to obtain a quorum.

Required Vote

Approval of Symyx Proposal No. 1 requires the affirmative vote of the holders of a majority of the shares of Symyx common stock outstanding and entitled to vote on the Symyx Record Date. Approval of Symyx Proposal No. 2 requires the affirmative vote of holders of a majority of the shares present and entitled to vote either in person or by proxy at the Symyx special meeting. Abstentions will be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as votes “against” Symyx Proposal Nos. 1 and 2. Broker non-votes will be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as votes “against” Symyx Proposal No. 1, but will have no effect in determining whether Symyx Proposal No. 2 is approved.

Solicitation of Proxies

Accelrys and Symyx will generally share the cost and expense of preparing, filing, assembling, printing and mailing this joint proxy statement/prospectus, and any amendments thereto, the proxy card and any additional information furnished to Accelrys stockholders and Symyx stockholders, as well as any fees paid to the SEC. Accelrys and Symyx may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this joint proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of Accelrys and Symyx by mail, telephone, fax, or other methods of communication. Accelrys may also retain the services of a professional proxy solicitor and, if so, will pay for the fees and expenses of its services. Symyx has retained MacKenzie Partners, Inc. to act as proxy solicitors for aggregate total fees estimated to be $25,000, plus reimbursement of out of pocket expenses.

Other Matters

As of the date of this joint proxy statement/prospectus, the Symyx board of directors does not know of any business to be presented at the Symyx special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Symyx special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

If the Merger is completed, Symyx will not have public stockholders and there will be no public participation in any future meeting of Symyx stockholders. However, if the Merger is not completed or if Symyx is otherwise required to do so under applicable law, Symyx will hold a 2010 Annual Meeting of its Stockholders.

Symyx has not adopted a formal process related to stockholder communications with the Symyx board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Symyx board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Symyx stockholders may communicate with the Symyx board of directors by submitting a letter to the attention of Chairman of the Board of Directors, c/o Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, California 95051.

Delivery of Proxy Materials to Households Where Two or More Symyx Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost-savings for companies.

In connection with the Symyx special meeting, a number of brokers with account holders who are Symyx stockholders will be householding Symyx’s proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a Symyx stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a Symyx stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify its broker or contact Symyx’s Corporate Secretary (Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, California 95051, Attn: Corporate Secretary, (408) 764-2000). Symyx stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

SYMYX PROPOSALS

Symyx Proposal No. 1: Adoption of the Merger Agreement

Symyx is asking its stockholders to vote on the adoption of the Merger Agreement (referred to elsewhere in this joint proxy statement/prospectus as the Symyx Merger Proposal). For a detailed discussion of the terms and conditions of the Merger, see the section entitled “The Merger Agreement” beginning on page 84. As discussed in the section entitled “The Merger—Recommendation of the Symyx Board of Directors and its Reasons for the Merger” beginning on page 55, the Symyx board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Symyx and its stockholders, and approved the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Vote Required; Recommendation of Symyx Board of Directors

Approval of the Symyx Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Symyx common stock outstanding and entitled to vote either in person or by proxy at the Symyx special meeting.

Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum and will have the same effect as votes “against” Symyx Proposal No. 1.

The Symyx board of directors unanimously recommends that the Symyx stockholders vote “FOR” Symyx Proposal No. 1 to adopt the Merger Agreement.

Symyx Proposal No. 2: Approval of the Adjournment of the Symyx Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Symyx Merger Proposal

Symyx is asking its stockholders to vote on a proposal to approve the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal. If necessary, Symyx may propose to adjourn the Symyx special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies.

Vote Required; Recommendation of Symyx Board of Directors

The affirmative vote of the holders of a majority of the shares of Symyx common stock present and entitled to vote either in person or by proxy at the Symyx special meeting is required for approval of Symyx Proposal No. 2.

Abstentions will be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as votes “against” Symyx Proposal No. 2. Broker non-votes will be counted as present for the purposes of determining the presence of a quorum, but will have no effect in determining whether Symyx Proposal No. 2 is approved.

The Symyx board of directors unanimously recommends that the Symyx stockholders vote “FOR” Symyx Proposal No. 2 to adjourn the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Symyx Merger Proposal.

SYMYX SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Symyx common stock as of April 5, 2010, by (i) each person or entity who is known by Symyx to own beneficially more than 5% of the outstanding shares of Symyx common stock, (ii) each director of Symyx, (iii) each of Symyx’s named executive officers and (iv) all directors and executive officers of Symyx as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, California 95051.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class(1)(2)
5% Stockholders
Wells Fargo & Company (3) 420 Montgomery Street San Francisco, CA 94163	2,972,168	8.54%
Royce & Associates, LLC (4) 745 Fifth Avenue New York, NY 10151	3,865,700	11.11%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	2,145,275	6.17%
Brown Capital Management (6) 1201 North Calvert Street Baltimore, MD 21202	5,031,079	14.46%
T. Rowe Price Associates, Inc. (7) 100 East Pratt Street Baltimore, MD 21202	2,353,713	6.77%

Directors and/or Officers
Steven D. Goldby (8)	456,442	1.30%
G. Stephen DeCherney	5,111	*
Timothy Harkness	8,526	*
David Hill	11,339	*
Bruce Pasternack	11,073	*
Chris van Ingen	8,526	*
Isy Goldwasser (9)	761,198	2.15%
Rex S. Jackson (10)	176,323	*
Richard Boehner	45,409	*
Trevor Heritage (11)	117,792	*
Richard Rosenthal (12)	51,193	*
Charles Haley (13)	24,748	*
All directors and executive officers as a group (12 persons) (14)	1,677,680	4.64%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 5, 2010 are deemed outstanding. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2)	Percentage of beneficial ownership is based on 34,791,879 shares of common stock outstanding as of April 5, 2010.
(3)	Based solely on a Schedule 13G/A filed with the SEC on January 26, 2010, (i) Wells Fargo & Company has no shared voting or shared dispositive power and sole voting power with respect to 2,938,563 shares and sole dispositive power with respect to 2,972,168 shares as of December 31, 2009, (ii) Wells Capital Management Incorporated has no shared voting power or shared dispositive power and has sole voting power with respect to 701,717 shares and sole dispositive power with respect to all such shares as of December 31, 2009 and (iii) Wells Fargo Fund Management has no shared voting power or shared dispositive power and has sole voting power with respect to 2,235,944 shares and sole dispositive power with respect to 47,822 shares as of December 31, 2009.
(4)	Based solely on a Schedule 13G/A filed with the SEC on January 26, 2010, Royce & Associates, LLC has no shared voting or shared dispositive power and has sole voting and sole dispositive powers with respect to 3,865,700 shares as of December 31, 2009.
(5)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. has no shared voting power or shared dispositive power and has sole voting and sole dispositive power with respect to all such shares as of December 31, 2009.

(6)	Based solely on a Schedule 13G/A filed with the SEC on January 27, 2010, Brown Capital Management, Inc. has no shared voting power or shared dispositive power and has sole voting power with respect to 2,406,500 shares and sole dispositive power with respect to all such shares as of December 31, 2009.
(7)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010, T. Rowe Price Associates, Inc. has sole voting power with respect to 972,063 shares and sole dispositive power with respect to all such shares and no shared voting power or shared dispositive power as of December 31, 2009.
(8)	Includes 400,000 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010 and 2,500 shares of Symyx common stock held in the name of the Steven Goldby and Florence Goldby Trust, of which Mr. and Mrs. Goldby are trustees.
(9)	Includes 633,324 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010.
(10)	Includes 126,160 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010.
(11)	Includes 116,862 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010.
(12)	Includes 42,997 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010.
(13)	Includes 24,748 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010.
(14)	Includes 1,344,091 shares of Symyx common stock issuable pursuant to stock options exercisable within 60 days of April 5, 2010 and 2,500 shares of Symyx common stock held in a trust (see footnote 8 above).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed at an earlier time and was prepared based on the historical financial results reported by Accelrys and Symyx. The following should be read in connection with the audited and unaudited consolidated financial statements of Accelrys and Symyx, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

Although management of Accelrys and Symyx consider the Merger to be a “merger of equals,” the Merger will be accounted for as a business combination under the acquisition method of accounting, with Accelrys as the deemed accounting acquirer and Symyx as the deemed accounting acquiree. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 combines the historical consolidated balance sheets of Accelrys as of December 31, 2009 and Symyx as of March 31, 2010. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2009 combine the historical consolidated statements of operations of Accelrys and Symyx for their respective nine months ended December 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2009 combine the historical consolidated statements of operations of Accelrys for the year ended March 31, 2009 and Symyx for the year ended December 31, 2008.

On March 1, 2010, Symyx completed the divestiture of its tools and small molecule operations from its HPR business to FreeSlate, Inc. (formerly HPR Global, Inc.). In addition, Symyx has wound down its contract research services operations from its HPR business. As a result of the divestiture and the wind down activities, Symyx has reclassified the HPR business as discontinued operations and has reclassified certain related royalty revenue to other income. The results of these reclassifications have been reflected in the historical consolidated statements of operations of Symyx for the nine months ended December 31, 2009 and the year ended December 31, 2008, and in the historical consolidated balance sheet of Symyx as of March 31, 2010.

The historical consolidated financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the Merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Historical		Pro Forma Adjustments (2)		Pro Forma Combined
	Accelrys	Symyx
ASSETS
Current assets:
Cash and cash equivalents	$60,429	$79,414	$(6,002	)(a)	$133,841
Restricted cash	—	780	—		780
Marketable securities	11,607	—	—		11,607
Trade receivables, net	31,619	7,353	—		38,972
Other current assets	5,229	12,097	5,439	(b)	22,765

Total current assets	108,884	99,644	(563)		207,965
Restricted cash	5,560	—	—		5,560
Property and equipment, net	2,554	8,702	—		11,256
Goodwill and purchased intangible assets, net	47,204	76,158	16,654	(c)	140,016
Note receivable	—	10,000	—		10,000
Deferred tax and other assets	568	18,314			18,882

Total assets	$164,770	$212,818	$16,091		$393,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$438	$1,824	$—		$2,262
Accrued liabilities, accrued compensation and benefits and other current liabilities	13,578	18,428	7,969	(d)	39,975
Current portion of deferred revenue	55,356	34,679	(26,011	)(e)	64,024

Total current liabilities	69,372	54,931	(18,042)		106,261
Deferred revenue, net of current portion	1,540	4,464	(3,719	)(e)	2,285
Other long-term liabilities	7,213	5,213	(2,904	)(f)	9,522
Stockholders’ equity
Common stock	3	35	(32	)(g)	6
Additional paid-in capital	271,193	214,508	(42,557	)(h)	443,144
Retained deficit	(176,991)	(68,862)	85,874	(i)	(159,979)
Lease guarantee	(399)	—	—		(399)
Treasury stock	(8,340)	—	—		(8,340)
Accumulated other comprehensive income	1,179	2,529	(2,529	)(j)	1,179

Total stockholders’ equity	86,645	148,210	40,756		275,611

Total liabilities and stockholders’ equity	$164,770	$212,818	$16,091		$393,679

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2009

(in thousands, except per share data)

	Historical		Pro Forma Adjustments- Acquisition Accounting		Pro Forma Combined
	Accelrys	Symyx
Revenue	$62,200	$66,858	$—		$129,058
Cost of revenue	10,896	19,821	(3,771	)(k)	26,946

Gross margin	51,304	47,037	3,771		102,112
Operating expenses:
Product development	10,980	29,086	—		40,066
Sales and marketing	25,342	12,822	—		38,164
General and administrative	11,026	13,504	—		24,530
Restructuring charges (recoveries)	(90)	1,093	—		1,003
Amortization of purchased intangible assets	—	4,219	(4,219	)(k)	—

Total operating expenses	47,258	60,724	(4,219)		103,763

Operating income (loss)	4,046	(13,687)	7,990		(1,651)
Interest and other income, net	620	8,673	—		9,293

Income (loss) before taxes	4,666	(5,014)	7,990		7,642
Income tax expense (benefit)	1,097	(3,238)	(2,596	)(l)	(4,737)

Net income (loss) from continuing operations	$3,569	$(1,776)	$10,586		$12,379

Basic net income (loss) from continuing operations per share	$0.13	$(0.05)			$0.23
Diluted net income (loss) per share	$0.13	$(0.05)			$0.22
Weighted average common shares outstanding:
Basic	27,470	34,321			54,855	(m)
Diluted	27,704	34,321			55,089	(m)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2009

(in thousands, except per share data)

	Historical		Pro Forma Adjustments- Acquisition Accounting		Pro Forma Combined
	Accelrys	Symyx
Revenue	$80,981	$94,200	$—		$175,181
Cost of revenue	15,671	31,236	(6,642	)(k)	40,265

Gross margin	65,310	62,964	6,642		134,916
Operating expenses:
Product development	15,053	47,451	—		62,504
Sales and marketing	34,718	15,814	—		50,532
General and administrative	14,962	23,824	—		38,786
Restructuring charges	896	3,202	—		4,098
Impairment charges	—	71,084	—		71,084
Amortization of purchased intangible assets	—	5,630	(5,630	)(k)	—

Total operating expenses	65,629	167,005	(5,630)		227,004

Operating loss	(319)	(104,041)	12,272		(92,088)
Gain on sale of equity interest in Ilypsa, Inc.	—	4,939	—		4,939
Interest and other income, net	1,608	10,349	—		11,957

Income (loss) before taxes	1,289	(88,753)	12,272		(75,192)
Income tax expense (reversal)	1,195	2,213	(1,791)		1,617

Net income (loss)	$94	$(90,966)	$14,063		$(76,809)

Basic and diluted net income (loss) per share	$0.00	$(2.70)			$(1.41)
Weighted average common shares outstanding:
Basic	27,093	33,747			54,478 (m)
Diluted	27,203	33,747			54,478 (m)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Pro Forma Presentation

On April 5, 2010, Accelrys and Symyx entered into the Merger Agreement providing for the Merger of Symyx with and into Merger Sub. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Accelrys as of December 31, 2009 and Symyx as of March 31, 2010. The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2009 combine the historical consolidated statements of operations of Accelrys and Symyx for their respective nine months ended December 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2009 combine the historical consolidated statements of operations of Accelrys and Symyx for the years ended March 31, 2009 and December 31, 2008, respectively.

On March 1, 2010, Symyx completed the divestiture of its tools and small molecule operations from its HPR business, to FreeSlate. In addition, Symyx has wound down its contract research services operations from its HPR business. As a result of the divestiture and the wind down activities, Symyx has reclassified the HPR business as discontinued operations and has reclassified certain related royalty revenue to other income. The results of these reclassifications have been reflected in the historical consolidated statements of operations of Symyx for the nine months ended December 31, 2009 and the year ended December 31, 2008, and in the historical consolidated balance sheet of Symyx as of March 31, 2010.

Certain executive officers of Symyx have entered into short-term employment agreements with Accelrys which will take effect upon the completion of the Merger. Cash payments related to any such new agreements have not been included in the unaudited pro forma combined financial statements as, due to the terms of the agreements, which range from six to nine months, they are not expected to have a continuing impact on the results of operations of the combined company. Pursuant to the new agreements, stock options for certain executive officers will be modified to extend the exercise term after termination of employment from 90 days to 15 months. The impact of this modification has been reflected in the unaudited pro forma combined balance sheet. See the section entitled “The Employment Agreements with Certain Executive Officers of Symyx” beginning on page 104.

Although management of Accelrys and Symyx consider the Merger to be a “merger of equals,” the Merger will be accounted for as a business combination under the acquisition method of accounting in accordance with ASC Topic 805, with Accelrys the deemed “accounting acquirer” and Symyx the deemed “accounting acquiree.” The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

Calculation of Estimated Value of Consideration Transferred (in thousands except exchange ratio, share and per share amounts):
Symyx common stock outstanding	34,792(1)
Accelerated vesting of Symyx RSUs restricted stock units	308(2)

Estimated Symyx common stock outstanding	35,100

Exchange ratio	0.7802

Estimated number of shares of Accelrys stock issued in connection with the Merger	27,385(3)
Per share price of Accelrys common stock on March 31, 2010	$6.16 (4)

Fair value of estimated shares of Accelrys common stock to be issued in connection with the Merger	$168,692
Fair value of exchanged equity awards	$1,627(5)

Preliminary estimated value of consideration transferred	$170,319

(1)	Outstanding share number as of March 31, 2010. Per the Merger Agreement, holders of Symyx common stock will be entitled to receive 0.7802 shares of Accelrys common stock for each share of Symyx common stock they own. The Exchange Ratio will not be adjusted for changes in the stock price of either company prior to the completion of the Merger.
(2)	Represents unvested Symyx RSUs as of March 31, 2010. Pursuant to the Symyx 2007 Stock Incentive Plan and associated grant agreements, unvested Symyx RSUs will accelerate vesting upon a change of control.

(3)	No fractional shares of Accelrys common stock will be issued to Symyx stockholders in connection with the Merger. The estimated potential cash payment for fractional shares is not considered material and has not been included in the calculation of estimated consideration transferred.
(4)	Pursuant to ASC Topic 805, the Accelrys common stock will be valued on the day the Merger is completed. Changes in the Accelrys common stock price would increase or decrease the value of the consideration transferred as follows:

% change in stock price	(50%)	(10%)	+10%	+50%
Stock price	$3.08	$5.54	$6.78	$9.24
Change in value of the consideration transferred	$84,346	$(16,869)	$16,869	$84,346

(5)	Includes the fair value of Symyx stock options to be exchanged for options to acquire 2,000,426 shares of Accelrys common stock with respect to Symyx stock options vested as of December 31, 2009 or that will vest upon completion of the Merger, based on the Exchange Ratio of 0.7802. The fair value of the vested stock options exchanged is included in the calculation of purchase consideration and was determined using the Black-Scholes option pricing model using an Accelrys share price of $5.73. The assumptions used were as follows:

Expected volatility	35% –73%
Risk-free interest rate	0.17% – 2.69%
Expected option life in years	0.5 – 4.5 years
Expected dividend yield	0%

Accelrys determined volatility based on the historical stock price volatility over the most recent period equivalent to the expected life of the award. The risk-free rate is based on U.S. Treasury yields for notes with comparable terms as the awards in effect at the measurement date. Accelrys determined the estimated remaining expected life by considering the original estimated expected life for the option and the remaining service period and contractual life of the option as of December 31, 2009. The fair value of the portion of vested Symyx RSUs exchanged is included in the calculation of purchase consideration at a fair value equal to an unrestricted Accelrys share of common stock, which is $5.73. The fair value of the exchanged equity awards does not include Accelrys common stock issuable in respect of Symyx equity awards unvested as of December 31, 2009 that will not vest upon completion of the Merger.

The following table summarizes the estimated acquisition date fair value of the identifiable assets acquired and liabilities assumed, including an amount for recognized goodwill (in thousands):

Fair value of estimated consideration transferred		$170,319
Recognized fair value of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	79,414
Restricted cash	780
Accounts receivable, net	7,353
Other current assets	14,940
Property, plant and equipment, net	8,702
Notes receivable	10,000
Deferred tax and other assets	18,314
Accounts payable	(1,824)
Accrued expenses and other current liabilities	(26,498)
Deferred revenue	(8,668)
Deferred revenue, net of current portion	(745)
Long-term liabilities	(3,999)	97,769

Goodwill and other intangible assets		$72,550

Note 2: Pro Forma Adjustments (in thousands, except percentages and share data)

Adjustments to Balance Sheets

(a)	Represents the following adjustments to cash and cash equivalents:

Estimated Accelrys transaction fees	$(2,473)
Estimated Symyx transaction fees	(3,529)

Total	$(6,002)

(b)	Represents the following adjustments to other current assets:

Additional deferred tax asset recorded in purchase accounting	$6,500
Symyx historical deferred costs of revenue	(1,061)

Total	$5,439

(c)	Represents the adjustment to Symyx’s historical intangible assets resulting from the removal of historical amortization expense, followed by the elimination of Symyx’s historical goodwill of $38,911 and intangible assets of $37,247, as well as estimated goodwill of $72,550, measured as the excess of the estimated consideration transferred over the net of the estimated acquisition-date amounts of the identifiable assets acquired and liabilities assumed measured at fair value, as follows:

Symyx historical intangible assets	$(37,247)
Symyx historical goodwill	(38,911)
Adjustment to Symyx historical intangible assets from reduction to amortization expense	20,262
Estimated Accelrys goodwill after purchase price allocation	72,550

Total	$16,654

The goodwill arising from the Merger consists largely of the synergies expected from combining the operations of Accelrys and Symyx. The anticipated synergies primarily relate to redundant staffing and related internal support costs, redundant locations, redundant systems and IT costs, purchasing economies of scale and expanded revenue opportunities as well as an assembled workforce. Management of Accelrys and Symyx have not yet concluded on the reportable segments for the combined company and are therefore not able to provide goodwill by reportable segment. Once the Merger has been completed, the management of the combined company will make that determination pursuant to the requirements of ACS Topic 820 and the recognized goodwill will be assigned to the reportable segment(s) as appropriate.

The amount of acquired intangible assets will be finalized upon completion of the Merger and completion of an evaluation of the fair value of identifiable intangible assets acquired.

(d)	Represents the following adjustments to accrued expenses and other current liabilities:

Symyx historical deferred rent	$(1,262)
Symyx historical customer advances	(1,072)
Recognition of additional deferred tax liability recorded in purchase accounting	10,303

Total	$7,969

(e)

Represents the adjustment of Symyx’s historical current and long-term deferred revenue to fair value. Fair value estimates the cost of the servicing of acquired service contracts with a normal profit margin to meet the remainder of the obligations under such contracts. Because this adjustment is directly attributed to the Merger and will not have a significant ongoing impact in excess of one year, it is not reflected in the unaudited pro forma condensed combined statements of operations. However, this deferred revenue adjustment will reduce revenue and net income for the next year subsequent to the completion of the Merger.

(f)	Represents the adjustment of Symyx’s historical long-term liabilities to fair value. The adjustment primarily related to the reduction of prepaid royalty consideration and a reduction to long-term deferred tax liability.

(g)	Represents the following adjustments to common stock:

Issuance of 27,385 shares of Accelrys common stock to Symyx stockholders	$3
Less: Elimination of Symyx historical common stock	(35)

Total	$(32)

(h)	Represents the following adjustments to additional paid in capital:

Estimated value of the consideration transferred	$170,319
Less: par value of Accelrys common stock issued	(3)
Less: elimination of Symyx historical additional paid-in capital	(214,508)
Stock compensation expense related to modification of executive officer stock options upon the Merger based upon new employment contracts	703
Acceleration of vesting of Symyx restricted stock units upon the Merger based upon equity plan contract change in control provisions	932

Total	$(42,557)

(i)	Represents the following adjustments to accumulated deficit:

Elimination of Symyx historical accumulated deficit	$68,862
Expense for the Merger transaction costs	(6,002)
Stock compensation expense related to modification of executive officer stock options upon the Merger based upon new short-term employment agreements	(703)
Acceleration of vesting of Symyx RSUs upon the Merger based upon equity plan contract change of control provisions	(932)
Adjustment of amortization expense related to historical intangible assets	20,262
Additional income tax benefit related to purchase accounting adjustments	4,387

Total	$85,874

(j)	Represents the elimination of Symyx’s historical accumulated other comprehensive income.

Adjustments to Income Statements

(k)	Represents the elimination of historical intangible asset amortization related to Symyx’s historical intangible assets.

(l)	Represents an adjustment to Symyx’s historical income tax benefit to reflect the anticipated tax structure of the combined entity.

(m)	Pro forma basic EPS and diluted net loss per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted EPS is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and dilutive potential weighted shares outstanding. A reconciliation of the shares used to calculate Accelrys’s historical basic net income per share to shares used to calculate the pro forma basic and diluted earnings (loss) per share follows:

	Nine Months ended December 31, 2009	Year ended March 31, 2009
Shares used to calculate Accelrys’s historical basic net income per share	27,470	27,093
Shares issued in connection with the Merger	27,385	27,385

Shares used to calculate pro forma basic net income per share	54,855	54,478

	Nine Months ended December 31, 2009
Shares used to calculate Accelrys’s historical diluted net income per share	27,704
Shares issued in connection with the Merger	27,385

Shares used to calculate pro forma diluted net income per share	55,089

COMPARISON OF RIGHTS OF HOLDERS OF

ACCELRYS COMMON STOCK AND SYMYX COMMON STOCK

General

Accelrys and Symyx are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Accelrys common stock and Symyx common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Accelrys common stock and Symyx common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws and from the Rights Agreement, as amended by the Rights Amendment. Upon completion of the Merger, holders of Symyx common stock will receive shares of Accelrys common stock in exchange for their shares of Symyx common stock. As a result, upon completion of the Merger, the rights of holders of Symyx common stock who become holders of Accelrys common stock in connection with the Merger will be governed by the DGCL, the Accelrys restated certificate of incorporation, as amended (the “Accelrys Certificate”), the Accelrys amended and restated bylaws (the “Accelrys Bylaws”) and the Rights Agreement, as amended by the Rights Amendment.

Certain Differences Between the Rights of Accelrys Stockholders and Symyx Stockholders

The following is a summary of the material differences between the current rights of Accelrys stockholders and the current rights of Symyx stockholders. Although Accelrys and Symyx believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Accelrys stockholders and Symyx stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of Accelrys and Symyx referred to in this summary. In addition, the characterization of some of the differences in the rights of Accelrys stockholders and Symyx stockholders as material is not intended to indicate that other differences do not exist or are not important. Accelrys and Symyx urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of an Accelrys stockholder and the rights of a Symyx stockholder. Accelrys and Symyx have filed with the SEC their respective documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find Additional Information” beginning on page 173.

ACCELRYS	SYMYX

Authorized Capital Stock

The Accelrys Certificate authorizes Accelrys to issue 62,000,000 shares of its capital stock divided into two classes: 60,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. In order to complete the Merger, Accelrys is seeking stockholder approval pursuant to this joint proxy statement/prospectus to amend the Accelrys Certificate to increase the number of authorized shares of Accelrys common stock from 60,000,000 to 100,000,000.

No shares of preferred stock are issued and outstanding.

The Symyx amended and restated certificate of incorporation (the “Symyx Certificate”) authorizes Symyx to issue 70,000,000 shares of its capital stock divided into two classes: 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

No shares of preferred stock are issued and outstanding.

Stockholder Action by Written Consent

The Accelrys Bylaws allow Accelrys stockholders to act by written consent.	The Symyx Certificate prohibits Symyx stockholders from acting by written consent.

ACCELRYS	SYMYX

Supermajority Vote Requirements

The Accelrys Certificate does not provide for supermajority vote requirements.	The Symyx Certificate provides that the affirmative vote of 66 2/3 % of the then-outstanding voting securities of Symyx, voting together as a single class, is required for the amendment, repeal or modification of certain provisions of the Symyx Certificate and the Symyx amended and restated bylaws (the “Symyx Bylaws”) relating to certain stockholder rights and the number of authorized directors.

Stockholder Proposals and Nominations for Candidates for Election

The Accelrys Bylaws do not provide guidelines for the submission of stockholder nominations by Accelrys stockholders and proposals. Stockholder nominations for the election of directors and other stockholder proposals may, however, be submitted to Accelrys in accordance with the provisions of Rule 14a-8 of the Exchange Act.

The Symyx Bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in the Symyx Bylaws.

To be timely, a stockholder’s notice must be delivered to Symyx’s principal executive offices not less than 120 calendar days in advance of the first anniversary date of the mailing of Symyx’s proxy statement to Symyx stockholders in connection with the previous year’s annual meeting of stockholders, provided that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received a reasonable time before the solicitation is made.

The Symyx Bylaws also require that a stockholder’s notice must set forth certain information with respect to the stockholder and, if applicable, the stockholder’s nominee for the board of directors.

Adjournment of a Stockholder Meeting

The Accelrys Bylaws provide that, at any meeting of Accelrys stockholders, the chairman of the meeting has the power and authority to adjourn the meeting from time to time whether or not a quorum is present. In addition, at any meeting where a quorum is not present, the stockholders entitled to vote at such meeting, either in person or by proxy, also have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.	The Symyx Bylaws provide that, at any meeting of Symyx stockholders where a quorum is not present or represented, the chairman of the meeting or the stockholders entitled to vote at such meeting, either in person or by proxy, has the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

ACCELRYS	SYMYX

Special Meetings of Stockholders

The Accelrys Bylaws provide that special meetings of stockholders may be called at any time by the board of directors, the chairman of the board of directors, the president or one or more stockholders holding shares in the aggregate entitled to cast not less than 50% of the votes at that meeting, for any purpose or purposes that are proper for stockholder action under the DGCL.	The Symyx Bylaws provide that special meetings of stockholders may be called at any time by the board of directors, the chairman of the board of directors, the chief executive officer or the president, for any purpose or purposes that are proper for stockholder action under the DGCL.

List of Stockholders Entitled to Vote

The Accelrys Bylaws provide that a complete list of the Accelrys stockholders entitled to vote at a meeting of stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at the principal place of business of Accelrys.	The Symyx Bylaws provide that a complete list of the Symyx stockholders entitled to vote at a meeting of stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place will be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.

Size of the Board of Directors

The Accelrys board of directors currently consists of six members. The Accelrys Bylaws provide that the number of directors will be fixed at not less than five nor more than 11. Within the limits specified above, the number of directors will be fixed from time to time by a resolution adopted by the board of directors.	The Symyx board of directors currently consists of seven members. The Symyx Bylaws provide that the number of authorized directors may be changed by a duly adopted amendment to the Symyx Bylaws or by a duly adopted amendment to the Symyx Certificate.

Election of Directors in Contested and Uncontested Elections

The Accelrys Bylaws do not provide for different procedures for the election of directors in contested and uncontested elections.	The Symyx Bylaws provide that when directors are to be elected by the Symyx stockholders, except as otherwise provided by statute, the Symyx Certificate or the Symyx Bylaws, (i) in a contested election of directors (i.e., an election in which there are more nominees for director than there are open positions for directors), directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors and (ii) in any uncontested election of directors, directors will be elected if they receive more “for” votes than “withheld” votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. In an uncontested

ACCELRYS	SYMYX
election of directors, the board of directors (or any committee thereof) will nominate for re-election only those candidates who have tendered an irrevocable resignation as a director, which resignation will be conditioned upon both (a) such director failing to have received more “for” votes than “withheld” votes in an election and (b) acceptance by the board of directors of such resignation.

Removal of Directors

The Accelrys Bylaws provide that, unless the Accelrys Certificate provides otherwise, any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.	The Symyx Bylaws provide that, unless otherwise restricted by statute, by the Symyx Certificate or by the Symyx Bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, provided that, so long as stockholders of Symyx are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect such director if cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which such director is a member.

Rights Agreement

The Rights Agreement defines the rights of holders of certain preferred share purchase rights that are associated with Accelrys common stock. The following is a summary of the material provisions of the Rights Agreement and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which has been filed with the SEC, and is incorporated by reference into this joint proxy statement (see the section entitled “Where You Can Find Additional Information” beginning on page 173) and the Rights Amendment, a copy of which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

On April 5, 2010, Accelrys and the Rights Agent entered into the Rights Amendment, which provides that neither the execution and delivery of the Merger Agreement or the Voting Agreements, nor the completion of the Merger or the transactions contemplated by the Merger Agreement, will be deemed to result in the occurrence of a “Stock Acquisition Date” (as defined below) or the classification of Symyx, any Symyx stockholder or any of their respective affiliates or associates as an “Acquiring Person” (as defined

Symyx has not entered into any agreement providing for preferred stock purchase rights and has not designated any shares of preferred stock.

ACCELRYS	SYMYX

below). Accordingly, none of the provisions of the Rights Agreement will be triggered by the proposed Merger described in this joint proxy statement/prospectus.

Rights. Pursuant to the Rights Agreement, each holder of Accelrys common stock has a contingent “right” to purchase (each, a “Right” and collectively, the “Rights”) from Accelrys one one-hundredth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) at an exercise price of $60 per Right.

Exercisability of Rights. The Rights only become exercisable 10 business days after the date (the “Stock Acquisition Date”) on which it is publicly announced that any person or group of affiliated persons has (i) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Accelrys common stock then outstanding or (ii) commenced a tender or exchange offer which would result in such person or group of affiliated persons becoming the beneficial owner of 15% or more of the shares of Accelrys common stock then outstanding (the person acquiring 15% or more of Accelrys common stock, the “Acquiring Person”).

“Flip-In” Feature. Once exercisable, the Rights will entitle the holders thereof to receive, upon exercise of such Rights, that number of shares of Accelrys common stock (or, in certain circumstances, cash, property or other securities of Accelrys) having a value equal to two times the exercise price of the Right.

“Flip-Over” Feature. If, at any time following the Stock Acquisition Date, (i) Accelrys is acquired in a merger or other business combination, (ii) any person merges with and into Accelrys and Accelrys is the surviving entity and in connection with such merger all or part of Accelrys’s common stock is exchanged for cash or other property or (iii) 50% or more of Accelrys’s assets are sold or transferred, then each holder of a Right will be entitled to receive, upon exercise of such Rights, that number of shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Dividend Rights; Liquidation Preferences; Rights in Connection with a Merger. Each share of Series A Preferred Stock will be entitled to a preferential quarterly dividend equal to the greater of (i) $1 or (ii) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount

ACCELRYS	SYMYX

of all non-cash dividends or other distributions other than a dividend payable in shares of Accelrys common stock or a subdivision of the outstanding shares of Accelrys common stock (by reclassification or otherwise), declared on Accelrys common stock, subject to adjustment as provided in the Rights Agreement. In the event of liquidation, dissolution or winding up of Accelrys, the holders of Series A Preferred Stock will be entitled to a preferential liquidation payment of $1.00 per share of Series A Preferred Stock plus any accrued and unpaid dividends. In the event of any consolidation, merger or other transaction in which Accelrys common stock is exchanged into other stock or securities, each share of Series A Preferred Stock will be entitled to receive 100 times the aggregate amount of stock or other property received per share of Accelrys common stock, subject to adjustment as provided in the Rights Agreement.

Voting Rights. Upon exercise, each share of Series A Preferred Stock will have 100 votes, voting together with the Accelrys common stock. Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Preferred Stock should approximate the value of one share of Accelrys common stock.

Redemption of Rights. At any time until 10 calendar days following the Stock Acquisition Date or final expiration date of the Rights, the Accelrys board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right.

“Exchange” Feature. At any time after a person or group of affiliated persons becomes an Acquiring Person, the Accelrys board of directors may extinguish the Rights by exchanging the Rights, in whole or in part, for one share of Accelrys common stock per Right.

Amendment to Rights Agreement. At any time prior to the date on which the Rights become exercisable, the Accelrys board of directors may amend the Rights Agreement without the approval of the holders of the Rights. However, after such time, the Accelrys board of directors may only amend the Rights Agreement to cure ambiguities, correct inconsistent provisions, shorten or lengthen any time period under the Rights Agreement, or in ways that do not adversely affect the holders of the Rights.

Evidence, Transfer and Termination of Rights. Until the date on which the Rights become exercisable, Accelrys common stock certificates will evidence the rights, and any transfer of shares of Accelrys common stock will

ACCELRYS	SYMYX

constitute a transfer of the Rights. The Rights will expire at the close of business on September 4, 2012, unless earlier redeemed or exchanged by Accelrys pursuant to the terms of the Rights Agreement. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Anti-takeover Effects. The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire Accelrys without conditioning the offer on a substantial number of Rights being acquired.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Accelrys by Paul, Hastings, Janofsky & Walker LLP, San Diego, California. Certain federal income tax consequences of the Merger will be passed upon for Accelrys by Paul, Hastings, Janofsky & Walker LLP, San Diego, California, and for Symyx by Cooley LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Accelrys appearing in Accelrys’s Annual Report on Form 10-K for the year ended March 31, 2009 (including the schedule appearing therein), and the effectiveness of Accelrys’s internal control over financial reporting as of March 31, 2009, have been audited by Ernst & Young, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and schedule given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Symyx Technologies, Inc. appearing in Symyx’s Current Report (Form 8-K filed on May 4, 2010) for the year ended December 31, 2009, and the effectiveness of Symyx’s internal control over financial reporting as of December 31, 2009, appearing in Symyx’s Annual Report (Form 10-K), have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Accelrys

To be considered for inclusion in next year’s proxy materials, Accelrys stockholder proposals must be submitted in writing by                 , 2011 to the Secretary of Accelrys (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting, but not described in next year’s proxy materials, you must do so by no later than                 , 2011.

Symyx

If the Merger is completed, Symyx does not expect to hold an annual meeting of its stockholders next year. In that case, stockholder proposals must be submitted to the Corporate Secretary of Accelrys in accordance with the procedure described above.

If the Merger is not completed, Symyx will hold a 2010 annual meeting of stockholders. If a Symyx stockholder intends to present a proposal or nominate one or more directors at the 2010 Annual Meeting of Symyx Stockholders, or have a stockholder proposal included in Symyx’s proxy statement for Symyx’s 2010 Annual Meeting of Stockholders, the proposal or nomination must be in writing and must have been received by Symyx no later than December 30, 2009, provided that, if Symyx’s 2010 Annual Meeting of Stockholders is held before May 12 or after July 11, 2010, then the deadline is a reasonable amount of time prior to the date Symyx posts its proxy statement and sends the Notice of Internet Availability for the 2010 Annual Meeting of Stockholders. Stockholders are also advised to review Symyx’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Accelrys and Symyx file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including Accelrys and Symyx, who file electronically with the SEC. The reports and other information filed by Accelrys with the SEC are also available at Accelrys’s website. The address of the site is www.accelrys.com. The reports and other information filed by Symyx with the SEC are also available at Symyx’s website. The address of the site is www.symyx.com. The web addresses of the SEC, Accelrys and Symyx have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this joint proxy statement/prospectus.

Accelrys has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Accelrys common stock to be issued to Symyx stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of Accelrys and Symyx. The rules and regulations of the SEC allow Accelrys and Symyx to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Accelrys and Symyx to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Accelrys has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about Accelrys and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the SEC on May 26, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 6, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed with the SEC on February 9, 2010;

•

Current Reports on Form 8-K filed on May 21, 2009, June 16, 2009, July 20, 2009, August 6, 2009, November 5, 2009, November 6, 2009, January 5, 2010, February 4, 2010, April 5, 2010, April 6, 2010, April 15, 2010 and April 22, 2010;

•

The description of Accelrys common stock contained in its Registration Statement on Form 8-A filed with the SEC on November 9, 1995, pursuant to Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

The description of the Preferred Share Purchase Rights contained in Accelrys’s Registration Statement on Form 8-A filed on September 10, 2002, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Symyx has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about Symyx and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on April 29, 2010;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 3, 2010;

•	Current Reports on Form 8-K filed on February 11, 2010, February 22, 2010, March 5, 2010, April 5, 2010, April 6, 2010, April 14, 2010 and May 4, 2010; and

•

The description of Symyx’s common stock contained in the Registrant’s Statement on Form 8-A filed with the SEC on October 22, 1999, including any document filed with the SEC to update such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by Accelrys or Symyx, such information or exhibit is specifically not incorporated by reference.

In addition, Accelrys and Symyx incorporate by reference any future filings they may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Accelrys annual meeting and the Symyx special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of Accelrys and Symyx listed above from the SEC, through the SEC’s website at the address described above, or from Accelrys and Symyx by requesting them in writing or by telephone from Accelrys at the following address:

Accelrys, Inc. 10188 Telesis Court, Suite 100 San Diego, California 92121 Attention: Investor Relations (858) 799-5005	Symyx Technologies, Inc. 3100 Central Expressway Santa Clara, California 95051 Attention: Investor Relations (408) 764-2000

These documents are available from Accelrys and Symyx, without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Accelrys and Symyx at their websites at www.accelrys.com and www.symyx.com, respectively. Information contained on these websites is specifically not incorporated by reference into this joint proxy statement/prospectus.

This document is a prospectus of Accelrys and is a joint proxy statement of Accelrys and Symyx for the Accelrys annual meeting and the Symyx special meeting. Neither Accelrys nor Symyx has authorized anyone to give any information or make any representation about the Merger or Accelrys or Symyx that is different from, or in addition to, the information or representations contained in this joint proxy statement/prospectus or in any of the materials that Accelrys or Symyx have incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among:

ACCELRYS INC.,

a Delaware corporation;

ALTO MERGER SUB, INC.,

a Delaware corporation; and

SYMYX TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of April 5, 2010

i

(CONTINUED)

ii

(CONTINUED)

iii

(CONTINUED)

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of April 5, 2010, by and among: ACCELRYS, INC., a Delaware corporation (“Parent”); ALTO MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and SYMYX TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to read as set forth on Exhibit C; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(c) and 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.7802 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the “Exchange Ratio”); and

(iv) each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Market on the Closing Date.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification obligation against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.8 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Exhibit 21 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in said Exhibit 21 and the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Symyx Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Symyx Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Symyx Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Symyx Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes, policies, or guidelines adopted by any of the Symyx Corporations or by the board of directors, or any committee of the board of directors, of any of the Symyx Corporations.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Company Common Stock, of which 34,791,879 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Symyx Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of

Company Common Stock. None of the Symyx Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 3,655,668 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 1,879,110 shares of Company Common Stock are reserved for future issuance pursuant to the 1999 Employee Stock Purchase Plan (the “Company ESPP”); (iii) 300,675 shares of Company Common Stock are reserved for future issuance pursuant to Company RSUs; and (iv) 6,039,772 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Option Plans.

(d) The Company has Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, a Company RSU, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the applicable vesting schedule (including a description of any acceleration provisions), and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is in the form of Company RSUs, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Symyx Corporations. Each Company Equity Award was granted in accordance with the terms of the Company Employee Plan applicable thereto.

(e) Except as set forth in Sections 2.3(a) and 2.3(c), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Symyx Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Symyx Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Symyx Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Symyx Corporations.

(f) All outstanding shares of Company Common Stock, and all Company Equity Awards and other securities of the Symyx Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents filed by the Company with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2008 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete, and complies as to form and content with all applicable Legal Requirements. As used in Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(b) The Company maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Symyx Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Symyx Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act);

(ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Symyx Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Symyx Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Symyx Corporations that could have a material effect on the financial statements. The Company has delivered or Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended December 31, 2008 and December 31, 2009, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2008 and December 31, 2009, respectively. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2008, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Symyx Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Symyx Corporations since January 1, 2008. None of the Symyx Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 2009 through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Symyx Corporations (whether or not covered by insurance);

(c) none of the Symyx Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Symyx Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company RSUs identified in Part 2.5(d) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; or (ii) any provision of any Contract evidencing any outstanding Company Equity Award;

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Symyx Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Symyx Corporations have not made any capital expenditures that in the aggregate exceeded $1,000,000;

(h) none of the Symyx Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Symyx Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Symyx Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Symyx Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Symyx Corporations has made any material Tax election;

(m) none of the Symyx Corporations has commenced or settled any Legal Proceeding;

(n) none of the Symyx Corporations has entered into any material transaction or taken any other material action other than in the ordinary course of business and consistent with past practices; and

(o) none of the Symyx Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Assets. The Symyx Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other assets reflected in the books and records of the Symyx Corporations as being owned by the Symyx Corporations. All of said assets are owned by the Symyx Corporations free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Symyx Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Symyx Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Audited Balance Sheet; and (B) all other assets reflected in the books and records of the Symyx Corporations as being leased to the Symyx Corporations, and the Symyx Corporations enjoy undisturbed possession of such leased assets.

2.7 Loans; Customers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Symyx Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies Symyx Corporations’ top 25 customers in each of the fiscal years ended in December 31, 2008 and December 31, 2009 based on the revenues received by Symyx Corporations in these years (excluding revenues received from customers that are solely customers of the HPR Business). The Company has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Symyx Corporations.

2.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Symyx Corporations (except for the assets related solely to the HPR Business) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Symyx Corporations in the manner in which such businesses are currently being conducted.

(b) Except as set forth in Part 2.8(b) of the Disclosure Schedule, no Symyx Corporation owns any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Symyx Corporations leases real property from any other Person. All real property leased to the Symyx Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Symyx Corporations, is referred to as the “Symyx Leased Real Property.” To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Symyx Leased Real Property. Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Symyx Corporation) a right of use or occupancy of any of the Symyx Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Symyx Leased Real Property other than a Symyx Corporation. Since January 1, 2008, none of the Symyx Corporations has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Symyx Leased Real Property which has not been fully remedied and withdrawn.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Symyx Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Active Company Product or Active Company Product Software or part of any Active Company Product or Active Company Product Software; or (2) used to manufacture, develop, support, maintain or test any Active Company Product or Active Company Product Software and is not generally available on standard terms (the “Symyx Material Registered IP”); (B) the jurisdiction in which such Symyx Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Symyx Material Registered IP and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Symyx Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 and that is not contained or included in or provided with any Active Company Product (collectively, “Company Non-Customized Software Licenses”); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Symyx Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the distribution, sale, lease, license or provisioning of any Active Company Product or Active Company Product Software; (ii) Company Employee Agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision (except for Intellectual Property, Intellectual Property Rights or confidentiality provisions which are solely related to the HPR Business); or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision (except for Intellectual Property, Intellectual Property Rights or confidentiality provisions which are solely related to the HPR Business).

(c) The Symyx Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule or pursuant to Company Non-Customized Software Licenses) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Symyx Corporation in connection with the sale or license of Company Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Symyx Corporations in the Company IP that is Symyx Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Symyx Corporations and confidentiality provisions protecting the Company IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP, Active Company Product or Active Company Product Software;

(iv) each Symyx Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Symyx Corporations, or purported to be held by any of the Symyx Corporations, as a trade secret;

(v) none of the Symyx Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Symyx Corporations to grant or offer to any other Person any license or right to any Company IP; and

(vi) the Symyx Corporations own or otherwise have, and after the Effective Time the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Symyx Corporations as conducted as of the date of this Agreement and as currently planned by the Company to be conducted.

(d) All Company IP that is material to the business of any of the Symyx Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Symyx Corporations or any Representative of any of the Symyx Corporations since January 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Symyx Corporations and none of the Company IP, Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2008, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Symyx Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Symyx Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, since January 1, 2008, none of the Symyx Corporations has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Symyx Corporations, the Company Products or the Company Product Software.

(j) To the Company’s knowledge, none of the Active Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Active Company Product Software or any Active Company Product containing or used in conjunction with such Active Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Symyx Corporation relating to the use, functionality or performance of such software or any Active Company Product containing or used in conjunction with such Active Company Product Software.

(k) None of the Symyx Corporations has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(l) Except as set forth in Part 2.9(l) of the Company Disclosure Schedule, none of the Active Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m) None of the Active Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Active Company Product Software; or (ii) otherwise imposes or would reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Active Company Product Software.

(n) The Symyx Corporations own and possess source code for all Active Company Product Software owned or purported to be owned by the Symyx Corporations. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Symyx Corporations). None of the Symyx Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i) any Company Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $25,000 per beneficiary; (C) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Symyx Corporations or any Company Affiliate is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Equity Award;

(ii) any Company Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Company Contract with any distributor and any Company Contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(iv) any Company Contract with sole-source or single-source suppliers of tangible products or services;

(v) any Company Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vi) any Company Contract imposing any restriction on the right or ability of any Symyx Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor other than in the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Symyx Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product;

(vii) any Company Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by the Company to Parent;

(viii) any Company Contract relating to any currency hedging;

(ix) any Company Contract requiring that any of the Symyx Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Company Acquisition Transaction;

(x) any Company Contract relating to the lease or sublease of Symyx Leased Real Property;

(xi) any Company Contract that: (A) involves orders aggregated by customer in an amount in excess of $500,000 in the fiscal year ending December 31, 2009 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration by the Symyx Corporations in an amount or having a value in excess of $500,000 in the fiscal year ending December 31, 2009 or the following fiscal years;

(xii) any Company Contract material to the business of the Symyx Corporation as currently conducted that has a term of more than one year and that may not be terminated by a Symyx Corporation (without penalty in excess of $50,000) within 120 days after the delivery of a termination notice by such Symyx Corporation (other than confidentiality or nondisclosure agreements entered into by any Symyx Corporation in the ordinary course of business); and

(xiii) any Company Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Material Contract.

(b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Symyx Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Material Contract; and (iv) since January 1, 2008, none of the Symyx Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

2.11 Liabilities. None of the Symyx Corporations has any accrued contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Symyx Corporations since the date of the Company Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Symyx Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. Each of the Symyx Corporations is, and has at all times since January 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2005, none of the Symyx Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13 Certain Business Practices. None of the Symyx Corporations, and (to the knowledge of the Company) no Representative of any of the Symyx Corporations with respect to any matter relating to any of the Symyx Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment that violated any Legal Requirement.

2.14 Governmental Authorizations.

(a) The Symyx Corporations hold all material Governmental Authorizations necessary to enable the Symyx Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Symyx Corporation is, and at all times since January 1, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2008, none of the Symyx Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Symyx Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Symyx Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Symyx Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Symyx Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Symyx Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Company Audited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Audited Balance Sheet.

(c) Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, to the knowledge of the Symyx Corporation, no Symyx Corporation and no Symyx Corporation Return is subject to (or since January 1, 2008 has been subject to) with an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Symyx Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Symyx Corporation.

(d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Symyx Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Symyx Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Symyx Corporations and with respect to which adequate reserves for payment have been established on the Company Audited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Symyx Corporations except liens for current Taxes not yet due and payable. None of the Symyx Corporations has been, and none of the Symyx Corporations will be, required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No written claim has ever been made by any Governmental Body in a jurisdiction where a Symyx Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Symyx Corporation is a party, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Symyx Corporation; (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business; and (iii) provisions of Company Employee Plans compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for any of the Symyx Corporations outside of such employee’s country of residence.

(g) No Symyx Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Symyx Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Symyx Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Symyx Corporation may be subject, other than the affiliated group of which the Company is the common parent. No Symyx Corporation has any liability for taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Symyx Corporation has participated in, or is currently participating in, (i) a “Reportable Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(1); or (ii) a “Listed Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(2).

2.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Symyx Corporations’ employees is terminable by the applicable Symyx Corporation at will.

(b) Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Symyx Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Symyx Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Symyx Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, there is no claim or grievance pending or, to the knowledge of the Company, threatened relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement. None of the Symyx Corporations intends, and none of the Symyx Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to any minimum funding standards (including those of Section 302 of ERISA), the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Symyx Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Employee Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Symyx Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. Except as set forth in Part 2.16 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims or Legal Proceedings involving any Company Employee Plan other than routine claims for benefits. None of the Symyx Corporations, and no Company Affiliate, has ever incurred any material penalty or Tax with respect to any Company Employee Plan under applicable Legal Requirements. Each of the Symyx Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion prior to, on or after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Symyx Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Symyx Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Symyx Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Symyx Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) No Company Employee Plan that is an employee welfare benefit plan (whether or not ERISA applies to such Company Employee Plan) is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Symyx Corporations or any Company Affiliate), or reflects or represents any liability of any of the Symyx Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Symyx Corporations or any Company Affiliate, none of the Symyx Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 2.16(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Symyx Corporations and Company Affiliates: (i) is, and since January 1, 2008 has been, in compliance in all material respects with all Legal Requirements and any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has paid all wages, salaries and other payments to Company Associates at the time required by all Legal Requirements and has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Symyx Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Each of the Symyx Corporations is, and has been at all times since January 1, 2008, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(l) Each of the Company Option Plans and the Company ESPP has been approved by the Company’s stockholders to the extent required by applicable Legal Requirements.

2.17 Environmental Matters.

(a) None of the Symyx Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Symyx Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Symyx Corporations with any Environmental Law in the future.

(b) To the knowledge of the Company: (i) all Symyx Leased Real Property and any other property that was leased to or owned, controlled or used by any of the Symyx Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Symyx Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Symyx Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Symyx Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Symyx Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Symyx Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Symyx Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Symyx Corporations or any other Person relating to Materials of Environmental Concern.

2.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Symyx Corporations is in full force and effect. Since January 1, 2008, none of the Symyx Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Symyx Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents , since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no pending and served Legal Proceeding, and (to the knowledge of the Company) there is no pending but not served Legal Proceeding and no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Symyx Corporations, any business of any of the Symyx Corporations, any of the assets owned, leased or used by any of the Symyx Corporations or, to the knowledge of the Company, any Company Associate; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.20(a).

(b) There is no Order to which any of the Symyx Corporations, or any of the material assets owned or used by any of the Symyx Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Symyx Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Symyx Corporations.

2.21 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23) to perform its obligations under this Agreement. The Company had the corporate right, power and authority to enter into the HPR Agreement and had and has the corporate right, power and authority to perform its obligations under the HPR Agreement. The Company Board (at a meeting duly called and held) has: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Inapplicability of Section 203 of the DGCL and Other Anti-takeover Statutes. The Company Board has taken, and during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.23 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or otherwise authorize and approve the Merger.

2.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Symyx Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Symyx Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Symyx Corporations, or any of the assets owned or used by any of the Symyx Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Symyx Corporations or that otherwise relates to the business of any of the Symyx Corporations or to any of the assets owned or used by any of the Symyx Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Symyx Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Symyx Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Symyx Corporations to any Person.

Except as may be required by the Securities Act, Exchange Act, the DGCL, the HSR Act, any applicable foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market, none of the Symyx Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25 Opinion of Financial Advisor. The Company Board has received the opinion of UBS Securities LLC (the “Company Financial Advisor”), financial advisor to the Company, dated April 4, 2010, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company has furnished an accurate and complete copy of said written opinion to Parent solely for informational purposes after receipt thereof by the Company.

2.26 Brokers. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Symyx Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/

Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.28 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Parent Disclosure Schedule. Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1 Subsidiaries; Due Organization; Etc.

(a) Exhibit 21.1 to the Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Exhibit 21.1 of Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in said Exhibit 21.1 and the other Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Accelrys Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Accelrys Corporations is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Accelrys Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. Parent has delivered or Made Available to the Company accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Accelrys Corporations, including all amendments thereto. Parent has delivered or Made Available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Accelrys Corporations or by the board of directors, or any committee of the board of directors, of any of the Accelrys Corporations.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock, of which 28,400,393 shares have been issued and 27,756,493 are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding. Parent holds 643,900 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Accelrys Corporations (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Accelrys Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement, 400,000 shares of Parent Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Parent Rights Agreement.

(d) As of the date of this Agreement: (i) 3,543,660 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 494,900 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent ESPP; (iii) 949,577 shares of Parent Common Stock are reserved for future issuance pursuant to Parent RSUs; and (iv) 1,155,818 shares of Parent Common Stock are reserved for future issuance pursuant to Parent Equity Awards not yet granted under the Parent Option Plans.

(e) Parent has Made Available to the Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the type of Parent Equity Award (whether a Parent Option, a Parent RSU, or another type of Parent Equity Award); (iv) the number of shares of Parent Common Stock subject to such Parent Equity Award; (v) the per share exercise price (if any) of such Parent Equity Award; (vi) the applicable vesting schedule (including a description of any acceleration provisions), and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vii) the date on which such Parent Equity Award was granted; (viii) the date on which such Parent Equity Award expires (if applicable); (ix) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Parent Equity Award is in the form of Parent RSUs, the dates on which shares of Parent Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. Parent has Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by Parent, and the forms of all agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option. All grants of Parent Equity Awards were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Accelrys Corporations. Each Parent Equity Award was granted in accordance with the terms of the Parent Employee Plan applicable thereto.

(f) Except as set forth in Sections 3.3(a) and 3.3(d), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Accelrys Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Accelrys Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Accelrys Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Accelrys Corporations.

(g) All outstanding shares of Parent Common Stock, and all Parent Equity Awards and other securities of the Accelrys Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) The Parent has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents filed by Parent with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent or its officers with the SEC since January 1, 2008 have been so filed on a timely basis. None of the Parent’s Subsidiaries is required to file any documents with the SEC. As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) is accurate and complete, and complies as to form and content with all applicable Legal Requirements. As used in Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(b) Parent maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Accelrys Corporations required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Parent is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Accelrys Corporations are required by GAAP to be included in the consolidated financial statements of Parent.

(d) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Parent’s auditors for the Accelrys Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) Parent maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Accelrys Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Accelrys Corporations that could have a material effect on the financial statements. Parent has delivered or Made Available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended March 31, 2008 and March 31, 2009, and, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of March 31, 2008 and March 31, 2009, respectively. To the knowledge of Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 2008, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Accelrys Corporations; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 3.4(f) of the Parent Disclosure Schedule lists, and Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Accelrys Corporations since January 1, 2008. None of the Accelrys Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5 Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since December 31, 2009 through the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Accelrys Corporations (whether or not covered by insurance);

(c) none of the Accelrys Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Accelrys Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent RSUs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent RSUs identified in Part 3.5(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of Parent Option Plans; or (ii) any provision of any Contract evidencing any outstanding Parent Equity Award;

(f) there has been no amendment to the certificate of incorporation or bylaws of Parent, and none of the Accelrys Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Accelrys Corporations have not made any capital expenditures that in the aggregate exceeded $1,000,000;

(h) none of the Accelrys Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Accelrys Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Accelrys Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan or Parent

Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Accelrys Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Accelrys Corporations has made any material Tax election;

(m) none of the Accelrys Corporations has commenced or settled any Legal Proceeding;

(n) none of the Accelrys Corporations has entered into any material transaction or taken any other material action other than in the ordinary course of business and consistent with past practices; and

(o) none of the Accelrys Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. The Accelrys Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Accelrys Corporations as being owned by the Accelrys Corporations. All of said assets are owned by the Accelrys Corporations free and clear of any Encumbrances, except for: (i) any liens for current Taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Accelrys Corporations; and (iii) liens described in Part 3.6 of the Parent Disclosure Schedule. The Accelrys Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Accelrys Corporations as being leased to the Accelrys Corporations, and the Accelrys Corporations enjoy undisturbed possession of such leased assets.

3.7 Loans; Customers.

(a) Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Accelrys Corporations to any Parent Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Accelrys Corporations’ top 25 customers in each of the fiscal years ended in March 31, 2009 and March 31, 2010 based on the orders received by Accelrys Corporations in these years. Parent has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Accelrys Corporations.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Accelrys Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Accelrys Corporations in the manner in which such businesses are currently being conducted.

(b) Except as set forth in Part 3.8(b) of the Disclosure Schedule, no Accelrys Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Accelrys Corporations leases real property from any other Person. All real property leased to the Accelrys Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Accelrys Corporations, is referred to as the “Alto Leased Real Property.” To the knowledge of Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Accelrys Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Accelrys Corporation) a right of use or occupancy of any of the Accelrys Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Accelrys Leased Real Property other than an Accelrys Corporation. Since January 1, 2008, none of the Accelrys Corporations has received any written notice (or, to the knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Accelrys Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each material item of Registered IP in which any of the Accelrys Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and that is either: (1) bundled, included, used in, licensed or distributed with any Parent Product or Parent Product Software or part of any Parent Product or Parent Product Software; or (2) used to manufacture, develop, support, maintain or test any Parent Product or Parent Product Software and is not generally available on standard terms (the “Accelrys Material Registered IP”); (B) the jurisdiction in which such Accelrys Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Accelrys Material Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to any Accelrys Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 and that is not contained or included in or provided with any Parent Product (collectively, “Parent Non-Customized Software Licenses”); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Accelrys Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the distribution, sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) Parent Employee Agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) The Accelrys Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.9(a)(ii)

of the Parent Disclosure Schedule or pursuant to Parent Non-Customized Software Licenses) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Accelrys Corporation in connection with the sale or license of Parent Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Accelrys Corporations in the Parent IP that is Accelrys Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP and each Parent Associate who is or was involved in the creation or development of any Parent IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Accelrys Corporations and confidentiality provisions protecting the Parent IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Parent IP, Parent Product or Parent Product Software;

(iv) each Accelrys Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Accelrys Corporations, or purported to be held by any of the Accelrys Corporations, as a trade secret;

(v) none of the Accelrys Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Accelrys Corporations to grant or offer to any other Person any license or right to any Parent IP; and

(vi) the Accelrys Corporations own or otherwise have, and after the Effective Time the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Accelrys Corporations as conducted as of the date of this Agreement and as currently planned by Parent to be conducted.

(d) All Parent IP that is material to the business of any of the Accelrys Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) To the knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Parent IP. Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and Parent has provided to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Accelrys Corporations or any Representative of any of the Accelrys Corporations since January 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Parent IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Accelrys Corporations and none of the Parent IP, Parent Products or Parent Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2008, has been pending and served or, to the knowledge of Parent, pending and not served or threatened against any Accelrys Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Accelrys Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Accelrys Corporations, the Parent Products or the Parent Product Software.

(j) To Parent’s knowledge, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Accelrys Corporation relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(k) None of the Accelrys Corporations has transferred title to, or granted any exclusive license with respect to, any material Parent IP.

(l) Except as set forth in Part 3.9(l) of the Parent Disclosure Schedule, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m) None of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Parent Product Software on, the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software; or (ii) otherwise imposes or would reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

(n) The Accelrys Corporations own and possess source code for all Parent Product Software owned or purported to be owned by the Accelrys Corporations. No Parent Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Accelrys Corporations). None of the Accelrys Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Parent Source Code to any escrow agent or other Person.

3.10 Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract. For purposes of this Agreement, each of the following Parent Contracts shall be deemed to constitute a “Parent Material Contract”:

(i) any Parent Contract: (A) constituting a Parent Employee Agreement; (B) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to make any severance,

termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $25,000 per beneficiary; (C) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Accelrys Corporations or any Parent Affiliate is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Parent Equity Award;

(ii) any Parent Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iii) any Parent Contract with any distributor and any Parent Contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(iv) any Parent Contract with sole-source or single-source suppliers of tangible products or services;

(v) any Parent Contract that provides for: (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Parent Associate;

(vi) any Parent Contract imposing any restriction on the right or ability of any Accelrys Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor other than in the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Accelrys Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Parent Product;

(vii) any Parent Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of end-user licenses previously delivered or Made Available by Parent to the Company;

(viii) any Parent Contract relating to any currency hedging;

(ix) any Parent Contract requiring that any of the Accelrys Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Parent Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Parent Acquisition Transaction;

(x) any Parent Contract relating to the lease or sublease of Accelrys Leased Real Property;

(xi) any Parent Contract that: (A) involves orders aggregated by customer in an amount in excess of $500,000 in the fiscal year ending March 31, 2009 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration by the Accelrys Corporations in an amount or having a value in excess of $500,000 in the fiscal year ending March 31, 2009 or the following fiscal years;

(xii) any Parent Contract material to the business of the Accelrys Corporation as currently conducted that has a term of more than one year and that may not be terminated by an Accelrys Corporation (without penalty in excess of $50,000) within 120 days after the delivery of a termination notice by such Accelrys Corporation (other than confidentiality or nondisclosure agreements entered into by any Accelrys Corporation in the ordinary course of business); and

(xiii) any Parent Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Material Contract.

(b) Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Accelrys Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (ii) to the knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (iii) to the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default in any material respect under any Parent Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; (E) result in the disclosure, release or delivery of any Parent Source Code; or (F) give any Person the right to cancel, terminate or modify any Parent Material Contract; and (iv) since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.11 Liabilities. None of the Accelrys Corporations has any accrued contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Accelrys Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Accelrys Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Compliance with Legal Requirements. Each of the Accelrys Corporations is, and has at all times since January 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2005, none of the Accelrys Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13 Certain Business Practices. None of the Accelrys Corporations, and (to the knowledge of Parent) no Representative of any of the Accelrys Corporations with respect to any matter relating to any of the Accelrys Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment that violated any Legal Requirement.

3.14 Governmental Authorizations.

(a) The Accelrys Corporations hold all material Governmental Authorizations necessary to enable the Accelrys Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Accelrys Corporation is, and at all times since January 1, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Accelrys Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Accelrys Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Accelrys Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Accelrys Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Accelrys Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Parent Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet.

(c) Except as set forth in Part 3.15(c) of the Parent Disclosure Schedule, to the knowledge of the Accelrys Corporation, no Accelrys Corporation and no Accelrys Corporation Return is subject to (or since January 1, 2008 has been subject to) with an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Accelrys Corporation Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Accelrys Corporation.

(d) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to any Accelrys Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Accelrys Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Accelrys Corporations and with respect to which adequate reserves for payment have been established on the Parent Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Accelrys Corporations except liens for current Taxes not yet due and payable. None of the Accelrys Corporations has been, and none of the Accelrys Corporations will be, required to include any adjustment in taxable income for U.S. federal income tax purposes for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No written claim has ever been made by any Governmental Body in a jurisdiction where an Accelrys Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Accelrys Corporation is a party, other than (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Accelrys Corporation; (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business; and (iii) provisions of Parent Employee Plans compensating employees for any increase in taxation of such employee’s income resulting from the performance of work for any of the Accelrys Corporations outside of such employee’s country of residence.

(g) No Accelrys Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Accelrys Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Accelrys Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Accelrys Corporation may be subject, other than the affiliated group of which Parent is the common parent. No Accelrys Corporation has any liability for taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Accelrys Corporation has participated in, or is currently participating in, (i) a “Reportable Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(1); or (ii) a “Listed Transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b)(2).

3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Accelrys Corporations’ employees is terminable by the applicable Accelrys Corporation at will.

(b) Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Accelrys Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of Parent, seeking to represent any employees of any of the Accelrys Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Accelrys Corporations or any of their employees. There is not now pending, and, to the knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, there is no claim or grievance pending or, to the knowledge of Parent, threatened relating to any Parent Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of each Parent Employee Plan and each Parent Employee Agreement. None of the Accelrys Corporations intends, and none of the Accelrys Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to any minimum funding standards (including those of Section 302 of ERISA), the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Accelrys Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Employee Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Accelrys Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan. Except as set forth in Part 3.16 of the Parent Disclosure Schedule, there are no pending or, to the knowledge of Parent, threatened claims or Legal Proceedings involving any Parent Employee Plan other than routine claims for benefits. None of the Accelrys Corporations, and no Parent Affiliate, has ever incurred any material penalty or Tax with respect to any Parent Employee Plan under applicable Legal Requirements. Each of the Accelrys Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan. Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan would reasonably be expected to result in gross income inclusion prior to, on or after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Accelrys Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Accelrys Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Accelrys Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Parent Foreign Plan, the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Accelrys Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(g) No Parent Employee Plan that is an employee welfare benefit plan (whether or not ERISA applies to such Parent Employee Plan) is, in whole or in part, self-funded or self-insured. No Parent Employee Plan provides (except at no cost to the Accelrys Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Accelrys Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Accelrys Corporations or any Parent Affiliate, none of the Accelrys Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 3.16(h) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Accelrys Corporations and Parent Affiliates: (i) is, and since January 1, 2008 has been, in compliance in all material respects with all Legal Requirements and any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has paid all wages, salaries and other payments to Parent Associates at the time required by all Legal Requirements and has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made in connection with the Merger to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Accelrys Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Each of the Accelrys Corporations is, and has been at all times since January 1, 2008, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(l) Each of the Parent Option Plans and the Parent ESPP has been approved by the Parent’s stockholders to the extent required by applicable Legal Requirements.

3.17 Environmental Matters.

(a) None of the Accelrys Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Accelrys Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Accelrys Corporations with any Environmental Law in the future.

(b) To the knowledge of Parent: (i) all Accelrys Leased Real Property and any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Accelrys Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Accelrys Leased Real Property or any other property that was leased to or owned, controlled or used by any of the Accelrys Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Accelrys Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Accelrys Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Accelrys Corporations or any other Person relating to Materials of Environmental Concern.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Accelrys Corporations is in full force and effect. Since January 1, 2008, none of the Accelrys Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Accelrys Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents , since the date of the Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is no pending and served Legal Proceeding, and (to the knowledge of Parent) there is no pending but not served Legal Proceeding and no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Accelrys Corporations, any business of any of the Accelrys Corporations, any of the assets owned, leased or used by any of the Accelrys Corporations or, to the knowledge of Parent, any Parent Associate; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.20(a).

(b) There is no Order to which any of the Accelrys Corporations, or any of the material assets owned or used by any of the Accelrys Corporations, is subject. To the knowledge of Parent, no officer or other key employee of any of the Accelrys Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Accelrys Corporations.

3.21 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote (as such terms are defined in Section 3.23) to perform their respective obligations under this Agreement. Parent Board (at a meeting duly called and held) has: (a) authorized and approved the execution, delivery and performance of this Agreement by Parent; (b) authorized and approved the execution and delivery of the Rights Agreement Amendment (as defined in Section 3.28); (c) authorized and approved the execution, delivery and performance of this Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement; (d) authorized and approved Parent’s Amendment Certificate (as defined in Section 5.3); and (e) recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement and the approval of Parent’s Amendment Certificate by the holders of Parent Common Stock and directed that the issuance of such shares and Parent’s Amendment Certificate be submitted for consideration by the Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Inapplicability of Section 203 of the DGCL and Other Anti-takeover Statutes. Parent Board has taken, and during the Pre-Closing Period (as defined in Section 4.1) the Parent Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Parent Stockholder Voting Agreements, the Rights Agreement Amendment or to the consummation of the Merger or any of the other Contemplated Transactions. The Parent Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing Parent not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, the Rights Agreement Amendment, this Agreement or any of the Contemplated Transactions.

3.23 Vote Required. The only vote of Parent’s stockholders required to: (a) approve the issuance of the Parent Common Stock pursuant to this Agreement is the affirmative vote of the holders of a majority of the shares of Parent Common Stock voting on such item at the Parent Stockholders’ Meeting; and (b) approve the adoption of the Parent’s Amendment Certificate (as defined in Section 5.3(a) below) is the affirmative vote of the holders of a majority of the voting power of the shares of the Parent Common Stock (the “Required Parent Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Market, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement by the Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Accelrys Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Accelrys Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Accelrys Corporations, or any of the assets owned or used by any of the Accelrys Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Accelrys Corporations or that otherwise relates to the business of any of the Accelrys Corporations or to any of the assets owned or used by any of the Accelrys Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Accelrys Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Accelrys Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Parent IP (including Parent Source Code), or the transfer of any material asset of any of the Accelrys Corporations to any Person.

Except as may be required by the Securities Act, Exchange Act, the DGCL, the HSR Act, any applicable foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market, none of the Accelrys

Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y)  the consummation of the Merger or any of the other Contemplated Transactions.

3.25 Opinion of Financial Advisor. The Parent Board has received the written opinion of Jefferies & Company, Inc. (the “Parent Financial Advisor”), financial advisor to Parent, dated April 4, 2010, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent has furnished an accurate and complete copy of said written opinion to the Company solely for informational purposes after receipt thereof by Parent.

3.26 Brokers. Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Accelrys Corporations. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent Financial Advisor.

3.27 Valid Issuance. The Parent Common Stock to be issued in the Merger including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.28 Rights Agreement. Parent has amended the Rights Agreement to provide that : (i) none of the Company, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; (ii) neither a Stock Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions; and (iii) the Rights will not separate from the Parent Common Stock as a result of the execution, delivery or performance of this Agreement, the Parent Voting Agreement or the Company Stockholder Voting Agreements or the consummation of the Merger or any of the other Contemplated Transactions (such amendment to the Parent Rights Agreement being referred to as the “Rights Agreement Amendment”). Each of the shares of Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options will be entitled to one Right pursuant to the Rights Agreement and all other rights to which other holders of Parent Common Stock are entitled to receive.

3.29 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.30 Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.31 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing Contracts (subject to confidentiality obligations), books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing Contracts (subject to confidentiality obligations), books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Symyx Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Symyx Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, and subject to Section 5.7(b), during the Pre-Closing Period, the Company and Parent shall each, at least two business days prior to the filing thereof, provide the other with copies of any notice, report or other document proposed to be filed with or sent to any Governmental Body on behalf of any of the Symyx Corporations or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Business of the Symyx Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Symyx Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Symyx Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Symyx Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Symyx Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Symyx Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s right to purchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options, Company Warrants or upon the vesting of Company RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company Equity Awards to any employee of a Symyx Corporation under the Company Option Plans commensurate with his or her position with such Symyx Corporation and consistent with past practices; provided that such Company Equity Awards: (aa) if in the form of Company Options, shall have an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options; (bb) shall be granted pursuant to the Company’s standard agreement and in any event shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); (cc) shall contain the Company’s standard vesting schedule; (dd) shall not be “non-plan” options; and (ee) shall be limited such that no single Company Equity Award represents the right to purchase or receive in excess of 10,000 shares of Company Common Stock and all such Company Equity Awards collectively represent the right to purchase or receive not more than 100,000 shares of Company Common Stock;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements (except as permitted in Section 4.4(a));

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)(A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Symyx Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Symyx Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that is material to the Symyx Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Symyx Corporations (taken as a whole);

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Symyx Corporations);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Symyx Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business and consistent with past practices), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Associate (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process, provided that such salary increases may not exceed 10% per Company Associate or 2% in the aggregate for all Company Associates; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xiii) hire any employee with annual non-equity compensation, including target bonuses, in excess of $200,000 or promote any employee to the level of Director or above (except in order to fill a position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Symyx Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Audited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Symyx Corporations of not more than $200,000 in the aggregate;

(xviii) enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xix) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify;

(xx) terminate the employment of more than 5 Company Employees during any ninety-day period at any Employment Site of the Symyx Corporations; or

(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Symyx Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 Operation of the Business of the Accelrys Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Accelrys Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Accelrys Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company of any claim asserted or Legal Proceeding commenced, or, to Parent’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Accelrys Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Accelrys Corporations does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Accelrys Corporations to the extent consistent with past practices; or (B) pursuant to Parent’s right to purchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting of any Parent RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Equity Awards to any employee of an Accelrys Corporation under the Parent Option Plans commensurate with his or her position with such Accelrys Corporation and consistent with past practices; provided that such Parent Equity Awards: (aa) if in the form of Parent Option, shall have an exercise price equal to the fair market value of the Parent Common Stock covered by such options determined as of the time of the grant of such options; (bb) shall be granted pursuant to the Parent’s standard form of agreement and in any event shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); (cc) shall contain Parent’s standard vesting schedule; (dd) shall not be “non-plan” options; and (ee) shall be limited such that no single Parent Equity Award represents the right to purchase or receive in excess of 10,000 shares of Parent Common Stock and all such Parent Equity Awards collectively represent the right to purchase or receive not more than 100,000 shares of Parent Common Stock;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding Parent Equity Award, or otherwise modify any of the terms of any outstanding Parent Equity Award or other security or any related Contract;

(iv) amend, terminate or grant any waiver under the Parent Rights Agreement or any standstill agreements (except as permitted in Section 4.4(b));

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)(A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Accelrys Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Accelrys Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract or any other Contract that is material to the Accelrys Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Accelrys Corporations (taken as a whole);

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Accelrys Corporations);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Accelrys Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business and consistent with past practices), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Parent Associate (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with Parent’s customary employee review process, provided that such salary increases may not exceed 10% per Parent Associate or 2% in the aggregate for all Parent Associates; (B) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xiii) hire any employee with annual non-equity compensation, including target bonuses, in excess of $200,000 or promote any employee to the level of Director or above (except in order to fill a position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Accelrys Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Accelrys Corporations of not more than $200,000 in the aggregate;

(xviii) enter into any Contract covering any Parent Associate, or make any payment to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xix) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify;

(xx) terminate the employment of more than 5 Parent Employees during any ninety-day period at any Employment Site of the Accelrys Corporations; or

(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Accelrys Corporations. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4 No Solicitation.

(a) During the Pre-Closing Period, Company shall not, directly or indirectly, and the Company shall use commercially reasonable efforts to ensure that its Subsidiaries and the respective Representatives of the Symyx Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal;

(ii) furnish any information regarding any of the Symyx Corporations to any Person in connection with or in response to any Company Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person relating to, or that prior to such discussions or negotiations would reasonably be expected to give rise to, any Company Acquisition Proposal;

(iv) approve, endorse or recommend any Company Acquisition Proposal; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.4(a) shall not prohibit the Company from furnishing information regarding the Symyx Corporations to, or entering into discussions and negotiations with, any Person if: (A) the Company shall have received from such Person a bona fide Company Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Company Board determines in good faith is, or would reasonably be expected to result in, a Company Superior Offer (and such proposal has not been withdrawn); (B) such Company Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(a); (C) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; (D) at least four business days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (E) at least four business days prior to furnishing any information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent or Made Available to Parent). Without limiting the foregoing, any violation of the restrictions contained in this Section 4.4(a) by any Subsidiary or Representative of the Company shall be deemed a breach of this Section 4.4(a) by the Company.

(b) During the Pre-Closing Period, Parent shall not, directly or indirectly, and Parent shall use commercially reasonable efforts to ensure that its Subsidiaries and the respective Representatives of the Accelrys Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Parent Acquisition Proposal;

(ii) furnish any information regarding any of the Accelrys Corporations to any Person in connection with or in response to any Parent Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person relating to, or that prior to such discussions or negotiations would reasonably be expected to give rise to, any Parent Acquisition Proposal;

(iv) approve, endorse or recommend any Parent Acquisition Proposal; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction;

provided, however, that prior to the approval of the Parent Proposals (as defined in Section 5.3(a)) by the Required Parent Stockholder Vote, this Section 4.4(b) shall not prohibit Parent from furnishing information regarding the Accelrys Corporations to, or entering into discussions and negotiations with, any Person if: (A) the Parent shall have received from such Person a bona fide Parent Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to result in, a Parent Superior Offer (and such proposal has not been withdrawn); (B) such Parent Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4(b); (C) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law; (D) at least four business days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (E) at least four business days prior to furnishing any information to such Person, Parent furnishes such information to the Company (to the extent such information has not been previously furnished by Parent to the Company or Made Available to the Company). Without limiting the foregoing, any violation of the restrictions contained in this Section 4.4(b) by any Subsidiary or Representative of Parent shall be deemed a breach of this Section 4.4(b) by Parent.

(c) During the Pre-Closing Period, the Company shall promptly (and in no event later than 24 hours) after receipt of any Company Acquisition Proposal: (i) advise Parent orally and in writing of any such Company Acquisition Proposal (including the identity of the Person making or submitting such Company

Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and (ii) provide to Parent a copy of any written Company Acquisition Proposal and a copy of all written materials (including copies of any written materials received via e-mail or other electronic medium) received by the Company in connection with such Company Acquisition Proposal. The Company shall keep Parent reasonably informed with respect to: (A) the status of any such Company Acquisition Proposal, and (B) the status and terms of any material modification or proposed material modification thereto. The Company shall provide Parent with 48 hours prior notice (or such lesser notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Acquisition Proposal.

(d) During the Pre-Closing Period, Parent shall promptly (and in no event later than 24 hours) after receipt of any Parent Acquisition Proposal: (i) advise the Company orally and in writing of any such Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and (ii) provide to the Company a copy of any written Parent Acquisition Proposal and a copy of all written materials (including copies of any written materials received via e-mail or other electronic medium) received by Parent in connection with such Parent Acquisition Proposal. Parent shall keep the Company reasonably informed with respect to: (A) the status of any such Parent Acquisition Proposal, and (B) the status and terms of any material modification or proposed material modification thereto. Parent shall provide the Company with 48 hours prior notice (or such lesser notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which the Parent Board is reasonably expected to consider any Parent Acquisition Proposal.

(e) The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Company Acquisition Proposal.

(f) Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Parent Acquisition Proposal.

(g) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company may after consultation with Parent adjourn or postpone the Company’s Stockholders’ Meeting only: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not, directly or indirectly, be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after a Company Acquisition Proposal is publicly announced, a press release announcing its opposition to such Company Acquisition Proposal; or (D) recommend, adopt or approve a Company Acquisition Proposal; or (iv) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii),” “(iii)” and “(iv)” being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i) if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the Company Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited Company Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within four business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Company Acquisition Proposal is a Company Superior Offer; (E) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such four business day period, such Company Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, a failure to make a Company Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.2(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Symyx Corporation or any Representative of any Symyx Corporation nor reasonably foreseeable to any Symyx Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); provided, however, that (1) in no event shall the receipt, existence of or terms of a Company Acquisition Proposal or a Company Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Company Intervening Event and (2) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of any Accelrys Corporation, constitute a Company Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Parent Material Adverse Effect; (B) at least four business days prior to any meeting of the Company Board at which the Company Board will consider whether such Company Intervening Event requires the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, a failure to make a Company Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law.

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

5.3 Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on proposals to approve (A) the issuance of shares of Parent Common Stock in the Merger; and (B) an amendment to Parent’s certificate of incorporation to increase the number of shares of Parent Common Stock authorized for issuance under the Parent’s certificate of incorporation from 60,000,000 shares to 100,000,000 shares (the “Parent’s Amendment Certificate” and together with the proposal set forth in clause “(A)” the “Parent Proposals”); and (ii) shall submit such Parent Proposals to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company; provided, however, that Parent may submit the Other Parent Proposals to its stockholders at the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent, in consultation with the Company shall set a record date for persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held on the same date this Agreement would be submitted to the Company’s stockholders for adoption at the Company Stockholders’ Meeting (or, to the extent that Parent and the Company agree, as promptly as practicable thereafter). Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent may after consultation with the Company adjourn or postpone the Parent Stockholders’ Meeting only: (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable law is timely provided to Parent’s stockholders; (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the Parent Proposals.

(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Proposals (the recommendation of the Parent Board that Parent’s stockholders vote to approve the Parent Proposals being referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not, directly or indirectly, be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within ten business days after a Parent Acquisition Proposal is publicly announced, a press release announcing its opposition to such Parent Acquisition Proposal; or (D) recommend, adopt or approve a Parent Acquisition Proposal; or (iv) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii),” “(iii)” and “(iv)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if: (A) Parent has not breached its obligations under Section 4.4(b) in connection with the Parent Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited Parent Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within four business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Parent Acquisition Proposal is a Parent Superior Offer; (E) during such four business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Parent Acquisition Proposal that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such four business day period, such Parent Acquisition Proposal has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, a failure to make a Parent Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.3(c), a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to any Accelrys Corporation or any Representative of any Accelrys Corporation nor reasonably foreseeable to any Accelrys Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “ Parent Intervening Event”); provided, however, that (1) in no event shall the receipt, existence of or terms of a Parent Acquisition Proposal or a Parent Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Parent Intervening Event and (2) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of any Symyx Corporation, constitute a Parent Intervening Event, unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Company Material Adverse Effect; (B) at least four business days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Parent Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (D) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law.

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

5.4 Stock Options and Company ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the Contract by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company

Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) Parent shall file with the SEC, no later than 30 days after the Closing Date, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a).

(c) At the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans. If Parent elects to assume any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan.

(d) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.4.

(e) Prior to the Designated Date, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) under the Company ESPP to be terminated as of the last business day prior to the Closing Date (the last business day prior to the Closing Date being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period (or similar period) or purchase period shall commence under the Company ESPP after the date of this Agreement; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Designated Date (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

5.5 Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Symyx Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Symyx Corporations prior to the Effective Time.

(b) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. No provision in this Agreement shall modify or amend any other agreement, plan, program of document (including any Company Employee Plan or Company Option Plan) unless this Agreement explicitly states that agreement, plan, program of document (including any Company Employee Plan or Company Option Plan) shall be so modified or amended. Except for Company Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. No Parent Associate shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested in writing by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the Designated Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take, prior to the Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for benefit accrual purposes), in any such Parent Benefit Plan. In addition, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plans in which such Continuing Employees may be eligible to participate after the Effective Time.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Symyx Corporations do not, communicate with any employees of the Symyx Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

5.6 Indemnification of Officers and Directors.

(a) Company Indemnified Person.

(i) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Company Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(iv) of the Company Disclosure Schedule, shall survive the Merger and be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective.

(ii) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of $848,000 (the “Company Maximum Premium”). In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

(b) This Section 5.6 is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their successors and assigns, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that the Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Parent (as the case may be) honor the indemnification obligations set forth in this Section 5.6.

5.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 days) after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to any Antitrust Laws (including the HSR Act) (the “Antitrust Filings”); and (ii) supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements, including the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(b) Subject to Section 5.7(c), Parent and the Company shall each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use best reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. The Company and Parent shall each furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party (including any Governmental Body) or any other information supplied by such party to a third party in connection with this Agreement and the other Contemplated Transactions.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent, Merger Sub or the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets.

5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Symyx Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Market if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal, Company Superior Offer or Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Parent Acquisition Proposal, Parent Superior Offer or Parent Change in Recommendation.

5.9 Tax Matters. Prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward Kronish LLP and to Paul, Hastings, Janofsky & Walker LLP tax representation letters in customary form. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish LLP and to Paul, Hastings, Janofsky & Walker LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.9: (a) Parent shall use commercially reasonable efforts to cause Paul, Hastings, Janofsky & Walker LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time.

5.11 Resignation of Officers and Directors. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Symyx Corporations.

5.12 Board of Directors of the Combined Company; Management of the Combined Company.

(a) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the following members, each to be in the class identified below and to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal: (a) Class I directors shall consist of Jeffrey Rodeck, Larry Ferguson and Steven Goldby; (b) Class II directors shall consist of Max Carnecchia, Christopher Steffen and Timothy Harkness; and (c) Class III shall consist of Ken Coleman, Ricardo Levy, Chris van Ingen and Bruce Pasternack.

(b) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, Max Carnecchia shall be the Chief Executive Officer of Parent and Michael Piraino shall be the Senior Vice President and Chief Financial Officer of Parent.

5.13 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock

(including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options and/or restricted stock units to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.14 Affiliates. The Company shall deliver to Parent a letter identifying all known “affiliates” of the Company pursuant to Rule 145 of the Securities Act, and thereafter the Company shall use its commercially reasonable efforts to obtain a written agreement, in form and substance reasonably satisfactory to Parent, from each Person who may be so deemed as soon as practicable, and in any event within 30 days prior to the Closing.

5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

6.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote; and

(b) The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

6.5 Documents. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a legal opinion of Paul, Hastings, Janofsky & Walker LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Paul, Hastings, Janofsky & Walker LLP may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Paul, Hastings, Janofsky & Walker LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish LLP renders such opinion to Parent); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), 6.6, 6.10 and 6.11 have been duly satisfied.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Company Material Adverse Effect.

6.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect).

6.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transaction and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of any of the Symyx Corporations; (d) seeking to compel any of the Symyx Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Symyx Corporations.

6.11 Current SEC Reports. The Company shall have filed all statements, reports, schedules, forms, exhibits, and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since the date of this Agreement.

6.12 FIRPTA Matters. The Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasure Regulations certifying the interests in the Company are not U.S. real property interests.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote; and

(b) The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

7.5 Documents. The Company shall have received the following documents:

(a) a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward Kronish LLP may rely upon the tax representation letters referred to in Section 5.9; and (ii) if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Paul, Hastings, Janofsky & Walker LLP renders such opinion to the Company); and

(b) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b), 7.6, 7.10 and 7.11 have been duly satisfied.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Parent Material Adverse Effect.

7.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect).

7.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10 No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated

Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Symyx Corporations to own any of the material assets or materially limit the operation of the business of any of the Symyx Corporations; (d) seeking to compel any of the Symyx Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Symyx Corporations.

7.11 Current SEC Reports. Parent shall have filed all statements, reports, schedules, forms and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since the date of this Agreement.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2010 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Proposals; and (ii) any of the Parent Proposals shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the Parent Proposals approved by the Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case, such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company within 45 days of the date Parent gives the Company notice of such inaccuracy or breach and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(i) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case, such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by within 45 days of the date the Company gives Parent notice of such inaccuracy or breach and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable antitrust or competition Legal Requirement.

(b) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by Parent or the Company pursuant to Section 8.1(d), and in the case of clause “(ii)” of this sentence either: (A) (1) at or prior to the time of the termination of this Agreement a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (2) on or prior to the first anniversary of such termination of this Agreement, either: (x) a Company Acquisition Transaction is consummated; or (y) a definitive agreement relating to a Company Acquisition Transaction is entered into by a Symyx Corporation, or (B) a Company Triggering Event shall have occurred prior to the date of termination, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $7,500,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)” or “(ii)(B)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)(A)” of the preceding sentence, within two business days after the first to occur of the consummation of the Company Acquisition Transaction or the entering into by a Symyx Corporation of the definitive agreement related thereto.

If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of Parent’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(b), if any.

(c) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); or (ii) by Parent or the Company pursuant to Section 8.1(e), and in the case of clause “(ii)” of this sentence either: (A) (1) at or prior to the time of the termination of this Agreement a Parent Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (2) on or prior to the first anniversary of such termination of this Agreement, either: (x) a Parent Acquisition Transaction is consummated; or (y) a definitive agreement relating to a Parent Acquisition Transaction is entered into by an Accelrys Corporation, or (B) a Parent Triggering Event shall have occurred prior to the date of termination, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $7,500,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)” or “(ii)(B)” of the preceding sentence, within two business days after termination of this Agreement; and (y) in the case of clause “(ii)(A)” of the preceding sentence, within two business days after the first to occur of the consummation of the Parent Acquisition Transaction or the entering into by an Accelrys Corporation of the definitive agreement related thereto.

If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e), then Parent shall pay to the Company in cash within two business days after the termination of this Agreement the amount of $1,000,000 in respect of the Company’s expenses in connection with this Agreement, which shall be credited against the fees payable pursuant to this Section 8.3(c), if any.

(d) Any fee due under this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving party to the paying party. If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Proposals by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the Parent Proposals by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Attention: David R. Mersten, Esq.

Facsimile: (858) 799-5107

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive

12th Floor

San Diego, CA 92121

Attention: Carl R. Sanchez

Facsimile: (858) 458-3130

if to the Company:

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, CA 95051 fax

Attention: Rex Jackson

Facsimile: (408) 773-4075

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Timothy J. Moore and Barbara Borden

Facsimile: (650) 849-7400

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ACCELRYS, INC.

By:	/s/ Max Carnecchia
Name:	Max Carnecchia
Title:	President & Chief Executive Officer

ALTO MERGER SUB, INC.

By:	/s/ Max Carnecchia
Name:	Max Carnecchia
Title:	President & Chief Executive Officer

SYMYX TECHNOLOGIES, INC.

By:	/s/ Isy Goldwasser
Name:	Isy Goldwasser
Title:	Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accelrys Corporations. “Accelrys Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

Active Company Product. “Active Company Product” shall mean any Company Product except for each of the following: (a) each Company Product relating solely to the HPR Business; and (b) each Company Product and each Company Product Software that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Company Product or Company Product Software is not material to the Company’s business as conducted immediately prior to the Effective Time.

Active Company Product Software. “Active Company Product Software” shall mean any Company Product Software except for each of the following: (a) each Company Product Software relating solely to the HPR Business; and (b) each Company Product Software that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Company Product Software is not material to the Company’s business as conducted immediately prior to the Effective Time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Acquisition Proposal. “Company Acquisition Proposal” shall mean any inquiry, indication of interest, request for nonpublic, information offer or proposal (other than any of the foregoing made or submitted by Parent or Merger Sub) contemplating or otherwise relating to or that would reasonably be expected to lead to any Company Acquisition Transaction.

Company Acquisition Transaction. “Company Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (iii) in which the Company or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company or any of its Subsidiaries; or

(c) any liquidation or dissolution of the Company or any of its Subsidiaries.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Symyx Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder; for the avoidance of doubt Freeslate, Inc. (formerly known as HPR Global, Inc.) shall not be considered a Company Affiliate.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Symyx Corporations or any Company Affiliate.

Company Audited Balance Sheet. “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Symyx Corporations is a party; (b) by which any of the Symyx Corporations or any Company IP or any other asset of any of the Symyx Corporations is or may become bound or under which any of the Symyx Corporations has, or may become subject to, any obligation; or (c) under which any of the Symyx Corporations has or may acquire any right or interest.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c), 2.3(e), 2.21, 2.22, 2.23 and 2.26.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee of any of the Symyx Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Symyx Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Symyx Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan. “Company Employee Plan” shall mean each plan, program, policy, practice or Contract (including any Company Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, participated in, established by, sponsored, or required to be maintained or contributed to, participated in, established by, sponsored, by any of the Symyx Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Symyx Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company Foreign Plan. “Company Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Symyx Corporation mandated by a Governmental Body outside the

United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Active Company Products and all Intellectual Property Rights in or to Active Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Symyx Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, except for each Intellectual Property Rights and Intellectual Property: (i) relating solely to the HPR Business; and (ii) that was sold to Freeslate pursuant to the HPR Transaction Agreements to the extent such Intellectual Property Rights and Intellectual Property are not material to the Company’s business as conducted immediately prior to the Effective Time.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Symyx Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Symyx Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Symyx Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v)” or “(vii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv)” or “(vi)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or to exercise its rights under the Agreement or any of the Company Stockholder Voting Agreements.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 2007 Stock Incentive Plan; (b) 2003 IntelliChem Option Plan, as amended; (c) the Company’s 2001 Nonstatutory Stock Option Plan; (d) 2000 Synthematix Equity Plan; and (e) the Company’s 1997 Stock Plan, as amended.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not ERISA is applicable to such plan); or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, offered, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Symyx Corporation since January 1, 2008 period preceding the date of this Agreement or for which any Symyx Corporation has any support or maintenance obligations; or (b) currently under development by or for any Symyx Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by a Symyx Corporation or licensed to a Symyx Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Symyx Corporations or otherwise used by any of the Symyx Corporations, including the Company Product Software, but excluding any Intellectual Property relating to or used in the HPR Business.

Company Superior Offer. “Company Superior Offer” shall mean a bona fide written Company Acquisition Proposal made by a third party, that is determined by the Company Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal, including the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger determined on a basis of long-term value; provided, however, that for purposes of this definition of “Company Superior Offer,” the defined term “Company Acquisition Proposal” shall have the meaning assigned to such term herein, except that all references to “15%” contained in the definition of “Company Acquisition Transaction” when it is used in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%.”

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is advisable to, and in the best interests of, the Company’s stockholders; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 10 business days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Company Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) a Company Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Company Acquisition Proposal within 10 business days after such Company Acquisition Proposal is announced; or (h) the Company shall have breached in any material respect any material provision of Section 4.4(a) or Section 5.2 of the Agreement.

Company Warrant. “Company Warrant” shall mean each warrant to purchase shares of Company Common Stock (or exercisable for cash).

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain letter agreement, dated as of April 16, 2009, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements, the Rights Agreement Amendment and the Parent Stockholder Voting Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Employment Site. “Employment Site” with respect to an Entity, shall mean each of the following: (a) each site of employment; or (b) one or more facilities or operating units within any site of employment or facility of such Entity.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Freeslate. “Freeslate” shall mean Freeslate, Inc. (formerly HPR Global, Inc.).

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market).

HPR Agreement. “HPR Agreement” shall mean that certain Asset Purchase Agreement, dated as of February 11, 2010, by and among Freeslate, the Company and Symyx Solutions, Inc. (“Symyx Solutions”).

HPR Business. “HPR Business” shall mean the business referred to as Symyx HPR in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the HPR tools business and contract research services operations.

HPR Transaction Agreements. “HPR Transaction Agreements” shall mean the following (referred to collectively): (a) that certain Software License, Services and Co-Marketing Agreement, dated March 1, 2010, by and between Symyx Solutions and Freeslate; (b) that certain Technology License Agreement, dated February 11, 2010 by and between Symyx Solutions and Freeslate; and (c) the HPR Agreement.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material Made Available by the Company: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Data Site in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel in writing that such document was uploaded into the virtual data room); and (ii) Parent and Parent’s Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with RR Donnelley in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel in writing that such document was uploaded into the virtual data room); and (ii) the Company and the Company’s Representatives had access to such information, document or material throughout such period of time.

Materials of Environmental Concern. “Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Parent Proposals. “Other Parent Proposals” shall mean: (a) a proposal for the election of directors whose terms are expiring; and (b) ratification of the selection of Parent’s independent registered public accounting firm.

Parent Acquisition Proposal. “Parent Acquisition Proposal” shall mean any inquiry, indication of interest, request for nonpublic information, offer or proposal (other than any of the foregoing made or submitted by the Company) contemplating or otherwise relating to or that would reasonably be expected to lead to any Parent Acquisition Transaction.

Parent Acquisition Transaction. “Parent Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which Parent or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Parent or any of its Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries; or (iii) in which Parent or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Parent or any of its Subsidiaries; or

(c) any liquidation or dissolution of Parent or any of its Subsidiaries.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Accelrys Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Accelrys Corporations or any Parent Affiliate.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Accelrys Corporations is a party; (b) by which any of the Accelrys Corporations or any Company IP or any other asset of any of the Accelrys Corporations is or may become bound or under which any of the Accelrys Corporations has, or may become subject to, any obligation; or (c) under which any of the Accelrys Corporations has or may acquire any right or interest.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Parent.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a), 3.3(c), 3.3(d), 3.3(f), 3.21, 3.22, 3.23, 3.26, 3.27 and 3.28.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or any other employee of any of the Accelrys Corporations.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Accelrys Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Accelrys Corporation or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract (including any Parent Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Accelrys Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Accelrys Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Equity Award. “Parent Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Parent Common Stock.

Parent ESPP. “Parent ESPP” shall mean Parent’s 2005 Employee Stock Purchase Plan.

Parent Foreign Plan. “Parent Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Accelrys Corporation mandated by a Governmental Body outside the United States; (b) Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Parent Employee Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside the United States.

Parent IP. “Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Accelrys Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Accelrys Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Accelrys Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Accelrys Corporations taken as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that , except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v)” or “(vi)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv)” or “(vi)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); or (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; or (b) the ability of Parent to consummate the Merger or to perform any of its obligations under the Agreement.

Parent Material Contract. “Parent Material Contract” shall have the meaning assigned to such term in Section 3.

Parent Option Plans. “Parent Option Plans” shall mean: (a) Parent’s 1994 Incentive Stock Plan, as amended; (b) Parent’s 1995 Director Option Plan, as amended; (c) Parent’s 2000 Stock Option Plan, (d) Parent’s 2004 New Hire Equity Incentive Plan; and (e) Parent’s 2004 Stock Incentive Plan, as amended.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not ERISA is applicable to such plan); or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $0.0001 par value per share, of the Parent.

Parent Product. “Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, offered, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Accelrys Corporation since January 1, 2008 period preceding the date of this Agreement or for which any Accelrys Corporation has any support or maintenance obligations; or (b) currently under development by or for any Accelrys Corporation (whether or not in collaboration with another Person).

Parent Product Software. “Parent Product Software” shall mean any software (regardless of whether such software is owned by an Accelrys Corporation or licensed to an Accelrys Corporation by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

Parent Rights Agreement. “Parent Rights Agreement” shall mean the Preferred Stock Rights Agreement, dated as of September 6, 2002, between the Parent and American Stock Transfer & Trust Company, as Rights Agent (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock).

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Option Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Source Code. “Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Accelrys Corporations or otherwise used by any of the Accelrys Corporations, including the Company Product Software.

Parent Superior Offer. “Parent Superior Offer” shall mean a bona fide written Parent Acquisition Proposal made by a third party, that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal, including the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Merger determined on a basis of long-term value; provided, however, that for purposes of this definition of “Parent Superior Offer,” the defined term “Parent Acquisition Proposal” shall have the meaning assigned to such term herein, except that all references to “15%” contained in the definition of “Parent Acquisition Transaction” when it is used in the definition of Parent Acquisition Proposal shall be deemed to be a reference to “50%.”

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the Parent Proposals, or shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the Parent Board has determined and believes that the Parent Proposals are advisable to, and in the best interests of, the Parent’s stockholders; (c) the Parent Board fails to reaffirm the Parent Board Recommendation, or fails to reaffirm its determination that the Parent Proposals are in the best interests of Parent’s stockholders, within 10 business days after the Company requests in writing that such recommendation or determination be reaffirmed; (d) the Parent Board shall have approved, endorsed or recommended any Parent Acquisition Proposal; (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Parent Acquisition Proposal; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within 10 business days after such Parent Acquisition Proposal is announced; or (h) Parent shall have breached in any material respect any material provision of Section 4.4(b) or Section 5.3 of the Agreement.

Parent Unaudited Balance Sheet. “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2009 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.

Parent Warrant. “Parent Warrant” shall mean each warrant to purchase shares of Parent Common Stock (or exercisable for cash).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Symyx Corporations. “Symyx Corporations” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), tariff, customs duty, and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYMYX TECHNOLOGIES, INC.

I.

The name of this corporation is SYMYX TECHNOLOGIES, INC.

II.

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is One Thousand (1,000), each having a par value of one-tenth of one cent ($0.001).

V.

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

VI.

A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law (“CGCL”)) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

OF

SYMYX TECHNOLOGIES, INC.

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date and at such time as the Board of Directors (the “Board”) shall fix each year.

Section 2. Special Meetings

Special meetings of the stockholders may be called at any time, either by the Board or by the Chairman of the Board. The Chairman of the Board shall call a special meeting of the stockholders whenever a request to do so is made in writing by stockholders representing a majority of the shares of the Corporation.

Section 3. Notice of Meetings

Written notice of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting. The notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose for which the meeting is called.

Whenever any notice is required to be given to the stockholders, a waiver thereof, in writing, signed by the stockholder entitled to such notice, whether signed before or after the time stated therein, shall be equivalent to the giving of the notice.

Section 4. Quorum

At any meeting of the stockholders, the holders of a majority of all of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

Section 5. Voting Procedure

If the object of a meeting is to elect directors or take a vote of the stockholders on any proposition, the Secretary shall receive and canvass the votes given at such meeting and report the result of the meeting to the Chairman of the Board.

Section 6. Action by Consent

Any action required by these Bylaws or by the applicable state law to be taken at a meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting without prior notice and without vote, if consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and shall be filed with the minutes of meetings of stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Powers of the Directors

The directors shall have and take entire general charge and supervision of the business and affairs of the Corporation. They may appoint one of their members as Chairman of the Board. They may also, by a resolution adopted by a majority of the Board, designate two or more directors to constitute an executive committee. The Chairman of the Board shall be a member of the executive committee.

The Board or the executive committee may appoint such officers and agents as may be necessary in the judgment of the directors or the executive committee. Any officers or agents so appointed shall be removable with or without cause by the Board or by the executive committee. Any vacancy in any office may be filled in the same manner. In the absence or disqualification of any member of the executive committee, the members of the committee present at the meeting and not disqualified from voting may by unanimous vote appoint another member of the Board to act at the meeting in place of the absent or disqualified member.

Unless otherwise directed by the Board of Directors, the Chairman of the Board, or such other officer or agent as the Chairman of the Board or Board of Directors may designate, shall have authority to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders, or with respect to any action of stockholders, of any other corporation in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers that this Corporation may possess by reason of its ownership of securities in any other corporation.

Section 2. Number, Election and Terms of Office

The number of directors shall not be less than one (1) nor more than ten (10), as determined by a majority vote of the total number of directors then serving in office. Each director shall continue in office for a term of one (1) year and until such person’s successor has been elected and qualified.

In the case of the death or the resignation of any director(s) of the Corporation, a majority of the surviving or remaining directors may fill the vacancy (or vacancies) until a successor (or successors) is (are) elected at a stockholders’ meeting.

Section 3. Meetings of the Directors

Regular meetings of the Board shall be held at such place or places, on such date or dates and at such time or times as shall have been established by the Board. A notice of each such regular meeting shall not be required.

Special meetings of the Board may be called by the Chairman of the Board whenever such person may think proper. A special meeting shall be called when a written request is made by at least one-third of the entire Board. Notice of the place, date and time of each such special meeting shall be given by mailing or telephoning such notice to each director at least twenty-four (24) hours before the time named for the meeting.

A majority of the total number of directors shall constitute a quorum for any meeting of the Board. Any action required or permitted, by these Bylaws or applicable state law, at any meeting of the Board of Directors or any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and consents are filed with the minutes of proceedings of the Board or committee.

Section 4. Waiver of Notice

Whenever any notice is required to be given to any director, a waiver thereof in writing, signed by the person entitled to such notice, whether signed before or after the time stated in the notice, shall be equivalent to the giving of such notice.

Attendance of a director at a meeting, or execution by a director of a written consent in lieu thereof, shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5. Committees of the Board

The Board, by a vote of a majority of the total number of directors, may, from time to time, designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board. Each committee may determine procedural rules for the conduct of its meetings and business, and shall act in accordance therewith, unless otherwise provided by the Board of Directors in the resolution establishing the committee.

ARTICLE III

OFFICERS

Section 1. Generally

The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may, from time to time, be appointed by the Board. Officers shall be elected by the Board which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until a successor is elected and qualified or until such officer’s earlier resignation or removal. Any number of offices may be held by the same person.

Section 2. President

The President shall perform such duties as usually pertain to the office and as may be assigned by the Board of Directors of the Corporation.

Section 3. Vice President

Each Vice President shall perform such duties as usually pertain to the office to which appointed and such other duties as may from time to time be assigned.

Section 4. Secretary and Assistant Secretaries

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board. The Secretary shall have general charge over the corporate books.

Each Assistant Secretary shall perform such duties of the Secretary as may from time to time be assigned.

Section 5. Treasurer

The Treasurer shall have the custody of all monies and securities of the Corporation and shall keep regular books of account. The Treasurer shall make such disbursements of the funds of the Corporation as are proper and shall render, from time to time, an account of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurer shall perform such duties of the Treasurer as may from time to time be assigned.

Section 6. Delegation of Authority

The Board may, from time to time, assign or delegate the powers or duties of any officer to any other officers or agents of the Corporation, notwithstanding any provision hereof.

ARTICLE IV

MISCELLANEOUS

Section 1. Indemnification of Directors, Officers and Employees

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or, while such person is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

Section 2. Certificates of Stock

Certificates of stock in the Corporation shall be issued by the Treasurer in the name of the stockholder and shall be signed on behalf of the Corporation by the Chairman of the Board of Directors, or the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on the certificates may be facsimile.

Section 3. Facsimile Signatures

In addition to the provision for the use of facsimile signatures on stock certificates as provided in Section 2 of Article IV, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 4. Fiscal Year

The fiscal year of the Corporation shall be identical with the calendar year.

Section 5. Seal

The Board may provide a suitable seal containing the name of the Corporation, which seal shall be in the charge of the Secretary.

ARTICLE V

AMENDMENTS

These Bylaws may be amended or repealed by the Board or by the stockholders.

Annex B

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 5, 2010, is made and entered into by and between ACCELRYS, INC. (formerly Pharmacopeia, Inc.), a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST CO., as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of September 6, 2002 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger and Reorganization (as it may be amended from time to time, the “Merger Agreement”) with Alto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Symyx Technologies, Inc., a Delaware corporation (“Symyx”), pursuant to which Merger Sub will merge with and into Symyx, the separate corporate existence of Merger Sub will cease and Symyx will survive as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt, among other things, the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 27 of the Rights Agreement provides that, prior to the occurrence of a Distribution Date or Triggering Event, the Company may, without the approval of any holders of certificates representing shares of Common Stock and associated Rights, supplement or amend any provision of the Rights Agreement; (ii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement; and (iii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company is hereby delivering a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement and does not change or increase the Rights Agent’s duties, liabilities, rights or obligations under Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary, neither Symyx Technologies, Inc., a Delaware corporation (“Symyx”), nor any of its stockholders, nor any of their respective Affiliates or Associates, either individually or in any combination, shall be deemed to be or become an “Acquiring Person” by virtue of, or as a result of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger and Reorganization, dated April 5, 2010, by and among the Company, Alto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Symyx (the “Merger Agreement”), (ii) the execution and delivery of the Company Stockholder Voting Agreements (as defined in the Merger Agreement) by and between the Company and certain stockholders of Symyx, or (iii) the performance or consummation of any of the other Contemplated Transactions (as defined in the Merger Agreement), including without limitation, the Merger (the foregoing actions being referred to as the “Permitted Events”).”

(b)	The definition of “Stock Acquisition Date” in Section 1(hh) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of, or as a result of, any Permitted Event or the public announcement thereof.”

(c)	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and no separate Rights Certificate will be issued or issuable, by virtue of, or as the result of, any Permitted Event.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement and does not change or increase the Rights Agent’s duties, liabilities, rights or obligations under the Rights Agreement.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

8. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first written above.

ACCELRYS, INC.

By:	/s/ David R. Mersten
Name:	David R. Mersten
Title:	Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST CO., as Rights Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice President

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of April 5, 2010, by and between SYMYX TECHNOLOGIES, INC., a Delaware corporation (“Symyx”), and              (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Accelrys, Inc., a Delaware corporation (“Parent”).

B. Parent, Alto Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Symyx are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into Symyx (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of Symyx is to be converted into the right to receive 0.7802 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce Symyx to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) increases the Exchange Ratio or (B) materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Parent Common Stock” shall mean the common stock, $0.0001 par value par share, of Parent, including all Rights attached thereto.

(d) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the Voting Period (whether such acquisition is a result of purchases or other transfers of Parent Common Stock to Stockholder or by virtue of a stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares).

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Parent Equity Awards held by Stockholder prior to the Expiration Date.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Symyx, to be bound by all of the terms of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of Parent, unless otherwise directed in writing by Symyx, Stockholder shall cause any issued and outstanding shares of Parent Common Stock Owned by Stockholder as of the record date with respect to such meeting to be voted:

(a) in favor of the approval of each of the Parent Proposals;

(b) against any Parent Acquisition Proposal; and

(c) against any other action, agreement, proposal or transaction involving any of the Accelrys Corporations which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of the preceding sentence.

3.2 PROXY

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Symyx a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Symyx an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. ADDITIONAL COVENANTS OF STOCKHOLDER

4.1 No Solicitation. Stockholder agrees that, during the Voting Period, Stockholder shall not (without limiting any of the other restrictions in this Voting Agreement), directly or indirectly, take or authorize to be taken any action that Parent is prohibited from taking or authorizing to be taken pursuant to Section 4.4 of the Merger Agreement

4.2 Notice of Certain Events. Stockholder agrees to promptly notify Symyx of any development occurring after the date hereof that causes any breach of any of the representations and warranties of Stockholder set forth in Section 5 herein.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Symyx as follows:

5.1 Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Symyx, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

5.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

5.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 6. MISCELLANEOUS

6.1 Stockholder Information. Stockholder hereby agrees to permit Symyx, Parent and Merger Sub to publish and disclose in the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and any other public disclosure that Symyx and Parent mutually determine to be necessary or desirable in connection with the Merger and any other transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of shares of Parent Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Symyx may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

6.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

6.4 Notices. Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Symyx:

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, CA 95051 fax

Attention: Rex Jackson

Facsimile: (408) 773-4075

with a copy to:

Cooley Godward Kronish LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention Timothy J. Moore and Barbara Borden

Facsimile: (650) 849-7400

6.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

6.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

6.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.10 Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.11 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement, the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which Stockholder or Symyx, as the case may be, is to receive notice in accordance with Section 6.4.

6.13 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

6.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

6.15 Waiver. Subject to the remainder of this Section 6.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (c) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of Symyx to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Symyx in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Symyx shall not be deemed to have waived any claim available to Symyx arising out of this Voting Agreement, or any power, right, privilege or remedy of Symyx under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Symyx; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Symyx or Parent, on the other. The existence of any claim or cause of action by Stockholder against Symyx or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Symyx under the Merger Agreement, or any of the rights or remedies of Symyx or any of the obligations of Stockholder under any agreement between Stockholder and Symyx or any certificate or instrument executed by Stockholder in favor of Symyx; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Symyx or any of the obligations of Stockholder under this Voting Agreement.

6.17 Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of Parent (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent).

6.18 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Symyx and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

SYMYX TECHNOLOGIES, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

Proxy

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Accelrys, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Symyx Technologies, Inc., a Delaware corporation (“Symyx”) and Isy Goldwasser, Rex S. Jackson and Charley Haley, solely in their capacities as executive officers of Symyx, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of Parent owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of Parent referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Symyx and the Stockholder (the “Voting Agreement”), and is granted in consideration of Symyx entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Alto Merger Sub, Inc., a wholly-owned subsidiary of Parent, and Symyx (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of Parent, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of Parent:

(a) in favor of the approval of each of the Parent Proposals (as such terms are defined in the Merger Agreement);

(b) against any Parent Acquisition Proposal (as such terms are defined in the Merger Agreement); and

(c) against any other action, agreement, proposal or transaction involving any of the Accelrys Corporations which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Proxy

Dated: April , 2010	STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Proxy

Annex D

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of April 5, 2010, by and between ACCELRYS, INC., a Delaware corporation (“Parent”), and              (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Symyx Technologies, Inc., a Delaware corporation (the “Company”).

B. Parent, Alto Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive 0.7802 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the Exchange Ratio or (B) materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period (whether such acquisition is a result of purchases or other transfers of Company Common Stock to Stockholder or by virtue of a stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares).

(d) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Company Equity Awards held by Stockholder prior to the Expiration Date.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting to be voted:

(a) in favor of the adoption of the Merger Agreement;

(b) against any Company Acquisition Proposal; and

(c) against any other action, agreement, proposal or transaction involving any of the Symyx Corporations which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of the preceding sentence.

3.2 PROXY

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. ADDITIONAL COVENANTS OF STOCKHOLDER

4.1 No Solicitation. Stockholder agrees that, during the Voting Period, Stockholder shall not (without limiting any of the other restrictions in this Voting Agreement), directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 4.4 of the Merger Agreement

4.2 Notice of Certain Events. Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes any breach of any of the representations and warranties of Stockholder set forth in Section 5 herein.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

5.1 Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

5.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

5.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 6. MISCELLANEOUS

6.1 Stockholder Information. Stockholder hereby agrees to permit Parent, the Company and Merger Sub to publish and disclose in the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and any other public disclosure that Parent and the Company mutually determine to be necessary or desirable in connection with the Merger and any other transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

6.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

6.4 Notices. Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Attention: David R. Mersten, Esq.

Facsimile: (858) 799-5107

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, Ste 1200

San Diego, CA 92121

Attention: Carl R. Sanchez

Facsimile: (858) 458-3130

6.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

6.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

6.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.10 Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.11 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement, the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 6.4.

6.13 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

6.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

6.15 Waiver. Subject to the remainder of this Section 6.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (c) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

6.17 Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

6.18 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

ACCELRYS, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

Proxy

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Symyx Technologies, Inc. a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Accelrys, Inc., a Delaware corporation (“Parent”), and Max Carnecchia and Michael A. Piraino, solely in their capacities as executive officers of Parent, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Alto Merger Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of the Company:

(a) in favor of the adoption of the Merger Agreement;

(b) against any Company Acquisition Proposal (as such terms are defined in the Merger Agreement); and

(c) against any other action, agreement, proposal or transaction involving any of the Symyx Corporations which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows]

Proxy

Dated: April 5, 2010	STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Proxy

Annex E

April 4, 2010

Dear Isy:

As we’ve discussed, we view your assistance to be critical to the successful launch of the combination of Accelrys and Symyx. Accordingly, by this letter I am setting forth our agreement (the “Agreement”) regarding your continuing employment role after the closing of the merger (the “Merger”) between our companies (the “Closing”). We’ve agreed to the following:

1)	Subject to and effective upon the Closing, you are resigning from your current position as Chief Executive Officer of Symyx, as a member of its board and from all offices which you currently hold. However, unless earlier terminated by you or Symyx, you will remain employed by Symyx for a period of nine months after the Closing (the “Term”). During the Term you will be available to assist with overall integration, as well as with optimizing benefits from the HPR divestiture and Symyx’s other investments, all as reasonably requested by Max Carnecchia.

2)	During the Term, you will continue to receive your current base salary. You will also continue to remain eligible for benefits at the level at which you are currently earning such benefits. Finally, during the Term, you will receive a guaranteed monthly bonus payment (the “Monthly Bonus”), payable at the rate of 65% of your current monthly base salary.

3)	During the Term, neither Symyx nor Accelrys shall terminate your employment by way of an “Involuntary Termination Without Cause” (as such term is defined in the Symyx Executive Change in Control and Severance Plan (the “Plan”)). If Symyx or Accelrys terminates your employment by way of an Involuntary Termination Without Cause during the Term, in addition to the severance benefits you are entitled to receive pursuant to the Plan (as detailed in Paragraph 6 below), you will also be entitled to receive a lump sum payment equal to your current base salary plus your Monthly Bonus for the time period from your employment termination date until the end of the Term, with such payment to be made in the payroll period after the termination.

4)	We also acknowledge and agree that you will be eligible to receive a bonus pursuant to Symyx’s anticipated 2010 Executive Cash Incentive Plan, which will be calculated based upon the good-faith determination by the Symyx board of directors of your level of achievement relative to your current target bonus amount (65% of current base-salary), pro-rated for the time period from January 1, 2010 to the Closing. We understand and agree that these payments will be made by Symyx immediately prior to the Closing.

5)	Any stock options previously granted to you by Symyx which are assumed in the Merger will continue to vest during the Term in accordance with their terms and the terms of the applicable equity plans (as adjusted per the terms of our Merger agreement). Thereafter, you may continue to exercise any vested stock options (including any options which vest by virtue of the terms of the Plan), during a period which shall be the greater of (i) twenty-four months from the date of the Closing or (ii) fifteen months from the date upon which your employment terminates, but in no event shall such exercise period exceed the term of each such option. The terms set forth in this Paragraph 5 are in addition to any equity vesting acceleration that may be triggered by the Merger under any other equity agreement or plan.

6)	We both acknowledge and agree that your employment during the Term will remain governed by the terms of the Plan, as modified by this Agreement. It is agreed that if your employment with Symyx terminates for any reason during or after the Term (including but not limited to a voluntary termination), such termination shall be considered a “Covered Termination” (as such term is defined in the Plan) and, in addition to any other compensation or benefits you are eligible to receive under this Agreement, you shall be entitled to the specific severance benefits set forth in Section 4 of the Plan, subject to Section 5 of the Plan. We both acknowledge and agree that any such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Section 1.409A—l(h) of the regulations thereunder.

7)	During the Term, your current assistant, Alesha Escalante, will remain employed by Symyx and continue to support you.

8)	We also both acknowledge and agree that you remain bound by your existing confidentiality and invention assignment form and that its terms shall apply to both of our combined companies. Finally, we both agree that this Agreement and the Plan supersedes and governs over any additional or contrary understandings regarding the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you to make our combined companies successful.

Sincerely,

/s/ David Mersten
David Mersten Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Isy Goldwasser
Isy Goldwasser

Annex F

April 4, 2010

Dear Rex:

As we’ve discussed, we view your assistance to be critical to the successful launch of the combination of Accelrys and Symyx. Accordingly, by this letter I am setting forth our agreement (the “Agreement”) regarding your continuing employment role after the closing of the merger (the “Merger”) between our companies (the “Closing”). We’ve agreed to the following:

1)	Subject to and effective upon the Closing, you are resigning from your current position as Executive Vice President and Chief Financial Officer of Symyx and from all offices which you currently hold. However, unless earlier terminated by you or Symyx, you will remain employed by Symyx for a period of six months after the Closing (the “Term”). During the Term you will be available to assist with overall integration, focusing on achieving the cost synergies we have been discussing, all as reasonably requested by Michael Piraino.

2)	During the Term, you will continue to receive your current base salary. You will also continue to remain eligible for benefits at the level at which you are currently earning such benefits. Finally, during the Term, you will be eligible to receive a monthly bonus payment (the “Monthly Bonus”), payable at the rate of 65% of your current monthly base salary based upon the good-faith determination by the Accelrys board of directors that you have provided assistance as required.

3)	During the Term, neither Symyx nor Accelrys shall terminate your employment by way of an “Involuntary Termination Without Cause” (as such term is defined in the Symyx Executive Change in Control and Severance Plan (the “Plan”)). If Symyx or Accelrys terminates your employment by way of an Involuntary Termination Without Cause during the Term, in addition to the severance benefits you are entitled to receive pursuant to the Plan (as detailed in Paragraph 6 below), you will also be entitled to receive a lump sum payment equal to your current base salary plus your Monthly Bonus for the time period from your employment termination date until the end of the Term, with such payment to be made in the payroll period after the termination.

4)	We also acknowledge and agree that you will be eligible to receive a bonus pursuant to Symyx’s anticipated 2010 Executive Cash Incentive Plan, which will be calculated based upon the good-faith determination by the Symyx board of directors of your level of achievement relative to your current target bonus amount (65% of current base-salary), pro-rated for the time period from January 1, 2010 to the Closing. We understand and agree that these payments will be made by Symyx immediately prior to the Closing.

5)	Any stock options previously granted to you by Symyx which are assumed in the Merger will continue to vest during the Term in accordance with their terms and the terms of the applicable equity plans (as adjusted per the terms of our Merger agreement). Thereafter, you may continue to exercise any vested stock options (including any options which vest by virtue of the terms of the Plan), during a period which shall be the greater of (i) twenty-one months from the date of the Closing or (ii) fifteen months from the date upon which your employment terminates, but in no event shall such exercise period exceed the term of each such option. The terms set forth in this Paragraph 5 are in addition to any equity vesting acceleration that may be triggered by the Merger under any other equity agreement or plan.

6)	We both acknowledge and agree that your employment during the Term will remain governed by the terms of the Plan, as modified by this Agreement. It is agreed that if your employment with Symyx terminates for any reason during or after the Term (including but not limited to a voluntary termination), such termination shall be considered a “Covered Termination” (as such term is defined in the Plan) and, in addition to any other compensation or benefits you are eligible to receive under this Agreement, you shall be entitled to the specific severance benefits set forth in Section 4 of the Plan, subject to Section 5 of the Plan. We both acknowledge and agree that any such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Section 1.409A—l(h) of the regulations thereunder.

7)	We also both acknowledge and agree that you remain bound by your existing confidentiality and invention assignment form and that its terms shall apply to both of our combined companies. Finally, we both agree that this Agreement and the Plan supersedes and governs over any additional or contrary understandings regarding the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you to make our combined companies successful.

Sincerely,

/s/ David Mersten
David Mersten Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Rex Jackson
Rex Jackson

Annex G

April 4, 2010

Dear Rick:

As we’ve discussed, we view your assistance to be critical to the successful launch of the combination of Accelrys and Symyx. Accordingly, by this letter I am setting forth our agreement (the “Agreement”) regarding your continuing employment role after the closing of the merger (the “Merger”) between our companies (the “Closing”). We’ve agreed to the following:

1)	Subject to and effective upon the Closing, you are resigning from your current position as Senior Vice President, Finance, of Symyx and from all offices which you currently hold. However, unless earlier terminated by you or Symyx, you will remain employed by Symyx for a period of six months after the Closing (the “Term”), During the Term you will be available to assist with overall integration and other tasks, all as reasonably requested by Accelrys.

2)	During the Term, you will continue to receive your current base salary. You will also continue to remain eligible for benefits at the level at which you are currently earning such benefits. Finally, during the Term, you will be eligible to receive a monthly bonus payment (the “Monthly Bonus”), payable at the rate of 40% of your current monthly base salary based upon the good-faith determination by the Accelrys board of directors that you have provided assistance as required.

3)	During the Term, neither Symyx nor Accelrys shall terminate your employment by way of an “Involuntary Termination Without Cause” (as such term is defined in the Symyx Executive Change in Control and Severance Plan (the “Plan”)). If Symyx or Accelrys terminates your employment by way of an Involuntary Termination Without Cause during the Term, in addition to the severance benefits you are entitled to receive pursuant to the Plan (as detailed in Paragraph 6 below), you will also be entitled to receive a lump sum payment equal to your current base salary plus your Monthly Bonus for the time period from your employment termination date until the end of the Term, with such payment to be made in the payroll period after the termination.

4)	We also acknowledge and agree that you will be eligible to receive a bonus pursuant to Symyx’s anticipated 2010 Executive Cash Incentive Plan, which will be calculated based upon the good-faith determination by the Symyx board of directors of your level of achievement relative to your current target bonus amount (40% of current base-salary), pro-rated for the time period from January 1, 2010 to the Closing. We understand and agree that these payments will be made by Symyx immediately prior to the Closing.

5)	Any stock options previously granted to you by Symyx which are assumed in the Merger will continue to vest during the Term in accordance with their terms and the terms of the applicable equity plans (as adjusted per the terms of our Merger agreement).

6)

We both acknowledge and agree that your employment during the Term will remain governed by the terms of the Plan, as modified by this Agreement. It is agreed that if your employment with Symyx terminates for any reason during or after the Term (including but not limited to a voluntary termination), such termination shall be considered a “Covered Termination” (as such term is defined in the Plan) and, in addition to any other compensation or benefits you are eligible to receive under this

Agreement, you shall be entitled to the specific severance benefits set forth in Section 4 of the Plan, subject to Section 5 of the Plan. We both acknowledge and agree that any such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Section 1.409A—l(h) of the regulations thereunder.

7)	We also both acknowledge and agree that you remain bound by your existing confidentiality and invention assignment form and that its terms shall apply to both of our combined companies. Finally, we both agree that this Agreement and the Plan supersedes and governs over any additional or contrary understandings regarding the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you to make our combined companies successful.

Sincerely,

/s/ David Mersten
David Mersten Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Rick Rosenthal
Rick Rosenthal

Annex H

April 4, 2010

Dear Charley:

As we’ve discussed, we view your assistance to be critical to the successful launch of the combination of Accelrys and Symyx. Accordingly, by this letter I am setting forth our agreement (the “Agreement”) regarding your continuing employment role after the closing of the merger (the “Merger”) between our companies (the “Closing”). We’ve agreed to the following:

1)	Subject to and effective upon the Closing, you are resigning from your current position as Senior Vice President and General Counsel of Symyx and from all offices which you currently hold. However, unless earlier terminated by you or Symyx, you will remain employed by Symyx for a period of six months after the Closing (the “Term”), During the Term you will be available to assist with overall integration and other tasks, all as reasonably requested by Accelrys.

2)	During the Term, you will continue to receive your current base salary, You will also continue to remain eligible for benefits at the level at which you are currently earning such benefits. Finally, during the Term, you will be eligible to receive a monthly bonus payment (the “Monthly Bonus”), payable at the rate of 40% of your current monthly base salary based upon the good-faith determination by the Accelrys board of directors that you have provided assistance as required.

3)	During the Term, neither Symyx nor Accelrys shall terminate your employment by way of an “Involuntary Termination Without Cause” (as such term is defined in the Symyx Executive Change in Control and Severance Plan (the “Plan”)). If Symyx or Accelrys terminates your employment by way of an Involuntary Termination Without Cause during the Term, in addition to the severance benefits you are entitled to receive pursuant to the Plan (as detailed in Paragraph 6 below), you will also be entitled to receive a lump sum payment equal to your current base salary plus your Monthly Bonus for the time period from your employment termination date until the end of the Term, with such payment to be made in the payroll period after the termination.

4)	We also acknowledge and agree that you will be eligible to receive a bonus pursuant to Symyx’s anticipated 2010 Executive Cash Incentive Plan, which will be calculated based upon the good-faith determination by the Symyx board of directors of your level of achievement relative to your current target bonus amount (40% of current base-salary), pro-rated for the time period from January 1, 2010 to the Closing. We understand and agree that these payments will be made by Symyx immediately prior to the Closing.

5)	Any stock options previously granted to you by Symyx which are assumed in the Merger will continue to vest during the Term in accordance with their terms and the terms of the applicable equity plans (as adjusted per the terms of our Merger agreement).

6)

We both acknowledge and agree that your employment during the Term will remain governed by the terms of the Plan, as modified by this Agreement. It is agreed that if your employment with Synmyx terminates for any reason during or after the Term (including but not limited to a voluntary termination), such termination shall be considered a “Covered Termination” (as such term is defined in the Plan) and, in addition to any other compensation or benefits you are eligible to receive under this

Agreement, you shall be entitled to the specific severance benefits set forth in Section 4 of the Plan, subject to Section 5 of the Plan. We both acknowledge and agree that any such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Cods of 1986, as amended, and Section 1.409A—l(h) of the regulations thereunder.

7)	We also both acknowledge and agree that you remain bound by your existing confidentiality and invention assignment form and that its terms shall apply to both of our combined companies. Finally, we both agree that this Agreement and the Plan supersedes and governs over any additional or contrary understandings regarding the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you to make our combined companies successful.

Sincerely,

/s/ David Mersten
David Mersten Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Charley Haley
Charley Haley

Annex I

PRIVILEGED AND CONFIDENTIAL

April 4, 2010

The Board of Directors

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Members of the Board:

We understand that Symyx Technologies, Inc. (the “Company”), Accelrys, Inc. (“Parent”), and Alto Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by any wholly-owned subsidiary of the Company or held by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, all of which shares will be canceled and retired and will cease to exist, will be converted into the right to receive 0.7802 of a share of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) as may be adjusted in accordance with the Merger Agreement (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated March 31, 2010 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about Parent and the Company;

(iii)	reviewed certain information furnished to us by Parent’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent, including, among other things, certain cost savings and operating synergies projected by the Parent’s management to result from the Merger (the “Synergies”);

(iv)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(v)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii) and (iii) above;

(vi)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iv) above;

(vii)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed comparable to the Company;

(viii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(ix)	considered the potential pro forma impact of the Merger; and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Parent or the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of Parent and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Parent or the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Parent and the Company have informed us, however, and we have assumed, that such financial forecasts, including Synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Parent and the Company, respectively, as to the future financial performance of Parent and the Company, respectively. We express no opinion as to Parent or the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting Parent or the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to Parent. You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of Parent in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock should vote on the Merger or any matter related thereto. We express no opinion as to the price at which shares of Parent Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Parent’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the consideration to be received by holders of shares of Parent Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by Parent to act as financial advisor to Parent in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of Parent and the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/    Jefferies & Company, Inc.

JEFFERIES & COMPANY, INC.

Annex J

[LETTERHEAD OF UBS SECURITIES LLC]

April 4, 2010

The Board of Directors

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, California 95051

Dear Members of the Board:

We understand that Symyx Technologies, Inc., a Delaware corporation (“Symyx”), is considering a transaction whereby Alto Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Accelrys, Inc. (“Accelrys”), a Delaware corporation, will merge with and into Symyx (the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, an execution version of which was made available to us on April 4, 2010 (the “Agreement”), among Accelrys, Merger Sub and Symyx, each outstanding share of the common stock, par value $0.001 per share, of Symyx (“Symyx Common Stock”) will be converted into the right to receive 0.7802 (the “Exchange Ratio”) of a share of the common stock, par value $0.0001 per share, of Accelrys (“Accelrys Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Symyx Common Stock of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Symyx in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Symyx and Accelrys and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to Symyx or Symyx’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to what the value of Accelrys Common Stock will be when issued pursuant to the Transaction or the prices at which Accelrys Common Stock or Symyx Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the execution version that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Symyx, Accelrys or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a transaction with Symyx from any party.

J-1

The Board of Directors Symyx Technologies, Inc. April 4, 2010 Page 2

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Symyx and Accelrys; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Symyx that were not publicly available, including financial forecasts and estimates prepared by the management of Symyx that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Accelrys that were not publicly available, including financial forecasts and estimates prepared by the management of Accelrys that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the managements of Symyx and Accelrys that were not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with members of the senior managements of Symyx and Accelrys concerning the businesses and financial prospects of Symyx and Accelrys; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Symyx Common Stock and Accelrys Common Stock; (ix) considered certain pro forma effects of the Transaction on the financial statements of Accelrys for years 2010 through 2014 on a calendarized basis and certain pro forma effects of the Transaction relative to the projected earnings per share of Symyx Common Stock for calendar years 2010 through 2014 on a standalone basis; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Symyx or Accelrys, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Symyx and Accelrys as to the future financial performance of Symyx and Accelrys and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Symyx Common Stock.

This opinion is provided for the benefit of the Board of Directors (solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio in the Transaction.

Very truly yours,

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

J-2

Annex K

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ACCELRYS, INC.

The undersigned, David R. Mersten, hereby certifies as follows:

1. He is the duly elected, qualified and acting Senior Vice President General Counsel and Secretary of Accelrys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2. The first paragraph of Article Four of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows: “This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which the corporation is authorized to issue is Two Million (2,000,000) shares, par value $0.0001 per share.”

3. The amendments set forth herein have been duly approved and adopted by the Board of Directors of the Corporation.

4. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute and the Corporation’s Restated Certificate of Incorporation, as amended, were voted in favor of the amendments set forth herein.

5. The amendments set forth herein were duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David R. Mersten, its Senior Vice President General Counsel and Secretary, this              day of             2010.

David R. Mersten Senior Vice President, General Counsel and Secretary

K-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under Section 145 (“Section 145”) of the Delaware General Corporation Law (the “DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

The registrant’s restated certificate of incorporation, as amended (the “Accelrys Certificate”), provides that the registrant shall indemnify the registrant’s officers and directors in each and every situation where the registrant is permitted or empowered under Section 145 to provide for such indemnification. The Accelrys Certificate further provides that the registrant may, in the sole discretion of the registrant’s board of directors, indemnify any other person to the extent the board of directors deems advisable, as permitted by Section 145.

In addition, the Accelrys Certificate provides that the directors of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties to the registrant. This provision in the Accelrys Certificate does not eliminate any director’s duty of loyalty to the registrant or its stockholders or protect any director from liability (i) for acts or omissions not in good faith or involving intentional misconduct or the knowing violation of law, (ii) arising under Section 174 of the DGCL or (iii) for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated bylaws (the “Accelrys Bylaws”) provide that the registrant shall indemnify each of its directors, officers, employees and agents, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

The Accelrys Bylaws also provide that the registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the registrant would have the power, according to the Accelrys Bylaws, to indemnify such person under the DGCL. The registrant currently maintains such insurance.

The registrant has entered into indemnity agreements with each of its directors and officers. Pursuant to these indemnity agreements, the registrant has agreed to indemnify each of its directors and officers to the fullest extent permitted by applicable law and the Accelrys Bylaws, subject to certain exceptions. The registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated April 5, 2010, by and among Accelrys, Inc., Alto Merger Sub, Inc. and Symyx Technologies, Inc. (incorporated by reference to Exhibit 2.1 of Accelrys, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

3.1	Restated Certificate of Incorporation of Pharmacopeia, Inc., as amended (including a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock) (incorporated by reference to Exhibit 3.2 to Accelrys, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005).

Exhibit No.	Description

3.2	Certificate of Amendment of the Restated Certificate of Accelrys, Inc. (incorporated by reference to Exhibit 3.4 to Accelrys, Inc.’s Quarterly Report on From 10-Q for the quarter ended September 30, 2007).

3.3	Form of Certificate of Amendment to the Restated Certificate of Incorporation of Accelrys, Inc. (included as Annex K to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Accelrys, Inc., as amended (incorporated by reference to Exhibit 3.3 to Accelrys, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005).

4.1	Rights Agreement, dated as of September 6, 2002, between Accelrys, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to Accelrys, Inc.’s Current Report on Form 8-K dated September 4, 2002).

4.2	First Amendment to Rights Agreement, dated as of April 5, 2010 (included as Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

5.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being registered.

8.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain federal income tax matters.

8.2**	Opinion of Cooley LLP as to certain federal income tax matters.

10.1	Form of Voting Agreement, dated April 5, 2010, by and between Symyx Technologies, Inc. and the directors and certain executive officers of Accelrys, Inc. (included as Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated April 5, 2010, by and between Accelrys, Inc. and the directors and certain executive officers of Symyx Technologies, Inc. (included as Annex D to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.3	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Isy Goldwasser (included as Annex E to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.4	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Rex Jackson (included as Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.5	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Richard Rosenthal (included as Annex G to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.6	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Charles Haley (included as Annex H to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Accelrys, Inc.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Symyx Technologies, Inc.

Exhibit No.	Description

23.3**	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.1 hereto).

23.4**	Consent of Cooley LLP (included in Exhibit 8.2 hereto).

99.1*	Form of Proxy Card for Annual Meeting of Stockholders of Accelrys, Inc.

99.2*	Form of Proxy Card for Special Meeting of Stockholders of Symyx Technologies, Inc.

99.3*	Consent of Jefferies & Company, Inc.

99.4*	Consent of UBS Securities LLC.

99.5*	Consent of Steven Goldby.

99.6*	Consent of Timothy Harkness.

99.7*	Consent of Bruce Pasternack.

99.8*	Consent of Chris van Ingen.

*	Filed herewith.
**	To be filed by amendment.

Item 22.	Undertakings

A. (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 4, 2010.

ACCELRYS, INC.

By:	/S/ MAX CARNECCHIA
Name:	Max Carnecchia
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael A. Piraino and David R. Mersten and each of them, as attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MAX CARNECCHIA Max Carnecchia	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2010

/S/ MICHAEL A. PIRAINO Michael A. Piraino	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2010

/S/ KENNETH L. COLEMAN Kenneth L. Coleman	Chairman of the Board of Directors	May 4, 2010

/S/ LARRY FERGUSON Larry Ferguson	Director	May 4, 2010

/S/ RICARDO B. LEVY Ricardo B. Levy	Director	May 4, 2010

/S/ JEFFREY RODEK Jeffrey Rodek	Director	May 4, 2010

/S/ CHRISTOPHER J. STEFFEN Christopher J. Steffen	Director	May 4, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated April 5, 2010, by and among Accelrys, Inc., Alto Merger Sub, Inc. and Symyx Technologies, Inc. (incorporated by reference to Exhibit 2.1 of Accelrys, Inc.’s Current Report on Form 8-K filed on April 6, 2010).

3.1	Restated Certificate of Incorporation of Pharmacopeia, Inc., as amended (including a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock) (incorporated by reference to Exhibit 3.2 to Accelrys, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005).

3.2	Certificate of Amendment of the Restated Certificate of Accelrys, Inc. (incorporated by reference to Exhibit 3.4 to Accelrys, Inc.’s Quarterly Report on From 10-Q for the quarter ended September 30, 2007).

3.3	Form of Certificate of Amendment to the Restated Certificate of Incorporation of Accelrys, Inc. (included as Annex K to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Accelrys, Inc., as amended (incorporated by reference to Exhibit 3.3 to Accelrys, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005).

4.1	Rights Agreement, dated as of September 6, 2002, between Accelrys, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to Accelrys, Inc.’s Current Report on Form 8-K dated September 4, 2002).

4.2	First Amendment to Rights Agreement, dated as of April 5, 2010 (included as Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

5.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of the securities being registered.

8.1**	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain federal income tax matters.

8.2**	Opinion of Cooley LLP as to certain federal income tax matters.

10.1	Form of Voting Agreement, dated April 5, 2010, by and between Symyx Technologies, Inc. and the directors and certain executive officers of Accelrys, Inc. (included as Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated April 5, 2010, by and between Accelrys, Inc. and the directors and certain executive officers of Symyx Technologies, Inc. (included as Annex D to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.3	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Isy Goldwasser (included as Annex E to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.4	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Rex Jackson (included as Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

Exhibit No.	Description

10.5	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Richard Rosenthal (included as Annex G to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

10.6	Employment Agreement, dated April 4, 2010, by and between Accelrys, Inc. and Charles Haley (included as Annex H to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm of Accelrys, Inc.

23.2*	Consent of Independent Registered Public Accounting Firm of Symyx Technologies, Inc.

23.3**	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.1 hereto).

23.4**	Consent of Cooley LLP (included in Exhibit 8.2 hereto).

99.1*	Form of Proxy Card for Annual Meeting of Stockholders of Accelrys, Inc.

99.2*	Form of Proxy Card for Special Meeting of Stockholders of Symyx Technologies, Inc.

99.3*	Consent of Jefferies & Company, Inc.

99.4*	Consent of UBS Securities LLC.

99.5*	Consent of Steven Goldby.

99.6*	Consent of Timothy Harkness.

99.7*	Consent of Bruce Pasternack.

99.8*	Consent of Chris van Ingen.

*	Filed herewith.

**	To be filed by amendment.